Exhibit T3E-1

UNITED STATES BANKRUPTCY COURT

DISTRICT OF NEW JERSEY

Robert A. Klyman

LATHAM & WATKINS LLP

633 West Fifth Street, Suite 4000

Los Angeles, CA 90071-2007

Email: robert.klyman@lw.com

Mark A. Broude

John W. Weiss (JW 5164)

LATHAM & WATKINS LLP

885 Third Avenue, Suite 1000

New York, NY 10022-4802

Email: mark.broude@lw.com

    john.weiss@lw.com

-and-

Charles A. Stanziale, Jr. (CS 1227)
Jeffrey T. Testa (JT 1127)
SCHWARTZ, TOBIA & STANZIALE
Kip’s Castle
22 Crestmont Road	Chapter 11
Montclair, NJ 07042
Email: cstanziale@kipslaw.com	(Jointly Administered)

Counsel for Debtors and Debtors-in-Possession	Case Nos.:	04-46898-All
through 04-46925-All

In Re:	Confirmation Hearing

THCR/LP CORPORATION, et al.,	Date:	April 5, 2005

Debtors.	Time:	10:00 a.m.

	Judge:	The Honorable Judith H. Wizmur

DISCLOSURE STATEMENT ACCOMPANYING AMENDED JOINT PLAN OF

REORGANIZATION DATED AS OF FEBRUARY 14, 2005

UNITED STATES BANKRUPTCY COURT

DISTRICT OF NEW JERSEY

Caption in Compliance with D.N.J. LBR 9004-2(c)

Robert A. Klyman

LATHAM & WATKINS LLP

633 West Fifth Street, Suite 4000

Los Angeles, CA 90071-2007

Email: robert.klyman@lw.com

Mark A. Broude

John W. Weiss (JW 5164)

LATHAM & WATKINS LLP

885 Third Avenue, Suite 1000

New York, NY 10022-4802

Email: mark.broude@lw.com

    john.weiss@lw.com

-and-

Charles A. Stanziale, Jr. (CS 1227)
Jeffrey T. Testa (JT 1127)
SCHWARTZ, TOBIA & STANZIALE
Kip’s Castle	Chapter 11
22 Crestmont Road
Montclair, NJ 07042	(Jointly Administered)
Email: cstanziale@kipslaw.com
	Case Nos.:	04-46898-All
Counsel for		through 04-46925-All
Debtors and Debtors-in-Possession
Confirmation Hearing
	Date:	April 5, 2005
	Time:	10:00 a.m.

	Judge:	The Honorable
Judith H. Wizmur
In Re: THCR/LP CORPORATION, et al., Debtors.	DISCLOSURE STATEMENT ACCOMPANYING AMENDED JOINT PLAN OF REORGANIZATION DATED AS OF FEBRUARY 14, 2005

DISCLAIMER

THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF NEW JERSEY HAS APPROVED THIS DISCLOSURE STATEMENT FOR THE PLAN OF REORGANIZATION OF THCR/LP CORPORATION AND ITS AFFILIATED DEBTORS. THE APPROVAL OF THIS DISCLOSURE STATEMENT MEANS THAT THE BANKRUPTCY COURT HAS FOUND THAT THIS DISCLOSURE STATEMENT CONTAINS ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125 OF THE UNITED STATES BANKRUPTCY CODE. SUCH APPROVAL DOES NOT CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT ON THE MERITS OF THE PLAN OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

ALL HOLDERS OF CLAIMS AND INTERESTS AND OTHER PARTIES-IN-INTEREST ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE ACCOMPANYING PLAN OF REORGANIZATION IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, THE EXHIBITS ANNEXED HERETO AND THERETO AND OTHER DOCUMENTS REFERENCED AS FILED OR TO BE FILED WITH THE BANKRUPTCY COURT PRIOR TO, CONCURRENT WITH OR SUBSEQUENT TO THE FILING OF THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OF ANY OF THE DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSES FOR WHICH THEY WERE PREPARED.

THIS DISCLOSURE STATEMENT CONTAINS CERTAIN PROJECTED FINANCIAL INFORMATION RELATING TO THE REORGANIZED DEBTORS, AS WELL AS CERTAIN OTHER STATEMENTS THAT CONSTITUTE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE FEDERAL PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH PROJECTIONS AND STATEMENTS ARE BASED ON CERTAIN ESTIMATES AND ASSUMPTIONS MADE BY, AND ON INFORMATION AVAILABLE TO, THE DEBTORS. WHEN USED IN THIS DOCUMENT, THE WORDS “ANTICIPATE,” “BELIEVE,” “ESTIMATE,” “EXPECT,” “INTEND,” “PLAN,” “PROJECT,” “FORECAST,” “MAY,” “PREDICT,” “TARGET,” “POTENTIAL,” “PROPOSED,” “CONTEMPLATED,” “WILL,” “SHOULD,” “COULD,” “WOULD” AND SIMILAR EXPRESSIONS, AS THEY RELATE TO THE DEBTORS, THE REORGANIZED DEBTORS AND THEIR MANAGEMENT, ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THE DEBTORS INTEND FOR SUCH FORWARD-LOOKING STATEMENTS TO BE COVERED BY THE SAFE HARBOR PROVISIONS FOR

FORWARD-LOOKING STATEMENTS CONTAINED IN THE FEDERAL PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AND THE DEBTORS SET FORTH THIS STATEMENT AND THE RISK FACTORS CONTAINED IN EXHIBIT B HERETO IN ORDER TO COMPLY WITH SUCH SAFE HARBOR PROVISIONS. SUCH PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS REFLECT THE CURRENT VIEWS OF THE DEBTORS AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS. MANY FACTORS COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE DEBTORS AND THE REORGANIZED DEBTORS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS THAT MAY BE EXPRESSED OR IMPLIED BY SUCH PROJECTED FINANCIAL INFORMATION AND FORWARD-LOOKING STATEMENTS, INCLUDING, BUT NOT LIMITED TO, THE RISKS DISCUSSED IN EXHIBIT B TO THIS DISCLOSURE STATEMENT ENTITLED “RISK FACTORS” AND RISKS, UNCERTAINTIES AND OTHER FACTORS DISCUSSED FROM TIME TO TIME IN FILINGS MADE BY CERTAIN OF THE DEBTORS WITH THE SEC AND OTHER REGULATORY AUTHORITIES. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD ASSUMPTIONS UNDERLYING THE PROJECTED FINANCIAL INFORMATION OR OTHER FORWARD-LOOKING STATEMENTS PROVE INCORRECT, ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE DESCRIBED HEREIN AS ANTICIPATED, BELIEVED, ESTIMATED OR EXPECTED. THE DEBTORS DO NOT INTEND, AND DO NOT ASSUME ANY DUTY OR OBLIGATION, TO UPDATE OR REVISE THESE FORWARD-LOOKING STATEMENTS, WHETHER AS THE RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE, EXCEPT AS OTHERWISE REQUIRED BY LAW.

THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN. NO PERSON OR ENTITY MAY USE ANYTHING IN THIS DISCLOSURE STATEMENT FOR ANY OTHER PURPOSE. THE FACTUAL INFORMATION CONTAINED HEREIN, INCLUDING THE DESCRIPTION OF THE DEBTORS, THEIR BUSINESSES AND EVENTS LEADING UP TO THE COMMENCEMENT OF THE CHAPTER 11 CASES, HAS BEEN OBTAINED FROM VARIOUS DOCUMENTS, AGREEMENTS AND OTHER WRITINGS RELATING TO THE DEBTORS, AND FROM DISCUSSIONS WITH AND VARIOUS WRITINGS PREPARED BY THE DEBTORS, THE TAC NOTEHOLDER COMMITTEE, THE TCH NOTEHOLDER COMMITTEE, DONALD J. TRUMP AND THEIR RESPECTIVE LEGAL COUNSEL AND FINANCIAL ADVISORS.

THE TERMS OF THE PLAN GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES CONTAINED HEREIN. ALL EXHIBITS HERETO AND TO THE PLAN ARE INCORPORATED INTO, AND ARE A PART OF, THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT, LIABILITY, STIPULATION OR WAIVER BUT RATHER AS A STATEMENT MADE WITHOUT PREJUDICE SOLELY FOR SETTLEMENT PURPOSES, WITH FULL RESERVATION OF RIGHTS. THIS DISCLOSURE STATEMENT SHALL NOT BE USED FOR ANY LITIGATION PURPOSE WHATSOEVER, AND SHALL NOT BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR THE REORGANIZED DEBTORS OR ANY OTHER PARTY-IN-INTEREST, NOR

SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES LAW OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS.

i

B.	Significant Motions During the Chapter 11 Cases	47

C.	Deadline to File Proof of Claims and Interests	48

D.	Parties in Interest and Professionals	49

E.	Appointment of Official Committee	50

F.	Financing During the Chapter 11 Cases – DIP Facility	51

G.	Litigation During the Chapter 11 Cases – Power Plant Group Litigation	52

SECTION VII. SUMMARY OF THE PLAN OF REORGANIZATION		52

A.	Introduction	52

B.	Classification and Treatment of Administrative Claims, Claims and Interests Under the Plan	53

C.	Means for Implementing the Plan	66

D.	Distributions Under the Plan	75

E.	General Information Concerning the Plan	82

F.	Allocation of Consideration	84

G.	Certain Provisions in Respect of the Old Notes and the Indenture Trustees	84

H.	Retention of Jurisdiction	85

I.	Miscellaneous Provisions	87

SECTION VIII. SOLICITATION AND VOTING PROCEDURE		91

A.	Solicitation of Votes	91

SECTION IX. CONFIRMATION OF THE PLAN		95

A.	The Confirmation Hearing	95

B.	Confirmation Requirements	96

C.	Confirmation and Effective Date Conditions	100

D.	Discharge of Reorganized Debtors and Injunction	102

E.	Exculpation; Limitation of Liability	103

SECTION X. THE FUTURE BUSINESS OF THE REORGANIZED DEBTORS		105

A.	Structure of Reorganized Debtors	105

B.	Management and Directors of the Reorganized Debtors	106

C.	Securities to be Issued by the Reorganized Debtors	106

D.	Use of Proceeds	116

E.	Certain Agreements of the Reorganized Debtors	117

F.	Exit Facility	134

G.	Gaming Authority Approval	137

SECTION XI. PROJECTIONS		137

A.	General	137

B.	TCH and TAC Standalone Projections	139

SECTION XII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		140

A.	Liquidation Under Chapter 7	140

B.	Alternative Plans of Reorganization	141

C.	Post-Confirmation Conversion/Dismissal	141

D.	Final Decree	142

SECTION XIII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		142

A.	U.S. Federal Income Tax Consequences to the Debtors	143

B.	U.S. Federal Income Tax Consequences to U.S. Holders	145

C.	U.S. Federal Income Tax Consequences to Non-U.S. Holders	150

LIST OF EXHIBITS

Exhibit	Name
Exhibit A	The Plan

Exhibit B	Risk Factors

Exhibit C	The Disclosure Statement Order

Exhibit D	List of Debtors

Exhibit E	Charts Depicting the Pre-Reorganization Corporate Structure of the Debtors and Post-Reorganization Corporate Structure of the Reorganized Debtors

Exhibit F	Liquidation Analysis

Exhibit G	Projections for the Reorganized Debtors

Exhibit G-1	Updated Projections from the Reorganized Debtors

Exhibit H	Valuation of the Reorganized Debtors of UBS Securities LLC

Exhibit H-1	Valuation of the Reorganized Debtors of Lazard Frères & Co. LLC

Exhibit I	Restructuring Support Agreement

Exhibit J	Form of DJT Investment Agreement

Exhibit K	Form of DJT Voting Agreement

Exhibit L	Form of DJT Services Agreement

Exhibit M	Form of DJT New Trademark License Agreement

Exhibit N	Form of DJT New Trademark Security Agreement

Exhibit O	Form of DJT ROFO Agreement

Exhibit P	Form of New DJT Warrant

Exhibit Q	Form of Miss Universe Assignment Agreement

Exhibit R	Form of World’s Fair Assignment Agreement

Exhibit S	Form of Exit Facility Commitment Letter

Exhibit T	THCR’s Annual Report on Form 10-K for the year ended December 31, 2003 (excluding exhibits)

Exhibit U	THCR’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004

Exhibit V	THCR’s Current Reports on Form 8-K filed on October 21, 2004, October 29, 2004, November 1, 2004, November 4, 2004, November 24, 2004, December 23, 2004, December 28, 2004 and January 31, 2005

Exhibit W	THCR’s 2004 Annual Proxy Statement

Exhibit	Name
Exhibit X	Tax Term Sheet

v

INDEX OF DEFINED TERMS

338 Approach	144
Accrued OID	147
AHYDO	148
Alternative Transaction	39
AMT	145
AMTI	145
Ballot	14
Bankruptcy Exception	143
Bar Date	48
Bar Date Order	48
Bayard	49
Beal Bank	51
Bondholder Side Letter	42
Borgata	38
Casino Services and Products	126
Cause	123
CCC	77
Change of Control Provision	117
Chanin	43
CIBC	50
COI	143
Company Property	128
Confirmation Hearing	13
Delaware RULPA	117
DIP Agreement	51
Disabling Event	120
Disclosure Statement Order	13
DJT Executive Agreement	122
DJT Investment	72
DLJMB	38
DLJMB Escrow Agreement	40
DLJMB Expense Letter	40
DLJMB Tail	39
Enterprises	28
Exchange Act	33
Exclusivity Agreement	38
Existing Partnership Agreement	44
Existing Trademark License Agreement	126
Exit Facility Commitment Letter	134
FIRPTA	151
First Priority Leverage Ratio	36
Florida Lawsuit	52
Good Reason	123
Guarantors	108
Holders	142
Houlihan	42
Initial Restructuring Support Agreement	42
Jefferies	38
Joint Director	67
Letter Agreements	39
License Termination Event	127
Licensed Marks	126
Loss Corporation	143
Master Ballot	92
Milbank	43
Morgan Stanley	134
New Notes Collateral	109
New Warrant Agent	114
NOLs	143
NYSE	26
OID	147
Optionee	121
Other Debtors	35
PDS	90
Petition	13
Power Plant Group	52
Professional Claims Reserve	56
Projections	98
Reorganized THCR Funding	107
Revolving Credit Facility	134
Ropes	38
SEC	i
Second Exclusivity Agreement	40
Section 382 Limitation	144
Securities	142
Securities Act	107
Seminole Tribe	52
Service	142
Special Committee	38
Specified Property	119
Stutman	50
TAC	15
TAC Noteholders	40
Tax Code	142
TCH	15
TCH First Priority Noteholders	40
TCH Noteholders	40
TCH Notes	36
TCH Second Priority Noteholders	40
Term Loans	134
Termination Notice Period	124
THCR Development	52

THCR Holdings Senior Notes	30
THCR Management Services	28
TIN	149
Tranche B-1 Term Loan Facility	134
Tranche B-2 Term Loan Facility	134
Transaction Expenses	41
Tribe	28
Trump 29 Management Agreement	28
Trump Atlantic City Properties	27
Trump Group	39
Trump Indiana Casino	27
Trump Marina Casino	27
Trump Plaza Casino	27
Trump Taj Mahal Casino	26
UBS	134
UBS Engagement Letter	49
USRPHC	151
Voting Agent	15
Voting Deadline	94
Voting Record Date	14
Voting Securities	91
Voting Stock	40
Weil	42

Unless otherwise defined herein, each capitalized term contained herein has the meaning ascribed thereto in the Plan, the Bankruptcy Code, the Bankruptcy Rules or the local rules of the Bankruptcy Court, as the case may be.

SUMMARY OF THE PLAN

The Debtors Filed petitions for relief under chapter 11 of the Bankruptcy Code on November 21, 2004. On December 15, 2004, the Debtors Filed the Disclosure Statement and the Plan, which sets forth the treatment of Claims against and Interests in the Debtors following their emergence from chapter 11. The Plan and this Disclosure Statement were amended and re-Filed on February 14, 2005. This Disclosure Statement describes the Plan, the Debtors’ current and future business operations, significant events expected to occur in the Chapter 11 Cases, the proposed reorganization of the Debtors upon consummation of the Plan and related matters. This summary does not contain all the information included in this Disclosure Statement or that may be important to you in making a decision to vote for, or to reject, the Plan. For a more complete understanding of the Plan, you should read this Disclosure Statement, the Plan and the documents and exhibits attached hereto and thereto and incorporated by reference herein and therein. The summaries of the Plan and other documents contained in this Disclosure Statement are qualified in their entirety by the Plan itself and the documents and exhibits attached hereto and thereto and incorporated by reference herein and therein.

The Plan is the product of negotiations between the Debtors and their principal stakeholders, including DJT, the TAC Noteholder Committee and the TCH Noteholder Committee, and has been approved by the Special Committee of THCR’s board of directors. The transactions contemplated in the Plan and this Disclosure Statement are the result of the Debtors’ restructuring efforts for the past fifteen months, during which period they have, among other things, considered numerous alternatives to de-leverage their balance sheet, identified and negotiated with potential investors and organized, negotiated with and reached consensus on the terms of the proposed restructuring with substantial majorities of the holders of the Debtors’ public indebtedness. The projected cash flows set forth in Exhibit G, “Projections for the Reorganized Debtors,” the valuation of the Reorganized Debtors set forth in Exhibit H, “Valuation of the Reorganized Debtors of UBS Securities LLC” and the valuation of the Reorganized Debtors set forth in Exhibit H-1, “Valuation of the Reorganized Debtors of Lazard Frères & Co. LLC,” are dependent on the benefits of the terms of the proposed transaction, including the improved leverage position, reduction in interest expense and capital expenditures made possible by the Debtors’ restructuring efforts. The Debtors believe that the completion of the financial restructuring set forth in the Plan, Disclosure Statement and related documents are crucial to their continuing viability.

The Official Committee, which contends that its constituency of stockholders was not included in the pre-petition restructuring negotiations, opposes confirmation of the Plan. The views of the Official Committee regarding the Plan are summarized in a letter prepared by such committee’s counsel and included in the solicitation packages sent in connection with soliciting votes on the Plan from holders of Impaired Claims and Interests. The Debtors disagree with the Official Committee’s views as set forth in such letter, contend that such views are based on erroneous factual assumptions and legal conclusions and in no way endorse the statements, allegations or other contents of the letter.

General

The Plan contemplates a restructuring of the Debtors’ debt obligations and a recapitalization of the Debtors’ capital structure. As summarized below, the Plan includes, among other things:

•	an exchange of the TAC Notes and TCH Notes for New Common Stock, Cash and/or New Notes;

•	a distribution of New Class A Warrants to existing beneficial owners of Old THCR Common Stock (excluding DJT), with an aggregate purchase price of approximately[1] $50 million ($14.60 per share of New Common Stock), and a distribution of New Class A Warrants Proceeds to TAC Noteholders on or as soon as reasonably practicable after the first (1st) anniversary of the Effective Date;

•	a $55 million Cash equity investment by DJT (or a controlled affiliate of DJT) and the contribution of the TCH Second Priority Notes beneficially owned by him to the Reorganized Debtors, and material modifications to existing arrangements between the Debtors and DJT;

•	a Reverse Stock Split whereby 1000 shares of Old THCR Common Stock will be consolidated into one share of New Common Stock on the Effective Date;

•	a reorganized board of directors of Reorganized THCR initially consisting of nine (9) members, five (5) of whom will initially be Class A Directors acceptable to the TAC Noteholder Committee and three (3) of whom will initially be appointed by DJT (including DJT himself, as Chairman), with DJT’s power to appoint future directors dependent on DJT’s percentage ownership of New Common Stock, and the continued election of Class A Directors for the Class A Nomination Period;

•	repayment of a DIP Facility of up to $100 million secured by a first priority priming Lien on substantially all the assets of the Debtors during the pendency of the Chapter 11 Cases; and

•	an Exit Facility of up to $500 million secured by a first priority security interest in substantially all the assets of the Reorganized Debtors upon the Effective Date, with a portion of such Exit Facility to be used to repay the DIP Facility in full.

Debt Restructuring

The Plan involves a restructuring of the TAC Notes, the TCH First Priority Notes and the TCH Second Priority Notes:

[1]	Approximations under the Plan indicate that the stated numbers may differ due to the effects of rounding and other immaterial changes.

•	The holders of TAC Notes will exchange their notes for (i) approximately $777.3 million in aggregate principal face amount of New Notes, (ii) 26,325,562 shares of New Common Stock, and (iii) the TAC Cash Distribution, which shall equal an amount in Cash equal to simple interest accrued on approximately $777.3 million of New Notes at the rate of 8.5% per annum from the last scheduled date for which interest was paid on the TAC Notes to the Effective Date. TAC Noteholders may elect a non-Pro Rata allocation of New Notes and New Common Stock on the applicable Election Form, pursuant to which such noteholders may elect to maximize the distribution of New Notes or New Common Stock to such noteholders. In addition, on or as soon as reasonably practicable after the first (1st) anniversary of the Effective Date, TAC Noteholders will receive, on a Pro Rata basis, the New Class A Warrants Proceeds, consisting of (a) Cash proceeds from the exercise of New Class A Warrants (plus any interest accrued thereon) and (b) if any of the New Class A Warrants are not exercised, any remaining Reserve Shares.

•	The holders of TCH First Priority Notes will exchange their notes for (i) $425.0 million aggregate principal face amount of New Notes, (ii) $21.25 million in Cash, (iii) 582,283 shares of New Common Stock, and (iv) the TCH First Cash Distribution, which shall equal an amount in Cash equal to simple interest accrued on $425.0 million at the rate of 12.625% per annum from the last scheduled date for which interest was paid with respect to the TCH First Priority Notes to the Effective Date (such payments to be made on the regularly scheduled interest payment dates for the TCH First Priority Notes). TCH First Priority Noteholders may elect a non-Pro Rata allocation of Cash and New Common Stock on the applicable Election Form, pursuant to which such noteholders may elect to maximize the distribution of Cash or New Common Stock to such noteholders.

•	If Class 3 accepts the Plan, holders of TCH Second Priority Notes (excluding DJT) will exchange their notes for (i) approximately $47.7 million aggregate principal amount of New Notes, (ii) approximately $2.3 million in Cash, (iii) 145,116 shares of New Common Stock, and (iv) the TCH Second Cash Distribution, which shall equal an amount in Cash equal to simple interest accrued on (A) $54.6 million at the rate of 18.625% per annum from the last scheduled date for which interest was paid with respect to the TCH Second Priority Notes to the earlier of the Effective Date or ninety (90) days after the Petition Date and (B) approximately $47.7 million at the annual rate of 8.5% per annum from the ninety-first (91st) day after the Petition Date through the Effective Date, but only in the event the Effective Date occurs more than ninety (90) days after the Petition Date. The foregoing distribution will be made to TCH Second Priority Noteholders on a Pro Rata basis on or as soon as reasonably practicable after the Effective Date. If Class 3 rejects the Plan, the holders of such Claims will receive treatment consistent with Bankruptcy Code section 1129(b) and any recoveries on account of such Claims may be adversely affected in the event certain provisions of the Priority Intercreditor Agreement are enforced.

The New Notes will be issued by Reorganized THCR Holdings and Reorganized THCR Funding, bear interest at a rate of 8.5% per annum and have a ten (10)-year maturity. The New Notes will be secured by a second priority security interest in substantially all the Reorganized Debtors’ real property and incidental personal property and certain other assets of the Reorganized Debtors (except for certain excluded assets). The Liens securing the New Notes will be junior to the Liens securing the Exit Facility. See Section 5.11(i) of the Plan – “Restructuring Transactions – Cancellation of Old Notes.” See also Section 5.11(j) of the Plan – “Restructuring Transactions – Issuance of New Notes.”

New Class A Warrants

Under the Plan, existing holders of Old THCR Common Stock (excluding DJT) will receive one (1)-year New Class A Warrants to purchase an aggregate of up to 3,425,193 shares of New Common Stock with an aggregate purchase price of approximately $50 million ($14.60 per share). Proceeds from the exercise of the New Class A Warrants, as well as any remaining Reserve Shares reserved for issuance of the New Class A Warrants, will be distributed to TAC Noteholders on a Pro Rata basis on or as soon as reasonably practicable after the first (1st) anniversary of the Effective Date. Prior to distribution, Cash proceeds received upon exercise of the New Class A Warrants shall be held in a segregated account, and interest accrued thereon shall be distributed equally and ratably to TAC Noteholders upon distribution of the New Class A Warrants Proceeds on or as soon as reasonably practicable after the first (1st) anniversary of the Effective Date. See Section 5.11(f) of the Plan – “Restructuring Transactions – New Warrants.”

Board of Directors of Reorganized THCR

Reorganized THCR will have a board of directors consisting of nine (9) members. The five (5) Class A Directors must be acceptable to the TAC Noteholder Committee. Three (3) directors (one of whom shall be DJT, as Chairman) must be acceptable to DJT. The ninth (9th) director shall be acceptable to both DJT and the TAC Noteholder Committee. After the Effective Date, DJT will have the right to designate up to three (3) directors, subject to adjustment based upon his ownership interests in Reorganized THCR on a going-forward basis. The Plan and the DJT Voting Agreement will provide for the continued nomination for election of the initial Class A Directors and any Person selected by a majority of Class A Directors then serving as directors of Reorganized THCR to fill any vacancy. The manner in which the Class A Directors are chosen in the foregoing sentence terminates on the earlier of (i) the date immediately following the date on which the sixth (6th) annual meeting of stockholders of Reorganized THCR following the Effective Date shall be held and (ii) such time as the stockholders of Reorganized THCR shall fail to elect DJT to the board of directors of Reorganized THCR (provided that DJT has voted all shares of New Common Stock and New Class B Common Stock beneficially owned by DJT to elect DJT to the board of directors of Reorganized THCR). The Debtors do not currently know all individuals who will serve as directors of Reorganized THCR or any of the Reorganized Debtors from and after the Effective Date. Prior to the hearing on confirmation of the Plan, THCR shall submit to the Bankruptcy Court the names of nine (9) individuals as proposed directors of the initial board of directors of Reorganized THCR. DJT will endeavor to identify as many of his members of the board of the Reorganized Debtors as possible prior to the Voting Deadline and the TAC Noteholder Committee will endeavor to identify as many of the Class A Directors as possible prior to the Voting Deadline. See Section 5.04 of the Plan – “Board of Directors and Management.”

DJT Investment and Material Modifications to Existing Arrangements with DJT

Pursuant to the Plan, DJT will, among other things, invest $55 million in Cash and contribute the approximately $16.4 million aggregate principal amount of TCH Second Priority Notes beneficially owned by him (including interest accrued thereon) to Reorganized THCR Holdings on the Effective Date, upon the terms and subject to the conditions set forth in the DJT Investment Agreement, a copy of which is attached hereto as Exhibit J.

Pursuant to the DJT Investment Agreement and the Plan, on the Effective Date, DJT will receive:

•	New THCR Holdings Class A Interests exchangeable for 3,767,713 shares of New Common Stock, in exchange for contributing $55 million in Cash to Reorganized THCR Holdings on the Effective Date,

•	New THCR Holdings Class A Interests exchangeable for 1,043,867 shares of New Common Stock, in exchange for contributing all Claims under the TCH Second Priority Notes (including interest accrued thereon) beneficially owned by him to Reorganized THCR Holdings on the Effective Date,

•	New THCR Holdings Class B Interests exchangeable for 4,554,197 shares of New Common Stock,

•	the New DJT Warrant, valued at approximately $5 million to $10 million,

•	THCR’s 25% beneficial ownership interests in Miss Universe, L.P., LLLP, valued at approximately $5 million, and

•	the parcels of land and appurtenances in Atlantic City, described specifically on Exhibit R hereto, constituting the former World’s Fair site, valued at approximately $7.5 million, which shall be transferred subject to a perpetual negative covenant preventing DJT or any successor, assign, lessee or occupant from developing any casino or gaming activities on, or associated with, such property as provided in the World’s Fair Assignment Agreement and other operative transaction documents under which the property is transferred to DJT.

In addition, DJT shall retain the shares of Old THCR Common Stock and the Old THCR Holdings LP Interests beneficially owned by him, subject to the dilution from the Reverse Stock Split and the issuance of the New Common Stock and New THCR Holdings LP Interests, subject to the terms of the New THCR Partnership Agreement. If DJT exchanged all of the New THCR Holdings Class A Interests and New THCR Holdings Class B Interests beneficially owned by him into New Common Stock, and exercised the New DJT Warrant in full, then DJT would beneficially own 10,836,362 shares of New Common Stock, which would equal approximately 26.22% of the issued and outstanding New Common Stock (excluding any shares issued under the New THCR Stock Incentive Plan, and assuming that all New Class A Warrants were exercised in full).

Under the Plan, DJT will continue to serve as Chairman of the board of directors of Reorganized THCR. DJT will also enter into the DJT Services Agreement, which will have a three (3)-year rolling term and provide for the reimbursement of certain travel and customary administrative expenses incurred by DJT in his capacity as Chairman, and the DJT New Trademark License Agreement, which will grant Reorganized THCR Holdings a perpetual, exclusive, royalty-free license (subject to certain conditions) to use his name and likeness in connection with the Debtors’ casino and gaming activities. Reorganized THCR and Reorganized THCR Holdings will also enter into a three (3)-year right of first offer agreement with the Trump Organization LLC pursuant to which the Trump Organization LLC will be granted a right of first offer to serve as project manager, construction manager and/or general contractor (to the extent the Trump Organization LLC is reasonably qualified to perform such duties) with respect to construction and development projects for casinos, casino hotels, hotels and related hospitality lodging to be performed by third parties on the Debtors’ existing and future properties. See Section 5.11(k) of the Plan – “Restructuring Transactions – Transactions with DJT.”

The following table generally summarizes the contributions by DJT to the Reorganized Debtors under the DJT Investment Agreement and the Plan:2

Contribution by DJT	Approximate Value of Contribution	Reference in Disclosure Statement
• DJT Investment Agreement • $55 MM in Cash • Approximately $16.4 MM aggregate principal face amount of TCH Second Priority Notes (including interest accrued thereon)	$71.4 MM	p. 72

•      DJT New Trademark License Agreement

•      Grants Reorganized THCR Holdings a perpetual, exclusive, royalty-free license to use DJT’s name and likeness in connection with casino and gaming activities, subject to certain limitations

•      Allows Reorganized THCR Holdings to sublicense DJT’s name and likeness to Reorganized THCR Holdings’ subsidiaries and affiliates

•      Amends and restates the Existing Trademark License Agreement between DJT and THCR, which runs through June 12, 2015 and has been valued at approximately $50 million to $82 million

•      Avoids potentially costly and protracted litigation in connection with the continued use of the “Trump” name

	$124 MM	p. 126

[2]	The following summaries are qualified in their entirety by reference to the agreements attached in the Exhibits attached hereto and set forth in the Plan Supplement.

Contribution by DJT	Approximate Value of Contribution	Reference in Disclosure Statement

•      DJT Services Agreement

•      Requires DJT to serve as Chairman of the board of Reorganized THCR’s board of directors and director of certain subsidiaries of Reorganized THCR

•      Requires DJT to appear at six (6) promotional events per year

•      Contemplates DJT’s participation in the production of advertisements for the Reorganized Debtors

•      DJT’s services as Chairman provides the Reorganized Debtors with the value of being associated with the “Trump” persona

•      Terminates the existing DJT Executive Agreement, which pays DJT a base salary of $1.5 million per year, plus (i) $1.5 million each year that the consolidated EBITDA of THCR is at least $270 million and (ii) 5% of the amount by which THCR’s annual EBITDA exceeds $270 million

	$6 MM annually for marketing appearances by DJT. Other components of agreement not independently valued; part of overall deal.	p. 122

• DJT ROFO Agreement • Continues and develops longstanding relationship between the Debtors and the Trump Organization LLC, a major construction and development company	Part of overall deal. No independent valuation performed.	p. 129

•      New THCR Partnership Agreement

•      Provides DJT’s consent to the assumption and amendment of the Existing Partnership Agreement

•      Avoids potentially costly and protracted litigation in connection with the potential dissolution of THCR Holdings

	Part of overall deal. No independent valuation performed.	p. 117

In addition to the foregoing, the proposed restructuring set forth in the Restructuring Support Agreement and the Plan constitutes a “package” deal among the Debtors, DJT, the TAC Noteholder Committee and the TCH Noteholder Committee, which has been approved by the Special Committee, and which the Debtors contend would not be possible without the consent and participation of DJT, as a holder of debt and equity securities of the Debtors and licensor of the “Trump” name and DJT’s likeness.

The following table generally summarizes the distributions from the Reorganized Debtors to DJT under the DJT Investment Agreement and the Plan:3

Distribution to DJT	Approximate Value of Distribution	Reference in Disclosure Statement
• New THCR Holdings Class A Interests exchangeable into 4,811,579 shares of New Common Stock	$70.2 MM4	p. 74

• New THCR Holdings Class B Interests exchangeable into 4,554,197 shares of New Common Stock	$66.5 MM6	p. 74

•      DJT Services Agreement

•      Annual fee of $2 MM per year

•      Annual bonus to be paid at the discretion of the compensation committee of Reorganized THCR’s board of directors

•      Pays the reasonable travel and administrative expenses incurred by DJT in connection with the performance of his duties

	$2 MM per year for annual fee, plus annual bonus, if any, and expenses actually reimbursed.	p. 122

• New DJT Warrant • Ten (10) year warrant • Allows DJT to purchase up to 1,446,706 shares of New Common Stock • Exercise price of $21.90 per share	$5 MM -$10 MM	p. 114

• Miss Universe Assignment Agreement • Transfers to DJT THCR Holdings’ 25% interest in Miss Universe L.P., LLLP	$5 MM	p. 129

•      World’s Fair Assignment Agreement

•      Transfers to DJT the parcels of land constituting the former World’s Fair Site

•      Subject to a perpetual negative covenant preventing DJT (or any successor, assign, lessee or occupant) from developing any casino or gaming activities on such property

	$7.5 MM	p. 129

[3]	The following summaries are qualified in their entirety by reference to the agreements attached in the Exhibits attached hereto and set forth in the Plan Supplement.
[4]	Valued at the per share purchase price at which DJT makes the DJT Investment.

Distribution to DJT	Approximate Value of Distribution	Reference in Disclosure Statement

•      DJT Voting Agreement

•      Requires that three (3) directors must be acceptable to DJT during the DJT Nomination Period, subject to DJT’s continued beneficial ownership of a certain percentage of New Common Stock

•      Requires that one (1) joint director must be acceptable to DJT during the DJT Nomination Period, subject to DJT’s beneficial ownership of a certain percentage of New Common Stock

	Part of overall deal. No independent valuation performed.	p. 125

•      DJT ROFO Agreement

•      Gives DJT a three (3)-year right of first offer to perform certain construction management services, general contracting services and development management services on behalf of the Reorganized Debtors

•      Limited to projects in excess of $35 MM

	Only nominal excess amounts may become payable by the Debtors. Debtors will generally pay market rates for applicable services performed.	p. 129

•      New THCR Partnership Agreement

•      Requires affirmative vote of DJT with respect to the sale or transfer of Trump Taj Mahal Casino, Trump Plaza Casino, Trump Marina Casino or Trump Indiana Casino

•      Allows Reorganized Debtors to sell or transfer such properties without DJT’s consent if Reorganized THCR Holdings indemnifies DJT up to an aggregate of $100 million for the tax consequences associated with such sale or transfer

	Maximum amount of $100 million. Such amount may be in excess of the actual value of such provisions and should be discounted to reflect the likelihood of a sale, the likelihood that the maximum indemnity may become payable and the timing of such sale, among other factors.	p. 117

• DJT Investment Agreement • Reimburses DJT’s reasonable fees and expenses	Fees and expenses estimated at $1,000,000	p. 56

• Release, indemnification and exculpation provisions of the Plan	Part of overall deal. No independent valuation performed.	pp. 102-104

Reverse Stock Split

As part of the Plan, THCR will implement a 1000 for 1 Reverse Stock Split of the Old THCR Common Stock, such that each 1000 shares of Old THCR Common Stock immediately prior to the Reverse Stock Split shall, following the Reverse Stock Split (and subject to adjustment for fractional entitlements), be consolidated into one (1) share of New Common Stock. See Section 5.11(b) of the Plan – “Restructuring Transactions – Reverse Stock Split.” The aggregate fractional share interests of each holder of Old THCR Common Stock shall be rounded up to the nearest whole number. See Section 5.11(c) of the Plan – “Restructuring Transactions – Fractional Entitlements.” On the Effective Date or as soon as practicable thereafter, Reorganized THCR expects to apply to have the New Common Stock listed on the New York Stock Exchange or, if Reorganized THCR is unable to have the New Common Stock listed on the NYSE, the national market system or small cap system of the National Association of Securities Dealers’ Automated Quotation System or other national securities exchange. See Section 5.11(g) of the Plan – “Restructuring Transactions – Listing.” All existing options to purchase existing shares of Old THCR Common Stock will be extinguished upon consummation of the Plan. The Plan also contemplates that THCR will amend and restate its certificate of incorporation to provide for, among other things, a change in its corporate name from “Trump Hotels & Casino Resorts, Inc.” to “Trump Entertainment Resorts, Inc.”

The following table summarizes the approximate number of shares and approximate percentages of each category of beneficial owners of THCR common stock before and after the Effective Date, after giving effect to the Plan:5

	Old THCR Common Stock (Pre-Effective Date)		New Common Stock (As of Effective Date)		New Common Stock (Post-Effective Date)
Name of Beneficial Owner	Number of Shares Beneficially Owned*	Percent of Class	Number of Shares Beneficially Owned**	Percent of Class	Number of Shares Beneficially Owned***	Percent of Class
Donald J. Trump	25,679,610	56.3%	9,389,656	23.54%	10,836,362	26.22%
TAC Noteholders	—	—	29,750,755	74.59%	26,325,562	63.69%
TCH First Priority Noteholders	—	—	582,283	1.46%	582,283	1.41%
TCH Second Priority Noteholders (excluding DJT)	—	—	145,116	0.36%	145,116	0.35%
THCR Stockholders (excluding DJT)	19,943,877	43.7%	19,944	0.05%	3,445,137	8.33	%****

Total Shares	45,623,487	100%	39,887,754	100%	41,334,460	100%

*	Includes options to purchase Old THCR Common Stock and Old THCR LP Interests exchangeable for Old THCR Common Stock.
[5]	Actual number of shares of New Common Stock into which Old THCR Common Stock is reclassified may vary depending on the disposition of fractional shares following the Reverse Stock Split.

**	Includes shares reserved for issuance upon exchange of New THCR Holdings LP Interests. Assumes that no New Class A Warrants will be exercised and that Reserve Shares will be distributed to TAC Noteholders. Excludes options and shares of New Common Stock issuable upon exercise of the New DJT Warrant and under the New THCR Stock Incentive Plan.
***	Includes shares of New Common Stock reserved for issuance upon exchange of New THCR Holdings LP Interests and upon exercise of the New Class A Warrants and New DJT Warrant. Assumes that New Class A Warrants will be exercised in full. Excludes options and shares of New Common Stock reserved for issuance under the New THCR Stock Incentive Plan.
****	Comprised of the following percentages: (i) approximately 0.05% received upon reclassification of Old THCR Common Stock into New Common Stock following the Reverse Stock Split, and (ii) approximately 8.28% received upon full exercise of New Class A Warrants.

Under the Plan:

•	Each 1,000 shares of Old THCR Common Stock will be combined and reclassified pursuant to the Reverse Stock Split into one (1) share of New Common Stock. Any fractional share interests of New Common Stock resulting from such calculation for any beneficial owner of Old THCR Common Stock shall be rounded up to the nearest whole number. Consequently, due to the disposition of fractional shares pursuant to the Reverse Stock Split, any holder of 1,000 or fewer shares of Old THCR Common Stock will receive no more than one (1) share of New Common Stock under the Plan.

•	In addition, each holder of Old THCR Common Stock (except for DJT) would receive New Class A Warrants to purchase up to approximately 0.1717416 shares of New Common Stock for each share of Old THCR Common Stock beneficially owned by such holder. The number of shares of New Common Stock into which such New Class A Warrants will be exercisable will be rounded up to the nearest whole number.

The following examples illustrate what holders of Old THCR Common Stock (with the exception of DJT) would receive under the Plan:

•	A holder of an aggregate of 100 shares of Old THCR Common Stock will receive one (1) share of New Common Stock, plus New Class A Warrants to purchase eighteen (18) shares of New Common Stock at an exercise price of $14.60 per share (the same price per share at which DJT would make the DJT Investment).

•	A holder of an aggregate of 200 shares of Old THCR Common Stock will receive one (1) share of New Common Stock, plus New Class A Warrants to purchase thirty-five (35) shares of New Common Stock at an exercise price of $14.60 per share (the same price per share at which DJT would make the DJT Investment).

•	A holder of an aggregate of 1,000 shares of Old THCR Common Stock will receive (1) share of New Common Stock, plus New Class A Warrants to purchase 172 shares of New Common Stock at an exercise price of $14.60 per share (the same price per share at which DJT would make the DJT Investment).

•	A holder of an aggregate of 10,500 shares of Old THCR Common Stock will receive eleven (11) shares of New Common Stock, plus New Class A Warrants to purchase 1,804 shares of New Common Stock at an exercise price of $14.60 per share (the same price per share at which DJT would make the DJT Investment).

DIP Facility and Exit Facility

On November 22, 2004, the Debtors entered into a DIP Facility providing for up to $100 million of borrowings during the pendency of the Chapter 11 Cases, secured by a first priority priming Lien on substantially all of the assets of the Debtors, including the assets securing the TAC Notes and TCH Notes. On the Effective Date, the Reorganized Debtors expect to enter into the Exit Facility, which will provide for borrowings of up to $500 million and will be secured by a first priority security interest on substantially all of the Reorganized Debtors’ assets, senior to the Liens securing the New Notes. The Reorganized Debtors expect to use the proceeds from the Exit Facility, among other uses, to repay the DIP Facility, fund deferred capital expenditures, pay transaction expenses in connection with the restructuring and finance future expansion of the Reorganized Debtors’ properties. Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan will be obtained from the funds received under the DJT Investment Agreement, the Exit Facility, the Reorganized Debtors’ Cash balances and the other borrowings and operations of the Reorganized Debtors, as applicable.

Restructuring Support Agreement and Plan Confirmation

The Plan, Disclosure Statement and related documents are the product of negotiations among the Debtors, DJT, the TAC Noteholder Committee, the TCH Noteholder Committee and certain beneficial owners (or investment advisors or managers for the beneficial owners) of the Debtors’ publicly traded indebtedness. On October 20, 2004, certain of the Debtors, DJT and certain TAC Noteholders and TCH Noteholders executed the Restructuring Support Agreement attached hereto as Exhibit I, which provides, among other things, that such parties will support and pursue the Plan on the terms and conditions set forth therein. Pursuant to the Restructuring Support Agreement and in connection with the Plan, holders of approximately 57% of the aggregate principal face amount of the TAC Notes, approximately 68% of the aggregate principal face amount of the TCH First Priority Notes, approximately 75% of the aggregate principal face amount of the TCH Second Priority Notes (excluding DJT) and DJT, as the beneficial owner of approximately $16.4 million aggregate principal face amount of the TCH Second Priority Notes and approximately 56.3% of the Old THCR Common Stock, have agreed to vote in favor of the Plan in exchange for the consideration set forth therein. The Debtors believe that the acceptance of the Plan by the holders who executed the Restructuring Support Agreement makes it likely that the Debtors will receive the acceptances necessary to confirm the Plan. If the Plan is consummated, the Debtors believe the restructuring transactions contemplated in the Plan and described in this Disclosure Statement will improve their financial position, help preserve relationships with suppliers, customers, employees and other parties, fund deferred capital expenditures and provide liquidity for future growth.

SECTION I.

INTRODUCTION

A. General

The Debtors hereby submit this Disclosure Statement pursuant to section 1125 of the Bankruptcy Code (i) for use in the solicitation of votes on the Plan and (ii) in connection with the hearing to consider confirmation of the Plan by the Bankruptcy Court (such hearing, as it may be adjourned from time to time, the “Confirmation Hearing”) scheduled for April 5, 2005 at 10:00 a.m.

On the Petition Date, the Debtors Filed with the clerk of the Bankruptcy Court voluntary petitions for relief under chapter 11 of the Bankruptcy Code, under case numbers 04-46898 through 04-46925 (each such petition, a “Petition,” and collectively, the “Petitions”). The Debtors have also Filed the Plan, which sets forth the manner in which Claims against, and Interests in, the Debtors will be treated. The Plan is attached to this Disclosure Statement as Exhibit A. The purpose of this Disclosure Statement is to provide information to holders of Claims against, and Interests in, the Debtors who are entitled to vote on the Plan to enable them to make a reasonably informed decision with respect to the Plan prior to exercising their right to vote to accept or reject the Plan.

This Disclosure Statement sets forth certain information regarding the Debtors’ prepetition operating and financial history, the Debtors’ need to seek chapter 11 protection, significant events that are expected to occur during the Chapter 11 Cases and the anticipated organization, operations and financing of the Reorganized Debtors upon successful emergence from chapter 11, among other things. This Disclosure Statement also describes terms and provisions of the Plan, including certain alternatives to the Plan, effects of confirmation of the Plan, risk factors associated with securities to be issued under the Plan (attached as Exhibit B hereto) and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement describes the confirmation process and the voting procedures that holders of Claims and Interests entitled to vote under the Plan must follow for their votes to be counted. Unless otherwise defined herein, each capitalized term contained herein has the meaning ascribed thereto in the Plan, the Bankruptcy Code, the Bankruptcy Rules or the local rules of the Bankruptcy Court, as the case may be. See also “Index of Defined Terms.”

THE PLAN IS THE PRODUCT OF NEGOTIATIONS AMONG THE DEBTORS, DJT, THE TAC NOTEHOLDER COMMITTEE AND THE TCH NOTEHOLDER COMMITTEE, AND HAS BEEN APPROVED BY THE SPECIAL COMMITTEE OF THCR’S BOARD OF DIRECTORS. THE DEBTORS, DJT, THE TAC NOTEHOLDER COMMITTEE AND THE TCH NOTEHOLDER COMMITTEE SUPPORT THE PLAN AND URGE HOLDERS OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS TO VOTE IN FAVOR OF THE PLAN. IN ADDITION, LOCAL 54, AFL-CIO, WHICH REPRESENTS THE INTERESTS OF APPROXIMATELY 3,200 EMPLOYEES OF THE DEBTORS, SUPPORTS THE PLAN AND URGES ALL PARTIES IN INTEREST ENTITLED TO VOTE TO SUPPORT THE PLAN.

On February 14, 2005, after notice and a hearing, the Bankruptcy Court entered an order (the “Disclosure Statement Order”) approving this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical, reasonable investors typical of holders of Claims against, and Interests in, the Debtors to make an informed judgment as to whether to accept or reject the Plan. Approval of this Disclosure Statement does not constitute a determination by the Bankruptcy Court as to the fairness or merits of the Plan. The Disclosure Statement Order is attached to this Disclosure Statement as Exhibit C.

The Disclosure Statement Order sets forth in detail the deadlines, procedures and/or instructions for, inter alia, voting to accept or reject the Plan and filing objections to confirmation of the Plan by the Bankruptcy Court. The Disclosure Statement Order also establishes February 9, 2005 as the voting record date for voting to accept or reject the Plan (the “Voting Record Date”) and sets forth the applicable standards for tabulating votes. In addition, detailed voting instructions accompany each ballot distributed with this Disclosure Statement to each holder of an Impaired Claim or Impaired Interest (other than to holders of Impaired Claims and Impaired Interests deemed to have rejected the Plan or otherwise not entitled to vote on the Plan), upon which is to be indicated, among other things, acceptance or rejection of the Plan (each such ballot, a “Ballot”).

* * * * *

All holders of Claims against, and Interests in, the Debtors are encouraged to read this Disclosure Statement, the Plan and the documents attached hereto and thereto and incorporated by reference herein and therein in their entirety before voting to accept or reject the Plan. No materials, other than this Disclosure Statement and the Exhibits attached hereto or referenced herein, have been approved by the Debtors for use in soliciting acceptances or rejections of the Plan.

* * * * *

B. Solicitation Package

Attached to this Disclosure Statement are copies of the documents set forth on the “List of Exhibits,” above. In addition, a Ballot for the acceptance or rejection of the Plan is enclosed with this Disclosure Statement submitted to the holders of Claims and Interests that the Debtors believe are entitled to vote to accept or reject the Plan.

C. Where You Can Find Additional Information About the Debtors

If you did not receive a copy of the Exhibits to this Disclosure Statement, you may obtain the Exhibits by logging onto the Debtors’ website for the Chapter 11 Cases, www.THCRrecap.com, or by contacting the Debtors’ counsel in writing as follows: Robert A. Klyman, Esq., Latham & Watkins LLP, 633 West Fifth Street, Suite 4000, Los Angeles, California 90071; (213) 891-8763 (facsimile).

You may also obtain a Ballot by logging onto www.THCRrecap.com or contacting The Trumbull Group, LLC (the “Voting Agent”), at:

THCR/LP Corporation, et al.

c/o The Trumbull Group, LLC

P.O. Box 721

Windsor, CT 06095

Phone: 860-687-3948

Fax:      860-683-8697

For further information about THCR and the other Debtors, please refer to the Plan, the information below and to the Exhibits that are a part of the Plan and this Disclosure Statement.

THCR, Trump Atlantic City Associates (“TAC”) and Trump Casino Holdings, LLC (“TCH”) file annual, quarterly and current reports, proxy statements and/or other information with the SEC. Should you want more information regarding THCR, TAC or TCH, please refer to the annual, quarterly and current reports and proxy statements, as applicable, filed with the SEC regarding those entities. Specifically, you are encouraged to read the following documents:

•	Annual Reports on Form 10-K for the year ended December 31, 2003 for each of THCR, TAC and TCH;

•	Quarterly Reports on Form 10-Q for the quarter ended September 30, 2004 for each of THCR, TAC and TCH; and

•	THCR’s Current Reports on Form 8-K filed on October 21, 2004, October 29, 2004, November 1, 2004, November 4, 2004, November 24, 2004, December 23, 2004, December 28, 2004 and January 31, 2005.

You may read and copy any document THCR, TAC or TCH files with the SEC at the SEC’s public reference room located at: 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. SEC filings for THCR, TAC or TCH are also available to the public on the SEC’s website at www.sec.gov.

SECTION II.

OVERVIEW OF THE PLAN

The following is a general overview only and is qualified in its entirety by, and should be read in conjunction with, the more detailed discussions, information and financial statements and notes thereto appearing elsewhere in this Disclosure Statement and the Plan, including the Exhibits attached hereto and thereto and incorporated by reference herein and therein. All capitalized terms not defined in this Disclosure Statement have the meanings ascribed to such terms in the Plan, the Bankruptcy Code, the Bankruptcy Rules or the local rules of the Bankruptcy Court, as the case may be. A copy of the Plan is attached hereto as Exhibit A.

The following table summarizes the classification and treatment of Claims and Interests under the Plan. Reference should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Claims and Interests.

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified (but are nonetheless described below). A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and is classified in another Class or Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Class or Classes. Notwithstanding anything to the contrary contained in the Plan, no distribution shall be made on account of any Claim or Interest that is not an Allowed Claim or an Allowed Interest.

A. Summary of Classification and Treatment of Claims Against, and Interests In, the Debtors

Class	Type of Allowed Claim or Interest	Treatment	Estimated Recovery[6]
–	Administrative Claims	Paid in full in Cash on the Effective Date or as soon as practicable thereafter (unless the holder of a particular Claim and such Debtor agree in writing to less favorable treatment), or in accordance with the terms and conditions of transactions or agreements relating to obligations incurred in the ordinary course of business during the pendency of the Chapter 11 Cases.	100%

–	Priority Tax Claims	At the Debtors’ option, paid in full in Cash on the Effective Date or over a period not exceeding six (6) years from the date of assessment of such Claim, plus interest on the unpaid portion of such Claim accrued from the Effective Date at the rate of 4% per annum or as otherwise established by the Bankruptcy Court. The Debtors will make the foregoing election and provide notice of such election to the applicable holder of a Priority Tax Claim no later than ten (10) days prior to the Voting Deadline.	100%
	Secured Claims:

1	TAC Notes Claims	Impaired; the distribution to holders of Claims in Class 1 includes the TAC Cash Distribution, the New Class A Warrants Proceeds, approximately	93.2%

[6]	Assumes, for the calculation of such percentages, that shares of New Common Stock are valued at the per share purchase price at which DJT is making his $55 investment under the DJT Investment Agreement (or approximately $14.60 per share).

Class	Type of Allowed Claim or Interest	Treatment	Estimated Recovery[6]
		$777.3 million in aggregate principal face amount of New Notes and 26,325,562 shares of New Common Stock. On or as soon as reasonably practicable after the Effective Date, each holder of an Allowed TAC Notes Claim will receive a Pro Rata share of the TAC Cash Distribution. Based on an assumed Effective Date of May 1, 2005 (which represents the date by which the Effective Date must occur before the TAC Noteholders and TCH Noteholders may terminate the Restructuring Support Agreement), the Debtors estimate that the TAC Cash Distribution would equal an aggregate of approximately $66.1 million. In addition, by timely submitting an Election Form, each holder of an Allowed TAC Notes Claim may elect to (i) receive a Pro Rata share of New Notes and New Common Stock, (ii) maximize the distribution of New Notes to be received by such holder or (iii) maximize the distribution of New Common Stock to be received by such holder. Holders that do not submit a timely and properly completed Election Form will receive a Pro Rata share of New Notes and New Common Stock. On or as soon as reasonably practicable after the first (1st) anniversary of the Effective Date, each holder of an Allowed TAC Notes Claim will also receive a Pro Rata share of the New Class A Warrants Proceeds (plus any interest accrued thereon).

2	TCH First Priority Notes Claims	Impaired; the distribution to holders of Claims in Class 2 includes the TCH First Cash Distribution, $425.0 million in aggregate principal face amount of New Notes, additional Cash in the amount of $21.25 million and 582,283 shares of New Common Stock. On or as soon as reasonably practicable after the Effective Date, each holder of an Allowed TCH First Priority Notes Claim will receive a Pro Rata share of (i) the TCH First Cash Distribution and (ii) $425.0 million aggregate principal face amount of New Notes. Based on an assumed Effective Date of May 1, 2005, the Debtors estimate that the TCH First Cash Distribution would equal an aggregate of approximately $6.9 million, which estimate excludes any scheduled interest payments to be made on December 15, 2004 and March 15, 2005 with respect	100%

Class	Type of Allowed Claim or Interest	Treatment	Estimated Recovery[6]
		to the TCH First Priority Notes during the pendency of the Chapter 11 Cases. In addition, by timely submitting an Election Form, each holder of an Allowed TCH First Priority Notes Claim may elect to (i) receive a Pro Rata share of $21.25 million of Cash and New Common Stock, (ii) maximize the distribution of Cash to be received by such holder or (iii) maximize the distribution of New Common Stock to be received by such holder. Holders that do not submit a timely and properly completed Election Form will receive a Pro Rata share of $21.25 million of Cash and New Common Stock.

3	TCH Second Priority Notes Claims	Impaired; if Class 3 accepts the Plan, on the Effective Date or as soon as practicable thereafter, holders of an Allowed TCH Second Priority Notes Claim shall receive, on a Pro Rata basis, (i) the TCH Second Cash Distribution, (ii) approximately $47.7 million aggregate principal face amount of New Notes, (iii) approximately $2.3 million of additional Cash and (iv) 145,116 shares of New Common Stock. Based on an assumed Effective Date of May 1, 2005, the Debtors estimate that the TCH Second Cash Distribution would equal an aggregate of approximately $5.2 million. If Class 3 rejects the Plan, the holders of such Claims will receive treatment consistent with Bankruptcy Code section 1129(b) and any recoveries on account of such Claims may be adversely affected in the event certain provisions of the Priority Intercreditor Agreement are enforced.	95.5%

4	DJT Secured Notes Claim	Impaired; on the Effective Date, the holder of the Allowed DJT Secured Notes Claim shall receive New THCR Holdings LP Interests exchangeable for 1,043,867 shares of New Common Stock.	90%

5	Other Secured Claims	Unimpaired under subsections (i) and (v) of this paragraph; Impaired under subsection (ii), (iii), (iv) and (vi) of this paragraph; each holder of an Allowed Class 5 Claim shall, in the discretion of the Debtors, receive any one or a combination of any of the following: (i) Cash in an amount equal to such Allowed Class 5 Claim; (ii) deferred Cash payments totaling at least the Allowed amount of such	100%

Class	Type of Allowed Claim or Interest	Treatment	Estimated Recovery[6]
		Allowed Class 5 Claim, of a value, as of the Effective Date, of at least the value of such holder’s interest in the Debtors’ property securing the Allowed Class 5 Claim; (iii) the Debtors’ property securing such holder’s Allowed Class 5 Claim; (iv) payments or Liens amounting to the indubitable equivalent of the value of such holder’s interest in the Debtors’ property securing the Allowed Class 5 Claim; (v) Reinstatement of such Class 5 Claim; or (vi) such other treatment as the Debtor and such holder shall have agreed upon in writing. The Debtors will make the foregoing election and provide notice of such election to the applicable holder of an Allowed Class 5 Claim no later than ten (10) days prior to the Voting Deadline.
	Unsecured Claims:
6	Priority Claims	Unimpaired; each holder of an Allowed Priority Claim in Class 6 will be paid the Allowed amount of such Claim in full in Cash by such Debtor on or before the later of (i) the Effective Date or as soon as practicable thereafter, (ii) the date such Claim becomes an Allowed Claim and (iii) the date that such Claim would be paid in accordance with the terms and conditions of any agreements or understandings relating thereto between such Debtor and the holder of such Claim.	100%

Class	Type of Allowed Claim or Interest	Treatment	Estimated Recovery[10]
7	General Unsecured Claims	Unimpaired; unless otherwise agreed to by the applicable Debtor and the applicable holder of a Claim, each holder of an Allowed General Unsecured Claim in Class 7 will be paid the Allowed amount of such Claim in full in Cash by such Debtor on or before the later of (i) the Effective Date or as soon as practicable thereafter, (ii) the date such Claim becomes an Allowed Claim and (iii) the date that such Claim would be paid in accordance with any terms and conditions of any agreements or understandings relating thereto between the Debtor and the holder of such Claim. Each holder of a Claim in Class 7 that is entitled to receive interest accruing on or after the Petition Date with respect to such Claim under applicable law will receive interest in an amount sufficient to render such Claim Unimpaired.	100%

8	Intercompany Claims	Unimpaired; each holder of an Allowed Class 8 Intercompany Claim shall be Reinstated on the Effective Date.	100%

9	Old Equity Interests of Other Subsidiaries	Unimpaired; each holder of an Allowed Class 9 Interest shall be Reinstated on the Effective Date.	100%

10	Old THCR Holdings GP Interests	Impaired; each holder of an Allowed Class 10 Interest shall retain its existing Old THCR Holdings GP Interests, subject to the terms of the New THCR Partnership Agreement.	N/A

11	Old THCR Common Stock Equivalents	Impaired; each holder of an Allowed Class 11 Interest shall (i) to the extent such holder holds Old THCR Common Stock, (a) retain its existing shares of Old THCR Common Stock, subject to the Reverse Stock Split and dilution upon issuance of the New Common Stock, on a Pro Rata basis, and (b) receive, on a Pro Rata basis, New Class A Warrants based on such holder’s beneficial ownership of Old THCR Common Stock as of the New Class A Warrants Record Date, with the exception of DJT, who will forego receipt of such warrants notwithstanding the shares of Old THCR Common Stock beneficially owned by him, (ii) to	N/A

Class	Type of Allowed Claim or Interest	Treatment	EstimatedRecovery[11]
		the extent such holder holds Old THCR Holdings LP Interests, retain its existing Old THCR Holdings LP Interests, subject to the terms of the New THCR Partnership Agreement, and (iii) to the extent such holder holds Old THCR Class B Common Stock, retain its existing shares of Old THCR Class B Common Stock, which will be reclassified on a one-to-one basis into shares of New Class B Common Stock. The ability of holders of New Class B Common Stock to vote shares of New Common Stock issuable upon the exchange of New THCR LP Interests will be adjusted to account for the Reverse Stock Split.

12	Interests of holders of Old THCR Stock Rights and Claims Arising out of such Old THCR Stock Rights	Impaired; each holder of an Allowed Class 12 Interest shall not receive or retain any Cash or property on account of such Claims and Interests.	0%

13	Securities Claims Against THCR	Impaired; each holder of an Allowed Class 13 Claim shall not receive or retain any Cash or property on account of such Claims.	0%

B. Holders of Claims and Interests Entitled to Vote

Pursuant to the provisions of the Bankruptcy Code, only holders of Allowed Claims and Allowed Interests in Classes of Claims and Interests, respectively, that are Impaired are entitled to vote to accept or reject a proposed chapter 11 plan. Holders of Claims and Interests in Classes that are Unimpaired under a chapter 11 plan are deemed to have accepted the Plan and are not entitled to vote. Holders of Claims and Interests in Classes that will receive no Cash or property under the Plan are deemed to have rejected the Plan and are not entitled to vote.

Claims in Class 1 (TAC Notes Claims), Class 2 (TCH First Priority Notes Claims), Class 3 (TCH Second Priority Notes Claims), Class 4 (DJT Secured Notes Claim), certain Claims in Class 5 (Other Secured Claims), Class 10 (Old THCR Holdings GP Interests) and Class 11 (Old THCR Common Stock Equivalents) are Impaired and will receive distributions under the Plan. To the extent Claims and Interests in such Classes are Allowed Claims and Allowed Interests, the holders of such Claims and Interests are entitled to vote to accept or reject the Plan.

Claims in Class 5 (Certain Other Secured Claims), Class 6 (Priority Claims), Class 7 (General Unsecured Claims), Class 8 (Intercompany Claims) and Class 9 (Old Equity Interests of Other Subsidiaries) are Unimpaired and, accordingly, are deemed to have accepted the Plan and are not entitled to be solicited on, or to vote on, the Plan.

Holders of Claims and Interests in Class 12 (Interests of holders of Old THCR Stock Rights and Claims Arising out of such Old THCR Stock Rights) and Class 13 (Securities Claims Against THCR) will not receive any distributions under the Plan and, therefore, are deemed to have rejected the Plan and are not entitled to be solicited on, or to vote on, the Plan.

Generally, for the Plan to be confirmed by the Bankruptcy Court with respect to each Debtor, two-thirds in dollar amount, and one-half in number of the Allowed Claims, or with respect to the Allowed Interests, two-thirds of the Allowed Interests, in each Impaired Class of Claims or Interests, that actually vote on the Plan must vote to accept the Plan. The Plan may be confirmed under certain circumstances, despite dissent by one or more Impaired Classes, and the Debtors reserve the right to seek such non-consensual confirmation of the Plan. However, a holder of a Claim or Interest will be deemed to have rejected the Plan and is not entitled to vote if such Plan provides that the Claims or Interests of such Class do not entitle such holders to receive or retain any Cash or property under the Plan. For voting and distribution purposes, the Plan contemplates separate Classes for each of the Debtors. Accordingly, the voting and other confirmation requirements of the Bankruptcy Code must be satisfied for each Debtor.

If a Class of Claims or Interests rejects the Plan, the Plan may be confirmed by the Bankruptcy Court pursuant to section 1129(b) of the Bankruptcy Code. Section 1129(b) permits the confirmation of a plan of reorganization notwithstanding the non-acceptance of the plan by one or more impaired classes of claims or interests, so long as a bankruptcy court finds that the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each non-accepting class.

C. Voting Procedures, Ballots and Voting Deadline

If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. If you are entitled to vote Claims or Interests in more than one Class, you will receive a separate Ballot for each such Class of Claims or Interests. Each Ballot has been coded to reflect the Class of Claims and Interests it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement. Please complete and sign your original Ballot (copies, facsimiles and oral votes will not be accepted), and return it to the Voting Agent at the address set forth on the Ballot.

TO BE COUNTED, YOUR COMPLETED BALLOT MUST BE RECEIVED BY THE VOTING AGENT NO LATER THAN 4:00 P.M., EASTERN TIME, ON MARCH 21, 20057 UNLESS EXTENDED BY BANKRUPTCY COURT ORDER. ANY EXECUTED BALLOT RECEIVED BY THE VOTING AGENT THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN, OR ANY BALLOT THAT IS NOT COMPLETELY FILLED IN, SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

[7]	With respect to securities held in "street name" (i.e., through a brokerage firm, bank, trust company or other nominee), the deadline for submitting Ballots to the applicable nominee shall be March 21, 2005 and such nominee must submit the Master Ballot to the Voting Agent by March 23, 2005.

Any Claim or Interest in an Impaired Class that otherwise is entitled to vote on the Plan, and as to which an objection or request for estimation is pending or that is scheduled by the Debtors as unliquidated, disputed or contingent, is not entitled to vote on the Plan unless the holder of such Claim or Interest has obtained an order from the Bankruptcy Court temporarily allowing such Claim or Interest for the purpose of voting on the Plan.

Pursuant to the Disclosure Statement Order, the Bankruptcy Court set March 21, 2005 as the Voting Record Date.7 Accordingly, only holders of record as of February 9, 2005 that otherwise are entitled to vote under the Plan, will receive a Ballot and may vote on the Plan.

If you are the holder of a Claim or Interest entitled to vote on the Plan, but did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions regarding the procedures for voting your Claims or Interests, please access the Debtors’ website for the Chapter 11 Cases at www.THCRrecap.com or contact the Voting Agent at:

THCR/LP Corporation, et al.

c/o The Trumbull Group, LLC

P.O. Box 721

Windsor, CT 06095

Phone: 860-687-3948

Fax: 860-683-8697

D. Confirmation Hearing and Deadline for Objections to Confirmation

Pursuant to section 1128 of the Bankruptcy Code, the Confirmation Hearing has been scheduled for April 5, 2005 at 10:00 a.m., Eastern Time, before the Honorable Judith H. Wizmur in the United States Bankruptcy Court for the District of New Jersey, 401 Market Street, Camden, NJ 08101. The Bankruptcy Court may adjourn the Confirmation Hearing from time to time without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequently adjourned Confirmation Hearing.

Objections to confirmation of the Plan by the Bankruptcy Court must be Filed and served upon the following parties so as to be received by such parties before 4:00 p.m., Eastern Time, on March 21, 2005:

Counsel for the Debtors: Latham & Watkins LLP Attorneys for the Debtors 633 West Fifth Street, Suite 4000 Los Angeles, California 90071 Fax: (213) 891-8763 Attn: Robert A. Klyman, Esq.	Local Counsel for the Debtors: Schwartz, Tobia & Stanziale Kip’s Castle 22 Crestmont Road Montclair, NJ 07042 Fax: (973) 655-0699 Attn: Charles A. Stanziale, Jr., Esq.

Counsel for DJT: Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019-6099 Fax: (212) 728-8111 Attn: Thomas M. Cerabino, Esq.	United States Trustee: Office of the United States Trustee Raymond Blvd. One Newark Center, Suite 2100 Newark, NJ 07102-5504 Fax: (973) 645-5993 Attn: Anthony Sodono Donald MacMaster

Counsel for the TAC Noteholder Committee: Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Fax: (212) 310-8007 Attn: Michael F. Walsh, Esq. John J. Rapisardi, Esq.

Counsel for the TCH Noteholder Committee:

Milbank, Tweed, Hadley & McCloy LLP

601 South Figueroa Street, 30th Floor

Los Angeles, CA 90017

Fax:      (213) 629-5063

Attn:    Paul S. Aronzon, Esq.

  Thomas R. Kreller, Esq.

Co-Counsel for the Official Committee:

Stutman, Treister & Glatt

Professional Corporation

1901 Avenue of the Stars, 12th Floor

Los Angeles, California 90067

Fax: (310) 228-5788

Attn:    Frank A. Merola, Esq.

The Bayard Firm

222 Delaware Avenue

Suite 900

P.O. Box 25130

Wilmington, DE 19899

Fax:      (302) 658-6395

Attn:    Steven M. Yoder, Esq.

Counsel for the DIP Lender: Jenkens & Gilchrist, a professional corporation 1445 Ross Avenue Suite 3200 Dallas, TX 75202 Fax: (214) 855-4300 Attn: Gregory G. Hesse, Esq.

THE DEBTORS, THE TAC NOTEHOLDER COMMITTEE, THE TCH NOTEHOLDER COMMITTEE AND DJT SUPPORT THE PLAN AND URGE HOLDERS OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS TO VOTE IN FAVOR OF THE PLAN.

E. Person to Contact for More Information Regarding the Plan

Any interested party desiring more information about the Plan should contact (IN WRITING) counsel to the Debtors:

Latham & Watkins LLP

633 West Fifth Street, Suite 4000

Los Angeles, California 90071

Attn: Robert A. Klyman, Esq.

Fax: (213) 891-8763

SECTION III.

OVERVIEW OF CHAPTER 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business and capital structure for the benefit of its estate, creditors and stockholders. In addition to permitting rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and interest holders with respect to the distribution of a debtor’s assets.

The commencement of a chapter 11 case creates an estate containing all of the debtor’s property as of the filing date. Generally, the debtor remains in possession of its property and continues to operate its business as a “debtor-in-possession.”

The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for treating claims against, and interests in, a debtor. Confirmation of a plan of reorganization by a bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any Person acquiring property under the plan and any creditor or interest holder of the debtor. Subject to certain limited exceptions, an order of a bankruptcy court confirming a plan of reorganization discharges the debtor from any debt that arose prior to the date of confirmation of the plan, and substitutes therefor the obligations specified under the confirmed plan.

A claim or interest is impaired under a plan of reorganization if the plan provides that such claim will not be repaid in full or that the legal, equitable or contractual rights of the holder of such claim or interest are altered. A holder of an impaired claim or interest that is receiving a distribution under a plan is entitled to vote to accept or reject the plan of reorganization. Chapter 11 does not require that every holder of a claim or interest vote in favor of a plan of reorganization in order for the bankruptcy court to confirm the plan. However, the bankruptcy court must find that the plan meets a number of statutory tests before it may confirm the plan. Many of these tests are designed to protect the interests of holders of claims or interests who do not vote to accept the plan, but who nonetheless will be bound by the plan’s provisions if it is confirmed by a bankruptcy court.

Before soliciting acceptances of the proposed plan, a plan proponent must prepare and distribute to its creditors and interest holders entitled to vote on the plan a detailed disclosure statement. Section 1125 of the Bankruptcy Code requires that the disclosure statement contain adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. The Debtors have prepared this Disclosure Statement in accordance with the requirements of section 1125 of the Bankruptcy Code.

SECTION IV.

DESCRIPTION OF THE DEBTORS’ BUSINESS

A. Overview

THCR was formed in Delaware in March 1995 and has been a public company since June 1995. The Old THCR Common Stock formerly traded on the New York Stock Exchange (the “NYSE”) under the symbol “DJT,” and was delisted from the NYSE on September 27, 2004. The Old THCR Common Stock currently trades on the OTC Bulletin Board under the symbol “DJTCQ.OB.” THCR’s principal assets consist of its general and limited partnership interests in THCR Holdings, which holds through its subsidiaries substantially all of the assets of the business. Approximately 63.4% of THCR Holdings is currently owned by THCR, as both general and limited partner, and approximately 36.6% by DJT and his controlled affiliates, as limited partners. There are 29,904,764 shares of Old THCR Common Stock issued and outstanding, 9,960,887 of which are beneficially owned by DJT and his controlled affiliates. In addition, DJT owns options to purchase up to 1,800,000 shares of Old THCR Common Stock, and beneficially owns Old THCR LP Interests exchangeable at his option into 13,918,723 shares of Old THCR Common Stock, giving him beneficial ownership of an aggregate of approximately 56.3% of Old THCR Common Stock (as of September 30, 2004, assuming currently exercisable options and Old THCR LP Interests held by DJT are exercised or exchanged). As the sole general partner of THCR Holdings, THCR generally has the exclusive rights, responsibilities and discretion as to the management and control of THCR Holdings and its subsidiaries. THCR and its subsidiaries are the exclusive vehicle through which DJT, the current Chairman of THCR’s board of directors, THCR’s existing Chief Executive Officer and a limited partner of THCR Holdings, engages in gaming activities. THCR’s business is separate and distinct from DJT’s other holdings and business activities. An organizational chart of THCR and its subsidiaries is attached hereto as Exhibit E.

THCR’s business activities are conducted primarily by the following five casino/hotel properties, which properties are owned and/or managed by THCR through THCR Holdings and its wholly owned subsidiaries:

(1) Trump Taj Mahal Casino Resort

The Trump Taj Mahal Casino Resort (the “Trump Taj Mahal Casino“) is a destination resort located on the northern end of Atlantic City’s boardwalk. The Trump Taj Mahal Casino opened in 1990 and THCR acquired the Trump Taj Mahal Casino in April 1996. The Trump Taj Mahal Casino features approximately 1,250 hotel rooms, including 242 suites, 19 dining and 12 beverage locations, parking for approximately 6,950 cars, a 14-bay bus terminal and approximately 140,000 square feet of ballroom, meeting room and pre-function area space. The Trump Taj Mahal Casino also features approximately 157,395 square feet of gaming space that includes 193 table games, 4,670 slot machines and an approximately 12,000 square-foot poker, keno and race simulcasting room and an Asian-themed table game area offering popular Asian table games. The Trump Taj Mahal Casino also features an approximately 20,000 square-foot multi-purpose entertainment complex known as the “Xanadu Theater,” with seating capacity for up to approximately 1,200 persons, which can be used as a theater, concert hall, boxing arena or exhibition hall, the “Casbah,” a New York-style nightclub, and the Mark G. Etess Arena, which features approximately 63,000 square feet of exhibition and entertainment space accommodating up to approximately 5,200 persons. If the Plan is consummated, the Reorganized Debtors may construct a new hotel tower at the Trump Taj Mahal Casino. The Debtors contemplate using proceeds from the Exit Facility to fund construction of the tower, among other uses. However, plans for construction of such a tower remain at a preliminary stage, and there is no assurance that such construction will take place, or that, if constructed, the new tower would be profitable.

(2) Trump Plaza Hotel and Casino

The Trump Plaza Hotel and Casino (the “Trump Plaza Casino”) is a resort located at the center of Atlantic City’s boardwalk and adjacent to Atlantic City’s renovated Boardwalk Hall (an entertainment venue accommodating up to approximately 13,000 people). The Trump Plaza Casino opened in 1984 and features 904 hotel rooms, including 143 suites, approximately 91,181 square feet of casino space with 2,906 slot machines and 90 table games. Amenities and services include approximately 36,000 square feet of conference space, an 800-seat cabaret theater, two cocktail lounges, five restaurants, two player clubs, a seasonal beach bar, health spa, an indoor pool, arcade, tennis courts and six retail outlets. The Trump Plaza Casino is connected by an enclosed pedestrian walkway to a ten-story parking garage that can accommodate 14 buses and approximately 2,800 cars.

(3) Trump Marina Hotel Casino

The Trump Marina Hotel Casino (the “Trump Marina Casino,” together with the Trump Taj Mahal Casino and the Trump Plaza Casino, the “Trump Atlantic City Properties“) opened in 1985 and was acquired by THCR in October 1996. The Trump Marina Casino is located in Atlantic City’s marina district and consists of a 27-story hotel with 728 guest rooms, including 153 suites, 97 of which are luxury suites. The casino offers approximately 79,700 square feet of gaming space, 2,501 slot machines, 75 table games, a simulcast racetrack facility and approximately 58,000 square feet of convention, ballroom and meeting space. The Trump Marina Casino also features a 540-seat cabaret-style theater, a nightclub, two player clubs, two retail stores, seven restaurants, a cocktail lounge and a pool-side snack bar. To facilitate access to the property, the Trump Marina Casino has a nine-story parking garage capable of accommodating approximately 3,000 cars. The Trump Marina Casino also has 11 bus bays and a rooftop helipad.

(4) Trump Indiana Casino Hotel

The Trump Indiana Casino Hotel (the “Trump Indiana Casino”) is a riverboat casino located approximately twenty-five (25) miles from downtown Chicago, catering primarily to the northwest Indiana and Chicago markets. The Trump Indiana Casino opened in June 1996, and is located conveniently near I-80/95 and I-90 on a 280-foot gaming vessel with approximately 43,000 square feet of gaming space, approximately 1,600 slot machines, 42 table games (which include 12 poker tables) and the capacity to accommodate approximately 2,700 passengers. The Trump Indiana Casino operates in Buffington Harbor, an approximately 100-acre site in Gary, Indiana. THCR’s docking facility and land-based pavilion, which are shared with THCR’s joint venture partner, Majestic Star Casino, LLC, include an approximately 40,000 square-foot pavilion housing meeting space, a buffet, a steakhouse restaurant, several restaurant kiosks, bars and lounges, gift shops, staging and ticketing areas, surface parking for approximately 2,300 automobiles and a 300-room hotel. Through another joint venture with an affiliate of Majestic Star Casino, LLC, THCR also owns the site immediately adjacent to the Trump Indiana Casino, which includes a parking garage that accommodates up to approximately 2,000 cars.

(5) Trump 29 Casino

Trump 29 Casino, located in Coachella, California, is owned by the Twenty-Nine Palms Band of Luiseno Mission Indians of California (the “Tribe”) through its 100% ownership of the Twenty-Nine Palms Enterprises Corporation (“Enterprises”). From April 2000 through December 2004, THCR Management Services, LLC (“THCR Management Services“) managed the Trump 29 Casino pursuant to a management agreement (the “Trump 29 Management Agreement“) with the Tribe, and received an annual fee based on a percentage of net revenues (as defined in the Trump 29 Management Agreement) in consideration for the management services provided (payable monthly in an amount equal to the accrued management fee for the preceding month plus any accrued, unpaid amounts).

On December 22, 2004, THCR Management Services and Trump Hotels & Casino Resorts Development Company, LLC entered into a memorandum of understanding with the Tribe and Enterprises, pursuant to which the Trump 29 Management Agreement (along with an agreement in connection with the financing, development and construction of the Trump 29 Casino and a trademark agreement that licensed the “Trump” name for use at such facility) would be terminated, subject to payment by the Tribe and Enterprises of (i) all management fees earned by THCR Management Services for services rendered under the Management Agreement through December 31, 2004, and (ii) a $6 million fee, among other conditions. On January 21, 2005, the Bankruptcy Court approved the memorandum of understanding. Termination of the Trump 29 Management Agreement will result in the loss of revenues from such agreement, which will adversely affect the liquidity and operating performance of the Reorganized Debtors.

(6) Hotel-Casino Resort Properties

Provided below is certain information regarding the properties described in subparagraphs (1) through (4) above as of December 31, 2003. THCR wholly owns and operates these properties, which do not include the Trump 29 Casino. As described above, THCR Management Services had managed the Trump 29 Casino pursuant to the Trump 29 Management Agreement, which has been terminated.

Location/Name	Number of Rooms/ Suites	Approximate Casino Square Footage	Slot Machines	Gaming Tables[1]
Atlantic City, NJ Trump Taj Mahal Casino	1,250	157,395	4,670	193

Trump Plaza Casino	904	91,181	2,906	90

Trump Marina Casino	728	79,700	2,501	75

Subtotal	2,882	328,276	10,077	358

Buffington Harbor, IN
Trump Indiana Casino	300	43,000	1,662	42

Total	3,182	371,276	11,739	400

1	Generally includes blackjack, baccarat, craps, pai gow poker, Caribbean stud poker, roulette and poker.

The Debtors believe that their properties derive substantial benefit from the widespread recognition of the “Trump” name and its association with high-quality amenities and first-class service. THCR’s properties use the “Trump” name to attract business at each site where they seek to provide an exciting gaming and entertainment experience tailored to the primary patrons in each of the markets in which they operate.

B. Selected Consolidated Historical Financial Data

(1) Trump Hotels and Casino Resorts, Inc.

The following selected consolidated historical financial data should be read in conjunction with THCR’s consolidated financial statements and related notes included in this Disclosure Statement and in THCR’s annual reports, THCR’s quarterly reports and other financial information included in THCR’s filings with the SEC. See Section I.C. – “Introduction – Where You Can Find Additional Information About the Debtors.” The selected consolidated historical financial data shown below as of and for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 are derived from THCR’s respective audited consolidated financial statements. The selected consolidated historical financial data shown below for the nine months ended September 30, 2003 and 2004 are derived from THCR’s unaudited condensed consolidated financial statements.

	Year Ended December 31,						Nine Months Ended September 30,
Income Statement data:	1999	2000		2001	2002	2003	2003	2004
	(in thousands except per share data)
Revenues:
Gaming	$1,275,829	$	,245,014	$1,239,530	$1,276,301	$1,218,318	$938,471	$921,661
Other(a)	300,054		258,659	250,763	252,442	246,614	190,060	199,831

Gross Revenues	1,575,883		1,503,673	1,490,293	1,528,743	1,464,932	1,128,531	1,121,492
Less: Promotional Allowances	345,668		323,865	314,002	299,708	303,486	233,839	242,740

Net Revenues	1,230,215		1,179,808	1,176,291	1,229,035	1,161,446	894,692	878,752

Costs and Expenses:
Gaming	627,607		598,447	588,745	578,776	570,825	437,292	432,252
Other	88,256		78,172	75,229	78,627	76,982	58,539	57,186
General and administrative	292,288		282,194	258,953	277,249	276,860	205,978	205,050
Depreciation and amortization	83,323		77,231	73,870	83,734	94,406	69,952	77,603
Debt renegotiation costs(b)	—		—	—	3,282	2,951	2,951	2,857
Trump World’s Fair closing costs(c)	123,959		814	—	—	—	—	—

Total costs and expenses	1,215,433		1,036,858	996,797	1,021,668	1,022,024	774,712	774,948

Income from operations	14,782		142,950	179,494	207,367	139,422	119,980	103,804
Interest expense, net	(215,566)		(212,890)	(216,861)	(220,782)	(226,990)	(168,551)	(170,690)
Gain on debt purchase/refinancing, net(d)	—		14,903	—	—	2,892	2,892	—
Other non-operating (expense) income(e)	(1,501)		(653)	420	1,962	25	(20)	2,089
Loss in joint venture	(3,008)		(3,134)	(2,808)	(2,448)	(2,396)	(1,855)	(1,430)
Provision for Income Taxes	—		—	(150)	(4,968)	(5,305)	(3,935)	(25,272)
Minority interest(f)	75,076		21,512	14,593	6,900	5,061	5,061	—
Cumulative effect of change in accounting principle(g)	(3,565)		—	—	—	—	—	—

Net loss	$(133,782)		$(37,312)	$(25,312)	$(11,969)	$(87,291)	$(46,428)	$(91,499)

Basic loss per common share(h)	$(6.03)		$(1.69)	$(1.15)	$(0.54)	$(3.39)	$(1.90)	$(3.06)

Weighted average Shares Outstanding	22,178,878		22,041,048	22,010,027	22,010,027	25,773,545	24,381,340	29,904,764

	At December 31,					At September 30,
Balance Sheet data:	1999	2000	2001	2002	2003	2004
	(in thousands)
Cash and Cash equivalents	$104,026	$95,429	$119,173	$116,072	$95,672	$124,047
Property and equipment, net	1,860,596	1,815,068	1,797,489	1,786,056	1,755,734	1,724,570
Total assets	2,267,242	2,199,313	2,219,119	2,196,129	2,031,433	2,037,624
Total long-term debt, net of current maturities	1,855,327	1,827,023	1,881,636	1,913,026	1,796,923	1,804,429
Minority interest	48,409	26,897	12,167	5,061	—	—
Total stockholders’ equity (Deficit)	152,664	115,149	89,602	77,273	5,577	(85,922)

(a)	On September 15, 1999, an agreement was reached between Trump Taj Mahal Associates, All Star Café and Planet Hollywood International, Inc. to terminate, effective September 24, 1999, All Star Café’s lease of certain space at the Trump Taj Mahal Casino. Upon termination of All Star Café’s lease, all property, improvements, alterations and All Star Café’s personal property, with the exception of specialty trade fixtures, became the property of Trump Taj Mahal Associates. Trump Taj Mahal Associates recorded the $17.2 million estimated fair market value of these assets in other revenue based on an independent appraisal.
(b)	Debt renegotiation costs represent costs incurred relating to refinancing efforts unsuccessfully completed or no longer pursued. Debt renegotiation costs in 2004 represent costs incurred in connection with the proposed recapitalization of THCR by the DLJ Merchant Banking Partners III, L.P. proposed investment, which was terminated on September 22, 2004. Debt renegotiation costs in 2003 include transactional fees earned upon the successful completion of debt refinancing in 2003.
(c)	On October 4, 1999, THCR closed Trump World’s Fair. The estimated cost of closing Trump World’s Fair was approximately $124.0 million, including $97.2 million for the writedown of the net book value of the assets and $26.7 million of costs incurred in connection with the closing and demolition of the building. For the year ended December 31, 2000, an additional $0.8 million was charged to operations. The World’s Fair site is expected to be transferred to DJT on the Effective Date pursuant to the Plan.
(d)	The gain on debt purchase for the year ended December 31, 2000 relates to the repurchase by THCR Enterprises, LLC of $35.5 million of the 15.5% Senior Notes due June 15, 2005 issued by THCR Holdings and Trump Hotels & Casino Resorts Funding, Inc. (the “THCR Holdings Senior Notes”), net of the writedown of unamortized loan costs. The gain on debt refinancing for the year ended December 31, 2003 includes the net gain on the retirement of the 11.75% First Mortgage Notes due November 1, 2003, issued by Trump Marina Associates, L.P. and Trump’s Castle Funding, Inc. and the notes issued as payment-in-kind thereon, the call premium on the retirement of the THCR Holdings Senior Notes and the settlement of Trump Indiana, Inc.’s interest rate swap and the write-off of unamortized loan costs in connection with the offering of the TCH Notes on March 25, 2003.
(e)	Other non-operating expense for the years ended December 31, 1999 and 2000 includes $1.5 million and $0.2 million, respectively, of costs associated with certain litigation. For the year ended December 31, 2002, $1.3 million was reversed and recorded as non-operating income as a result of a favorable final judgment on behalf of the Debtors. In April 2004, THCR settled an insurance claim for a warehouse at Trump Plaza Casino, which collapsed due to an unusual amount of snowfall in February 2003. The insurance settlement resulted in a gain of approximately $2.1 million. Additionally, other non-operating income in 2004 includes a charge of $0.7 million for the sale of property in Atlantic City.
(f)	Minority interest represents the approximately 37% interest held by DJT. During 2003, the minority interest liability was completely eliminated through past losses.
(g)	The cumulative effect of change in accounting principle results from the adoption of the American Institute of Certified Public Accountants Statement of Position 98-5 “Reporting on the Costs of Start-Up Activities,” whereby THCR wrote off development costs of $3.6 million, net of minority interest of $2.1 million.
(h)	Basic earnings (loss) per share is based on the weighted average number of shares of Old THCR Common Stock outstanding. Diluted earnings per share includes the impact of common stock options using the treasury stock method unless such options are anti-dilutive. The shares of Old THCR Class B Common Stock owned by DJT have no economic interest and therefore are not considered in the calculation of weighted average shares outstanding. The 13,918,723 shares of Old THCR Common Stock issuable upon the conversion of DJT’s Old THCR Holdings LP Interests are excluded in the calculation of earnings (loss) per share since they would be anti-dilutive.

(2) Trump Casino Holdings, LLC

The following selected consolidated historical financial data should be read in conjunction with TCH’s consolidated financial statements and related notes included in TCH’s annual reports, TCH’s quarterly reports and other financial information included in TCH’s filings with the SEC. See Section I.C. – “Introduction – Where You Can Find Additional Information About the Debtors.” The selected consolidated historical financial data shown below as of and for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 are derived from TCH’s respective audited consolidated financial statements. The selected consolidated historical financial data shown below for the nine months ended September 30, 2003 and 2004 are derived from TCH’s unaudited condensed consolidated financial statements.

	Year Ended December 31,					Nine Months Ended September 30,
Income Statement data:	1999	2000	2001	2002	2003	2003	2004
	(in thousands)
Gross revenue	$477,721	$456,788	$459,685	$483,126	$466,112	$356,693	$368,586
Less-promotional allowances	98,063	88,867	85,863	86,165	83,345	64,010	65,510

Net Revenues	379,658	367,921	373,822	396,961	382,767	292,683	303,076

Costs and Expenses:
Gaming	200,011	190,377	189,712	190,455	190,922	146,121	147,308
Other	22,011	21,559	20,316	21,102	21,001	16,275	16,043
General and administrative	99,579	100,265	94,551	99,544	100,442	71,964	71,046
Debt renegotiation costs(a)	—	—	—	1,629	401	401	857
Depreciation and amortization	24,407	25,149	24,137	27,606	29,823	22,086	22,108

Total costs and expenses	346,008	337,350	328,716	340,336	342,589	256,847	257,362

Income from operations	33,650	30,571	45,106	56,625	40,178	35,836	45,714
Interest Income	1,397	2,075	1,382	867	735	657	158
Interest Expense	(61,225)	(62,450)	(65,685)	(70,728)	(72,188)	(55,530)	(54,310)
Gain on debt refinancing(b)	—	—	—	—	7,931	7,931	—
Other non-operating income (expense)(c)	(1,917)	(218)	100	1,219	(20)	(20)	609

Loss before equity in loss from joint venture and income taxes	(28,095)	(30,022)	(19,097)	(12,017)	(23,364)	(11,126)	(7,829)
Equity in loss from joint venture	(3,008)	(3,134)	(2,808)	(2,448)	(2,396)	(1,855)	(1,430)
Provision for income taxes	—	—	(150)	(1,200)	(1,375)	(988)	(22,073)

Net loss	$(31,103)	$(33,156)	$(22,055)	$(15,665)	$(27,135)	$(13,969)	$(31,332)

	At December 31,					At September 30,
Balance Sheet data	1999	2000	2001	2002	2003	2004
	(in thousands)
Cash and Cash equivalents	$28,335	$27,662	$39,091	$33,917	$34,817	$49,713
Property and equipment, net	537,286	524,234	520,447	517,854	508,166	498,459
Total assets	645,841	638,895	649,666	628,064	633,160	637,998
Total long-term debt, net of current maturities	407,502	414,504	464,493	487,242	479,680	467,110
Total capital	108,409	82,985	61,008	45,853	80,305	48,973

(a)	Debt renegotiation costs represent costs incurred relating to refinancing efforts unsuccessfully completed or no longer pursued. Debt renegotiation costs in 2004 represent costs incurred in connection with the proposed recapitalization of THCR by the DLJ Merchant Banking Partners III, L.P. proposed investment, which was terminated on September 22, 2004. Debt renegotiation costs in 2003 include transactional fees earned upon the successful completion of debt refinancing in 2003.
(b)	The gain on debt refinancing for the year ended December 31, 2003 includes the net gain on the retirement of the 11.75% First Mortgage Notes due November 1, 2003, issued by Trump Marina Associates, L.P. and THCR’s Castle Funding, Inc. and the notes issued as payment-in-kind thereon, the settlement of Trump Indiana, Inc.’s interest rate swap and the write-off of unamortized loan costs in connection with the offering of the TCH Notes on March 25, 2003.
(c)	Other non-operating expense for the years ended December 31, 1999 and 2000 includes $1.5 million and $0.2 million, respectively, of costs associated with certain litigation. For the year ended December 31, 2002, $1.3 million was reversed and recorded as non-operating income as a result of a favorable final judgment on behalf of the Debtors.

(3) Trump Atlantic City Associates

The following selected consolidated historical financial data should be read in conjunction with TAC’s consolidated financial statements and related notes included in TAC’s annual reports, TAC’s quarterly reports and other financial information included in TAC’s filings with the SEC. The selected consolidated historical financial data shown below as of and for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 are derived from TAC’s respective audited consolidated financial statements. The selected consolidated historical financial data shown below for the nine months ended September 30, 2003 and 2004 are derived from TAC’s unaudited condensed consolidated financial statements.

	Year Ended December 31,					Nine Months Ended September 30,
Income Statement data:	1999	2000	2001	2002	2003	2003	2004
	(in thousands)
Revenues:
Gaming	$867,556	$858,473	$849,426	$865,656	$825,068	$638,541	$613,848
Other(a)	230,606	188,412	181,182	179,961	173,752	133,297	139,058

Gross revenues	1,098,162	1,046,885	1,030,608	1,045,617	998,820	771,838	752,906
Less-promotional allowances	247,605	234,998	228,139	213,543	220,141	169,829	177,230

Net Revenues	850,557	811,887	802,469	832,074	778,679	602,009	575,676

Costs and Expenses:
Gaming	427,571	408,070	399,033	388,321	379,903	291,171	284,944
Other	66,231	56,613	54,913	57,525	55,981	42,264	41,143
General and Administrative	173,578	174,125	161,457	176,215	170,699	130,094	128,788
Depreciation and Amortization	58,615	51,924	49,448	56,104	64,555	47,845	55,449
Debt Renegotiation Costs(b)	—	—	—	1,570	300	300	2,000
Trump World’s Fair Closing Costs(c)	123,959	814	—	—	—	—	—

Total Costs and Expenses	849,954	691,546	664,851	679,735	671,438	511,674	512,324

Income from Operations(d)	603	120,341	137,618	152,339	107,241	90,335	63,352
Interest and Other Non-Operating Income	3,813	4,145	2,633	1,152	819	532	1,881
Interest Expense	(153,759)	(153,664)	(154,283)	(153,144)	(158,026)	(115,921)	(116,940)

Income (Loss) Before Income Tax Provision	(149,343)	(29,178)	(14,032)	347	(49,966)	(25,054)	(51,707)
Income Tax Provision	—	—	—	(3,768)	(3,930)	(2,947)	(3,199)

Net loss	$(149,343)	$(29,178)	$(14,032)	$(3,421)	$(53,896)	$(28,001)	$(54,906)

Balance Sheet data	At December 31,					At September 30,
	1999	2000	2001	2002	2003	2004
	(in thousands)
Cash and Cash equivalents	$75,061	$67,205	$70,909	$79,007	$59,727	$74,251
Property and equipment, net	1,322,599	1,290,638	1,277,004	1,268,125	1,247,472	1,225,700
Total assets	1,570,866	1,542,446	1,540,121	1,438,127	1,396,507	1,397,316
Total long-term debt, net of current maturities	1,302,824	1,303,019	1,307,643	1,316,284	1,317,243	1,321,431
Total capital	123,416	94,238	80,206	(28,065)	(86,394)	(144,768)

(a)	On September 15, 1999, an agreement was reached between Trump Taj Mahal Associates, All Star Café and Planet Hollywood International, Inc. to terminate, effective September 24, 1999, All Star Café’s lease of certain space at the Trump Taj Mahal Casino. Upon termination of All Star Café’s lease, all property, improvements, alterations and All Star Café’s personal property, with the exception of specialty trade fixtures, became the property of Trump Taj Mahal Associates. Trump Taj Mahal Associates recorded the $17.2 million estimated fair market value of these assets in other revenue based on an independent appraisal.
(b)	Debt renegotiation costs represent costs incurred relating to refinancing efforts unsuccessfully completed or no longer pursued. Debt renegotiation costs in 2004 represent costs incurred in connection with the proposed recapitalization of THCR by the DLJ Merchant Banking Partners III, L.P. proposed investment, which was terminated on September 22, 2004.
(c)	On October 4, 1999, THCR closed Trump World’s Fair. The estimated cost of closing Trump World’s Fair was approximately $124.0 million, including $97.2 million for the writedown of the net book value of the assets and $26.7 million of costs incurred in connection with the closing and demolition of the building. For the year ended December 31, 2000, an additional $0.8 million was charged to operations. The World’s Fair site is expected to be transferred to DJT on the Effective Date pursuant to the Plan.
(d)	In April 2004, THCR settled an insurance claim for a warehouse at Trump Plaza Casino, which collapsed due to an unusual amount of snowfall in February 2003. The insurance settlement resulted in a gain of approximately $2.1 million. Additionally, other non-operating income in 2004 includes a charge of $0.7 million for the sale of property in Atlantic City.

For more information on the Debtors, see THCR’s Annual Report on Form 10-K for 2003 annexed to this Disclosure Statement as Exhibit T, THCR’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2004, annexed to this Disclosure Statement as Exhibit U, and refer to the information contained in Section I.C. – “Introduction – Where You Can Find Additional Information About the Debtors.”

C. Current Directors and Executive Officers of THCR

The following table sets forth THCR’s current executive officers and directors:

Name	Age	Position
Donald J. Trump	58	Chairman of the Board and Chief Executive Officer

Scott C. Butera	38	President and Chief Operating Officer

Mark A. Brown	44	President and Chief Executive Officer of the Casino Operations Group

Robert M. Pickus	50	Executive Vice President, Secretary and General Counsel

Francis X. McCarthy, Jr.	52	Executive Vice President of Corporate Finance and Chief Financial Officer

John P. Burke	57	Executive Vice President and Corporate Treasurer

Joseph A. Fusco	60	Executive Vice President of Government Affairs

Wallace B. Askins	74	Director

Don M. Thomas	74	Director

Robert J. McGuire	68	Director

D. Description of Existing Outstanding Securities of THCR

(1) Old THCR Common Stock

As of September 30, 2004, there were 29,904,764 shares of Old THCR Common Stock outstanding and 1,652 record holders of Old THCR Common Stock (not including approximately 20,000 beneficial owners who own shares held in “street” name through a nominee). On September 27, 2004, the NYSE delisted the Old THCR Common Stock from trading pursuant to Section 12(d) of the Exchange Act of 1934, as amended (the “Exchange Act“), and Rule 12d-2 thereunder, in response to THCR’s announcement that it intended to implement the restructuring transactions contemplated in the Plan through a voluntary chapter 11 proceeding, which constitutes a basis for seeking delisting and deregistration of common stock under NYSE rules. Prior to its delisting, the Old THCR Common Stock had traded on the NYSE under the symbol “DJT.” The Old THCR Common Stock currently trades on the OTC Bulletin Board under the symbol “DJTCQ.OB.” Holders of Old THCR Common Stock are entitled to one vote for each share held and the holders of Old THCR Common Stock and Old THCR Class B Common Stock together generally have the exclusive right to vote for the election of directors and on all other matters requiring the approval of stockholders, voting as a single class.

Under the Plan, each holder of Old THCR Common Stock will retain its rights held therein as further described under Section X.C(3) – “The Future Business of the Reorganized Debtors – Securities to be Issued by the Reorganized Debtors – Issuance of New Common Stock.” In addition, each holder of Old THCR Common Stock (excluding DJT) will receive one-year New Class A Warrants to purchase an aggregate of up to 3,425,193 shares of New Common Stock at a purchase price of $14.60 per share, as further described under Section X.C(4)a below – “The Future Business of Reorganized Debtors – Securities to be Issued by the Reorganized Debtors – New Warrants – New Class A Warrants.”

(2) Old THCR Class B Common Stock

As of the Petition Date, 1,000 shares of Old THCR Class B Common Stock were issued and outstanding, all of which are beneficially owned by DJT, 850 shares of which are held directly by DJT, 50 shares of which are held indirectly through TCI and 100 of which are held indirectly through TCI 2 (for convenience, all shares or other interests beneficially owned directly or indirectly by DJT shall be referred to in the Disclosure Statement as held by DJT). No established trading market exists for Old THCR Class B Common Stock. Holders of Old THCR Class B Common Stock are not permitted to receive any dividends or distributions (other than certain distributions upon liquidation) with respect to the equity of THCR, and generally vote on all matters with the holders of Old THCR Common Stock as a single class. The Old THCR Class B Common Stock held by DJT has the voting equivalency of 13,918,723 shares of Old THCR Common Stock and represent the share of Old THCR Common Stock issuable upon the exchange of DJT’s Old THCR Holdings LP Interests. The shares of Old THCR Class B Common Stock are redeemable at par to the extent the limited partnership interests in THCR Holdings are exchanged by DJT.

THCR’s Certificate of Incorporation provides that in the event of any liquidation, dissolution or winding-up of the affairs of THCR, holders of Old THCR Common Stock and Old THCR Class B Common Stock shall be entitled to share ratably, in accordance with the number of shares held by each such holder, out of the assets of THCR legally available for distribution to its stockholders, an amount equal to the par value per share (currently $0.01 per share). After the payment in full of such amount to the holders of the Old THCR Common Stock and Old THCR Class B Common Stock, the holders of the Old THCR Common Stock shall be entitled to receive ratably, in accordance with the number of shares held by each such holder, the remaining assets of THCR available for distribution to the holders of Old THCR Common Stock, and the holders of Class B Common Stock shall not be entitled to share in the distribution of such remaining assets.

The Official Committee alleges that the aforementioned provisions of THCR’s Certificate of Incorporation result in the Old THCR Class B Common Stock being subordinated to the Old THCR Common Stock with respect to any distributions. However, as described in the previous paragraph and the Debtors’ applicable organizational documents, the Debtors disagree with the Official Committee and believe that the holders of Old THCR Common Stock and Old THCR Class B Common Stock share ratably (up to the par value thereof).

If exchanged, such limited partnership interests in THCR Holdings would give DJT ownership of approximately 54.5% of the Old THCR Common Stock (including his current personal share ownership) or approximately 56.3% assuming currently exercisable options held by DJT were exercised, as of September 30, 2004. Under the Plan, TCI 2 shall be merged into a wholly owned subsidiary of THCR prior to the Effective Date, the shares of Old THCR Class B Common Stock held by TCI 2 shall thereupon be held by such subsidiary of THCR (and later, Reorganized THCR) and 1,000 shares of New Class B Common Stock will be issued and outstanding as of the Effective Date. The New THCR Class B Common Stock shall have the voting equivalency of the shares of New Common Stock issuable upon exchange of DJT’s New THCR Holdings Interests. DJT’s ability to vote shares of

New Common Stock issuable upon the exchange of New THCR Holdings LP Interests beneficially owned by him will be adjusted to account for the Reverse Stock Split. See Section X.C(3)b – “The Future Business of the Reorganized Debtors – Securities to be Issued by the Reorganized Debtors – Issuance of New Common Stock – Description of the New Class B Common Stock.”

(3) TAC Notes

General. TAC’s debt consists primarily of $1.3 billion aggregate principal amount of TAC Notes.8 Interest is payable on the TAC Notes on May 1 and November 1 of each year.

Redemption. The TAC Notes are redeemable in whole or in part, at any time upon not fewer than thirty (30) but not more than sixty (60) days’ notice. Since May 1, 2004, the redemption price has been 100.0% of the outstanding principal amount of the TAC Notes redeemed, plus accrued interest.

Guarantees and Collateral. The TAC Notes are secured on a senior basis by substantially all of the real and personal property owned or leased by Trump Plaza Associates and Trump Taj Mahal Associates. The obligations under the TAC Notes are jointly and severally guaranteed by Trump Taj Mahal Associates, Trump Plaza Associates, TAC and all future subsidiaries of TAC (other than Trump Atlantic City Funding, Inc., Trump Atlantic City Funding II, Inc. and Trump Atlantic City Funding III, Inc., the respective co-issuers of such notes). The guarantors’ obligations are secured on a senior basis by substantially all of their assets. The TAC Notes are not guaranteed by THCR, THCR Holdings, TCH, any of TCH’s subsidiaries, THCR Holding Corp., THCR/LP, THCR Enterprises, Inc., THCR Enterprises, LLC, THCR Ventures, Inc., Trump Internet Casino, LLC, Trump Hotels & Casino Resorts Development Company, LLC or Trump Plaza Funding, Inc., and none of such entities are obligated to, or are in a position to, provide funds to TAC or TAC’s subsidiaries for any purpose (other than certain amounts payable under a casino services agreement, pursuant to which Trump Taj Mahal Associates provides managerial, financial, accounting, purchasing, legal and other services incidental to running a casino and hotel for THCR’s properties, and is reimbursed for the costs and expenses incurred by Trump Taj Mahal Associates in providing such services).

Negative Covenants. The indentures governing the TAC Notes contain certain restrictions on the ability of TAC (and almost all of its subsidiaries) to incur additional debt, pay dividends, issue or repurchase stock, make capital expenditures or merge with another entity, among other restrictions.

(4) TCH Notes

General. TCH’s debt consists primarily of (i) $425.0 million aggregate principal face amount of TCH First Priority Notes and (ii) $65.0 million aggregate original principal face amount of TCH Second Priority Notes, plus approximately $5.9 million aggregate principal face amount of such notes that have been issued as payments-in-kind thereon (collectively, the “TCH Notes”).9

[8]	The indenture governing the $1.2 billion aggregate principal amount of 11.25% First Mortgage Notes due 2006 of TAC and Trump Atlantic City Funding, Inc. was filed as an exhibit to THCR's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; the indenture governing the $75 million aggregate principal amount of 11.25% First Mortgage Notes due 2006 of TAC and Trump Atlantic City Funding II, Inc. was filed as an exhibit to the S-4 Registration Statement filed by TAC on March 16, 1998; and the indenture governing the $25 million aggregate principal amount of 11.25% First Mortgage Notes due 2006 of TAC and Trump Atlantic City Funding III, Inc. was filed as an exhibit to TAC's Annual Report on Form 10-K for the year ended December 31, 1997.

Redemption. Except in connection with a public or private equity offering, the TCH Notes are not redeemable until March 15, 2007. Until March 15, 2006, TCH and Trump Casino Funding, Inc. may redeem up to 35.0% of the aggregate principal face amount of the TCH First Priority Notes and the TCH Second Priority Notes with the net proceeds of one or more public or private equity offerings. The TCH Second Priority Notes are not redeemable while the TCH First Priority Notes are outstanding. For the twelve (12)-month period commencing March 15, 2007, the TCH Notes are redeemable at 108.719% of their outstanding principal amount. For the twelve (12)-month period commencing March 15, 2008, the redemption price decreases to 104.359% of the outstanding principal amount. For the twelve (12)-month period commencing March 15, 2009, the redemption price is 100.0% of the outstanding principal amount.

Interest Rate. The interest rate on the TCH First Priority Notes, and the rate of interest payable in cash on the TCH Second Priority Notes, will increase by 0.5% per annum if TCH’s First Priority Leverage Ratio (as defined below) for any fiscal year, commencing with the year ended December 31, 2003, exceeds 4.8 to 1.0, and by 1.0% per annum if the First Priority Leverage Ratio exceeds 5.3 to 1.0. For these purposes, the term “First Priority Leverage Ratio” for any year is defined generally as the ratio of (a) the total outstanding principal amount of the TCH First Priority Notes (plus other indebtedness, if any, ranking pari passu with the TCH First Priority Notes) as of December 31 of such year to (b) the Consolidated EBITDA of TCH, which equals (without duplication) the sum of consolidated net income, plus consolidated income tax expense, plus consolidated depreciation and amortization expense, plus consolidated fixed charges and non-cash charges related to regulatory write downs for the year.

The First Priority Leverage Ratio for the year ended December 31, 2003 resulted in an increase in the interest rates on the TCH Notes of 1.0%. Such increase is effective from and after March 15, 2004, to March 14, 2005, at which point the rates of interest payable on the TCH Notes would be restored to their original levels, unless the First Priority Leverage Ratio computation for fiscal 2004 were to result in an increase. The Debtors do not anticipate that TCH will be able to maintain a First Priority Leverage Ratio for the year ended December 31, 2004 below the levels set forth in the indenture governing the TCH First Priority Notes, which would result in the 1.0% increase in the interest rates on the TCH Notes to be imposed for the twelve (12)-month period following March 15, 2005, if the Plan were not consummated by such date.

Guarantees and Collateral. The TCH Notes are guaranteed by each of the subsidiaries of TCH (other than Trump Casino Funding, Inc., the co-issuer of such notes) fully and unconditionally and on a senior secured basis. Substantially all of the assets of TCH and its guarantor subsidiaries are pledged as security on the TCH Notes. The security interests relating to the TCH First Priority Notes are senior to the security interests relating to the TCH Second Priority Notes. The TCH Notes are not guaranteed by THCR, THCR Holdings, TAC, any subsidiaries of TAC, THCR Holding Corp., THCR/LP, THCR Enterprises, Inc., THCR Enterprises, LLC, THCR Ventures, Inc., Trump Internet

[9]	The indenture governing the TCH First Priority Notes and the indenture governing the TCH Second Priority Notes were filed as exhibits to the S-4 Registration Statement filed by TCH and Trump Casino Funding, Inc. on May 1, 2003.

Casino, LLC, Trump Hotels & Casino Resorts Development Company, LLC or Trump Plaza Funding, Inc., and none of such entities is obligated to, or is in a position to, provide funds to TCH for any purpose.

Negative Covenants. The indentures governing the TCH Notes contain certain restrictions on the ability of TCH (and almost all of its subsidiaries) to incur additional debt, pay dividends, issue or repurchase stock, make capital expenditures or merge with another entity, among other restrictions.

(5) Old Options and Other Rights.

As of the Petition Date, there were four million shares of Old THCR Common Stock authorized for issuance under the Old THCR Stock Incentive Plan. Pursuant to the Old THCR Stock Incentive Plan, certain directors, employees and consultants of THCR and its subsidiaries and affiliates are eligible to receive awards of various forms of equity-based incentive compensation, including options to purchase shares of Old THCR Common Stock. Under the Plan, all options issued under the Old THCR Stock Incentive Plan will be extinguished and the holders thereof will not be entitled to, and will not, receive or retain any property or interest in property on account of such options.

SECTION V.

KEY EVENTS LEADING TO THE

COMMENCEMENT OF THE CHAPTER 11 CASES

A. Background

In recent years, the Debtors have not achieved desired results in operating performance, revenues and earnings. During this time, the Debtors have faced increased competition and other challenges in the markets in which they operate, while burdened by substantial debt service on their existing debt obligations. The Debtors’ cash flows have been sufficient to fund operations and make interest payments when due (although, with respect to the interest payments scheduled to be paid on the TAC Notes on May 1, 2004 and on the TCH Notes on September 15, 2004, the Debtors utilized the thirty (30)-day grace periods provided under the applicable indentures and delayed payment until May 27, 2004 and October 14, 2004, respectively, and after executing the Restructuring Support Agreement and in contemplation of Filing the Chapter 11 Cases, the Debtors did not make the interest payments scheduled to be paid on the TAC Notes on November 1, 2004). Nonetheless, the Debtors’ core businesses have not generated cash flows necessary to reinvest in the maintenance or expansion of their hotel and casino properties at levels consistent with those of their competitors.

To address the Debtors’ long-term financial needs, commencing in the third quarter of 2003 management began exploring ways to improve operating efficiencies and develop a more suitable capital structure. The Debtors considered several measures to meet these objectives, including: (i) reducing overhead costs and other expenses; (ii) selling one or more casino properties; (iii) increasing the productivity of existing labor resources; (iv) utilizing the latest technology with proven economies of scale; (v) restructuring the Debtors’ indebtedness through an out-of-court or in-court proceeding; and (vi) raising additional funds through new equity investments by one or more third parties.

During the second half of 2003, the Debtors continued to revise their business plans and projections in light of deteriorating operating results, due in large part to continued sluggishness in the local economy, high energy and gasoline prices and gains by competitors. The Debtors also faced diminishing market share in Atlantic City resulting from the July 2003 opening of the Borgata Casino Hotel and Spa (the “Borgata“), a casino resort complex in Atlantic City’s marina district operated through a joint venture between MGM Mirage, Inc. and Boyd Gaming Corporation. The Debtors’ liquidity situation became further constrained due to diminished cash flows, increased trade payables, limited capacity to raise additional capital, minimal cash reserves beyond those required to fulfill gaming regulatory requirements and lack of short-term borrowing capacity.

In light of these developments, it became clear to the Debtors that a restructuring of the Debtors, possibly in connection with a third-party equity investment, would be necessary to fund the operating expenses, capital expenditures and debt service required to achieve break-even cash flows. The Debtors’ senior management contacted approximately twenty-five (25) potential strategic and financial investors that had either invested in the gaming industry or had the financial capability to make a substantial investment in the Debtors, either on their own or with one or more partners. The Debtors also consulted with several investment banks regarding the Debtors’ prospects for obtaining additional capital required to fund their businesses. Extensive analysis and consultations with potential investors and investment banks confirmed that additional capital would likely not be available without a significant deleveraging of the Debtors’ balance sheet and a restructuring of the Debtors’ existing indebtedness.

In October 2003, the Debtors retained Latham & Watkins LLP as their legal advisor and, in January 2004, certain of the Debtors retained UBS Securities LLC as their financial advisor to advise the Debtors on their financial position and alternatives, including a possible restructuring of the Debtors’ capital structure. THCR’s board of directors also formed a special committee of independent directors (the “Special Committee”) to monitor, assist with and advise THCR’s board and management on the Debtors’ restructuring efforts, and the Special Committee retained Ropes & Gray LLP (“Ropes”) and Jefferies & Company, Inc. (“Jefferies”), as the Special Committee’s respective legal and financial advisors.

B. Prepetition Negotiations with DLJMB; Possible DLJMB Investment

Although the Debtors had contacted a number of prospective alternative investors, the only significant indication of interest or proposal from a third-party equity investor came from DLJ Merchant Banking Partners III, L.P. (“DLJMB”), the private equity arm of Credit Suisse First Boston. On September 29, 2003, THCR entered into a confidentiality agreement with DLJMB pursuant to which THCR agreed to make available certain confidential information to DLJMB in connection with a potential equity investment as part of a recapitalization of the Debtors. Preliminary due diligence activities by DLJMB followed, including discussions with the Debtors’ senior management, review of the Debtors’ operating strategies and other legal and financial due diligence. In addition, DLJMB and its financial and legal advisors held a series of meetings with the Debtors and their advisors concerning the terms and implementation of a possible restructuring of the Debtors’ debt obligations and a recapitalization of the Debtors’ capital structure.

Having received no other serious investment proposals from any other prospective investor at that time, on January 21, 2004, THCR entered into an exclusivity agreement with DLJMB (the “Exclusivity Agreement”), pursuant to which THCR agreed, on behalf of itself, its affiliates and representatives, that it would not, for a period of sixty (60) days, solicit, participate in negotiations with, or furnish nonpublic information to, any party other than DLJMB regarding a potential recapitalization of the Debtors, among other restrictions. THCR also agreed to provide DLJMB and its representatives access to the properties, books, records and documents of the Debtors, and agreed to reimburse DLJMB for certain transaction expenses were a recapitalization transaction to be consummated.

On February 12, 2004, THCR, THCR Holdings, TAC, TCH, Trump Taj Mahal Associates and Trump Plaza Associates entered into certain letter agreements with DLJMB (collectively, the “Letter Agreements”), under which the Debtors extended the nonsolicitation and exclusivity period granted to DLJMB under the Exclusivity Agreement until May 31, 2004. The Letter Agreements also provided for the reimbursement of up to $5 million of certain expenses incurred by DLJMB in connection with a potential transaction, regardless of whether the Debtors consummated such a transaction with DLJMB. In addition, the Debtors agreed to pay DLJMB a $25 million break-up fee under certain circumstances if the Debtors entered into an alternative transaction (an “Alternative Transaction“) (including entering into a definitive agreement, filing a voluntary plan of reorganization with a court or filing an exchange offer registration statement with the SEC with respect to certain transactions accompanied by a change of control)10 on or prior to December 1, 2004 and consummated such a transaction anytime thereafter (the “DLJMB Tail”).11

[10]	Under the Letter Agreements, an "Alternative Transaction" will occur when THCR, any of its subsidiaries or any of its controlled affiliates enters into a definitive agreement (including an agreement subject to court approval), files a voluntary plan of reorganization with a court or files an exchange offer registration statement with the SEC, in each case with respect to:

•	Any transaction described in any of subparagraphs (a)(i)-(iii) which has an effect described in subparagraph (b), and

•	Any transaction described in subparagraph (a)(iv),

in each case whether consummated out-of-court or through a bankruptcy proceeding, without the participation of DLJMB or any of its affiliates (other than CSFB and its affiliates in connection with advisory or financing activities):

(a)(i) any direct or indirect sale, whether by sale of equity or substantially all the assets, merger or consolidation (including, without limitation, any sale pursuant to section 363 of Bankruptcy Code) of THCR, any of its subsidiaries or any of its controlled affiliates, (ii) any sale of securities of THCR, any of its subsidiaries or any of its controlled affiliates, (iii) any restructuring of indebtedness of THCR, any of its subsidiaries or any of its controlled affiliates, including, without limitation, the filing of a plan of reorganization under chapter 11 of the Bankruptcy Code; or (iv) any person other than DJT, his spouse and his legal heirs and legatees (the "Trump Group") shall acquire and own, directly or indirectly, in the aggregate a greater percentage of the Voting Stock of THCR than the Trump Group (other than pursuant to or resulting from the confirmation of a plan of reorganization under chapter 11 of the Bankruptcy Code that is not proposed by THCR);

(b) Any such transaction shall have (x) a value in excess of $200 million to THCR, any of its subsidiaries, or any of its controlled affiliates, it being understood that for such purposes, value shall mean the aggregate dollar amount of proceeds received and net indebtedness assumed, forgiven or compromised or (y) shall result in the ownership of more than 50% of the voting stock or control of the board of directors of any subsidiary or controlled affiliate of THCR with an asset fair market value of in excess of $200 million.

Notwithstanding the foregoing, in no event shall the sale for fair market value (whether through sale of equity or assets) of only one of Trump Marina Casino or Trump Indiana Casino, taken alone, constitute an Alternative Transaction. For the purposes of the Letter Agreements, "Voting Stock" shall mean all classes of equity interests of THCR then outstanding and generally entitled to vote in elections of THCR's board of directors.

[11]	The Letter Agreements and Exclusivity Agreements were filed as exhibits to THCR's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

In connection with the Exclusivity Agreement and Letter Agreements, DLJMB submitted a draft term sheet that proposed a $400 million equity investment in the Debtors conditioned on a substantially deleveraged balance sheet and comprehensive recapitalization of the Debtors, among other conditions. Proceeds from the equity investment were to constitute part of the consideration provided to the holders of TAC Notes (the “TAC Noteholders”), TCH First Priority Notes (the “TCH First Priority Noteholders”) and the TCH Second Priority Notes (the “TCH Second Priority Noteholders,” together with the TCH First Priority Noteholders, the “TCH Noteholders”), as well as to fund the Debtors’ ongoing business operations and capital expenditures and to expand the Debtors’ business. DLJMB and the Debtors continued to discuss and negotiate the terms of DLJMB’s proposed investment throughout the second and third quarters of 2004, concurrently with the Debtors’ discussions with DJT, the TAC Noteholder Committee and the TCH Noteholder Committee, as described below.

On August 9, 2004, THCR and DLJMB entered into a second exclusivity agreement (the ”Second Exclusivity Agreement“) to replace the Exclusivity Agreement (which had expired on May 31, 2004) and an amendment to the Letter Agreements. The Second Exclusivity Agreement granted to DLJMB a nonsolicitation and exclusivity period until the earlier of December 31, 2004 and the date on which THCR filed for reorganization under chapter 11 of the Bankruptcy Code. The parties also agreed on certain material terms of a restructuring of the Debtors were such a recapitalization to take place. DLJMB further agreed, in its capacity as a holder of TCH Second Priority Notes, to vote for any plan of reorganization proposed by THCR as well as to support the Debtors’ chapter 11 cases on such terms. The amendment to the Letter Agreements also extended the DLJMB Tail to June 30, 2005, among other provisions.12

On August 16, 2004, THCR entered into a letter agreement with DLJMB (the “DLJMB Expense Letter”) pursuant to which the Debtors agreed to deposit into a third-party escrow account, upon execution thereof and on a monthly basis thereafter, certain expenses incurred by DLJMB in connection with its potential equity investment. The Debtors also entered into an escrow agreement with DLJMB and U.S. Bank National Association, as escrow agent (the “DLJMB Escrow Agreement“), establishing, among other things, the circumstances under which the escrow agent could release the escrowed funds to DLJMB.

On September 22, 2004, DLJMB notified the Debtors that it was terminating discussions regarding a potential equity investment by DLJMB in connection with a potential restructuring of the Debtors, resulting in the termination of the Second Exclusivity Agreement and the release of the escrowed amounts under the DLJMB Escrow Agreement. Such termination also led to the termination of the Initial Restructuring Support Agreement, discussed below. The Debtors are no longer in negotiations with DLJMB regarding a proposed equity investment by DLJMB in connection with a potential restructuring of the Debtors. On January 26, 2005, DLJMB Filed an objection to the Disclosure Statement stating, among other things, that DLJMB has asserted a Claim for payment of $25 million under the DLJMB Tail, plus expenses of at least $1 million against the five Debtors that were signatory to the Letter Agreements. DLJMB’s objection sets forth the following bases of DLJMB’s Claim:

[12]	The Second Exclusivity Agreement and the amendments to the Letter Agreements were filed as exhibits to THCR's Current Report on Form 8-K filed on August 10, 2004.

The transaction fee is earned upon the occurrence of an Alternative Transaction and is payable without defense or offset upon consummation of any Alternative Transaction. An Alternative Transaction did occur no later than (among other events) (i) the execution of the Restructuring Support Agreement, or (ii) the filing of the Plan. Accordingly, the transaction fee is earned and is properly payable pursuant to the Letter Agreements, as amended, upon consummation of the Alternative Transaction following the confirmation of the Plan.

In addition, five of the Debtors agreed to reimburse DLJMB for its expenses in connection with the potential transaction (the “Transaction Expenses“) under the Letter Agreements, as amended. The unpaid amount of Transaction Expenses exceeds $1 million. The Transaction Expenses are payable on the earlier to occur of consummation of an Alternative Transaction or January 31, 2006. On January 18, 2005, DLJMB filed five proofs of claim in the bankruptcy cases of the five Debtors that agreed to pay the transaction fee and the Transaction Expenses under the Letter Agreements, as amended.13

The Debtors are evaluating DLJMB’s Claim and reserve all rights with respect thereto (including the right to dispute the amount of such Claim with the Bankruptcy Court).

C. Pre-Petition Negotiations Regarding Possible Sale of Trump Taj Mahal Casino

In late September 2004, THCR received an unsolicited indication of interest from an unaffiliated third party with respect to a potential purchase of Trump Taj Mahal Associates and/or the Trump Taj Mahal Casino. THCR held discussions and provided due diligence materials to such party in connection with a potential transaction. Despite the potential cash infusion that would result from a sale of Trump Taj Mahal Associates and/or the Trump Taj Mahal Casino, however, THCR believed that such a transaction would not lead to a sufficient deleveraging of the Debtors’ consolidated balance sheet and resulting reduction of interest expense necessary to improve the long-term financial prospects of the Debtors. Upon termination of discussions with respect to a potential transaction, THCR focused on negotiations with the TAC Noteholder Committee and the TCH Noteholder Committee, ultimately resulting in the execution of the Restructuring Support Agreement, as discussed below.

D. Pre-Petition and Post-Petition Negotiations Regarding Possible Sale of Trump Indiana Casino

In January 2004, THCR received an unsolicited indication of interest from an unaffiliated third party with respect to the potential purchase of all the stock of Trump Indiana, Inc. Despite the potential cash infusion that would have resulted from such sale, THCR did not consummate such a transaction, because, among other reasons, the Debtors believed that the terms of such transaction were not at appropriate valuation levels nor would the application of the net proceeds from such transaction, under the proposed terms, result in a sufficient deleveraging of the Debtors’ consolidated balance sheet

[13]	DLJMB’s Claims against certain of the Debtors are numbered 1645 and 1909 through 1912 on the official register of Claims maintained by Trumbull Group LLC.

and resulting reduction in interest expense necessary to improve the long-term financial prospects of the Debtors, and at the time the Debtors received such indication of interest, the Debtors were involved in negotiations with DLJMB with respect to DLJMB’s potential equity investment. In February 2005, the Debtors received another unsolicited offer from the same unaffiliated third party with respect to the potential purchase of the assets of Trump Indiana, Inc. The third party recently amended its offer orally to provide for the purchase of the stock of Trump Indiana, Inc. The Debtors are considering that oral amendment and reserve their rights with respect thereto.

E. Pre-Petition Negotiations with the TAC Noteholders

In the first quarter of 2004, certain TAC Noteholders formed the TAC Noteholder Committee to discuss the potential recapitalization of the Debtors. Concurrently with its formation, the TAC Noteholder Committee retained Weil, Gotshal & Manges LLP (“Weil”) as its legal counsel and Houlihan Lokey Howard & Zukin Capital (“Houlihan”) as its financial advisor. In March 2004, the Debtors entered into an engagement letter with Houlihan pursuant to which the Debtors agreed to reimburse Houlihan for certain transaction expenses incurred in connection with Houlihan’s representation of the TAC Noteholder Committee and agreed to pay Houlihan certain fees if a recapitalization transaction were to take place. The Debtors also entered into confidentiality agreements with Houlihan and Weil and agreed to reimburse Weil for billable fees and expenses incurred by Weil in connection with a potential restructuring.

In April 2004, the Debtors entered into confidentiality agreements with certain holders of TAC Notes pursuant to which the Debtors provided certain financial projections concerning the Debtors’ expected operating performance were a potential recapitalization to take place, and submitted a series of proposals in connection with a potential recapitalization of the Debtors. During the second and third quarters of 2004, Weil and Houlihan undertook extensive legal and financial due diligence with respect to the Debtors. During that time, the Debtors also held discussions with the TAC Noteholder Committee, Weil and Houlihan in an effort to develop the terms of a restructuring proposal that would be acceptable to such parties.

On August 9, 2004, certain TAC Noteholders, DJT and certain of the Debtors executed a restructuring support agreement (the “Initial Restructuring Support Agreement”), pursuant to which such TAC Noteholders agreed to support a restructuring of the Debtors based on the proposed DLJMB equity investment and the terms and conditions set forth therein and the term sheet attached thereto. The Debtors also entered into a side letter agreement (the “Bondholder Side Letter”) with Weil and Houlihan, which clarified certain matters in connection with the Second Exclusivity Agreement, Initial Restructuring Support Agreement, DLJ Expense Letter and DLJMB Escrow Agreement. On September 24, 2004, upon DLJMB’s notification to THCR that DLJMB was terminating discussions in connection with a potential restructuring of the Debtors, the TAC Noteholders terminated the Initial Restructuring Support Agreement.

In light of DLJMB’s exit as a potential equity investor, and the termination of negotiations by the Debtors in connection with a potential sale of the Trump Taj Mahal Casino, the Debtors reopened negotiations with the TAC Noteholder Committee (through such committee’s advisors) in an effort to reach terms of a restructuring of the Debtors that would be acceptable to such parties. On October 18, 2004, the Debtors entered into confidentiality agreements with certain TAC Noteholders in order for such holders to review and evaluate a proposed term sheet with respect to the proposed restructuring of the Debtors. On October 20, 2004, the Debtors entered into the Restructuring

Support Agreement with DJT, certain TCH Noteholders and certain TAC Noteholders representing approximately 57% of the aggregate principal face amount of the TAC Notes. In light of the execution of the Restructuring Support Agreement, and in contemplation of Filing the Chapter 11 Cases, the Debtors paid UBS Securities LLC a restructuring transaction fee of $8 million on November 19, 2004. While UBS Securities LLC is not being formally retained by the Debtors in the Chapter 11 Cases, UBS Securities LLC may perform certain services during the pendency of the Chapter 11 Cases contemplated by its engagement letter with certain of the Debtors without payment of any additional advisory fees (with the exception of the reimbursement of certain expenses). UBS Securities LLC and UBS Loan Finance LLC may also earn certain fees in connection with their role as joint lead arrangers and bookrunners for the Exit Facility. See Section X.F – “The Future Business of the Reorganized Debtors – Exit Facility.” In February 2005, the Debtors retained Lazard Frères & Co. LLC as co-financial advisor (along with UBS Securities LLC, as senior co-financial advisor) to provide general restructuring advice and to advise the Debtors in connection with their restructuring efforts.

F. Pre-Petition Negotiations with the TCH Noteholders

In April 2004, certain TCH Noteholders formed the TCH Noteholder Committee to discuss the recapitalization of the Debtors. Concurrently with its formation, the TCH Noteholder Committee retained Milbank, Tweed, Hadley & McCloy LLP (“Milbank”) as its legal counsel and Chanin Capital Partners (“Chanin”) as its financial advisor. The Debtors also entered into an engagement letter with Chanin pursuant to which the Debtors agreed to reimburse Chanin for certain transaction expenses incurred in connection with Chanin’s representation of the TCH Noteholder Committee and agreed to pay Chanin certain fees if a recapitalization transaction were to take place.

In June 2004, the Debtors entered into confidentiality agreements with Chanin and Milbank and agreed to reimburse Milbank for billable fees and expenses incurred by Milbank in connection with the potential restructuring. The Debtors also entered into confidentiality agreements with certain holders of TCH Notes pursuant to which the Debtors provided certain financial projections concerning the Debtors’ expected operating performance were a potential recapitalization to take place, and submitted a series of proposals in connection with a potential recapitalization. In the second and third quarters of 2004, Milbank and Chanin undertook extensive legal and financial due diligence with respect to the Debtors. During that time, the Debtors held discussions with the TCH Noteholder Committee, Milbank and Chanin in an effort to develop the terms of a restructuring proposal that would be acceptable to such parties.

On August 9, 2004, the TCH Noteholder Committee informed THCR that such committee was not in agreement with the restructuring proposals otherwise agreed to among the Debtors, DJT and the TAC Noteholders signatory to the Initial Restructuring Support Agreement. As a result, the TCH Noteholders did not enter into the Initial Restructuring Support Agreement. However, in light of DLJMB’s exit as a potential equity investor in the Debtors and the resulting termination of the Initial Restructuring Support Agreement, the Debtors reopened negotiations with the TCH Noteholder Committee (through such committee’s advisors) in an effort to reach terms of a restructuring of the Debtors that would be acceptable to such parties.

On October 18, 2004, the Debtors entered into confidentiality agreements with certain TCH Noteholders in order for such holders to review and evaluate a proposed term sheet with respect to the proposed restructuring of the Debtors. On October 20, 2004, the Debtors entered into the Restructuring Support Agreement with DJT, certain TAC Noteholders and certain TCH Noteholders representing approximately 68% of the aggregate principal face amount of the TCH First Priority Notes and approximately 75% (excluding DJT) of the aggregate principal face amount of the TCH Second Priority Notes.

G. Pre-Petition and Post-Petition Negotiations with DJT

Concurrently with their discussions with the TAC Noteholder Committee, the TCH Noteholder Committee and their respective legal and financial advisors, the Debtors exchanged term sheets and participated in negotiations with DJT, in his capacity as a majority stockholder of THCR, beneficial owner of approximately $16.4 million aggregate principal face amount of TCH Second Priority Notes and licensor of the trademark of the “Trump” name and likeness. From the commencement of negotiations to the execution of the Restructuring Support Agreement, DJT was involved in discussions regarding the principal terms of the restructuring (including the terms, conditions and structure of DJT’s equity investment of $55 million in Cash and contribution of the TCH Second Priority Notes beneficially owned by him to Reorganized THCR Holdings and DJT’s role in the business of the Reorganized Debtors), including extensive negotiations over the course of several months in connection with the DJT Agreements with the Debtors (with the oversight of the Special Committee), the TAC Noteholder Committee and the TCH Noteholder Committee.

DJT participated in such negotiations solely in his capacity as a direct or indirect beneficial owner of debt and equity securities of certain of the Debtors and licensor of the trademark of the “Trump” name and not in his capacity as a director or officer of any of the Debtors. During this process, DJT retained Willkie Farr & Gallagher LLP as his independent legal counsel; the Special Committee, as well as the Special Committee’s legal and financial advisors, also played an active role in such negotiations. The Debtors believe that THCR may not have been able to assume the Third Amended and Restated Agreement of Limited Partnership, dated as of October 7, 1996, by and among THCR, DJT, THCR/LP, TCI and TCI 2 (the “Existing Partnership Agreement”) without DJT’s consent as a limited partner because, as an executory contract, the Existing Partnership Agreement may not have been able to have been assigned, and thus, assumed pursuant to section 365(c) of the Bankruptcy Code) under applicable bankruptcy law, among other considerations. However, DJT has not actually threatened to withhold his consent from the assignment of the Existing Partnership Agreement or any other agreement between the Debtors and DJT.

The Official Committee contends that, to the extent an assumption or rejection of the Existing Partnership Agreement is required, the Existing Partnership Agreement provides for such consent, and that DJT could not, consistent with his duty of loyalty to the Debtors, take a contrary position.

DJT is also a party to the Restructuring Support Agreement (as well as having been a party to the Initial Restructuring Support Agreement), in his capacity as a beneficial owner of debt and equity securities of certain of the Debtors (and not as an officer or director thereof) and licensor of the trademark of the “Trump” name and likeness. DJT entered into the Restructuring Support Agreement on October 20, 2004 and the DJT Investment Agreement on January 25, 2005.

H. Role of the Special Committee in the Debtors’ Restructuring Efforts

The Special Committee, with the advice and participation of its legal and financial advisors, was actively involved at each stage of the Debtors’ restructuring efforts. Ropes and Jefferies were informed of the terms that were from time to time under discussion with DLJMB and with DJT (including with respect to the Exclusivity Agreement, Letter Agreements, Second Exclusivity Agreement, Initial Restructuring Support Agreement, Restructuring Support Agreement, Plan and the DJT Investment Agreement) and consulted with the Special Committee in its consideration of such terms. Throughout this process, the Special Committee considered, with the management of THCR, its counsel and financial advisors, (a) the necessity of effecting a recapitalization transaction, (b) the possibilities for alternative transactions in the market (e.g. dispositions of assets or a higher and better transaction), and (c) the processes for negotiation with DLJMB, representatives of the holders of TAC Notes and TCH Notes and DJT. At the same time, the Special Committee continued its oversight of management’s direction of the operating business and affairs of THCR. Such committee focused particularly on the Debtors’ liquidity position, its deteriorating operating results and its subsidiaries’ likely inability to meet their debt service obligations as they became due. The Special Committee held calls (on at least a weekly basis) with the Debtors’ senior management (and without DJT) during these negotiations with the Debtors’ senior management (and without DJT) during these negotiations.

The Special Committee insisted that THCR’s executive management brief the independent directors of THCR’s board of directors (at least on a weekly basis and outside the presence of DJT) on the progress of the negotiations and consulted with them on the material terms under discussion. Over the course of ten (10) months and more than forty (40) meetings with THCR’s executive management, the Special Committee, with advice and input of its legal and financial advisors: (a) pressed for existing stockholders to retain some portion of the post-recapitalization equity, notwithstanding the Debtors’ potential insolvency, (b) insisted that the public stockholders must receive, in exchange for their existing interests, the same proportional values and consideration that DJT was proposed to receive for his existing equity position, (c) demanded that the stockholders other than DJT have the right to buy a material percentage of the post-recapitalization equity at the same price that DJT would buy new equity, and (d) considered the values that THCR would transfer to DJT as an inducement for his new equity purchase, the contribution of his TCH Second Priority Note position, and the modification of his existing contractual arrangements to the benefit of the Reorganized Debtors.

In the months leading to the execution of the Restructuring Support Agreement, the Special Committee met separately to consider and act upon the Restructuring Support Agreement, which contains a robust “fiduciary out,” and, subsequently, to authorize the commencement of the Chapter 11 Cases. In each instance, the Special Committee deliberated and acted, unanimously, without the presence or participation of DJT in those deliberations. Only after the Special Committee had acted did the full board of directors of THCR convene for the purpose of confirming DJT’s concurrence in, and commitment to, the transactions authorized.

The Special Committee will continue during the pendency of the Chapter 11 Cases to exercise oversight of the Debtors’ operating businesses and affairs with a view towards, among other things, looking after the interests of the Debtors’ public stockholders, with respect to the ongoing negotiation and documentation of the recapitalization plan that is the subject of the Restructuring Support Agreement, which will be effectuated through the Plan.

I. Recommendation for the Restructuring

The Debtors’ boards of directors and the Special Committee considered a number of alternatives with respect to restructuring the Debtors’ capital structure, held lengthy meetings, discussed the restructuring with its advisors and, through senior management and advisors, engaged in extensive negotiations with representatives of the holders of TAC Notes and TCH Notes and with DJT regarding the Plan, DJT Investment Agreement and ancillary documents thereto. After considering the alternatives, and in light of these extensive negotiations, the Special Committee, in the first instance, and subsequently the board of directors of THCR and the other applicable Debtors, approved the Petitions and the Plan.

THE DEBTORS BELIEVE THAT THE PLAN WILL ENABLE THE DEBTORS TO SUCCESSFULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS, CREDITORS AND INTEREST HOLDERS. THE DEBTORS, DJT, THE TAC NOTEHOLDER COMMITTEE AND THE TCH NOTEHOLDER COMMITTEE URGE SUCH CREDITORS AND INTEREST HOLDERS TO VOTE TO ACCEPT THE PLAN.

SECTION VI.

THE CHAPTER 11 CASES

On November 21, 2004, the Debtors Filed Petitions for relief under chapter 11 of the Bankruptcy Code. The Debtors continue to operate as Debtors in Possession subject to the supervision of the Bankruptcy Court and in accordance with the Bankruptcy Code. Under the Bankruptcy Code, the Debtors are required to comply with certain statutory reporting requirements, including the Filing of monthly operating reports. As of the date hereof, the Debtors have complied with such requirements and the Debtors intend to continue to so comply. The Debtors are authorized to operate their business in the ordinary course of business, with transactions out of the ordinary course of business requiring Bankruptcy Court approval.

An immediate effect of the Filing of the Debtors’ bankruptcy Petitions is the imposition of the automatic stay under the Bankruptcy Code, which, with limited exceptions, enjoins the commencement or continuation of all collection efforts by creditors, the enforcement of Liens against property of the Debtors and the continuation of litigation against the Debtors. This relief provides the Debtors with the “breathing room” necessary to assess and reorganize its business. The automatic stay remains in effect, unless modified by the Bankruptcy Court, until consummation of a plan of reorganization.

A. Disclosure Statement and Plan Confirmation Hearings

The Debtors Filed this Disclosure Statement and the Plan on December 15, 2004. The Bankruptcy Court considered the adequacy of this Disclosure Statement and the Plan at hearings on February 3, 2005 and February 14, 2005. The Confirmation Hearing in respect of the Plan has been scheduled for April 5, 2005 at 10:00 a.m., Eastern Time, before the Honorable Judge Judith H. Wizmur in the United States Bankruptcy Court for the District of New Jersey, 401 Market Street, Camden, NJ 08101.

B. Significant Motions During the Chapter 11 Cases14

Simultaneous with the Filing of their Petitions, the Debtors Filed numerous “first day” motions seeking orders from the Bankruptcy Court authorizing the Debtors to retain professionals and providing the Debtors certain relief from certain administrative requirements imposed by the Bankruptcy Code. On November 22, 2004, and at various dates thereafter as reflected on the docket in the Chapter 11 Cases maintained by the clerk of the Bankruptcy Court, the Bankruptcy Court entered orders granting the Debtors the various forms of relief requested.

The descriptions of the relief sought or obtained in the Chapter 11 Cases set forth below and throughout this Disclosure Statement are summaries only. Pleadings Filed in the Chapter 11 Cases and orders entered by the Bankruptcy Court are publicly available and may be found, downloaded and printed from the Bankruptcy Court’s website located at www.njb.uscourts.gov.

In particular, the Debtors obtained orders from the Bankruptcy Court approving, inter alia, the following principal motions and applications:

(1) Motions Relating to Administration of Cases

(a)	Motion for Order Directing the Joint Administration of the Chapter 11 Cases;

(b)	Debtors’ Motion Pursuant to Sections 327, 328, 363(c)(1) and 1108 of the Bankruptcy Code for an Order Authorizing the Employment of Professionals Utilized in the Ordinary Course of Business;

(c)	Debtors’ Motion for Order Under 11 U.S.C. §§ 105(a) and 331 Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals;

(d)	Motion of Debtors to Establish Notice Procedures; and

(e)	Debtors’ Motion for Order Establishing Bar Dates for Filing Proofs of Claim and Approving Form and Manner of Notice Thereof.

(2) Motions Relating to Financing

(a)	Emergency Motion of Debtors for Entry of Interim and Final Stipulation and Order Providing for Use of Cash Collateral and Providing Adequate Protection; and

(b)	Emergency Motion of Debtors for Entry of Interim and Final Orders (I) Authorizing Post-Petition Secured Superpriority Financing Pursuant to Bankruptcy Code Sections 105(a), 362, 364(c)(1), 364(c)(2), 364(c)(3) and 364(d) and (II) Setting Final Hearing Pursuant to Bankruptcy Rule 4001(c).

[14]	For copies of motions Filed by the Debtors, please log on to the Debtors’ website, wwwTHCRrecap.com.

(3) Motions Relating to Employees and the Operation of the Business

(a)	Motion for Order (A) Authorizing Debtors to (1) Pay Prepetition Employee Wages, Salaries, Bonuses and Related Items, (2) Reimburse Prepetition Employee Business Expenses, (3) Make Payments for Which Payroll Deductions Were Made, (4) Make Prepetition Contributions and Pay Benefits Under Employee Benefit Plans and (5) Pay All Costs Incidental to the Foregoing Payments and Contributions, and (B) Authorizing and Directing Applicable Banks and Other Financial Institutions to Receive, Process, Honor and Pay Any and All Checks Drawn on Debtors’ Accounts for Such Purposes; and

(b)	Motion for Order (A) Authorizing Continued Use of Existing Business Forms and Records and Maintenance of Existing Corporate Bank Accounts and Cash Management Systems and (B) Approving Investment Guidelines.

(4) Motions Relating to Vendors and Suppliers

(a)	Motion for Entry of an Order Authorizing the Debtors to Pay Undisputed Unimpaired Prepetition Claims Related to Debtors’ Operations in the Ordinary Course of Business; and

(b)	Motion for Order Under 11 U.S.C. §§ 105, 362, 366, 503(b) and 507(a) (A) Prohibiting Utilities from Altering, Refusing or Discontinuing Services on Account of Prepetition Claims and (B) Establishing Procedures for Determining Requests for Additional Adequate Assurance.

(5) Motions Relating to Customers

(a)	Motion for Order Authorizing Payment of Certain Customer Related Claims and Obligations.

(6) Other Motions

(a)	Debtors’ Motion for Order Authorizing Debtors to Pay Prepetition Trust Fund Taxes, Other Prepetition Priority Taxes and Gaming Taxes and Fees.

C. Deadline to File Proof of Claims and Interests

On the Petition Date, the Debtors also Filed a motion seeking an order from the Bankruptcy Court (the “Bar Date Order“) requiring any Person (that is not a governmental entity) holding or asserting a Claim against, or Interest in, the Debtors to File a written proof of Claim or Interest on or before 4:00 p.m. (Eastern Time) on or before January 18, 2005 (the “Bar Date“). The motion requested that any Person that fails to timely File a proof of Claim or Interest will be barred, estopped and enjoined forever from voting on, or receiving a distribution under, the Plan, and will be barred, estopped and enjoined forever from asserting a Claim against, or Interest in, the Debtors, their Estates, the Reorganized Debtors and any of their successors or assigns. On November 24, 2004, the Bankruptcy Court entered the Bar Date Order. The Bar Date for governmental entities was established by the Bankruptcy Court as February 18, 2004.

D. Parties in Interest and Professionals

(1) The Debtors’ Professionals

a. The Debtors’ Retained Professionals

During the course of the Chapter 11 Cases, the Bankruptcy Court has approved the Debtors’ retention of the following professionals to advise the Debtors in a variety of areas: Latham & Watkins LLP (Debtors’ bankruptcy counsel), Schwartz, Tobia & Stanziale (Debtors’ New Jersey local counsel) and Richards, Layton & Finger, P.A. (Debtors’ Delaware local counsel). The Debtors also intend to file an application to retain Lazard Frères & Co. LLC as co-financial advisor (with UBS Securities LLC, as senior co-financial advisor).

b. UBS Securities LLC

UBS Securities LLC is not being formally retained by the Debtors in the Chapter 11 Cases. Prior to the Petition Date, UBS Securities LLC was hired by certain of the Debtors as their senior financial advisor on the terms set forth in that certain Engagement Letter, dated January 28, 2004, as amended from time to time (the “UBS Engagement Letter“) among UBS Securities LLC, THCR, THCR Holdings, TAC and TCH. Pursuant to the UBS Engagement Letter, on November 19, 2004, the Debtors paid UBS a restructuring transaction fee in the amount of $8 million.

Other than its role as the prepetition financial advisor for certain of the Debtors, UBS Securities LLC also had the following prepetition relationships with the Debtors: (i) UBS Securities LLC acted as underwriter and joint book running manager of the TCH First Priority Notes and TCH Second Priority Notes in 2003; (ii) the Cayman Islands branch of an affiliate of UBS Securities LLC loaned DJT approximately $11.7 million in 2003 to acquire the approximately $15.0 million aggregate principal face amount of TCH Second Priority Notes beneficially owned by him (which loan has been repaid); (iii) UBS Securities LLC’s trading desk formerly held, but no longer holds, approximately $2.9 million aggregate principal face amount of TCH Second Priority Notes; and (iv) Scott Butera, President and Chief Operating Officer of THCR, was formerly employed by UBS Securities LLC. In addition, UBS Securities LLC has certain other relationships unrelated to the Chapter 11 Cases, including as a lender, with DJT and certain non-Debtor affiliates of DJT.

It is also contemplated that UBS Securities LLC and UBS Loan Finance LLC will act as joint lead arrangers and bookrunners for the Exit Facility. See Section X.F – “The Future Business of the Reorganized Debtors – Exit Facility.”

(2) The Committees and their Professionals

The TAC Noteholder Committee has retained Weil as legal counsel and Houlihan as financial advisor. The TCH Noteholder Committee has retained Milbank as legal counsel and Chanin as financial advisor. Pursuant to the Adequate Protection Order, the Debtors are authorized to pay the reasonable monthly fees and expenses of Weil, Houlihan, Milbank and Chanin, as well as Seward & Kissel LLP and Lowenstein Sandler, P.C., co-legal counsel to the Indenture Trustees and Collateral Agents. The Official Committee has retained The Bayard Firm (“Bayard”) and Stutman, Treister & Glatt Professional Corporation (“Stutman”) as co-legal counsel and CIBC World Markets Corp. (“CIBC”) as financial advisor.

(3) Support for the Restructuring

Holders of TAC Notes holding $742,913,000 in aggregate principal amount of the TAC Notes (approximately 57% of Class 1 Claims) support the Plan and have executed the Restructuring Support Agreement, requiring them, subject to certain conditions, to vote in favor of a plan implementing the terms of the Plan.

Holders of TCH First Priority Notes holding $288,169,000 in aggregate principal face amount of the TCH First Priority Notes (approximately 68% of Class 2 Claims) support the Plan and have executed the Restructuring Support Agreement, requiring them, subject to certain conditions, to vote in favor of a plan implementing the terms of the Plan.

Holders of TCH Second Priority Notes (excluding DJT) holding $40,756,858 in aggregate principal face amount of the TCH Second Priority Notes (approximately 75% of Class 3 Claims) support the Plan and have executed the Restructuring Support Agreement, requiring them, subject to certain conditions, to vote in favor of a plan implementing the terms of the Plan.

DJT, as a beneficial owner of Old THCR Holdings LP Interests, Old THCR Class B Common Stock, Old THCR Common Stock and TCH Second Priority Notes, has agreed to support the Plan and has executed the Restructuring Support Agreement, requiring him, subject to certain conditions set forth in the Restructuring Support Agreement and DJT Investment Agreement, to vote in favor of a plan implementing the terms of the Plan.

E. Appointment of Official Committee

On December 30, 2004, the US Trustee appointed the Official Committee to represent the interests of equity holders of the Debtors. The current members of the Official Committee are set forth below:

Phillip Falcone Harbert Distressed Investment Master Fund, LTD 555 Madison Ave., 16th Floor New York, NY 10022 (Co-Chair)	Michael A. Stortini Robino Stortini Holdings, LLC 6 Larch Avenue Wilmington, DE 14804 (Co-Chair)

Emanuel Ciminello, III 1208 Wyatt Street Bronx, NY 10460	Martin E. Hennessy 935 Vegas Valley Drive, #2 Las Vegas, NV 89109

Sebastian Pignatello 2834 Atlantic Ave., Apt. 801 Atlantic City, NJ 98401	Michael Yacyk 1504 Revere Blvd. Brigantine, NJ 08203

Phillip Sternberg 4312 Atlantic Brigantine Blvd. Brigantine, NJ 08203

Since the Official Committee’s formation, the Debtors have provided voluminous information regarding the Debtors’ business operations, operating performance and business plan to Bayard and Stutman, co-counsel to the Official Committee, and CIBC, financial advisor to the Official Committee. The Debtors entered into confidentiality agreements with the legal and financial advisors to the Official Committee and executed a stipulation and protective order with such advisors (and the legal and financial advisors to the TAC Noteholder Committee and TCH Noteholder Committee) with respect to materials produced during discovery in the Chapter 11 Cases in February 2005.

F. Financing During the Chapter 11 Cases – DIP Facility

On November 22, 2004, the Debtors entered into a loan and security agreement (the “DIP Agreement”) with Beal Bank, S.S.B. (“Beal Bank”). The Bankruptcy Court issued a Final Order approving the DIP Agreement on February 3, 2005.

General. The DIP Agreement provides for a DIP Facility in the aggregate principal amount of up to $100 million in the form of a senior secured revolving debtor-in-possession loan.

Term. The DIP Facility will expire upon the earlier to occur of November 22, 2005 or the Effective Date, unless otherwise terminated in accordance with the terms of the DIP Agreement. The Debtors have agreed to repay the outstanding principal balance under the DIP Facility, together with any other amounts due to Beal Bank or the other lenders under the DIP Agreement, on the termination date of the DIP Agreement.

Interest. Interest on the DIP Facility will accrue at the one (1)-year London Interbank Offered Rate plus one hundred and fifty (150) basis points, payable quarterly in arrears; provided that upon the occurrence of a default, at the election of Beal Bank, the loans under the DIP Facility shall bear interest at rates that are two (2)% per annum in excess of the rates otherwise payable with respect to the DIP Facility.

Fees. An unused line fee shall be payable monthly on the daily unutilized portion of the DIP Facility, in the amount of (i) fifty (50) basis points with respect to any unutilized amounts under the DIP Facility in excess of sixty-seven (67) percent of the maximum amount of the revolving loans under the DIP Facility and (ii) twenty-five (25) basis points with respect to any unutilized amounts under the DIP Facility less than or equal to sixty-seven (67) percent of the maximum amount of the revolving loans under the DIP Facility. In addition, upon the entry of an order by the Bankruptcy Court authorizing the DIP Facility on November 22, 2004, the Debtors paid Beal Bank a fully earned, non-refundable commitment fee in the amount of $375,000. The Debtors also paid Beal Bank a fully earned, non-refundable annual administrative fee of $50,000 upon entry of such order.

Security. Borrowings under the DIP Facility are secured by substantially all of the Debtors’ assets and rank senior to the Liens securing the TAC Notes and TCH Notes, subject to a carveout for the payment of certain fees and disbursements incurred by professionals appointed in the Chapter 11 Cases.

Prepayments. The Debtors may prepay the principal of the DIP Facility, in whole or in part, at any time. Mandatory prepayments of the DIP Facility will be required in amounts equal to 100% of (i) the net cash proceeds of any merger, reorganization, consolidation, transfer, sale, assignment, lease or other disposition outside the ordinary course of business, and (ii) the insurance or condemnation proceeds received in connection with a casualty event, condemnation or other loss in each case, in excess of $5 million for any single loss.

Use of Proceeds. Pursuant to the DIP Agreement approved by order of the Bankruptcy Court, dated November 22, 2004, proceeds will be used for general working capital purposes in the ordinary course of business (i) to fund expenses incident to the Debtors’ efforts to operate, maintain, reorganize or dispose of their business and assets, (ii) to fund payment of fees and expenses owing to professionals incurred during the Chapter 11 Cases, (iii) to pay all fees and expenses provided under the DIP Agreement (whether incurred before or after the date of the Petition Date) and (iv) as otherwise authorized by such orders, including permitted capital expenditures, priority employee wage claims and expenses associated with the assumption of executory contracts and unexpired leases.

This summary of the DIP Facility is qualified in its entirety by reference to the DIP Agreement filed with the Bankruptcy Court.

G. Litigation During the Chapter 11 Cases – Power Plant Group Litigation

On June 24, 2003, Trump Hotels & Casino Resorts Development Company, LLC (“THCR Development”) filed a complaint against the Paucatuck Eastern Pequot Indian Tribal Nation (the “Seminole Tribe”) in the Superior Court for New Britain, Connecticut. In that complaint, THCR Development alleged fraud, breach of contract, conspiracy, violation of the Connecticut Unfair Trade Practices Act, and intentional interference with contractual relations. On December 30, 2004, THCR Development filed a complaint against Power Plant Entertainment, LLC and Native American Development, LLC in the Circuit Court of the 17th Judicial District for Broward County, Florida (the “Florida Lawsuit”), in which THCR Development alleged that the Cordish Company, Power Plant Entertainment, LLC, Native American Development, LLC, Richard T. Fields and Coastal Development, LLC (collectively, the “Power Plant Group”) obtained certain agreements with the Seminole Tribe by pretending to be acting for THCR Development and asserts claims for fraud, breach of fiduciary duty, conspiracy, violation of the Florida Deceptive and Unfair Trade Practices Act, and interference with prospective business relationship. The Power Plant Group alleges that THCR Development and THCR Holdings have engaged in willful and malicious, tortious conduct, which has given rise to claims and counterclaims which the Power Plant Group now asserts for damages that the Power Plant Group estimates will exceed $500 million. Latham & Watkins LLP is not counsel for THCR Development in the Florida Lawsuit. Latham & Watkins LLP represents Power Plant Entertainment, LLC in matters other than this bankruptcy and therefore no statement in the Florida Lawsuit, or this Disclosure Statement relating to the Florida Lawsuit, is attributable in any way to Latham & Watkins LLP.

SECTION VII.

SUMMARY OF THE PLAN OF REORGANIZATION

A. Introduction

The Plan is the product of diligent efforts and intense negotiations among the Debtors, DJT, the TAC Noteholder Committee and the TCH Noteholder Committee to formulate a plan that provides for a fair allocation of the Debtors’ assets in an orderly manner, consistent with the mandates of the Bankruptcy Code and other applicable law, and has been approved by the Special Committee.

The Debtors believe that confirmation of the Plan by the Bankruptcy Court is critical to the Debtors’ continued survival, and that the Plan provides the best opportunity for maximum recoveries to the Debtors’ creditors. The Debtors believe, and intend to demonstrate to the Bankruptcy Court, that the holders of Claims against, and Interests in, the Debtors will receive significantly more value under the Plan than any available alternative.

THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE, CLASSIFICATION, TREATMENT AND IMPLEMENTATION OF THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS ATTACHED HERETO AND THERETO AND INCORPORATED BY REFERENCE HEREIN AND THEREIN.

THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN WILL CONTROL THE TREATMENT OF CREDITORS AND EQUITY HOLDERS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS, REORGANIZED DEBTORS AND OTHER PARTIES-IN-INTEREST.

B. Classification and Treatment of Administrative Claims, Claims and Interests Under the Plan

Only administrative expenses, claims and interests that are “allowed” may receive distributions under a chapter 11 plan. An administrative expense, claim or interest becomes “allowed” when a bankruptcy court determines that the administrative expense, claim or interest is a valid obligation of a debtor, including the amount. Section 502(a) of the Bankruptcy Code provides that a timely filed administrative expense, claim or interest is “allowed” automatically unless the debtor or another party-in-interest objects. Section 502(b) of the Bankruptcy Code, however, provides that certain claims may not be “allowed” in bankruptcy even if a proof of claim is filed. Such claims include, without limitation, claims that are unenforceable under a governing agreement or applicable non-bankruptcy law, claims for unmatured interests, claims for certain services that exceed their reasonable value, lease and employment contract rejection damage claims in excess of specified amounts and late-filed claims. In addition, Rule 3003(c)(2) of the Bankruptcy Rules prohibits the allowance of any claim or interest that either is not listed on the debtor’s schedules or is listed as disputed, contingent or unliquidated, if the holder of such claim or interest has not timely filed a proof of claim or interest.

The Bankruptcy Code also requires that, for the purposes of treatment and voting, a chapter 11 plan divide different types of claims and interests into separate classes, based upon their legal nature. Claims of a substantially similar nature generally are classified together, as are interests of a substantially similar nature. As a single entity may hold multiple claims and/or interests that give rise to different legal rights, a holder may be a member of multiple classes under a plan.

Under a chapter 11 plan, the separate classes of claims and interests must be designated as either “impaired” or “unimpaired.” If a class of claims or interests is “impaired” under a plan, the Bankruptcy Code affords certain rights to the holders in such class, including the right to vote on the plan (with the exception of classes of claims and interests that receive no distributions under the plan, and which therefore are deemed to have rejected the plan), and the right to receive an amount under the plan that is no less than the value that claim holder would receive in a chapter 7 liquidation. Under section 1124 of the Bankruptcy Code, a class is “impaired” if the legal, equitable or contractual rights attaching to the claims or interests of that class are modified, other than by curing defaults and reinstating maturity or by payment in full in cash. Typically, this means that the holder of an unimpaired claim will receive under the plan payment in full, in cash, with prepetition interest to the extent permitted and provided under the governing agreement between the parties (if applicable) or applicable non-bankruptcy law, and the remainder of the debtor’s obligations, if any, will be performed as they become due in accordance with their terms. Thus, other than the right to accelerate the debtor’s obligations, the holder of an unimpaired claim will be placed in the position in which it would have been if the debtor had not commenced a chapter 11 case.

Consistent with these requirements, the Plan divides the Claims against, and Interests in, the Debtors into separate Classes. The following sections designate the Classes of Claims and Interests and their respective treatment under the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified (but are nonetheless described below). A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and is classified in another Class or Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Class or Classes, and only against the particular Debtor. Notwithstanding anything to the contrary contained in the Plan, no distribution shall be made on account of any Claim or Interest that is not an Allowed Claim or an Allowed Interest.

A chart summarizing the classification and treatment of Claims and Interests under the Plan is set forth in Section II.A. – “Overview of the Plan – Summary of Classification and Treatment of Claims Against, and Interests In, the Debtors.”

For purposes of computing distributions under the Plan, Allowed Claims do not include post-Petition interest unless otherwise specified in the Plan.

If the Plan is confirmed, except for Disputed Claims and Disputed Interests, distributions made on the Effective Date or as soon as practicable thereafter (except for TAC Noteholders, which will receive the New Class A Warrants Proceeds on a Pro Rata basis on or as soon as reasonably practicable after the first (1st) anniversary of the Effective Date) will be deemed to have been made on the Effective Date. Distributions on account of Claims that become Allowed Claims and Interests that become Allowed Interests after the Effective Date will be made pursuant to Section 8.02 of the Plan (relating to timing and calculation of amounts to be distributed under the Plan) and Section 8.05 of the Plan (relating to distributions on account of Disputed Claims and Disputed Interests once they are Allowed).

(1) Unclassified – Administrative Claims

Administrative Claims include the costs and expenses of administration of the Chapter 11 Cases of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority under section 507(a)(1) of the Bankruptcy Code. Such costs include any actual and necessary costs and expenses of preserving the Estates of the Debtors, the Claims under the DIP Facility, any actual and necessary costs and expenses of operating the respective businesses of the Debtors, any indebtedness or obligations incurred or assumed by any of the Debtors in Possession in connection with the conduct of their respective businesses, including, without limitation, all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under section 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the Estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code.

Pursuant to the Plan, Allowed Administrative Claims (i) will be paid Cash equal to the full unpaid portion of the Allowed Administrative Claim on the later of (A) thirty (30) days after such Administrative Claim becomes an Allowed Claim or (B) the Effective Date (or as soon thereafter as practicable), or (ii) will receive such other treatment as to which the applicable Debtor and the holder of an Allowed Administrative Claim agree in writing. Payment on an Administrative Claim that arose in the ordinary course of the Debtors’ business will not be made until such payment would have become due in the ordinary course of the Debtors’ business or under the terms of the legal obligation giving rise to the Claim in the absence of the Chapter 11 Cases.

The Debtors anticipate that, with the exception noted below, most Administrative Claims will be paid as they come due during the Chapter 11 Cases, and that the Administrative Claims to be paid on or after the Effective Date will mainly comprise the Allowed fees and expenses incurred by professionals providing services in the Chapter 11 Cases.

The Debtors estimate that the amount of Allowed Administrative Claims under the Bankruptcy Code, that are unpaid as of the Effective Date, will include the following: (a) professional fees of the Debtors, the TAC Noteholder Committee, the TCH Noteholder Committee and the Official Committee, including the fees of Jefferies & Company, Inc. (approximately $1.2 million), Houlihan (approximately $2.0 million), Chanin (approximately $1.6 million), CIBC (an amount to be determined based on CIBC’s ability to raise new equity, if any, or increase the return to equityholders, if any), Morgan Stanley Senior Funding, Inc., as joint lead arranger and bookrunner and sole administrative agent in connection with the Exit Facility (approximately $10.5 million), UBS Securities LLC, as senior co-financial advisor to the Debtors and UBS Securities LLC and UBS Loan Finance LLC, as joint lead arrangers and bookrunners of the Exit Facility (approximately $10.35 million), and Lazard Frères & Co. LLC, as postpetition co-financial advisor to the Debtors (approximately $2.0 million); and (b) severance payments, if any.

On the Effective Date, the Official Committee shall be dissolved and the members of such committee shall be released and discharged from all further rights and duties arising from or related to the Chapter 11 Cases. The professionals retained by such committee and the members thereof shall not be entitled to compensation or reimbursement of expenses incurred for services rendered after the Effective Date, except in connection with the preparation and prosecution of, and objections to, fee applications.

On the Effective Date, the Reorganized Debtors shall pay (i) the reasonable expenses of the TAC Noteholder Committee and the TCH Noteholder Committee, including the reasonable fees and reasonable expenses of Weil and Houlihan, as the respective legal and financial advisors to the TAC Noteholder Committee, Milbank and Chanin, as the respective legal and financial advisors to the TCH Noteholder Committee and (ii) the reasonable fees and expenses and honor the indemnities of the Indenture Trustees and the Collateral Agents, including the reasonable fees and expenses (and provide for indemnification under the applicable indentures) of Seward & Kissel LLP and Lowenstien Sandler, P.C., counsel to the Indenture Trustees and the Collateral Agents, in each case (i) and (ii) except to the extent such fees and expenses have already been paid pursuant to the terms of the Adequate Protection Order or otherwise. The Reorganized Debtors will also pay on the Effective Date the reasonable fees and expenses of Ropes and Jefferies, as the respective legal and financial advisors to the Special Committee. In addition, pursuant to the DJT Investment Agreement, the Debtors will pay the reasonable fees and expenses incurred by DJT, including the reasonable fees and expenses of Willkie Farr & Gallagher LLP, as the legal advisors to DJT. DJT estimates that he could incur expenses, including legal fees, of approximately $1,000,000 in connection with the restructuring transactions contemplated by the Plan. On the Effective Date, THCR shall pay (or DJT shall have the right to offset against the DJT Investment an amount equal to) all of the reasonable out-of-pocket expenses of DJT and/or DJT’s affiliates (other than any of the Debtors) arising in connection with the negotiation, preparation and execution of the DJT Investment Agreement and related documents and the consummation of the transactions contemplated by the Plan (including reasonable attorneys’ fees and expenses). Claims of professionals retained pursuant to any of Bankruptcy Code sections 322, 328, 330 or 331 shall be paid pursuant to the following paragraph – “Unclassified – Claims by Professionals.” Pursuant to Bankruptcy Court order, the foregoing legal advisors will be paid on a monthly basis during the pendency of the Chapter 11 Cases. The Debtors expect that such legal advisors will hold unpaid Administrative Claims in an amount equal to approximately two (2) months of legal fees (and related expenses and disbursements) as of the Effective Date.

(2) Unclassified – Claims by Professionals

All professionals or other Persons requesting compensation or reimbursement of expenses pursuant to any of sections 322, 327, 328, 330, 331, 363, 503(b) and 1103 of the Bankruptcy Code for services rendered on or before the Confirmation Date (including, inter alia, any compensation requested by any professional or any other Person for making a substantial contribution in the Chapter 11 Cases) shall File and serve on the Reorganized Debtors an application for final allowance of compensation and reimbursement of expenses no later than (i) sixty (60) days after the Effective Date or (ii) such later date as the Bankruptcy Court shall order upon application made prior to the end of such sixty (60)-day period.

Objections to applications of professionals or other Persons for compensation or reimbursement of expenses must be Filed and served on the Reorganized Debtors, counsel for the Reorganized Debtors and the professionals (or other Persons) to whose application the objections are addressed on or before (i) thirty (30) days after such application is Filed and served or (ii) such later date as the Bankruptcy Court shall order upon application made prior to the end of such thirty (30)-day period or upon agreement between the Reorganized Debtors and the affected professional (or other Person). On or prior to the Confirmation Date, each professional or other Person seeking compensation or reimbursement shall provide the Reorganized Debtors with a non-binding, written estimate of the amount of its requested compensation and reimbursement through the Effective Date. On the Effective Date, the Reorganized Debtors shall establish a reserve for professionals (or other Persons) providing services to the Debtors other than THCR (the “Professional Claims Reserve”) in an amount equal to the aggregate amount of such estimated compensation or reimbursements, unless otherwise previously paid by the Debtors. The funds in the Professional Claims Reserve shall be used solely for the payment of Allowed professional fee Claims for professionals (or other Persons) providing services to Debtors other than THCR. If an applicable professional (or other Person) fails to submit an estimate of its fees in accordance with this section, the Reorganized Debtors shall not pay such professional’s (or other Person’s) Allowed professional fee Claim from the Professional Claims Reserve but rather shall pay such Claim from any other source available to such Reorganized Debtors. The foregoing notwithstanding, if an applicable professional (or other Person) submits a non-binding, written estimate of his or her fees and reimbursable expenses in accordance with this section, under no circumstances shall such submission be construed to limit the source of such professional’s (or other Person’s) compensation and reimbursement solely to the funds set aside in the Professional Claims Reserve, nor shall such submission be construed as a maximum or cap on the amount of compensation and expense reimbursement ultimately payable to such professional (or other Person). Any professional fees and reimbursements or expenses incurred by the Reorganized Debtors subsequent to the Confirmation Date may be paid by the Reorganized Debtors without application to, or order of, the Bankruptcy Court.

(3) Unclassified – Priority Tax Claims

Except as otherwise agreed to by the Reorganized Debtors and the applicable taxing agency, the Reorganized Debtors, as appropriate, shall pay to each holder of an Allowed Priority Tax Claim deferred Cash payments, over a period not exceeding six (6) years from the date of assessment of such Claim, in an aggregate amount equal to the amount of such Allowed Priority Tax Claim, plus interest from the Effective Date on the unpaid portion of such Allowed Priority Tax Claim (without penalty of any kind) at the rate prescribed below. Payment of the amount of each such Allowed Priority Tax Claim shall be made in equal semiannual installments payable on June 1 and December 1, with the first installment due on June 1 or December 1 after the latest of: (i) the Effective Date; (ii) thirty (30) days after the date on which an order of the Bankruptcy Court allowing such Priority Tax Claim becomes a Final Order; and (iii) such other time or times as may be agreed to by the holder of such Allowed Priority Tax Claim and the applicable Reorganized Debtor. Each installment shall include interest on the unpaid portion of such Allowed Priority Tax Claim, without penalty of any kind, at the rate of four (4)% per annum or as otherwise established by the Bankruptcy Court; provided, however, that the Reorganized Debtors, as appropriate, shall have the right to pay any Allowed Priority Tax Claim, or any remaining balance of such Allowed Priority Tax Claim, in full, at any time on or after the Effective Date, without premium or penalty of any kind.

(4) Unclassified __ DIP Facility Claims

On the Effective Date, all outstanding Claims under the DIP Facility shall be paid and satisfied, in full, by the Debtors.

(5) Classified Claims Against and Interests in the Debtors

The timing and procedures for all distributions specified in this section are governed by Section 8.02 (Method of Distributions Under the Plan) of the Plan, as modified by Section 8.05 (Disputed Claims and Disputed Interests; Reserve and Estimations) of the Plan.

a. Class 1 – TAC Notes Claims.

Classification. Class 1 consists of Allowed TAC Notes Claims.

Allowance. For purposes of the Plan, the TAC Notes Claims are deemed Allowed in the amount of $1.3 billion, plus interest at the contract rate for such notes from May 2, 2004, through and including the Effective Date, plus reasonable fees and expenses (including the reasonable fees and expenses of counsel) and honoring of indemnities of the Indenture Trustees for each of the TAC Notes and the Collateral Agent for the TAC Notes.

Election. The distribution to holders of Claims in Class 1 shall be made on the Effective Date or as soon as practicable thereafter, and shall include the TAC Cash Distribution, the New Class A

Warrants Proceeds, approximately $777.3 million in aggregate face amount of New Notes and 26,325,562 shares of New Common Stock. By timely submitting an Election Form, holders of TAC Notes Claims may elect to (i) receive a Pro Rata share of New Notes and New Common Stock, (ii) maximize their distribution of New Notes or (iii) maximize their distribution of New Common Stock. Holders that do not submit a timely and properly completed Election Form will receive a Pro Rata share of New Notes and New Common Stock.

Timing for Distribution of New Class A Warrants Proceeds. Pursuant to the Plan, Reorganized THCR will issue New Class A Warrants to holders of Old THCR Common Stock (other than DJT), which will entitle such holders to purchase up to 3,425,193 shares of New Common Stock for an aggregate purchase price of approximately $50 million ($14.60 per share). Holders of Claims in Class 1 will receive the proceeds from the exercise of the New Class A Warrants (and interest accrued thereon, if any) and any portion of the Reserve Shares held by Reorganized THCR on or as soon as reasonably practicable after the first (1st) anniversary of the Effective Date. Distribution of such Cash proceeds or Reserve Shares will not take place until after the first (1st) anniversary of the Effective Date.

Treatment.

Pro Rata Election. A holder of TAC Notes that elects Pro Rata treatment shall receive:

(a)	its Pro Rata share of the TAC Cash Distribution;

(b)	its Pro Rata share of the New Class A Warrants Proceeds;

(c)	its Pro Rata share of approximately $777.3 million in aggregate face amount of New Notes; and

(d)	its Pro Rata share of 26,325,562 shares of New Common Stock.

New Notes Election. A holder of TAC Notes that elects to maximize its recovery in New Notes shall receive:

(a)	its Pro Rata share of the TAC Cash Distribution;

(b)	its Pro Rata share of the New Class A Warrants Proceeds;

(c)	New Notes with a face amount equal to approximately $893.56 per $1,000 principal amount of its TAC Notes,[15] provided that if the aggregate amount of New Notes that would be allocated to all holders of TAC Notes making this election exceeds the Net Available New Notes, the aggregate face amount of New Notes distributed to all holders of TAC Notes making this election shall be equal to the Net Available New Notes, which shall be distributed Pro Rata based on the face amount of TAC Notes held by all such electing holders; and

[15]	Represents the aggregate principal amount of New Notes that a TAC Noteholder would receive if such holder were to maximize its recovery in New Notes under the Plan.

(d)	one (1) share of New Common Stock for each approximately $14.60 of the New Note Cut Back for such holder.[16]

New Common Stock Election. A holder of TAC Notes that elects to maximize its recovery in New Common Stock shall receive:

(a)	its Pro Rata share of the TAC Cash Distribution;

(b)	its Pro Rata share of the New Class A Warrants Proceeds;

(c)	approximately 61.21 shares of New Common Stock per $1,000 of principal amount of its TAC Notes,[17] provided that if the aggregate number of shares of New Common Stock that would be allocated to all holders of TAC Notes making this election exceeds the Net Available New Common Stock, the number of shares of New Common Stock distributed to all holders of TAC Notes making this election shall be equal to the Net Available New Common Stock, which shall be distributed Pro Rata based on the face amount of TAC Notes held by all such electing holders; and

(d)	New Notes in the face amount of approximately $14.60 for each one (1) share of New Common Stock of the New Common Stock Cut Back for such holder.[18]

Notwithstanding the foregoing, no holder of TAC Notes shall be entitled to receive New Common Stock which represents more than fifteen (15) percent of the New Common Stock (assuming the conversion of DJT’s New THCR Holdings LP Interests into New Class B Common Stock and no New Class A Warrants are exercised) solely as a result of making a New Common Stock election. If, as a result of a New Common Stock election by a holder of TAC Notes, such holder would be entitled to receive as a distribution shares of New Common Stock in excess of such fifteen (15) percent threshold, such holder shall be deemed to make the New Common Stock election with respect to that portion of such holder’s TAC Note, if any, such that such holder would not exceed such fifteen (15) percent threshold.

[16]	Under this mechanism, if TAC Noteholders elect to receive an aggregate principal amount of New Notes that exceeds the amount of New Notes available for distribution to such holders (taking into account the aggregate principal amount of New Notes that are allocated to TAC Noteholders under the Plan, less any New Notes that will be distributed to TAC Noteholders electing to receive a Pro Rata distribution), such holders will receive their Pro Rata share of Net Available New Notes. Such holders will receive the remainder of their recovery in shares of New Common Stock (valued at approximately $14.60 per share), in addition to their Pro Rata share of the TAC Cash Distribution and the New Class A Warrants Proceeds.
[17]	Represents the shares of New Common Stock that a TAC Noteholder would receive if such holder were to maximize its recovery in New Common Stock under the Plan.
[18]

Under this mechanism, if TAC Noteholders elect to receive shares of New Common Stock that exceed the shares of New Common Stock available for distribution to such holders (taking into account the shares of New Common Stock that are allocated to TAC Noteholders under the Plan, less any New Common Stock that will be distributed to TAC Noteholders electing to receive a Pro Rata distribution), such holders will receive their Pro Rata share of Net Available New Common Stock. Such holders will receive the remainder of their recovery in New Notes, in addition to their Pro Rata share of the TAC Cash Distribution and the New Class A Warrants Proceeds.

Indenture Trustee and Collateral Agent Claims. The reasonable fees and expenses (including the reasonable fees and expenses of counsel) and honoring of the indemnities of the Indenture Trustees for each of the TAC Notes and the Collateral Agent for the TAC Notes shall be treated in accordance with Section 5.10 of the Plan.

Voting. Class 1 is Impaired and holders of Claims in Class 1 are entitled to vote to accept or reject the Plan.

Application of Payments under Adequate Protection Order. Except as otherwise provided in the Plan, the adequate protection provided or received by the holders of Claims in Class 1 under the Adequate Protection Order shall not change or diminish the distributions provided herein.

b. Class 2 – TCH First Priority Notes Claims.

Classification. Class 2 consists of Allowed TCH First Priority Notes Claims.

Allowance. For purposes of the Plan, the TCH First Priority Notes Claims are deemed Allowed in the amount of approximately $454.8 million, plus interest at the contract rate for such notes from September 16, 2004, through and including the Effective Date, plus reasonable fees and expenses (including the reasonable fees and expenses of counsel) and honoring of indemnities for the Indenture Trustee for the TCH First Priority Notes and the Collateral Agent for the TCH Notes.

Election. The distribution to holders of Claims in Class 2 shall be made on the Effective Date or as soon as practicable thereafter, and shall include the TCH First Cash Distribution, $425.0 million in aggregate face amount of New Notes, additional Cash in the amount of $21.25 million and 582,283 shares of New Common Stock. By timely submitting an Election Form, holders of TCH First Priority Notes Claims may elect to (i) receive a Pro Rata share of the $21.25 million of Cash and New Common Stock, (ii) maximize their distribution of Cash, or (iii) maximize their distribution of New Common Stock. Holders that do not submit a timely and properly completed Election Form will receive a Pro Rata share of the $21.25 million of Cash and New Common Stock.

Treatment.

Pro Rata Election. A holder of TCH First Priority Notes that elects Pro Rata treatment shall receive:

(a)	its Pro Rata share of the TCH First Cash Distribution;

(b)	its Pro Rata share of $425.0 million in aggregate face amount of New Notes;

(c)	its Pro Rata share of $21.25 million of Cash; and

(d)	its Pro Rata share of 582,283 shares of New Common Stock.

Cash Election. A holder of TCH First Priority Notes that elects to maximize its recovery in Cash shall receive:

(a)	its Pro Rata share of the TCH First Cash Distribution;

(b)	its Pro Rata share of $425.0 million in aggregate face amount of New Notes;

(c)	approximately $70 of Cash per $1,000 of principal face amount of its TCH First Priority Notes,[19] provided that if the aggregate amount of Cash that would be allocated to all holders of TCH First Priority Notes making this election exceeds the Net Available Cash, the Cash distributed to all holders of TCH First Priority Notes making this election shall be equal to the Net Available Cash, which shall be distributed Pro Rata based on the face amount of TCH First Priority Notes held by all such electing holders; and

(d)	one (1) share of New Common Stock for each approximately $14.60 of the Cash Cut Back for such holder.[20]

New Common Stock Election. A holder of TCH First Priority Notes that elects to maximize its recovery in New Common Stock shall receive:

(a)	its Pro Rata share of the TCH First Cash Distribution;

(b)	its Pro Rata share of $425.0 million in aggregate face amount of New Notes;

(c)	approximately 4.80 shares of New Common Stock per $1,000 of principal face amount of its TCH First Priority Notes,[21] provided that if the aggregate amount of New Common Stock that would be allocated to all holders of TCH First Priority Notes making this election exceeds the Net Available New Common Stock, the number of shares of New Common Stock distributed to all holders of TCH First Priority Notes making this election shall be equal to the Net Available New Common Stock, which shall be distributed Pro Rata based on the face amount of TCH First Priority Notes held by all such electing holders; and

[19]	Represents the amount of Cash that a TCH First Priority Noteholder would receive if such holder were to maximize its recovery in Cash under the Plan.
[20]	Under this mechanism, if TCH First Priority Noteholders elect to receive an amount in Cash that exceeds the Cash available for distribution to such holders (taking into account the aggregate principal amount of Cash that is allocated to TCH First Priority Noteholders under the Plan, less any Cash that will be distributed to TCH First Priority Noteholders electing to receive a Pro Rata distribution), such holders will receive their Pro Rata share of Net Available Cash. Such holders will receive the remainder of their recovery in shares of New Common Stock (valued at approximately $14.60 per share), in addition to their Pro Rata share of the TCH First Cash Distribution and the New Notes allocated to TCH First Priority Noteholders under the Plan.
[21]	Represents the shares of New Common Stock that a TCH First Priority Noteholder would receive if such holder were to maximize its recovery in New Common Stock under the Plan.

(d)	Cash in the amount of approximately $14.60 for each one (1) share of New Common Stock of the New Common Stock Cut Back for such holder.[22]

Indenture Trustee and Collateral Agent Claims. The reasonable fees and expenses (including the reasonable fees and expenses of counsel) and honoring of the indemnities of the Indenture Trustee for the TCH First Priority Notes and the Collateral Agent for the TCH First Priority Notes shall be treated in accordance with Section 5.10 of the Plan.

Voting. Class 2 is Impaired and the holders of Claims in Class 2 are entitled to vote to accept or reject the Plan.

Application of Payments under Adequate Protection Order. Except as otherwise provided in the Plan, the adequate protection provided or received by the holders of Claims in Class 2 under the Adequate Protection Order shall not change or diminish the distributions provided herein.

c. Class 3 – TCH Second Priority Notes Claims.

Classification. Class 3 consists of Allowed TCH Second Priority Notes Claims.

Allowance. For purposes of the Plan, the TCH Second Priority Notes Claims are deemed Allowed in the amount of approximately $54.6 million, plus interest at the contract rate for such notes from September 16, 2004, through and including the Effective Date, plus reasonable fees and expenses (including the reasonable fees and expenses of counsel) and honoring of indemnities for the Indenture Trustee for the TCH Second Priority Notes and the Collateral Agent for the TCH Notes.

Consensual Treatment. If Class 3 accepts the Plan, each holder of an Allowed TCH Second Priority Notes Claim shall receive on the Effective Date or as soon as practicable thereafter:

(i)	its Pro Rata share of the TCH Second Cash Distribution;

(ii)	its Pro Rata share of approximately $2.3 million of additional Cash;

(iii)	its Pro Rata share of approximately $47.7 million in aggregate face amount of New Notes; and

(iv)	its Pro Rata share of 145,116 shares of New Common Stock.

Non-Consensual Treatment. If Class 3 rejects the Plan, (i) the Bankruptcy Court shall determine the Allowed amount of the Claims in Class 3 and (ii) the holders of the TCH Second Priority Notes Claims shall receive such treatment that the Bankruptcy Court determines satisfies the minimum requirements of section 1129(b) of the Bankruptcy Code.

[22]	Under this mechanism, if TCH First Priority Noteholders elect to receive shares of New Common Stock that exceed the shares of New Common Stock available for distribution to such holders (taking into account the shares of New Common Stock that are allocated to TCH First Priority Noteholders under the Plan, less any New Common Stock that will be distributed to TCH First Priority Noteholders electing to receive a Pro Rata distribution), such holders will receive their Pro Rata share of Net Available New Common Stock. Such holders will receive the remainder of their recovery in Cash, in addition to their Pro Rata share of the TCH First Cash Distribution and the New Notes allocated to TCH First Priority Noteholders under the Plan.

Indenture Trustee and Collateral Agent Claims. The reasonable fees and expenses (including the reasonable fees and expenses of counsel) and honoring of the indemnities of the Indenture Trustee for the TCH Second Priority Notes and the Collateral Agent for the TCH Second Priority Notes shall be treated in accordance with Section 5.10 of the Plan.

Voting. Class 3 is Impaired and the holders of Claims in Class 3 are entitled to vote to accept or reject the Plan.

Application of Payments under Adequate Protection Order. Except as otherwise provided in the Plan, the adequate protection provided or received by the holders of Claims in Class 3 under the Adequate Protection Order shall not change or diminish the distributions provided herein.

d. Class 4 – DJT Secured Notes Claim.

Classification. Class 4 consists of the Allowed DJT Secured Notes Claim.

Allowance. For purposes of the Plan, the DJT Secured Notes Claim is deemed Allowed in the amount of approximately $16,366,686 plus interest at the contract rate for the TCH Second Priority Notes beneficially owned by DJT from September 16, 2004, through and including the Effective Date.

Treatment. The holder of the DJT Secured Notes Claim shall receive from Reorganized THCR Holdings, New THCR Holdings LP Interests exchangeable for 1,043,867 shares of New Common Stock.

Voting. Class 4 is Impaired and the holder of an Allowed Claim in Class 4 is entitled to vote to accept or reject the Plan.

e. Class 5 – Other Secured Claims.

Classification. Class 5 consists of the Allowed Other Secured Claims. This Class will be further divided into subclasses designated by letters of the alphabet (Class 5A, Class 5B and so on), so that each holder of any Other Secured Claim is in a Class by itself, except to the extent that there are Secured Claims that are substantially similar to each other and may be included within a single Class. Class 5 consists of all Other Secured Claims against each Debtor, a list of which will be Filed with the Bankruptcy Court at least ten (10) days prior to the Voting Deadline.

Treatment. The Debtors expect that the Claims of the foregoing Class 5 members shall be Unimpaired under subsections (i) and (v) of this paragraph and Impaired under subsections (ii), (iii), (iv) and (vi) of this paragraph. Each Allowed Other Secured Claim in Class 5 shall, in the discretion of the Debtors, receive, in full satisfaction, settlement, release and discharge of and in exchange for its Claim, any one or a combination of any of the following: (i) Cash in an amount equal to such Allowed Class 5 Claim; (ii) deferred Cash payments totaling at least the Allowed amount of such Allowed Class 5 Claim, of a value, as of the Effective Date, of at least the value of such holder’s interest in the Debtors’ property securing the Allowed Class 5 Claim; (iii) the Debtors’ property securing such holder’s Allowed Class 5 Claim; (iv) payments or Liens amounting to the indubitable equivalent of the value of such holder’s interest in the Debtors’ property securing the Allowed Class 5 Claim; (v) Reinstatement of such Class 5 Claim; or (vi) such other treatment as the Debtor and such holder shall have agreed upon in writing. The Debtor will make the foregoing election and provide notice of such election to the applicable holder of an Allowed Class 5 Claim no later than ten (10) days prior to the Voting Deadline.

Voting. Allowed Claims in Class 5 that are paid in full in Cash or Reinstated on the Effective Date or as soon as practicable thereafter are Unimpaired under the Plan and the holders of such Allowed Claims in Class 5 will be deemed to have voted to accept the Plan. Allowed Claims in Class 5 that receive any alternative treatment are Impaired and therefore entitled to vote to accept or reject the Plan.

f. Class 6 – Priority Claims.

Classification. Class 6 consists of Allowed Priority Claims entitled to priority pursuant to subsection 507(a) of the Bankruptcy Code, other than Allowed Administrative Claims and Allowed Priority Tax Claims.

Treatment. The Plan provides that unless otherwise agreed to by the applicable Debtor and the applicable holder of a Claim, each holder of an Allowed Priority Claim in Class 6 will be paid the Allowed amount of such Claim in full in Cash by such Debtor on or before the later of (i) the Effective Date or as soon as practicable thereafter, (ii) the date such Claim becomes an Allowed Claim and (iii) the date that such Claim would be paid in accordance with any terms and conditions of any agreements or understandings relating thereto between the Debtor and the holder of such Claim.

Voting. Class 6 is Unimpaired. Pursuant to section 1126(f) of the Bankruptcy Code, the holders of Allowed Priority Claims in Class 6 are conclusively presumed to have accepted the Plan and therefore are not entitled to vote on the Plan.

g. Class 7 – General Unsecured Claims.

Classification. Class 7 consists of Allowed General Unsecured Claims.

Treatment. The Plan provides that unless otherwise agreed to by the applicable Debtor and the applicable holder of a Claim, each holder of an Allowed General Unsecured Claim in Class 7 will be paid the Allowed amount of such Claim in full in Cash by such Debtor on or before the later of (i) the Effective Date or as soon as practicable thereafter, (ii) the date such Claim becomes an Allowed Claim and (iii) the date that such Claim would be paid in accordance with any terms and conditions of any agreements or understandings relating thereto between the Debtor and the holder of such Claim. Each holder of a Claim in Class 7 that is entitled to receive interest accruing on or after the Petition Date with respect to such Claim under applicable law will receive interest in an amount sufficient to render such Claim Unimpaired.

Voting. Class 7 is Unimpaired. Pursuant to section 1126(f) of the Bankruptcy Code, the holders of Claims in Class 7 are conclusively presumed to have accepted the Plan and therefore are not entitled to vote on the Plan.

h. Class 8 – Intercompany Claims.

Classification. Class 8 consists of all Allowed Intercompany Claims by and among the Debtors.

Treatment. On the Effective Date, all Allowed Intercompany Claims of Other Subsidiaries shall be Reinstated.

Voting. Class 8 is Unimpaired. Pursuant to section 1126(f) of the Bankruptcy Code, the holders of Claims in Class 8 are conclusively presumed to have accepted the Plan.

i. Class 9 – Old Equity Interests of Other Subsidiaries.

Classification. Class 9 consists of Allowed Old Equity Interests of Other Subsidiaries.

Treatment. On the Effective Date, all Allowed Old Equity Interests of Other Subsidiaries shall be Reinstated.

Voting. Class 9 is Unimpaired. Pursuant to section 1126(f) of the Bankruptcy Code, the holders of Allowed Old Equity Interests of Other Subsidiaries in Class 9 are conclusively presumed to have accepted the Plan.

j. Class 10 – Old THCR Holdings GP Interests.

Classification. Class 10 consists of holders of Old THCR Holdings GP Interests.

Treatment. On the Effective Date, each holder of an Allowed Class 10 Interest shall retain its Old THCR Holdings GP Interests, subject to the terms of the New THCR Partnership Agreement.

Voting. Class 10 is Impaired and the holders of Allowed Old THCR Holdings GP Interests in Class 10 are entitled to vote to accept or reject the Plan.

k. Class 11 – Old THCR Common Stock Equivalents.

Classification. Class 11 consists of beneficial owners of (i) Old THCR Common Stock, (ii) Old THCR Holdings LP Interests, which are exchangeable for Old THCR Common Stock pursuant to the Second Amended and Restated Exchange and Registration Rights Agreement, dated as of October 7, 1996, by and among THCR, DJT, TCI and TCI 2, and (iii) Old THCR Class B Common Stock, which entitles the holders thereof to vote with the holders of Old THCR Common Stock as a single class on all matters requiring the approval of stockholders of THCR, with the number of votes equal to the shares of Old THCR Common Stock issuable upon the exchange of such holders’ Old THCR Holdings LP Interests.

Treatment. On the Effective Date, each holder of an Allowed Class 11 Interest shall (i) to the extent such holder holds Old THCR Common Stock, (a) retain its existing shares of Old THCR Common Stock, subject to the Reverse Stock Split and dilution upon issuance of the New Common Stock, on a Pro Rata basis, and (b) receive, on a Pro Rata basis, New Class A Warrants based on such holder’s beneficial ownership of Old THCR Common Stock as of the New Class A Warrants Record Date, with the exception of DJT, who will forego receipt of such warrants notwithstanding the shares of Old THCR Common Stock beneficially owned by him, (ii) to the extent such holder holds Old THCR Holdings LP Interests, retain its existing Old THCR Holdings LP Interests, subject to the terms of the New THCR Partnership Agreement, and (iii) to the extent such holder holds Old THCR Class B Common Stock, retain its existing shares of Old THCR Class B Common Stock, which will be reclassified on a one-to-one basis into shares of New Class B Common Stock. The ability of holders of New Class B Common Stock to vote shares of New Common Stock issuable upon the exchange of New THCR LP Interests will be adjusted to account for the Reverse Stock Split.

Voting. Class 11 is Impaired and the holders of Allowed Old THCR Common Stock Equivalents in Class 11 are entitled to vote to accept or reject the Plan.

l. Class 12 – Interests of Holders of Old THCR Stock Rights and All Claims Arising Out of Such Old THCR Stock Rights.

Classification. Class 12 consists of Allowed Interests of holders of Old THCR Stock Rights and all Claims arising out of such Old THCR Stock Rights.

Treatment. Holders of Allowed Class 12 Claims and Interests shall not receive or retain any Cash or property on account of such Claims and Interests.

Voting. Class 12 is Impaired and deemed to have rejected the Plan.

m. Class 13 – Securities Claims Against THCR.

Classification. Class 13 consists of Allowed Securities Claims against THCR.

Treatment. Holders of Allowed Class 13 Claims shall not receive or retain any Cash or property on account of such Claims.

Voting. Class 13 is Impaired and deemed to have rejected the Plan.

C. Means for Implementing the Plan

(1) Overview

The Plan provides for a reorganization of the Debtors and an equity investment by DJT in accordance with the terms of the DJT Investment Agreement. The Reorganized Debtors shall not be subject to any Claims against or Interests in such Debtors that are being discharged under the Plan. Except as otherwise set forth in the Plan or in the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan will be obtained from the funds received under the DJT Investment Agreement, the Exit Facility, the Reorganized Debtors’ Cash balances, the operations of the Reorganized Debtors or post-Effective Date borrowings, as applicable.

(2) Continued Corporate Existence and Vesting

Subject to the corporate reorganizations described in Section VII.C(5) below, after the Effective Date, each of the Reorganized Debtors shall continue to exist in accordance with the law in the jurisdiction in which it is incorporated and pursuant to its certificate of incorporation and bylaws or other applicable organizational document in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws or other applicable organizational document are amended under the Plan and as provided in the Amended Organizational Documents.

Except as otherwise provided in the Plan, on and after the Effective Date, all property of the Estates of the Debtors, including all Claims, rights and causes of action and any property acquired by any Debtor or Reorganized Debtor under or in connection with the Plan, shall vest in the Reorganized Debtors free and clear of all Claims, Liens, charges, other encumbrances and Interests. On and after the Effective Date, each of the Reorganized Debtors may operate its business and may use, acquire and dispose of property and compromise or settle any Claims or Interests without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by the Plan or the Confirmation Order.

(3) Amended Organizational Documents

On the Effective Date, each Reorganized Debtor shall adopt the applicable Amended Organizational Documents (including the New THCR Partnership Agreement) pursuant to applicable non-bankruptcy law and section 1123(a)(5)(1) of the Bankruptcy Code, except for those Debtors being dissolved or merged into another Debtor. The Amended Organizational Documents will, among other things, prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. The Amended Certificate of Incorporation of Reorganized THCR shall also include, among other things, provisions (i) authorizing a change in the name of Reorganized THCR from “Trump Hotels & Casino Resorts, Inc.” to “Trump Entertainment Resorts, Inc.,” (ii) authorizing at least 50,000,000 shares of New Common Stock, at least 1,000 shares of New Class B Common Stock and at least 1,000,000 shares of Old THCR Preferred Stock, (iii) stating that DJT shall initially be appointed as a member of Reorganized THCR’s board of directors in the class of directors with a term expiring at the third (3rd) annual meeting of Reorganized THCR’s stockholders following the Effective Date and (iv) requiring that so long as (a) DJT serves as a member of Reorganized THCR’s board of directors, and (b) the DJT Services Agreement is not terminated for “Cause” (as defined therein), DJT shall be entitled to serve as the Chairman of Reorganized THCR’s board of directors until the third (3rd) anniversary of the Effective Date. The Amended Organizational Documents will become effective on or prior to the Effective Date and may be amended following the Effective Date in accordance with applicable non-bankruptcy law.

(4) Board of Directors and Management

Prior to the hearing on confirmation of the Plan, THCR shall submit to the Bankruptcy Court the names of nine (9) individuals as proposed directors of Reorganized THCR. The list shall designate (i) the five (5) individuals proposed to be the Class A Directors, (ii) the three (3) individuals selected by DJT to serve on the Initial Board (one (1) of whom shall be DJT) and (iii) an individual who is mutually acceptable to the TAC Noteholder Committee and DJT as the “Joint Director.” DJT will endeavor to identify as many of his members of the board of the Reorganized Debtors as possible prior to the Voting Deadline and the TAC Noteholder Committee will endeavor to identify as many of the Class A Directors as possible prior to the Voting Deadline. Subject to the approval of the Initial Board by the Bankruptcy Court in the Confirmation Order, on the Effective Date, the nine (9) individuals will become the board of directors of Reorganized THCR. DJT shall serve as the Chairman of the Initial Board. Immediately following the Effective Date and during the Class A Nomination Period, the Class A Directors shall comprise a majority of the members of each committee of Reorganized THCR’s board of directors. From and after the Effective Date, a majority of the board of directors of Reorganized THCR shall select the directors (or managing members, partners or similar entities) of the Reorganized Debtors, which (subject to the DJT Voting Agreement) may include directors of Reorganized THCR.

The directors shall be divided into three (3) classes, each having staggered three (3)-year terms. One (1) of DJT’s designees, one (1) of the Class A Directors and the Joint Director shall serve in the class of directors of Reorganized THCR whose terms will expire at the first (1st) annual meeting of stockholders following their election. One (1) of DJT’s designees and two (2) of the Class A Directors shall serve in the class of directors of Reorganized THCR whose terms will expire at the second (2nd) annual meeting of stockholders following their election. DJT and two (2) of the Class A Directors shall serve in the class of directors of Reorganized THCR whose terms will expire at the third (3rd) annual meeting of stockholders following their election.

The terms, nomination, election and reelection of members of the board of directors shall be governed by the Amended Organizational Documents of Reorganized THCR and the DJT Voting Agreement. Pursuant to and in accordance with the DJT Voting Agreement, from and after the Effective Date, DJT shall vote all shares of New Common Stock beneficially owned by him, and Reorganized THCR shall take all necessary and desirable actions within its control (including, without limitation, calling and holding special meetings of Reorganized THCR’s board of directors and stockholders), so that: (i) at any given time, the authorized number of directors of Reorganized THCR shall not be less than the number of directors entitled at such time to be nominated as Class A Directors, DJT designees or the Joint Director; (ii) the Class A Directors shall be elected to the board of directors of Reorganized THCR during the Class A Nomination Period and DJT’s nominees and the Joint Director shall be elected to the board of directors of Reorganized THCR during the Investor Nomination Period; (iii) during the Class A Nomination Period, each Class A Director then serving as a director of Reorganized THCR shall, prior to the expiration of such director’s term, be nominated to serve for a successive term as a Class A Director; (iv) during the Class A Nomination Period, a majority of the directors serving on each committee of the board of directors of Reorganized THCR shall consist of Class A Directors; and (v) during the DJT Nomination Period, DJT, so long as he is a director of Reorganized THCR, shall serve on each committee of the board of directors of Reorganized THCR other than the compensation committee and the audit committee thereof.

Certain decisions related to the disposition of the casino assets of the Reorganized Debtors will require the consent or indemnification of DJT, as described in the New THCR Partnership Agreement.

The current members of management of THCR may serve in their respective positions through the first meeting of the board of directors after the Effective Date, which shall take place no later than thirty (30) days after the Effective Date. From and after the Effective Date, a majority of the board of directors of Reorganized THCR shall select the senior management of the Reorganized Debtors, which may include current members of management, subject to mutually acceptable terms of employment.

The board of directors of Reorganized THCR may authorize appropriate compensation and bonus plans for senior management employed by the Reorganized Debtors after the Effective Date. On or as reasonably practicable after the Effective Date, the board of directors of Reorganized THCR will adopt the New THCR Stock Incentive Plan for certain officers and employees of Reorganized THCR and its subsidiaries. Options under such New THCR Stock Incentive Plan will be based on a vesting schedule and any other performance criteria structured by the board of directors of Reorganized THCR. The terms of the DJT Services Agreement shall be specifically approved through the Plan without the need of further action by the board of directors.

The foregoing composition of the board of directors of Reorganized THCR obviates the need of Reorganized THCR to continue to be bound by that certain stipulation of settlement, compromise and release dated September 28, 2001, as approved by the District Court of the Southern District of New York in its order and final judgment dated December 11, 2001, in Case No. 96 Civ. 7820 (GEL), and that certain stipulation of settlement agreement, dated May 15, 2001, as approved by the Superior Court of New Jersey, Chancery Division, Atlantic County on August 17, 2001, which provided for the appointment of a special committee of independent directors who are not affiliated with DJT to review any offers to purchase THCR and certain transactions between THCR and any officer or director of THCR, among other provisions. Accordingly, upon the Effective Date, the composition of the board of directors of Reorganized THCR and Reorganized THCR’s relationship with DJT, including any transactions or other matters previously covered by such settlement agreements, shall be governed by the Plan, the Amended Organizational Documents and the DJT Agreements.

(5) Corporate Reorganizations

On or prior to the Effective Date, Trump Taj Mahal Associates, Trump Plaza Associates and Trump Marina Associates, L.P. and such other corporate entities selected by THCR shall be converted or merged into limited liability companies in the state of organization as selected by THCR. THCR/LP, THCR Management Holdings, LLC, THCR Management Services, LLC, THCR Enterprises, LLC, THCR Enterprises, Inc., Trump Internet Casino, LLC, TAC, TCH, Trump Casino Funding, Inc., Trump Atlantic City Funding, Inc., Trump Atlantic City Funding II, Inc., Trump Atlantic City Funding III, Inc., Trump Marina, Inc., Trump Atlantic City Holding, Inc., THCR Holding Corp., Trump Plaza Funding, Inc., Trump Atlantic City Corporation and THCR Ventures, Inc. shall be dissolved. Pursuant to applicable corporate law, all assets of each of the Debtors that will be dissolved under the Plan, if any, will flow to their parent entities. The Debtors do not believe that any of the entities to be dissolved have any material assets. In addition, on or prior to the Effective Date, as a condition to the closing of the DJT Investment Agreement, TCI 2 will merge with and into TCI 2 Holdings, LLC, a Delaware limited liability company and a wholly-owned subsidiary of THCR, with TCI 2 Holdings, LLC as the entity surviving such merger, pursuant to the TCI 2 Merger Agreement. Pursuant to such merger, DJT will receive 2,212 shares of Old THCR Common Stock (which number takes into account the Reverse Stock Split under the Plan) in exchange for his shares of capital stock of TCI 2. Furthermore, on or prior to the Effective Date, Trump Hotels & Casino Resorts Holdings, L.P. will be renamed Trump Entertainment Resorts Holdings, L.P., Trump Hotels & Casino Resorts Funding, Inc. will be renamed Trump Entertainment Resorts Funding, Inc., Trump Hotels & Casino Resorts Development Company, LLC will be renamed Trump Entertainment Resorts Development Company, LLC and Trump Indiana Casino Management, LLC will be renamed Trump Springs Valley, LLC. On the Effective Date, all the foregoing actions involving the corporate structure of the Reorganized Debtors shall be deemed to have occurred without further action under applicable law, regulation, order or rule, including, without limitation, any action by the stockholders of THCR or Reorganized THCR.

The Official Committee contends that the foregoing corporate reorganizations under the Plan constitute a “substantive consolidation” of the Debtors and their Estates. According to the Official Committee, in order to effect a substantive consolidation, the Debtors have the burden to demonstrate that such relief is appropriate under the applicable legal standard.

(6) Settlement of Certain Disputes

The treatment provisions of Sections VII.B(5)a, b and c constitute a good faith settlement and compromise, pursuant to Bankruptcy Rule 9019, of disputes among the Debtors and the holders of Claims in Classes 1, 2 and 3 as to the Allowed amount and treatment of the Claims in such Classes, as well as to certain intercreditor rights and obligations among such holders. The settlement involves an allocation of value among those three (3) Classes and is intended to, and shall, be final. No distributions to the holders in any of those Classes shall be shared or further reallocated to holders in either of the other two (2) Classes by virtue of any prepetition indenture, intercreditor agreement or other document; provided, however, that if Class 3 rejects the Plan, the benefits of the settlement described herein shall not extend to holders of the Claims in Class 3, such holders will be treated pursuant to Article VII of the Plan, and their Claims and/or distributions under the Plan may be adversely affected in the event certain provisions of the Priority Intercreditor Agreement are enforced.

(7) Reverse Stock Split

On the Effective Date, the Reverse Stock Split shall occur, such that each 1000 shares of Old THCR Common Stock immediately prior to the Reverse Stock Split shall, following the Reverse Stock Split (and subject to adjustment for fractional entitlements discussed below), be consolidated into one (1) share of New Common Stock, without the need for any further corporate or other action under any applicable law, regulation, order or rule.

(8) Fractional Entitlements; Exchange or Cancellation of Existing Equity

Each stock certificate for shares of Old THCR Common Stock shall, from and after the Effective Date, represent the number of shares of New Common Stock into which the shares of Old THCR Common Stock represented by such certificate shall have been reclassified, rounded up to the nearest whole number. Each holder of record of such certificate shall receive, upon surrender of such certificate to the Transfer Agent, a New Common Stock certificate representing the number of whole shares of New Common Stock into which the shares of Old THCR Common Stock represented by such old stock certificate shall have been reclassified. If more than one (1) Old THCR Common Stock certificate is surrendered for the account of the same stockholder, the number of whole shares of New Common Stock for which a New Common Stock certificate is issued shall be computed on the basis of the aggregate number of shares represented by the Old THCR Common Stock certificates surrendered. In the event that the Transfer Agent determines that a holder of Old THCR Common Stock certificates has not tendered all such certificates for exchange, the Transfer Agent shall carry forward any fractional shares until all certificates of such holder have been presented for exchange such that rounding up of fractional shares as to any one stockholder shall not exceed one (1) share. On the Effective Date, all options issued under the Old THCR Stock Incentive Plan will be terminated, cancelled and extinguished.

(9) Issuance of New Common Stock, New Class B Common Stock, New Class A Warrants and New DJT Warrant

All shares of New Common Stock and New Class B Common Stock issued pursuant to the Plan (or upon exercise of any New Class A Warrants or the New DJT Warrant, or upon exchange of New THCR Holdings LP Interests) will be, upon issuance, validly issued, fully paid and non-assessable, and will not entitle the holders thereof to preemptive power or other rights to subscribe for additional shares (except as expressly provided in the DJT Agreements and the Amended Organizational Documents of Reorganized THCR and Reorganized THCR Holdings).

(10) New Warrants

The New Class A Warrants will, among other things, (i) entitle the holders thereof to purchase in the aggregate up to 3,425,193 shares of New Common Stock, (ii) be exercisable for the period beginning the day after the Effective Date and ending on the first (1st) anniversary of the Effective Date and (iii) have an exercise price per share equal to $14.60 per share of New Common Stock, subject to adjustment for dilution as provided in the New Class A Warrants. Proceeds from the exercise of the New Class A Warrants, as well as any portion of the Reserve Shares remaining on the first (1st) anniversary of the Effective Date, shall be distributed to the TAC Noteholders as part of their distribution under the Plan, on or as soon as reasonably practicable after the first (1st) anniversary of the Effective Date. Prior to distribution, Cash proceeds received upon exercise of the New Class A Warrants shall be held in a segregated account, and interest accrued thereon shall be distributed equally and ratably to TAC Noteholders upon distribution of the New Class A Warrants Proceeds as soon as reasonably practicable after the first (1st) anniversary of the Effective Date. Were DJT to participate in the offering of the New Class A Warrants rather than foregoing the receipt of such warrants pursuant to the Plan, based on DJT’s beneficial ownership of Old THCR Common Stock relative to other holders of Old THCR Common Stock, DJT would have the right to purchase New Class A Warrants with an aggregate price of approximately $63.2 million.

The New DJT Warrant will, among other things, (i) entitle the holder thereof to purchase in the aggregate up to 1,446,706 shares of New Common Stock, (ii) be exercisable for the period beginning the day after the Effective Date and ending on the tenth (10th) anniversary of the Effective Date and (iii) have an exercise price equal to $21.90 per share of New Common Stock, subject to adjustment for dilution as provided in the New DJT Warrant.

(11) Listing

On or as soon as reasonably practicable after the Effective Date, Reorganized THCR shall (i) continue to be a reporting company under the Exchange Act and (ii) use its commercially reasonable efforts to cause the shares of New Common Stock to be listed on the NYSE, or, if Reorganized THCR is unable to have the New Common Stock listed on the NYSE, use commercially reasonable efforts to cause the shares of New Common Stock to be quoted in the national market system or small cap system of the National Association of Securities Dealers’ Automated Quotation System or other national securities exchange.

(12) New THCR Stock Incentive Plan

On or as soon as reasonably practicable after the Effective Date, Reorganized THCR shall implement the New THCR Stock Incentive Plan. Reorganized THCR shall reserve shares of New Common Stock for issuance pursuant to the New THCR Stock Incentive Plan, superseding and replacing any prior option pool outstanding with respect to the Old THCR Stock Incentive Plan, without the need for further corporate act of the Reorganized Debtors or any other act or action under applicable law, regulation, order or rule.

(13) Cancellation of Old Notes

Except for purposes of evidencing a right to distributions under the Plan or otherwise provided in the Plan, on the Effective Date, all the agreements and other documents evidencing the Claims or rights of any holder of a Claim against the Debtors, including all indentures, notes, guarantees, mortgages, the Collateral Agency Agreement, the Priority Intercreditor Agreement or other documents evidencing such Claims and any options or warrants to purchase Interests, obligating the Debtors to issue, transfer or sell Interests or any other capital stock of the Debtors, shall be canceled; provided, however, that the indentures relating to the TAC Notes Claims, the TCH First Priority Notes Claims, the TCH Second Priority Notes Claims and the DJT Secured Notes Claim, the Collateral Agency Agreement and the Priority Intercreditor Agreement shall continue in effect solely for the purposes of (i) allowing the respective Indenture Trustees and Collateral Agents to make any distributions on account of holders of those Claims pursuant to the Plan and to perform such other necessary administrative functions with respect thereto and to have the benefit of all protections and other provisions of the indentures and applicable agreements in doing so, and (ii) permitting the respective Indenture Trustees and Collateral Agents to maintain any rights, priorities or Liens they may have for fees, costs and expenses (including the reasonable fees and expenses of counsel) and honoring the indemnities under such indentures, the Collateral Agency Agreement or the Priority Intercreditor Agreement, and except as provided under the Plan, no Indenture Trustee or Collateral Agent shall have any other obligations under such indentures, the Collateral Agency Agreement and the Priority Intercreditor Agreement from and after the Effective Date.

(14) Issuance of New Notes

On or as soon as reasonably practicable after the Effective Date, the Reorganized Debtors shall issue the New Notes and enter into the New Notes Indenture and the guarantees, mortgages, security agreements and pledge agreements concerning the New Notes set forth in the Plan Supplement.

(15) Transactions with DJT

a. DJT Investment Agreement

General. On January 25, 2005, DJT, THCR and THCR Holdings executed the DJT Investment Agreement. Upon the terms and subject to the conditions set forth in the DJT Investment Agreement, DJT will, among other things, invest $55 million in Cash and contribute the TCH Second Priority Notes beneficially owned by him to Reorganized THCR Holdings on the Effective Date (the “DJT Investment”). DJT has informed the Debtors that his personal, available funds exceed the $55 million required to make the investment contemplated by the DJT Investment Agreement. Moreover, although third-party financing is not required under the DJT Investment Agreement, in the event that DJT decided to obtain borrowings to fund the DJT Investment, DJT owns numerous, valuable, unencumbered assets that could pledged as collateral for such a loan. Accordingly, the Debtors believe that DJT’s financial wherewithal will not constitute an impediment to feasibility of the Plan.

Certain Covenants. During the period prior to the earlier of the closing of the DJT Investment or the termination of the DJT Investment Agreement, THCR shall, and shall cause each of its subsidiaries, in coordination with DJT, to use commercially reasonable efforts to undertake the restructuring of the Debtors as contemplated in the Plan, among other covenants. THCR, THCR Holdings and DJT have also agreed to use their commercially reasonable efforts to take all actions reasonably necessary, proper or advisable under applicable laws to consummate the transactions contemplated by the DJT Investment Agreement and the documents ancillary thereto, as well as to obtain applicable government approvals.

In addition, THCR has agreed to use its commercially reasonable efforts, subject to the requirements of applicable law, to satisfy THCR’s obligations under NYSE Rules and its obligations under applicable contracts, to ensure that Reorganized THCR’s Board of Directors will be comprised at the closing of the DJT Investment of enumerated individuals acceptable to the TAC Noteholders and DJT, respectively, pursuant to the terms of the DJT Voting Agreement. See Section X.E(2)b – “The Future Business of the Reorganized Debtors – Certain Agreements of the Reorganized Debtors – Other Agreements with DJT – DJT Voting Agreement.” THCR has also agreed to use its commercially reasonable efforts to relist the New Common Stock on the NYSE.

Indemnification of Present and Former Directors and Executive Officers. THCR has agreed to cause Reorganized THCR and its subsidiaries, after the closing of the DJT Investment, to grant indemnification rights to the present and former directors and officers of THCR and its subsidiaries and has agreed to maintain a specified level of directors’ and officers’ liability insurance for six (6) years. THCR has also agreed to obtain, and DJT has agreed to support THCR’s obtaining a release of DJT and his affiliates from various litigation related to THCR and its subsidiaries, the DJT Investment or the restructuring of the Debtors contemplated therein.

Joint Closing Conditions. The obligations of THCR, THCR Holdings and DJT to effect the closing of the DJT Investment are subject to the satisfaction or waiver of a variety of conditions, including, among others, (1) the absence of an order or law making the DJT Investment illegal or prohibiting the DJT Investment, (2) obtaining material governmental approvals and (3) the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if a filing thereunder is required.

THCR Closing Conditions. The obligation of THCR and THCR Holdings to effect the closing of the DJT Investment is subject to the satisfaction or waiver of additional conditions, including, among others, the execution of certain agreements between DJT and the Reorganized Debtors and the confirmation of the Plan by the Bankruptcy Court.

DJT Closing Conditions. The obligation of DJT to effect the closing of the DJT Investment is subject to the satisfaction or waiver of certain conditions, including, among others: (1) the composition of Reorganized THCR’s Board of Directors shall be as described in Section VII.C(4) – “Summary of the Plan of Reorganization – Means for Implementing the Plan – Board of Directors and Management;” (2) the approval by the Bankruptcy Court of the Plan pursuant to a final and non-appealable Confirmation Order; (3) the satisfaction in all material respects of all conditions to the consummation of the Plan; (4) the substantial completion of the restructuring of the Debtors; (5) the filing of THCR’s Amended and Restated Certificate of Incorporation with applicable state authorities and the adoption by the board of directors of Reorganized THCR of its Amended and Restated Bylaws; and (6) the execution of certain agreements between DJT and the Reorganized Debtors as contemplated by the Plan and the DJT Investment Agreement.

Termination. The DJT Investment Agreement can be terminated by mutual consent of all of the parties or under a number of other circumstances by one or more parties, including: (1) termination of the Restructuring Support Agreement; (2) the failure of the DJT Investment to be consummated on or prior to May 1, 2005; (3) the existence of a governmental order or other action that permanently restrains, enjoins or prohibits the closing of the DJT Investment and other related transactions; (4) the issuance by the Bankruptcy Court of a Final Order denying confirmation of the Plan; (5) the termination of the Plan in accordance with its terms or the vacating or reversal of the Confirmation Order by a Final Order; or (6) certain material breaches of representations, warranties and covenants.

On the Effective Date, THCR shall pay (or DJT shall have the right to offset against the DJT Investment an amount equal to) all of the reasonable out-of-pocket expenses of DJT and/or DJT’s affiliates (other than any of the Debtors) arising in connection with the negotiation, preparation and execution of the DJT Investment Agreement and related documents and the consummation of the transactions contemplated by the Plan (including reasonable attorneys’ fees and expenses).

b. Other Agreements and Transactions with DJT

On the Effective Date, DJT shall deliver to THCR executed copies of the other DJT Agreements. The DJT Agreements shall be effective on the Effective Date (except for the DJT Investment Agreement, which shall be effective as of the date of its execution, subject to the terms and conditions set forth therein). DJT, THCR and the other Debtors, and Reorganized THCR and the other Reorganized Debtors shall take any and all actions necessary to implement the DJT Agreements in accordance with their respective terms on the Effective Date.

Pursuant to the DJT Investment Agreement and the Plan, on the Effective Date, DJT will receive (i) New THCR Holdings Class A Interests exchangeable for 3,767,713 shares of New Common Stock, in exchange for contributing $55 million in Cash to Reorganized THCR Holdings on the Effective Date, (ii) New THCR Holdings Class A Interests exchangeable for 1,043,867 shares of New Common Stock, in exchange for contributing all Claims under the TCH Second Priority Notes (including interest accrued thereon) beneficially owned by him to Reorganized THCR Holdings on the Effective Date, and (iii) the following in exchange for the execution and delivery of the DJT Agreements (with the exception of the DJT Investment Agreement) and certain amendments and modifications of certain existing contractual relationships between DJT and THCR and/or THCR Holdings: (a) New THCR Holdings Class B Interests exchangeable for 4,554,197 shares of New Common Stock, (b) the New DJT Warrant, (c) THCR’s 25% beneficial ownership interests in Miss Universe, L.P., LLLP, and (d) the parcels of land (together with any appurtenances, lease and certain rights) in Atlantic City, described specifically on Exhibit R hereto, constituting the former World’s Fair site. The parcel of land described in clause (d) in the previous sentence shall be transferred subject to a perpetual negative covenant preventing DJT or any successor, assign, lessee or occupant from developing any casino or gaming activities on, or associated with, such property as provided in the World’s Fair Assignment Agreement and other operative transaction documents under which the property is transferred to DJT. In addition, DJT shall retain the shares of Old THCR Common Stock and the Old THCR Holdings LP Interests beneficially owned by him, subject to the dilution from the Reverse Stock Split and the issuance of the New Common Stock and New THCR Holdings LP Interests, subject to the terms of the New THCR Partnership Agreement.

On the Effective Date, the Reorganized Debtors shall execute the DJT Agreements (except for the DJT Investment Agreement, which was executed on January 25, 2005). On the Effective Date, all other agreements between DJT and the Debtors or the Reorganized Debtors shall be terminated, except the lease agreement, dated as of November 1, 1996, between Trump Tower Commercial LLC and THCR Holdings, as amended.

(16) Exit Facility

On and following the Effective Date, the Reorganized Debtors, in accordance with the terms of the Plan, will be authorized to take any and all actions necessary to implement the Exit Facility, which shall (i) repay and refinance any amounts outstanding on the Effective Date under the DIP Facility, (ii) make other payments required to be made on or following the Effective Date and (iii) provide additional borrowing capacity to the Reorganized Debtors following the Effective Date. The applicable Reorganized Debtors are authorized to enter into, execute and deliver the Exit Facility.

(17) Registration Rights Agreement

On or following the Effective Date, Reorganized THCR, Reorganized THCR Holdings and certain holders or beneficial owners of shares of New Common Stock and New Notes who may be deemed to be “underwriters” or “affiliates” of Reorganized THCR or Reorganized THCR Holdings for purposes of the Securities Act of 1933, as amended, shall enter into the Registration Rights Agreement. The applicable Reorganized Debtors are authorized to enter into, execute and deliver the Registration Rights Agreement.

D. Distributions Under the Plan

(1) General

All distributions will be made on the Effective Date or as soon thereafter as practicable, provided that (i) the distribution of the New Class A Warrants Proceeds to holders of TAC Notes Claims will be made as soon as reasonably practicable after the first (1st) anniversary of the Effective Date and (ii) distributions to holders of Disputed Claims whose Claims become Allowed after the Effective Date shall be made within fifteen (15) days after the end of the calendar quarter after such Claim becomes Allowed.

Distributions to holders of Allowed Claims and Allowed Interests shall be made at the addresses set forth in the Debtors’ records unless such addresses are superseded by any proofs of Claim or Interests (or transfers thereof) that may be Filed pursuant to Bankruptcy Rule 3001.

Subject to the provisions of the Plan, property to be distributed under the Plan to each Unimpaired Class shall be distributed on the later of (i) the Effective Date and (ii) the date on which the distribution to a holder of a Claim in such Class would have been due and payable in the ordinary course of business or under the terms of the Claim in the absence of the Chapter 11 Cases.

The Disbursing Agent will make all distributions of Cash and securities required to be distributed under the applicable provisions of the Plan. The Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan. The Indenture Trustees shall be the Disbursing Agents for Classes 1, 2 and 3 respectively. The Disbursing Agents will serve without bond, and the Disbursing Agents, other than the Reorganized Debtors, will receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors.

Cash payments made pursuant to the Plan will be in U.S. dollars by checks drawn on or wire transfers from a bank selected by the Disbursing Agent. Cash payments of $1 million or more to be made pursuant to the Plan will, to the extent requested in writing no later than five (5) days after the Confirmation Date, be made by wire transfer from a bank. Cash payments to foreign creditors, if any, may be made, at the option of the Disbursing Agent, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

The Disbursing Agent will make all distributions required under the applicable provisions of the Plan.

(2) Timing and Methods of Distributions

a. Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Disbursing Agent must comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan will be subject to such withholding and reporting requirements. The Disbursing Agent will be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

Notwithstanding any other provision of the Plan: (i) each holder of an Allowed Claim or Allowed Interest that is to receive a distribution of Cash pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution; and (ii) no distribution will be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such tax obligations. Any Cash to be distributed pursuant to the Plan will, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to the Plan.

b. Pro Rata Distribution

When the Plan provides for Pro Rata distribution, the consideration to be distributed under the Plan shall be divided Pro Rata among the holders of Allowed Claims or Allowed Interests of the relevant Class for that particular Debtor; provided that for each holder of an Allowed Claim in Class 1, 2 or 3 that does not select Pro Rata treatment with respect to such Claim, the consideration shall be divided Pro Rata among holders within the same Class that have elected the same treatment.

c. Distribution Record Date

As of the close of business on the Distribution Record Date, the transfer registers for any Old THCR Securities maintained by the Debtors, or their respective agents, will be closed, and any distributions made prior to such date will be irrevocable. The Disbursing Agent and the respective agents of the Debtors will have no obligation to recognize the transfer of the TAC Notes, TCH First Priority Notes, TCH Second Priority Notes, Old THCR Common Stock, Old THCR Class B Common Stock and Old THCR Holdings Interests occurring after the Distribution Record Date, and will be entitled for all purposes relating to the Plan to recognize and deal only with those holders of record as of the close of business on the Distribution Record Date. Distributions under the Plan shall be made by the Debtors or Reorganized Debtors, as applicable, for the benefit of the holders of Allowed Administrative

Claims and Allowed Claims and Allowed Interests on the Debtors’ respective books and records, unless such addresses are superseded by addresses listed on any proofs of Claim or Interests (or transfers thereof) Filed pursuant to Bankruptcy Rule 3001.

d. Limitation on Distribution

Notwithstanding the foregoing, no holder of a Claim shall be entitled to receive New Common Stock which represents more than fifteen (15) percent of the New Common Stock (assuming the conversion of DJT’s New THCR Holdings LP Interests into New Class B Common Stock) unless such holder has been properly qualified by the New Jersey Casino Control Commission (the “CCC”) or has been granted a waiver of qualification by such commission. The New Jersey Casino Control Act provides that all holders of equity securities in a holding company of a casino licensee such as Reorganized THCR must be qualified or have their qualification waived. Reorganized THCR shall be entitled to withhold from such holder the distribution of such shares of New Common Stock.

Control Persons. An entity qualifier or intermediary or holding company, as defined in the New Jersey Casino Control Act, such as Reorganized THCR, is required to register with the CCC and meet the same basic standards for approval as a casino licensee; provided, however, that the CCC, with the concurrence of the Director of the Division of Gaming Enforcement, may waive compliance by a publicly-traded corporate holding company with the requirement that an officer, director, lender, underwriter, agent or employee thereof, or person directly or indirectly holding a beneficial interest of ownership of the securities thereof, including the New Common Stock and New Notes, individually qualify for approval under casino key employee standards so long as the CCC and the Director of the Division of Gaming Enforcement are, and remain, satisfied that such officer, director, lender, underwriter, agent or employee is not significantly involved in the activities of the casino licensee, or that such security holder does not have the ability to control the publicly-traded corporate holding company or elect one or more of its directors. Persons holding five (5) percent or more of the equity securities of such holding company are presumed to have the ability to control the company or elect one or more of its directors and will, unless this presumption is rebutted, be required to individually qualify. Equity securities are defined as any voting stock or any security similar to or convertible into or carrying a right to acquire any security having a direct or indirect participation in the profits of the issuer.

Financial Sources. The CCC may require all financial backers, investors, mortgagees, bondholders and holders of notes or other evidence of indebtedness, either in effect or proposed, which bear any relation to any casino project, including holders of publicly-traded securities of an entity which holds a casino license or is an entity qualifier, subsidiary or holding company of a casino licensee, to qualify as financial sources. In the past, the CCC has waived the qualification requirement for holders of less than fifteen (15) percent of a series of publicly-traded debt securities so long as the securities remained widely distributed and freely traded in the public market and the holder had no ability to control the casino licensee. The CCC may require holders of less than fifteen (15) percent of a series of debt securities to qualify as financial sources even if not active in the management of the issuer or casino licensee.

Institutional Investors. An institutional investor is defined by the Casino Control Act as any retirement fund administered by a public agency for the exclusive benefit of federal, state or local public employees; any investment company registered under the Investment Company Act of 1940, as amended; any collective investment trust organized by banks under Part Nine of the Rules of the Comptroller of the Currency; any closed-end investment trust; any chartered or licensed life insurance company or property and casualty insurance company; any banking and other chartered or licensed lending institution; any investment advisor registered under the Investment Advisers Act of 1940, as amended; and such other persons as the CCC may determine for reasons consistent with the policies of the New Jersey Casino Control Act.

An institutional investor may be granted a waiver by the CCC from qualification requirements applicable to a holder of publicly-traded securities, in the absence of a prima facie showing by the Division of Gaming Enforcement that there is any cause to believe that the holder may be found unqualified, on the basis of the CCC’s findings that: (1) its holdings were purchased for investment purposes only and, upon request by the CCC, it files a certified statement to the effect that it has no intention of influencing or affecting the affairs of the issuer, the casino licensee or its holding or intermediary companies; provided, however, that the institutional investor will be permitted to vote on matters put to the vote of the outstanding security holders; and (ii) if (x) the securities are debt securities of a casino licensee’s holding or intermediary companies or another subsidiary company of the casino licensee’s holding or intermediary companies which is related in any way to the financing of the casino licensee and represent either (A) twenty (20) percent or less of the total outstanding debt of the company or (B) fifty (50) percent or less of any issue of outstanding debt of the company, (y) the securities are equity securities and represent less than ten (10) percent of the equity securities of a casino licensee’s holding or intermediary companies or (z) the securities so held exceed such percentages, upon a showing of good cause. There can be no assurance, however, that the CCC will make such findings or grant such waiver and, in any event, an institutional investor may be required to produce for the CCC or the Division of Gaming Enforcement upon request, any document or information which bears any relation to such debt or equity securities.

Generally, the CCC requires each institutional holder seeking a waiver of qualification to execute a certification to the effect that (i) the holder has reviewed the definition of institutional investor under the New Jersey Casino Control Act and believes that it qualifies under such definition; (ii) the holder purchased the securities for investment purposes only and holds them in the ordinary course of business; (iii) the holder has no involvement in the business activities of and no intention, of influencing or affecting the affairs of the issuer, the casino licensee or any affiliate; and (iv) if the holder subsequently determines to influence or affect the affairs of the issuer, the casino licensee or any affiliate, it shall provide no less than thirty (30)-days prior notice of such intent and shall file with the CCC an application for qualification before taking any such action. If an institutional investor changes its investment intent, or if the CCC finds reasonable cause to believe that such investor may be found unqualified, the institutional investor may take no action with respect to the security holdings, other than to divest itself of such holdings, until it has applied for interim casino authorization and has executed a trust agreement pursuant to such an application.

e. Special Procedures for Lost, Stolen, Mutilated or Destroyed Instruments

In addition to any requirements under the bylaws or other applicable organizational documents of the Debtors, any holder of a Claim or Interest evidenced by a certificated instrument, as defined in section 9-102(47) of the Uniform Commercial Code, as in effect and as modified or amended from time to time, that has been lost, stolen, mutilated or destroyed will, in lieu of surrendering such Instrument, deliver to the Disbursing Agent: (a) evidence satisfactory to the Disbursing Agent of such loss, theft, mutilation or destruction; and (b) such security or indemnity as may be required by the Disbursing Agent to hold the Disbursing Agent harmless from any damages, liabilities or costs incurred in treating such individual as a holder of an instrument. Upon compliance with the Plan, the holder of a Claim or Interest evidenced by such an instrument will, for all purposes under the Plan, be deemed to have surrendered an instrument, as applicable.

f. Undeliverable or Unclaimed Distributions

Any Person that is entitled to receive a Cash distribution under the Plan but that fails to cash a check within ninety (90) days of its issuance shall be entitled to receive a reissued check from the Reorganized Debtors, for the amount of the original check, without any interest, if such Person requests the Disbursing Agent to reissue such check and provides the Disbursing Agent with such documentation as the Disbursing Agent requests to verify that such Person is entitled to such check, prior to the first (1st) anniversary of the Effective Date. If a Person fails to cash a check within ninety (90) days of its issuance and fails to request reissuance of such check prior to the first (1st) anniversary of the Effective Date, such Person shall not be entitled to receive any distribution under the Plan. If the distribution to any holder of an Allowed Claim or Allowed Interest is returned to a Disbursing Agent as undeliverable, no further distributions will be made to such holder unless and until the Disbursing Agent is notified in writing of such holder’s then-current address. Undeliverable distributions will remain in the possession of the Disbursing Agent pursuant to the Plan until such time as a distribution becomes deliverable. Undeliverable Cash will be held in trust in segregated bank accounts in the name of the Disbursing Agent for the benefit of the potential claimants of such funds and will be accounted for separately. The Disbursing Agent holding undeliverable Cash shall invest such Cash in a manner consistent with the Reorganized Debtors’ investment and deposit guidelines; provided, however, that the Indenture Trustees shall invest Cash in a pooled deposit account of the applicable Indenture Trustee that bears interest at the federal funds rate. Any distribution that is not claimed within one (1) year of the Effective Date shall be deemed property of the Reorganized Debtors.

(3) Objections to Claims and Interests and Authority to Prosecute Objections; Claims and Interests Resolution

The right to prosecute, File, litigate and settle objections to Disputed Claims and Disputed Interests, whether or not the subject of litigation pending as of the Effective Date, shall be deemed automatically transferred by the Debtors and their Estates to the Reorganized Debtors as of the Effective Date. From and after the Effective Date, only the Reorganized Debtors shall have the right to File, litigate or settle any objections to Disputed Claims and Disputed Interests.

Except as otherwise provided in the Plan, objections to any Disputed Claim and Disputed Interest shall be Filed within the later of sixty (60) days after (i) the Effective Date and (ii) the date the Claim or Interest, as applicable, is Filed, or within such additional period of time as the Bankruptcy Court may allow upon motion made by the Reorganized Debtors (which may be made on an ex parte basis), within such sixty (60)-day period. Pursuant to orders with respect to the Debtors’ interim use of cash collateral, the Bankruptcy Court limits the ability of certain parties-in-interest to challenge the validity, priority or enforceability of the Liens asserted against the Debtors by the holders of TAC Notes, TCH First Priority Notes and TCH Second Priority Notes. As of the date hereof, no party-in-interest may bring such a challenge. Nothing contained herein shall modify any of the foregoing orders.

Notwithstanding that the Reorganized Debtors shall have the right to File objections to Claims and Interests (other than to Claims in Classes 1, 2, 3 and 4), litigate and settle objections to Disputed Claims and Disputed Interests on behalf of the Debtors and their Estates, nothing containedherein shall be deemed to obligate the Reorganized Debtors to take any such actions, all of which shall be determined by the Reorganized Debtors in their sole and absolute discretion.

From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim or Disputed Interest without approval of the Bankruptcy Court.

THE DEBTORS HAVE NOT FULLY REVIEWED THE CLAIMS AND INTERESTS IN THE CHAPTER 11 CASES OR DETERMINED WHETHER OBJECTIONS TO CLAIMS AND INTERESTS EXIST. THIS INVESTIGATION IS ONGOING AND WILL OCCUR, IN LARGE PART, AFTER THE CONFIRMATION DATE. AS A RESULT, CREDITORS AND OTHER PARTIES-IN-INTEREST ARE HEREBY ADVISED THAT, NOTWITHSTANDING THAT THE EXISTENCE OF ANY PARTICULAR OBJECTION TO A DISPUTED CLAIM OR DISPUTED INTEREST MAY NOT BE LISTED, DISCLOSED OR SET FORTH IN THE PLAN, AN OBJECTION TO A CLAIM OR INTEREST MAY BE BROUGHT AGAINST ANY CREDITOR OR PARTY-IN-INTEREST AT ANY TIME, SUBJECT TO THE TIME LIMITATIONS SET FORTH IN SECTION 5.18 OF THE PLAN — “OBJECTIONS TO CLAIMS AND INTERESTS AND AUTHORITY TO PROSECUTE OBJECTIONS; CLAIMS AND INTERESTS RESOLUTION.” IN ADDITION TO THE FOREGOING, THE REORGANIZED DEBTORS RETAIN AND HEREBY RESERVE THE RIGHT TO OBJECT TO (i) ANY CLAIMS OR INTERESTS FILED AFTER THE BAR DATE OF JANUARY 18, 2005 (OR BAR DATE FOR GOVERNMENTAL ENTITIES OF FEBRUARY 18, 2005) AND (ii) ANY CLAIMS FILED IN ORDER TO SET FORTH DAMAGES ARISING FROM THE REJECTION OF AN EXECUTORY CONTRACT OR OTHER AGREEMENT WITH THE DEBTORS.

Objections to applications of professionals or other Persons for compensation or reimbursement of expenses must be Filed and served on the Reorganized Debtors, counsel for the Reorganized Debtors and the professionals (or other Person) to whose application the objections are addressed on or before (i) thirty (30) days after such application is Filed and served or (ii) such later date as the Bankruptcy Court shall order upon application made prior to the end of such thirty (30)-day period or upon agreement between the Reorganized Debtors and the affected professional (or other Person).

(4) Disputed Claims and Disputed Interests; Reserve and Estimations

a. Treatment of Disputed Claims and Disputed Interests

Notwithstanding any other provisions of the Plan, no payments or distributions will be made on account of a Disputed Claim or a Disputed Interest until such Claim or Interest becomes an Allowed Claim or Allowed Interest. The Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim or Interest pursuant to section 502(c) of the Bankruptcy Code, irrespective of whether any Debtor previously objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court will retain jurisdiction to estimate any contingent or unliquidated Claim or Interest at any time during litigation concerning any objection to the Claim or Interest, including during the pendency of any appeal relating to any such objection. If the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount will constitute either the Allowed amount of such Claim or Interest or a maximum limitation on such Claim or Interest, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim or Interest, the Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on account of such Claim or Interest. All of these Claim and Interest objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. In addition to seeking estimation of Claims and Interests as provided in the Plan, the Reorganized Debtors may resolve or adjudicate certain Disputed Claims and Disputed Interests of holders in Unimpaired Classes in the manner in which the amount of such Claim or Interest and the rights of the holder of such Claim or Interest would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced, subject to any applicable discharge and limitations on amounts of Claims and remedies available under bankruptcy law. Claims and Interests may be subsequently compromised, settled, withdrawn or resolved by the Reorganized Debtors without order of the Bankruptcy Court.

b. Distributions on Account of Disputed Claims and Disputed Interests Once They Are Allowed

Within fifteen (15) days following the end of each calendar quarter, the Disbursing Agent will make all distributions on account of any Disputed Claim or Disputed Interest that has become an Allowed Claim or Allowed Interest in accordance with the Plan. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class. Except as provided in the Plan, holders of Disputed Claims or Disputed Interests that are ultimately Allowed will not be entitled to receive, on the basis of the amounts ultimately Allowed, any interest. Notwithstanding the foregoing, distributions to holders of any Disputed Secured Claims shall be paid as soon as practicable after such Claims are Allowed.

c. Reserve for Allowed Administrative and Allowed Priority Claims

Each Debtor shall establish an appropriate reserve in an amount to be agreed upon by the Debtors and disclosed to the Bankruptcy Court within ten (10) days prior to the Confirmation Hearing, to satisfy Allowed Administrative Claims against the Debtors through and including the Effective Date (including Claims for compensation and reimbursement of expenses by professionals providing services to the Debtors and Allowed Priority Claims against the Debtors). Following the Effective Date, after the satisfaction of all Allowed Administrative Claims and Allowed Priority Claims against the Debtors and the resolution of all Disputed Administrative Claims and Disputed Priority Claims against the Debtors, any remaining Cash held in the reserve of the Reorganized Debtors will be returned to the Reorganized Debtors.

(5) Interest on Claims

Unless otherwise specifically provided for or contemplated elsewhere in the Plan or Confirmation Order, or required by applicable bankruptcy law to render a Claim Unimpaired or otherwise, postpetition interest shall not accrue or be paid on any Claims and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim, other than Other Secured Claims to the extent required by the applicable documents giving rise to such Claims.

(6) Setoffs

Except with respect to Claims released pursuant to the Plan or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim) the Claims, rights and causes of action of any nature that any of the Reorganized Debtors may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the Reorganized Debtors of any such Claims, rights and causes of action that the Debtors or the Reorganized Debtors may possess against such holder.

E. General Information Concerning the Plan

The following is a summary of certain additional information concerning the Plan. This summary is qualified in its entirety by reference to the provisions of the Plan.

(1) Executory Contracts and Unexpired Leases

Under section 365 of the Bankruptcy Code, the Debtors have the right, subject to Bankruptcy Court approval, to assume or reject any executory contracts or unexpired leases. If an executory contract or unexpired lease entered into before the Petition Date is rejected by the Debtors, it will be treated as if the Debtors breached such contract or lease on the date immediately preceding the Petition Date, and the other party to the agreement may assert a General Unsecured Claim for damages incurred as a result of the rejection. In the case of rejection of employment agreements and real property leases, damages are subject to certain limitations imposed by sections 365 and 502 of the Bankruptcy Code. If a Debtor assumes a contract or lease and the non-Debtor party to such contract or lease objects to such Debtor’s ability to provide adequate assurance of future performance (or if the time period for a non-Debtor to object to the cure amount has not yet lapsed), the Debtor may assign the contract or lease to another Debtor. In such a circumstance, the Debtor may demonstrate such Debtor’s ability to provide adequate assurance of future performance.

(2) Assumption and Rejection

The Debtors are parties to hundreds of executory contracts and nonresidential real property leases. On or before ten (10) days prior to the Voting Deadline, the Debtors will File the Contract/Lease Schedule. Within (1) one business day following the Filing of the Contract/Lease Schedule, the Debtors will serve the Contract/Lease Schedule on the non-Debtor parties to the contracts and leases set forth on the Contract/Lease Schedule. Any party to a contract or lease who objects to the listed cure amounts must File and serve an objection on the applicable Debtor no later than thirty (30) day after the Debtors File and serve the Contract/Lease Schedule. Failure to File and serve a timely objection shall be deemed consent to the cure amounts listed on the Contract/Lease Schedule. Any cure amounts shall be the responsibility of the Reorganized Debtors.

Any monetary cure amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the cure amount in Cash on the later of (a) the Effective Date, (b) as due in the ordinary course of business or (c) on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (i) the amount of any cure payments, (ii) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or assigned, or (iii) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

On the Effective Date, all executory contracts and unexpired leases of the Reorganized Debtors identified on the Contract/Lease Schedule will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code. All executory contracts or unexpired leases of the Reorganized Debtors not set forth on the Contract/Lease Schedule will be deemed rejected pursuant to sections 365 and 1123 of the Bankruptcy Code. The Confirmation Order will constitute an order by the Bankruptcy Court approving the assumptions described on the Contract/Lease Schedule, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. Notwithstanding the foregoing, if, as of the date the Bankruptcy Court enters the Confirmation Order, there is pending before the Bankruptcy Court a dispute concerning the cure amount or adequate assurance for any particular contract or lease (or if the time period for a non-Debtor to object to the cure amount has not yet lapsed), the assumption of such contract or lease shall be effective as of the date the Bankruptcy Court enters an order resolving any such dispute and authorizing assumption by the applicable Debtor.

Each executory contract and unexpired lease assumed and/or assigned pursuant to the Plan shall remain in full force and effect and be fully enforceable by the applicable Reorganized Debtor(s) in accordance with its terms, except as modified by the provisions of the Plan or any order by the Bankruptcy Court authorizing and providing for its assumption or applicable law. To the extent applicable, all executory contracts or unexpired leases of the Reorganized Debtors assumed pursuant to the Plan shall be deemed modified such that the transactions contemplated thereby shall not be a “change of control,” however such term may be defined in the relevant executory contract or unexpired lease, and any required consent under any such contract or lease, shall be deemed satisfied by confirmation of the Plan.

The Debtors are in the preliminary stages of their review of which contracts and leases are to be assumed and which are to be rejected. Based on their review to date, including a review of amounts currently shown as outstanding for such leases and contracts in the Debtors’ accounts payable system, the Debtors currently believe that the total amount of cure payments for assumed leases and contracts will not be a material amount because they are generally current on payments to trade vendors. The Debtors have not yet finalized their list of contracts and leases to be assumed, and the foregoing estimate could vary materially after the Debtors have finally determined which contracts and leases to accept, and have negotiated or resolved any disputed cure amounts. All such cure payments will be made by the Reorganized Debtors.

(3) Bar Date for Rejection Damages

Any holder of any Claim arising from the rejection of an executory contract or unexpired lease must File a proof of Claim within the earlier of (a) thirty (30) days following entry of an order by the Bankruptcy Court authorizing rejection of the applicable contract or lease and (b) thirty (30) days after the Confirmation Date. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

(4) Continuation of Certain Retirement and Other Benefits

On and after the Effective Date, to the extent required by section 1129(a)(13) of the Bankruptcy Code, each Reorganized Debtor shall continue to pay all retiree benefits (if any), as the term “retiree benefits” is defined in section 1114(a) of the Bankruptcy Code, maintained or established prior to the Confirmation Date.

(5)	Executory Contracts and Unexpired Leases Entered Into, and Other Obligations Incurred, After the Petition Date

Executory contracts and unexpired leases entered into, and other obligations incurred, after the Petition Date by the Debtors shall be performed by the Debtors or Reorganized Debtors in the ordinary course of their businesses. Accordingly, such executory contracts, unexpired leases and other obligations shall survive and remain unaffected by the entry of the Confirmation Order or the occurrence of the Effective Date under, and the effectiveness of, the Plan.

(6) The Official Committee

On the Effective Date, the Official Committee shall be dissolved and the members of such committee shall be released and discharged from all further rights and duties arising from or related to the Chapter 11 Cases. The professionals retained by such committee and the members thereof shall not be entitled to compensation or reimbursement of expenses incurred for services rendered after the Effective Date, except in connection with the preparation and prosecution of, and objections to, fee applications.

F. Allocation of Consideration

The aggregate consideration to be distributed to holders of Allowed Claims and Allowed Interests in each Class under the Plan shall be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim and Allowed Interest for such holders, and any remaining consideration considered as satisfying accrued but unpaid interests and costs, if any, and attorneys’ fees where applicable, to the extent permitted by law.

G. Certain Provisions in Respect of the Old Notes and the Indenture Trustees

(1) Liens of Indenture Trustees

Anything in the Plan to the contrary notwithstanding, but subject to the terms of the indentures governing the TAC Notes, TCH First Priority Notes or TCH Second Priority Notes, the Collateral Agency Agreement, the Priority Intercreditor Agreement and to applicable law, the Plan shall not affect the Liens of any of the Indenture Trustees pursuant to Section 8.7 of the indentures governing the TAC Notes, Section 7.07 of the indenture governing the TCH First Priority Notes and Section 7.07 of the indenture governing the TCH Second Priority Notes, as applicable, and the priority of the Collateral Agents under the Collateral Agency Agreement and Priority Intercreditor Agreement, on all money or property now or in the future held by any of the Indenture Trustees and Collateral Agents, including, without limitation, any distributions in respect of such notes pursuant to the Plan, solely with respect to securing payment of the fees and expenses incurred or to be incurred by the Indenture Trustees and Collateral Agents (including, without limitation, the reasonable fees and expenses of its counsel) and the indemnity and all other obligations set forth in Section 8.7 of the indentures governing the TAC Notes, Section 7.07 of the indenture governing the TCH First Priority Notes and Section 7.07 of the indenture governing the TCH Second Priority Notes, which Liens and priorities shall continue on the foregoing distributions, as applicable, notwithstanding the occurrence of the Confirmation Date and the Effective Date and notwithstanding the discharge of the Debtors pursuant to the Plan and section 1141 of the Bankruptcy Code. Anything in the Plan to the contrary notwithstanding, but subject to the terms of the indentures governing the TAC Notes, TCH First Priority Notes or TCH Second Priority Notes and applicable law, the trustees under the indentures governing the TAC Notes, TCH First Priority Notes or TCH Second Priority Notes may at any time, and from time to time, pay or reserve for such fees, expenses, indemnity and other obligations from any such money or property now or in the future held by any of the trustees or the Collateral Agents under the indentures governing such notes, the Collateral Agency Agreement and the Priority Intercreditor Agreement, as applicable. However, the Plan provides for full payment in cash of such obligations and the honoring of such indemnities.

(2) Tax Reporting

Subject to the terms of the indentures governing the TAC Notes, TCH First Priority Notes or TCH Second Priority Notes and to applicable law, none of the Indenture Trustees, Collateral Agents or the Disbursing Agent shall have any obligation to pay, make withholdings in respect of, or make any filings with or reportings to any governmental entity or agency or any other Person in respect of, any tax or tax-related obligations in respect of the TAC Notes, TCH First Priority Notes or TCH Second Priority Notes or any distributions pursuant to the Plan in respect of such notes. Instead, (i) the beneficial holder of each TAC Note, TCH First Priority Note or TCH Second Priority Note shall have the obligation to pay all taxes in respect of such distributions and (ii) the top-tier Depository Trust Company participant in respect of each TAC Note, TCH First Priority Note or TCH Second Priority Note shall have the obligation to comply with all such withholding, filing and reporting requirements.

H. Retention of Jurisdiction

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain such jurisdiction over the Chapter 11 Cases after the Effective Date to the full extent permitted by law, including, without limitation, jurisdiction to:

(i)	Allow, disallow, determine, liquidate, classify, subordinate, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim, the resolution of any objections to the allowance or priority of Claims or Interests and the resolution of any dispute as to the treatment necessary to Reinstate a Claim or Interest pursuant to the Plan;

(ii)	Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending before the Effective Date;

(iii)	Resolve any matters related to the assumption or rejection of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any Debtor may be liable, and to hear, determine and, if necessary, liquidate any Claims or Interests arising therefrom;

(iv)	Ensure that distributions to holders of Allowed Claims or Allowed Interests are accomplished pursuant to the provisions of the Plan;

(v)	Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors and the Reorganized Debtors arising out of or related to the Chapter 11 Cases;

(vi)	Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan, this Disclosure Statement or the Confirmation Order, except as otherwise provided herein;

(vii)	Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or the Confirmation Order, including the release and injunction provisions set forth in and contemplated by the Plan and the Confirmation Order, or any entity’s rights arising under or obligations incurred in connection with the Plan or the Confirmation Order;

(viii)	Subject to any restrictions on modifications provided in any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify this Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, this Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any order of the Bankruptcy Court, the Plan, this Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, this Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, to the extent authorized by the Bankruptcy Code;

(ix)	Issue injunctions, enter and implement other orders of the Bankruptcy Court, or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

(x)	Enter and implement such orders of the Bankruptcy Court, as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

(xi)	Determine any other matters that may arise in connection with or relating to the Plan, this Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, this Disclosure Statement or the Confirmation Order, except as otherwise provided in the Plan or the Plan Supplement; and

(xii) Enter an order concluding the Chapter 11 Cases.

The foregoing list is illustrative only and not intended to limit in any way the Bankruptcy Court’s exercise of jurisdiction. If the Bankruptcy Court abstains from exercising jurisdiction or is otherwise without jurisdiction over any matter arising out of the Chapter 11 Cases, including, without limitation, the matters set forth in this Section, this Section shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

I. Miscellaneous Provisions

(1) Exemption from Transfer Taxes

Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

(2) Payment of Statutory Fees

All fees payable on or before the Effective Date pursuant to section 1930 of title 28 of the United States Code shall be paid on the Effective Date or as soon as practicable thereafter.

(3) Modification or Withdrawal of the Plan

The Debtors reserve the right, in accordance with the Bankruptcy Code and their respective fiduciary obligations, to amend, modify or withdraw the Plan prior to the entry of the Confirmation Order (the exercise of which fiduciary obligations with respect to any material amendments or modifications or withdrawals shall be subject to the approval of THCR’s board of directors). After the entry of the Confirmation Order, the Debtors, with the reasonable consent of DJT, the TAC Noteholder Committee and the TCH Noteholder Committee, may amend or modify the Plan, or remedy any defect or omission or reconcile any inconsistency in the Plan in such a manner as may be necessary to carry out the purpose and intent of the Plan. A holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such holder.

(4) Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or except as set forth in any applicable document, the laws of (i) the State of New York shall govern the construction and implementation of the Plan and any agreements, documents and instruments executed in connection with the Plan and (ii) the laws of the state of incorporation of any Debtor shall govern corporate governance matters with respect to such Debtor, without giving effect to the principles of conflicts of law thereof.

(5) Filing or Execution of Additional Documents

On or before the Effective Date, the Debtors shall File or execute, as appropriate, such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

(6) Withholding and Reporting Requirements

In connection with the Plan and all instruments issued in connection therewith and distributions thereon, to the extent applicable and except as provided in the Plan, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions thereunder shall be subject to any such withholding and reporting requirements.

(7) Waiver of Rule 62(a) of the Federal Rules of Civil Procedure

The Debtors may request that the Confirmation Order include (i) a finding that Rule 62(a) of the Federal Rules of Civil Procedure shall not apply to the Confirmation Order and (ii) authorization for the Debtors to consummate the Plan immediately after the entry of the Confirmation Order.

(8) Headings

Headings used in the Plan are for convenience and reference only and shall not constitute a part of the Plan for any purpose.

(9) Exhibits and Schedules

All Exhibits and Schedules to the Plan and this Disclosure Statement are incorporated into and constitute a part of the Plan as if set forth therein.

(10) Notices

All notices, requests and demands hereunder to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed and addressed as provided for in the Plan.

(11) Plan Supplement

Forms of the Amended Organizational Documents, New THCR Stock Incentive Plan, New Class A Warrants, DJT Agreements (to the extent not attached as an Exhibit to the Plan or this Disclosure Statement), Exit Facility, Registration Rights Agreement, New Notes, New Notes Indenture and the guaranty agreements, mortgages, security agreements and pledge agreements related to the New Notes shall be contained in the Plan Supplement and Filed at least five (5) days prior to the deadline to vote to accept or reject the Plan. Upon its Filing with the Bankruptcy Court, the Plan Supplement may be inspected during normal Bankruptcy Court hours. Holders of Claims may obtain a copy of the Plan Supplement upon written request to counsel to the Debtors.

(12) Successors and Assigns

The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, trustee, administrator, successor or assign of such Person.

(13) Saturday, Sunday or Legal Holiday

If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

(14) Post-Effective Date Effect of Evidences of Claims or Interests

Notes, bonds, stock certificates and other evidences of Claims against, or Interests in, the Debtors, and all instruments of the Debtors (in either case, other than those executed and delivered as contemplated hereby in connection with the consummation of the Plan), shall, effective upon the Effective Date, represent only the right to participate in the distributions contemplated by the Plan.

(15) Severability of Plan Provisions

If, prior to confirmation of the Plan by the Bankruptcy Court, any term or provision of the Plan that does not govern the treatment of Claims or Interests provided for therein or the conditions to the Effective Date are held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

(16) No Admissions or Waiver of Objections

Notwithstanding anything herein or in the Plan to the contrary, nothing contained herein or in the Plan shall be deemed to be an admission by any Debtor with respect to any matter set forth herein including, without limitation, liability on any Claim or Interest or the propriety of the classification of any Claim or Interest. The Debtors are not bound by any statements herein or in the Plan as judicial admissions.

(17) Survival of Settlements

All Bankruptcy Court-approved settlements shall survive consummation of the Plan, except to the extent that any provision of any such settlement is inconsistent with the Plan, in which case the provisions of the Plan shall supersede such inconsistent provision of such settlement.

(18) Tax Liability

The Reorganized Debtors are authorized to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through, and including, the Effective Date.

(19) Controlling Documents

To the extent there is any inconsistency or ambiguity between any term or provision contained in the Plan, on the one hand, and this Disclosure Statement, on the other, the terms and provisions of the Plan, as applicable, shall control.

(20) Rounding

All amounts set forth herein, including, without limitation, with respect to shares, dollar amounts and percentages, shall be subject to rounding and other immaterial changes.

(21) PDS Gaming Corporation

The following subparagraphs relate to certain equipment lease agreements between PDS Gaming Corporation (“PDS”) and certain of the Debtors:

(i)	PDS shall retain its interest in the gaming and related equipment under the various master lease agreements with the Debtors and accompanying lease schedules, including its first priority security interests evidenced by the precautionary UCC-1 financing statement filings, and any and all proceeds of any kind or nature from such gaming and related equipment.

(ii)	The gaming and related equipment shall not be subject to any other lien, security interest or other adverse claim of any other creditors of the Debtors, including without limitation, liens or interests to be granted to any exit financing lender.

(iii)	PDS and the Debtors are currently negotiating modifications to the master lease agreements and accompanying lease schedules in good faith; until such time that the modifications can be agreed upon, the Debtors shall continue to perform under their respective master lease agreements and accompanying lease schedules.

SECTION VIII.

SOLICITATION AND VOTING PROCEDURE

A. Solicitation of Votes

The Debtors will solicit votes from holders of Claims and Interests in Classes entitled to vote (e.g., those Classes that (i) are Impaired and (ii) are receiving property or Cash under the Plan). For a list of such Classes, see Section II.B. – “Overview of the Plan – Holders of Claims and Interests Entitled to Vote.” As to such Classes, the Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims and interests of that class that have timely voted to accept or reject a plan.

A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

Subject to certain exceptions provided in the Bar Date Order, any holder of a Claim or Interest in an Impaired Class (i) whose Claim or Interest has been listed by the Debtors in the Debtors’ Schedules Filed with the Bankruptcy Court (provided that such Claim or Interest has not been scheduled as Disputed, contingent or unliquidated) or (ii) who Filed a proof of Claim or Interest on or before January 18, 2005 (or, if not Filed by such date, any proof of Claim or Interest Filed within any other applicable period of limitations or with leave of the Bankruptcy Court), which Claim or Interest is not the subject of an objection or request for estimation, is entitled to vote.

The Disclosure Statement and the appropriate Ballot are being distributed to all holders of Claims and Interests who are entitled to vote on the Plan. A separate Ballot has been designated for each Impaired Class in order to facilitate vote tabulation; however, all Ballots are substantially similar in form and substance and the term “Ballot” is used without intended reference to the Ballot of any specific Class of Claims or Interests.

Each holder of an Allowed Claim or an Allowed Interest entitled to vote on the Plan will receive a Ballot. The Ballot will contain two (2) boxes, one indicating acceptance of the Plan and the other indicating rejection of the Plan. Holders of Allowed Claims or Allowed Interests who elect to vote on the Plan must mark one or the other box pursuant to the instructions contained on the Ballot. Any executed Ballot that does not indicate acceptance or rejection of the Plan, or any Ballot that is not completely filled in, will be deemed to be an acceptance of the Plan.

(1) Voting Procedures

As of the Voting Record Date, if you are a registered holder of TAC Notes, TCH First Priority Notes, TCH Second Priority Notes, Old THCR Common Stock, Old THCR Class B Common Stock or Old THCR Holdings Interests (collectively, “Voting Securities”), in each case, to the extent such holder is entitled to vote, you will receive the Ballot relating to the securities you hold of record. Registered holders may include brokerage firms, commercial banks, trust companies or other nominees. If such entities do not hold Voting Securities for their own account, they should provide copies of this Disclosure Statement and an appropriate Ballot to their customers and to beneficial owners. Any beneficial owner who has not received the Plan, this Disclosure Statement or a Ballot should contact his or her brokerage firm or nominee or the Voting Agent.

All votes to accept or reject the Plan must be cast by using the Ballot or, in the case of a brokerage firm, commercial bank, trust company or other nominee holding Voting Securities in its own name on behalf of a beneficial owner, by using the Ballot distributed to the trustees under the TAC Notes, TCH First Priority Notes or TCH Second Priority Notes, and the nominees or holders of record of such notes, to record the votes, if any of the beneficial holders of such instruments (a “Master Ballot“), enclosed with this Disclosure Statement. Brokerage firms, commercial banks, trust companies or other nominees holding Voting Securities for the account of only one beneficial owner may use a Ballot rather than completing a Master Ballot in accordance with the procedures set forth in Section VIII.A(3) below. Purported votes cast in any other manner will not be counted. Ballots and Master Ballots must be received by the Voting Agent no later than the Voting Deadline, which may be extended at the Debtors’ discretion or with Bankruptcy Court approval. Ballots must be sent to the Voting Agent at the following address:

THCR/LP Corporation, et al.
c/o The Trumbull Group, LLC
P.O. Box 721
Windsor, CT 06095
Phone:	860-687-3948
Fax:	860-683-8697

You may receive a Ballot relating to Voting Securities that you did not beneficially own on the Voting Record Date. You should complete only the Ballot corresponding to each Class of Voting Securities that you beneficially owned on the Voting Record Date. Holders who purchase or whose purchase is registered after the Voting Record Date and who wish to vote on the Plan must arrange with the seller of such securities to receive a proxy from the holder of record on the Voting Record Date, a form of which is provided with each Ballot and Master Ballot.

Holders of Voting Securities who elect to vote on the Plan should complete and sign the Ballot or Master Ballot, as applicable, in accordance with the instructions thereon being sure to check the appropriate box entitled “Accept the Plan” or “Reject the Plan.” Holders may not split their vote on the Plan with respect to a particular Class of Voting Securities. A holder must vote all securities beneficially owned in a particular Class in the same way (i.e., all “accept” or all “reject”) even if such Voting Securities are owned through more than one broker or bank.

Again, delivery of the Ballots must be made to the Voting Agent at the addresses set forth above. The method of such delivery is at the election and risk of the holder. If such delivery is by mail, it is recommended that holders use an air courier with a guaranteed next day delivery or registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to assure timely delivery.

You may receive multiple mailings of this Disclosure Statement, especially if you own your Voting Securities through more than one broker or bank. If you submit more than one Ballot for a Class or issue of Voting Securities because you beneficially own such Voting Securities through more than one broker or bank, be sure to indicate in the applicable item of the Ballot(s) the names of all broker dealers or other intermediaries who hold Voting Securities for you.

(2) Beneficial Owners of Voting Securities in Street Name

A beneficial owner holding Voting Securities in “street name” (i.e., through a brokerage firm, bank, trust company or other nominee) or a beneficial owner’s authorized signatory (a broker or other intermediary having power of attorney to vote on behalf of a beneficial owner) can vote by following the instructions set forth below:

1.	Fill in all the applicable information on the Ballot.

2.	Sign the Ballot (unless the Ballot has already been signed by the brokerage firm, bank, trust company or other nominee).

3.	Return the Ballot to the addressee in the preaddressed, stamped envelope enclosed with the Ballot. If no envelope was enclosed, contact the Voting Agent for instructions.

Authorized signatories voting on behalf of more than one beneficial owner must complete a separate Ballot for each such beneficial owner. Any Ballot submitted to a brokerage firm or proxy intermediary will not be counted until such brokerage firm or proxy intermediary (i) properly executes and delivers such Ballot to the Voting Agent or (ii) properly completes and delivers a corresponding Master Ballot to the Voting Agent.

By submitting a vote for or against the Plan, you are certifying that you are the beneficial owner of the Voting Securities being voted or an authorized signatory for such a beneficial owner. Your submission of a Ballot will also constitute a request that you (or in the case of an authorized signatory, the beneficial owner) be treated as the record holder of such Voting Securities for purposes of voting on the Plan.

(3) Brokerage Firms, Banks and Other Nominees

A brokerage firm, commercial bank, trust company or other nominee that is the registered holder of a Voting Security for a beneficial owner, or is a participant in a securities clearing agency and is authorized to vote in the name of such securities clearing agency pursuant to an omnibus proxy (as described below) and is acting for a beneficial owner, can vote on behalf of such beneficial owner by (i) distributing a copy of this Disclosure Statement and all appropriate Ballots to such owner, (ii) collecting all such Ballots, (iii) completing a Master Ballot compiling the votes and other information from the Ballots collected and (iv) transmitting such completed Master Ballot to the Voting Agent. A proxy intermediary acting on behalf of a brokerage firm or bank may follow the procedures outlined in the preceding sentence to vote on behalf of such beneficial owner. A brokerage firm, commercial bank, trust company or other nominee that is the registered holder of a Voting Security for only one (1) beneficial owner also may arrange for such beneficial owner to vote by executing the appropriate Ballot and by distributing a copy of this Disclosure Statement and such executed Ballot to such beneficial owner for voting and returning such Ballot to the Voting Agent.

(4) Voting Deadline and Extensions

In order to be counted for purposes of voting on the Plan, all of the information requested by the applicable Ballot must be provided. Ballots indicating acceptance or rejection of the Plan must be received by the Voting Agent at its address set forth below no later than March 21, 2005, at 4:00 p.m.

New York Time; provided that with respect to securities held in “street name” (i.e., through a brokerage firm, bank, trust company or other nominee), the deadline for submitting Ballots to the applicable nominee shall be March 21, 2005 and such nominee must submit the Master Ballot to the Voting Agent by March 23, 2005 (the “Voting Deadline“). The Debtors reserve the right, in their sole discretion, to extend the Voting Deadline or the Bankruptcy Court may extend the Voting Deadline, in which case the term “Voting Deadline” shall mean the latest date on which a Ballot will be accepted.

(5) Withdrawal of Votes on the Plan

Notice of Withdrawals. The solicitation of acceptances of the Plan will expire on the Voting Deadline. A properly submitted Ballot may be withdrawn by delivering, at any time prior to the Voting Deadline, a written or facsimile transmission notice of withdrawal to the Voting Agent at the following address:

THCR/LP Corporation, et al.
c/o The Trumbull Group, LLC
P.O. Box 721
Windsor, CT 06095
Phone:	860-687-3948
Fax:	860-683-8697

After the Voting Deadline, withdrawal may be effected only with the approval of the Bankruptcy Court.

In order to be valid, a notice of withdrawal must (i) specify the name of the holder who submitted the votes on the Plan to be withdrawn, (ii) contain a description of the Claim or Interest to which it relates and the aggregate principal amount or number of shares represented by such Claim or Interest and (iii) be signed by the holder in the same manner as on the Ballot. The Debtors expressly reserve the absolute right to contest the validity of any such withdrawals of votes on the Plan.

Subsequent Ballot. Any holder who has previously submitted to The Trumbull Group, LLC prior to the Voting Deadline a properly completed Ballot may revoke and change such vote by submitting to The Trumbull Group, LLC prior to the Voting Deadline a subsequent properly completed Ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed Ballot is received, only the one that bears the latest date will be counted for purposes of determining whether sufficient acceptances required to seek confirmation of the Plan by the Bankruptcy Court have been received. If more than one Master Ballot is submitted and the later dated Master Ballot(s) supplement rather than supersede the earlier Master Ballot(s), please mark the subsequent Master Ballot(s) with the words “Additional Votes” or such other language as is customarily used to indicate additional votes that are not meant to revoke earlier votes.

(6) Voting Agent

The Trumbull Group, LLC has been appointed as Voting Agent for the Plan. Questions and requests for assistance may be directed to the Voting Agent. Requests for additional copies of this Disclosure Statement, the Ballots or the Master Ballots should be directed to the Voting Agent by logging on to the Debtors’ website for the Chapter 11 Cases, www.THCRrecap.com. See Section I.C. – “Introduction – Where You Can Find Additional Information About the Debtors.”

SECTION IX.

CONFIRMATION OF THE PLAN

A. The Confirmation Hearing

The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing. The Confirmation Hearing in respect of the Plan has been scheduled for April 5, 2005 at 10:00 a.m., Eastern Time, before the Honorable Judge Judith H. Wizmur at the United States Bankruptcy Court for the District of New Jersey. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to confirmation of the Plan by the Bankruptcy Court must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or Interests held by the objector. Any such objection must be Filed and served so that it is received by the Bankruptcy Court and the following parties on or before March 21, 2005 at 4:00 p.m., Eastern Time:

Counsel for the Debtors:		Local Counsel for the Debtors:

Latham & Watkins LLP		Schwartz, Tobia & Stanziale
Attorneys for the Debtors		Kip’s Castle
633 West Fifth Street, Suite 4000		22 Crestmont Road
Los Angeles, California 90071		Montclair, NJ 07042
Fax:	(213) 891-8763	Fax:	(973) 655-0699
Attn:	Robert A. Klyman, Esq	Attn:	Charles A. Stanziale, Jr., Esq.

Counsel for DJT:		United States Trustee:

Willkie Farr & Gallagher LLP		Office of the United States Trustee
787 Seventh Avenue		Raymond Blvd.
New York, NY 10019-6099		One Newark Center, Suite 2100
Fax:	(212) 728-8111	Newark, NJ 07102-5504
Attn:	Thomas M. Cerabino, Esq.	Fax:	(973) 645-5993
		Attn:	Anthony Sodono, Esq.
Donald MacMaster, Esq

Counsel for the TAC Noteholder Committee:		Counsel for the TCH Noteholder Committee:

Weil, Gotshal & Manges LLP		Milbank, Tweed, Hadley & McCloy LLP
767 Fifth Avenue		601 South Figueroa Street, 30th Floor
New York, NY 10153		Los Angeles, CA 90017
Fax:	(212) 310-8007	Fax:	(213) 629-5063
Attn:	Michael F. Walsh, Esq.	Attn:	Paul S. Aronzon, Esq.
	John J. Rapisardi, Esq.		Thomas R. Kreller, Esq.

Co-Counsel for the Official Committee:		Counsel for the DIP Lender:

Stutman, Treister & Glatt Professional Corporation		Jenkens & Gilchrist, a professional corporation
1901 Avenue of the Stars, 12th Floor		1445 Ross Avenue
Los Angeles, California 90067		Suite 3200
Fax:	(310) 228-5788	Dallas, TX 75202
Attn:	Frank A. Merola, Esq.	Fax:	(214) 855-4300
		Attn:	Gregory G. Hesse, Esq.
The Bayard Firm
222 Delaware Avenue
Suite 900
P.O. Box 25130
Wilmington, DE 19899
Fax:	(302) 658-6395
Attn:	Steven M. Yoder, Esq.

B. Confirmation Requirements

The Bankruptcy Code requires that, in order to confirm the Plan, the Bankruptcy Court must make a series of findings concerning the Plan and the Debtors, including, without limitation, that (i) the Plan has classified Claims and Interests in a permissible manner, (ii) the Plan complies with applicable provisions of the Bankruptcy Code, (iii) the Debtors have complied with applicable provisions of the Bankruptcy Code, (iv) the Debtors have proposed the Plan in good faith and not by any means forbidden by law, (v) the disclosure required by section 1125 of the Bankruptcy Code has been made, (vi) the Plan has been accepted by the requisite votes of creditors (except to the extent that cramdown is available under section 1129(b) of the Bankruptcy Code), (vii) the Plan is feasible and confirmation of the Plan by the Bankruptcy Court is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors, (viii) the Plan is in the “best interests” of all holders of Claims or Interests in an Impaired Class in that it provides to such holders on account of their Claims or Interests property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain in a chapter 7 liquidation, unless each holder of a Claim or Interest in such Class has accepted the Plan, (ix) all fees and expenses payable under 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of such fees on the Effective Date and (x) the Plan provides for the continuation after the Effective Date of all retiree benefits, as defined in section 1114 of the Bankruptcy Code, at the level established at any time prior to confirmation of the Plan by the Bankruptcy Court pursuant to sections 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code, for the duration of the period that the Debtors have obligated themselves to provide such benefits.

A plan is accepted by an impaired class of claims if holders of at least two-thirds in dollar amount and more than one-half in number of claims of that class vote to accept the plan. A plan is accepted by an impaired class of interests if holders of at least two-thirds of the number of shares in such class vote to accept the plan. Only those holders of claims or interests who actually vote count in these tabulations.

In addition to this voting requirement, section 1129 of the Bankruptcy Code requires that a plan be accepted by each holder of a claim or interest in an impaired class or that such plan otherwise be found by the bankruptcy court to be in the best interests of each holder of a claim or interest in such class. In addition, each impaired class must accept the plan for the plan to be confirmed without application of the “fair and equitable” and “unfair discrimination” tests in section 1129(b) of the Bankruptcy Code discussed below.

The Bankruptcy Code contains provisions authorizing the confirmation of a plan even if it is not accepted by all impaired classes, as long as at least one impaired class of claims (without including any acceptance of the plan by an insider) has accepted it. These so-called “cramdown” provisions are set forth in section 1129(b) of the Bankruptcy Code. As indicated above, a plan may be confirmed under the cramdown provisions if, in addition to satisfying the other requirements of section 1129 of the Bankruptcy Code, it (i) is “fair and equitable” and (ii) “does not discriminate unfairly” with respect to each class of claims or interests that is impaired under, and has not accepted, the plan. The “fair and equitable” standard, also known as the “absolute priority rule,” requires, among other things, that unless a dissenting class of claims or class of interests receives full compensation for its allowed claims or allowed interests, no holder of claims or interests in any junior class may receive or retain any property on account of such claims. The Bankruptcy Code establishes different “fair and equitable” tests for secured creditors, unsecured creditors and equityholders, as follows:

(a)	Secured Creditors: Either (i) each impaired secured creditor retains its Liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim; (ii) each impaired secured creditor realizes the “indubitable equivalent” of its allowed secured claim; or (iii) the property securing the claim is sold free and clear of Liens with such Liens to attach to the proceeds, and the Liens against such proceeds are treated in accordance with clause (i) or (ii) of this subparagraph (a).

(b)	Unsecured Creditors: Either (i) each impaired unsecured creditor receives or retains under the plan of reorganization property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the nonaccepting class do not receive any property under the plan of reorganization on account of such claims and interests.

(c)	Equity Holders: Either (i) each equity holder will receive or retain under the plan of reorganization property of a value equal to the greater of (x) the fixed liquidation preference or redemption price, if any, of such stock or (y) the value of the stock; or (ii) the holders of interests that are junior to the nonaccepting class will not receive any property under the plan of reorganization.

The “fair and equitable” standard has also been interpreted to prohibit any class senior to a dissenting class from receiving under a plan more than 100% of its allowed claims or allowed interests. The requirement that a plan not “discriminate unfairly” means, among other things, that a dissenting class must be treated substantially equally with respect to other classes of equal rank.

Attached as Exhibit H is a summary of a valuation analysis by UBS Securities LLC, dated as of November 2004. The aggregate equity value of the Reorganized Debtors was approximately $582.3 million as of December 31, 2004, valued at the per share purchase price at which DJT is making the DJT Investment. The valuation analysis of UBS Securities LLC assumes that the Effective Date occurs on March 31, 2005, and that the Debtors will be reorganized pursuant to the Plan. Attached as Exhibit H-1 hereto is a summary of a valuation analysis performed by Lazard Frères & Co. LLC, dated as of February 10, 2005. Based on the analyses of UBS Securities LLC and Lazard Frères & Co. LLC, the Debtors believe that the Plan satisfies the “fair and equitable” standard. The Debtors reserve their right to update these valuation analyses to take into account events which occurred after the date of the respective valuations. If the Debtors do so, the Debtors will post a revised analysis on their website. IF THE VALUATION OF THE REORGANIZED DEBTORS IS MATERIAL TO YOUR VOTE, PLEASE REVIEW THE WEBSITE BEFORE THE VOTING DEADLINE.

The Debtors believe that, if approved, the Plan may need to be crammed down over the dissent of certain Classes of Claims and Interests in view of the treatment proposed for such Classes. To the extent necessary and appropriate, the Debtors intend to amend the Plan to permit cramdown of dissenting Classes of Claims or Interests. There can be no assurance, however, that the requirements of section 1129(b) of the Bankruptcy Code would be satisfied even if the Plan treatment provisions were amended or withdrawn as to one or more Classes. The Debtors believe that the treatment under the Plan of the holders of Claims and Interests will satisfy the “fair and equitable” test since, although no distribution will be made in respect of Claims or Interests in such Classes and, as a result, such Classes will be deemed pursuant to section 1126 of the Bankruptcy Code to have rejected the Plan, no Class junior to such nonaccepting Classes will receive or retain any property under the Plan.

In addition, the Debtors do not believe that the Plan unfairly discriminates against any Class that may not accept or otherwise consent to the Plan. A plan of reorganization “does not discriminate unfairly” if (i) the legal rights of a nonaccepting class are treated in a manner that is consistent with the treatment of other classes whose legal rights are similarly situated to those of the nonaccepting class and (ii) no class receives payments in excess of that which it is legally entitled to receive for its claims or interests. The Debtors believe the Plan does not discriminate unfairly.

THE DEBTORS INTEND TO SEEK CONFIRMATION OF THE PLAN UNDER SECTION 1129(b) OF THE BANKRUPTCY CODE.

Subject to the conditions set forth in the Plan, a determination by the Bankruptcy Court that the Plan is not confirmable pursuant to section 1129 of the Bankruptcy Code will not limit or affect the Debtors’ ability to modify the Plan to satisfy the requirements of section 1129 of the Bankruptcy Code for confirmation of the Plan by the Bankruptcy Court.

(1) Feasibility of Plan

Section 1129(a)(11) of the Bankruptcy Code requires as a condition for confirmation of the Plan by the Bankruptcy Court that the Bankruptcy Court determine that the Plan is not likely to be followed by a liquidation or the need for further financial reorganization of the Debtors or the Reorganized Debtors, unless such liquidation or reorganization is proposed in the Plan. The Debtors believe that the Plan satisfies this requirement. The Debtors have prepared certain financial projections for the Reorganized Debtors which are attached to this Disclosure Statement as Exhibit G (the “Projections”). The Debtors believe that throughout the forecast period ending December 31, 2009, assuming the underlying assumptions are realized, cash provided by operations combined with availability under the post-Effective Date borrowings will be adequate to meet capital expenditure and debt service requirements. See Section XI – “Projections.”

A preliminary of analysis of General Unsecured Claims is attached as Schedule I hereto.

(2) Best Interests Test/Liquidation Analysis

With respect to each Impaired Class of Claims and Interests, confirmation of the Plan by the Bankruptcy Court requires that each holder of a Claim or Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. To determine what holders of Claims and Interests of each Impaired Class would receive if the Debtors were liquidated under chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors’ assets and properties in the context of a chapter 7 liquidation case. The Cash amount that would be available for satisfaction of Claims and Interests would consist of the proceeds resulting from the disposition of the unencumbered assets and properties of the Debtors augmented by the unencumbered Cash held by the Debtors at the time of the commencement of the liquidation case. Such cash amount would be reduced by the amount of the costs and expenses of the liquidation and by such additional Administrative Claims and Priority Claims that might result from the termination of the Debtors’ business and the use of chapter 7 for the purposes of liquidation.

The Debtors’ cost of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those fees that might be payable to attorneys and other professionals that such a trustee might engage. In addition, Claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors during the pendency of the Chapter 11 Cases. The foregoing types of Claims and other Claims that might arise in a liquidation case or result from the pending Chapter 11 Cases, including unpaid expenses incurred by the Debtors during the Chapter 11 Cases such as compensation for attorneys, financial advisors and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition Claims and Interests.

To determine if the Plan is in the best interests of each Impaired Class, the present value of the distributions from the proceeds of a liquidation of the Debtors’ unencumbered assets and properties, after subtracting the amounts attributable to the foregoing Claims, are then compared with the value of the property offered to such Classes of Claims and Interests under the Plan.

After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Cases, including (i) the increased costs and expenses of a liquidation under chapter 7 from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the “forced sale” atmosphere that would prevail and (iii) the substantial increases in Claims that would be satisfied on a priority basis or on parity with creditors in the Chapter 11 Cases, the Debtors have determined that confirmation of the Plan by the Bankruptcy Court will provide each holder of an Allowed Claim or Interest with a recovery that is not less than such holder would receive pursuant to liquidation of the Debtors under chapter 7.

The Debtors also believe that the value of any distributions to each Class of Allowed Claims and Allowed Interests in a chapter 7 case would be less than the value of distributions under the Plan because such distributions in a chapter 7 case would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed for two (2) years after the completion of such liquidation in order to resolve Claims and Interests and prepare for distributions. In the likely event litigation were necessary to resolve Claims and Interests asserted in a chapter 7 case, the delay could be prolonged.

The Debtors’ liquidation analysis is attached hereto as Exhibit F. The information set forth in Exhibit F provides a summary of the liquidation values of the Debtors’ assets, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors’ Estates. Reference should be made to the liquidation analysis attached as Exhibit F hereto for a complete discussion and presentation of the liquidation analysis.

Underlying the liquidation analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. The liquidation analysis is also based on assumptions impacting liquidation decisions that are subject to change. Accordingly, the values reflected in the liquidation analysis might not be realized if the Debtors were, in fact, to undergo such a liquidation. The chapter 7 liquidation period is assumed to be a period of more than one (1) year, allowing for, among other things, the (i) discontinuation of operations, (ii) selling of assets and (iii) collection of receivables. See Section XII – “Alternatives to Confirmation and Consummation of the Plan.”

C. Confirmation and Effective Date Conditions

(1) Conditions to Confirmation

The conditions to confirmation of the Plan shall be the following:

(a) a finding by the Bankruptcy Court that the requirements of 11 U.S.C. § 1129 have been satisfied; and

(b) the Confirmation Order shall (i) be reasonably acceptable in form and substance to the Debtors, DJT, the TAC Noteholder Committee and the TCH Noteholder Committee and (ii) expressly authorize and direct the Debtors and applicable third parties to perform the actions that are conditions to the effectiveness of the Plan.

(2) Conditions to the Effective Date

The Plan shall not become effective unless and until it has been confirmed and the following conditions have been satisfied in full or waived by the Debtors, DJT, the TAC Noteholder Committee and the TCH Noteholder Committee:

(a) the Confirmation Order shall be entered by the Bankruptcy Court and shall have become a Final Order;

(b) all authorizations, consents and regulatory approvals required for the Plan’s effectiveness shall have been obtained including, without limitation, all gaming and antitrust regulatory approvals and consents;

(c) the New Notes Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended;

(d) the Restructuring Transactions (as described in Section 5.11 of the Plan—“Restructuring Transactions”) shall have each been consummated by the Reorganized Debtors;

(e) the Debtors shall have purchased directors’ and officers’ liability insurance for the directors and officers of the Reorganized Debtors;

(f) the Bankruptcy Court shall have approved the initial directors of Reorganized THCR;

(g) the Class A Directors shall be acceptable to the TAC Noteholder Committee;

(h) the DJT Agreements shall have been executed and delivered by DJT;

(i) the forms of documents set forth in the Plan Supplement are reasonably satisfactory to the Debtors, DJT, the TAC Noteholder Committee and the TCH Noteholder Committee (except for the DJT Agreements, Amended Organizational Documents, New Class A Warrant, New Notes, New Notes Indenture, New THCR Stock Incentive Plan, Registration Rights Agreement, and TCI 2 Merger Agreement, which must be satisfactory to such parties);

(j) the Effective Date shall have occurred by May 1, 2005; and

(k) all other actions and documents necessary to implement the treatment of Claims and Interests shall have been effected or executed or, if waivable, waived by the Person or Persons entitled to the benefit thereof.

(3) Waiver of Conditions

The Debtors may waive any or all of the other conditions set forth in the Plan without leave of or order of the Bankruptcy Court and without any formal action, provided that the Debtors shall have obtained the consent of DJT, the TAC Noteholder Committee and the TCH Noteholder Committee. The Debtors reserve the right to amend or revoke the Plan in the exercise of their fiduciary duties, subject to the approval of the board of directors of Reorganized THCR with respect to any material amendments or revocations. Although the Plan is styled as a joint plan, with the prior reasonable consent of DJT, the TAC Noteholder Committee and the TCH Noteholder Committee, the Debtors reserve the right to ask the Bankruptcy Court to confirm the Plan for one or more Debtors but not all Debtors.

(4) Effect of Failure of Conditions

In the event that the Effective Date does not occur within one (1) year following entry of the Confirmation Order, upon notification submitted by the Debtors to the Bankruptcy Court: (a) the Confirmation Order shall be vacated; (b) no distributions under the Plan shall be made; (c) the Debtors and all holders of Claims and Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred; and (d) the Debtors’ obligations with respect to the Claims and Interests shall remain unchanged (except to the extent of any payments made after entry of the Confirmation Order but prior to the Effective Date) and nothing contained in the Plan shall constitute or be deemed a waiver or release of any Claims or Interests by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors.

(5) Order Denying Confirmation

If an order denying confirmation of the Plan is entered by the Bankruptcy Court, then the Plan shall be null and void in all respects, and nothing contained in the Plan shall (a) constitute a waiver or release of any Claims against or Interests in the Debtors, (b) prejudice in any manner the rights of the holder of any Claim against, or Interest in, the Debtors, (c) prejudice in any manner any right, remedy or Claim of the Debtors or (d) be deemed an admission against interest by the Debtors, DJT, the TAC Noteholder Committee, the TCH Noteholder Committee, the Official Committee or any committee’s respective members.

D. Discharge of Reorganized Debtors and Injunction

Except as otherwise provided in the Plan or the Confirmation Order: (i) on the Effective Date, each Reorganized Debtor shall be deemed discharged and released to the fullest extent permitted by section 1141 of the Bankruptcy Code from all Claims and Interests, including, but not limited to, demands, liabilities, Claims and Interests that arose before the Confirmation Date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (A) a proof of Claim or proof of Interest based on such debt or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (B) a Claim or Interest based on such debt or Interest is Allowed pursuant to section 502 of the Bankruptcy Code or (C) the holder of a Claim or Interest based on such debt or Interest has accepted the Plan; and (ii) all Persons shall be precluded from asserting against each Reorganized Debtor, its successors, or its assets or properties any other or further Claims or Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date. Except as otherwise provided in the Plan or the Confirmation Order, the Confirmation Order shall act as a discharge of any and all Claims against and all debts and liabilities of the Reorganized Debtors, as provided in sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment against each Reorganized Debtor at any time obtained to the extent that it relates to a Claim discharged.

Except as otherwise provided in the Plan or the Confirmation Order, all Persons that have held, currently hold or may hold a Claim or other debt or liability or an Interest or other right of such holders, are permanently enjoined from taking any of the following actions on account of any such Claims, debts, liabilities, Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against any of the Debtors or Reorganized Debtors; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against any of the Debtors or Reorganized Debtors; (c) creating, perfecting or enforcing any Lien or encumbrance against any of the Debtors or Reorganized Debtors; (d) asserting a setoff, right of subrogation or recoupment of any kind against any obligation due to any of the Debtors or Reorganized Debtors; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

Any Person injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys’ fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

E. Exculpation; Limitation of Liability

(1) No Liability for Solicitation or Participation

None of the Debtors, the Reorganized Debtors, the Indenture Trustees, Collateral Agents, the Official Committee, the members of and advisors to the TAC Noteholder Committee and TCH Noteholder Committee, the holders of the TAC Notes and the TCH Notes that are parties to the Restructuring Support Agreement, DJT, nor any of their respective current or former members, partners, officers, directors, employees, affiliates, agents and advisors (including any attorneys, financial advisors, investment bankers, accountants and other professionals retained by such Persons) shall have or incur any liability to any holder of any Claim or Interest for any act or omission in connection with, or arising out of the Debtors’ restructuring, the Plan, the Chapter 11 Cases, this Disclosure Statement, the DJT Investment Agreement, the Restructuring Support Agreement, the DIP Facility, the Exit Facility, the Adequate Protection Order, any agreements relating to the foregoing or to the transactions contemplated by the Restructuring Support Agreement, the solicitation of votes for and the pursuit of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, including, without limitation, all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all prepetition activities leading to the promulgation and confirmation of the Plan except willful misconduct or gross negligence as determined by a Final Order of the Bankruptcy Court. The foregoing parties shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

(2) Releases by the Debtors

As of the Effective Date, the Debtors and Reorganized Debtors, in their individual capacities and as Debtors in Possession, will be deemed to forever release, waive and discharge all Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of the Debtors or Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, Reorganized Debtors, the parties released pursuant to Section 5.16 of the Plan – “Limitation of Liability,” the Chapter 11 Cases, the Plan or this Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or their Estates or the Reorganized Debtors, whether directly, indirectly, derivatively or in any representative or any other capacity, against (i) the current and former directors, officers and employees of the Debtors (other than for money borrowed from or owed to the Debtors, by any such directors, officers or employees as set forth in the Debtors’ books and records), and the respective affiliates and current and former officers, partners, directors, employees, agents, members, stockholders, advisors (including any attorneys, financial advisors, investment bankers and accountants) and professionals of the foregoing and (ii) the Indenture Trustees, the Collateral Agents, the Official Committee, the members of and advisors (including any attorneys, financial advisors, investment bankers, accountants and other professionals retained by such Persons) to the TAC Noteholder Committee and TCH Noteholder Committee, the Indenture Trustees, the Collateral Agents, the holders of the TAC Notes and the TCH Notes that are parties to the Restructuring Support Agreement, DJT and the respective affiliates and current and former officers, partners, directors, employees, agents, members, stockholders, advisors (including any attorneys, financial advisors, investment bankers, accountants and other professionals retained by such Persons) and professionals of the foregoing.

(3) Releases by Holders of Claims and Interests

On the Effective Date, all holders of Claims and Interests, in consideration for the obligations of the Debtors and Reorganized Debtors under the Plan, the obligations of DJT under the DJT Investment Agreement and the Cash, New Common Stock, New THCR Holdings LP Interests, New Notes, New Class A Warrants, New DJT Warrant and other contracts, instruments, releases, agreements or documents to be delivered in connection with the Plan, and each entity (other than the Debtors) that has held, holds or may hold a Claim or Interest, as applicable, will be deemed to forever release, waive and discharge all Claims, demands, debts, rights, causes of action or liabilities (other than the right to enforce the Debtors’ or Reorganized Debtors’ obligations under the Plan, and the contracts, instruments, releases, agreements and documents delivered under the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the negotiation and execution of the Restructuring Support Agreement, the Chapter 11 Cases, the Plan or this Disclosure Statement against (i) DJT, (ii) the current and former directors, officers, employees and advisors (including any attorneys, financial advisors, investment bankers, accountants and other professionals) of the Debtors, (iii) the Indenture Trustees, the Collateral Agents, the Official Committee, the members of and advisors to the TAC Noteholder Committee and TCH Noteholder Committee and the holders of the TAC Notes and the TCH Notes that are parties to the Restructuring Support Agreement and (iv) the respective affiliates and current and former officers, partners, directors, employees, agents, members, stockholders, advisors (including any attorneys, financial advisors, investment bankers and accountants) and professionals of the foregoing. The Debtors believe the releases set forth in the Plan are reasonable and appropriate given the extraordinary facts and circumstances of these cases. The releases and injunctions provided in Sections 5.16(a) and (b) of the Plan are an integral part of the Plan and are supported by the consideration provided under the Plan and under the DJT Investment Agreement. DJT and the other parties to the Restructuring Support Agreement have made substantial contributions to the reorganization by funding the Plan and agreeing to compromise their Allowed Claims and to payment in full by the Debtors of Allowed Claims. Absent the contributions of the parties to the Restructuring Support Agreement, the Debtors would be unable to reorganize under the Plan, which provides for payment in full in Cash to holders of Allowed General Unsecured Claims pursuant to the Plan.

(4) Injunction Related to Releases and Exculpation

The Confirmation Order will permanently enjoin the commencement or prosecution by any Person or entity, whether directly, derivatively or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to the Plan, including but not limited to the Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released in Sections 5.16(a) and (b) of the Plan.

SECTION X.

THE FUTURE BUSINESS OF THE REORGANIZED DEBTORS

A. Structure of Reorganized Debtors

For an illustration that depicts the general corporate structure of the Debtors before and after the reorganization under the Plan and that summarizes the distributions under the Plan, please see the charts attached hereto as Exhibit E.

B. Management and Directors of the Reorganized Debtors

For a discussion of the composition of the board of directors and management of the Reorganized Debtors following the Effective Date, see Section VII.C(4) – “Summary of the Plan of Reorganization – Means for Implementing the Plan – Board of Directors and Management.” For a description of certain agreements between the Reorganized Debtors and DJT regarding the composition of Reorganized THCR’s board of directors and DJT’s role as Chairman of the board, see Section X.E(2)b – “The Future Business of the Reorganized Debtors – Certain Agreements of the Reorganized Debtors – Other Agreements with DJT – DJT Voting Agreement,” and Section X.E(2)a – “The Future Business of the Reorganized Debtors – Certain Agreements of the Reorganized Debtors – Other Agreements with DJT – DJT Services Agreement.”

(1) Compensation of Management and Directors of the Reorganized Debtors

The board of directors of Reorganized THCR may authorize appropriate compensation and bonus plans for senior management employed by the Reorganized Debtors after the Effective Date. On or as reasonably practicable after the Effective Date, the board of directors of Reorganized THCR will adopt the New THCR Stock Incentive Plan for certain officers and employees of Reorganized THCR and its subsidiaries. Options under such New THCR Stock Incentive Plan will be based on a vesting schedule and any other performance criteria structured by the board of directors of Reorganized THCR. The terms of the DJT Services Agreement are specifically approved under the Plan without the need of further action by the board of directors.

(2) Pro Forma Security Ownership of Certain Beneficial Owners and Management of Reorganized THCR

The table below sets forth the beneficial ownership of the fully diluted shares of New Common Stock on a pro forma basis to give effect to the Plan (including the Reverse Stock Split) as of September 30, 2004 for (a) DJT, (b) the TAC Noteholders, (c) the TCH First Priority Noteholders, (d) the TCH Second Priority Noteholders (excluding DJT), (e) all directors and executive officers as a group (excluding DJT) and (f) the public stockholders of New Common Stock (assuming all Reserve Shares are exercised).

Pursuant to Rule 13d-3 under the Exchange Act, shares of common stock which are issuable upon the exercise of options currently exercisable or exercisable within sixty (60) days are deemed beneficially owned and outstanding for purposes of computing the percentage of outstanding common stock owned by that Person but are not deemed to be outstanding for purposes of computing the ownership percentage of any other Person.

	New Common Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned*	Approximate Percent of Class
Donald J. Trump**	10,836,362	26.22%
TAC Noteholders	26,325,562	63.69%
TCH First Priority Noteholders	582,283	1.41%
TCH Second Priority Noteholders (excluding DJT)	145,116	0.35%
Public Stockholders (excluding DJT)	3,445,137	8.33%

Total Shares Issues or Reserved for Issuance	41,334,460	100%

*	Excludes options and shares of New Common Stock reserved for issuance under the New THCR Stock Incentive Plan. Assumes that New Class A Warrants will be exercised in full. Actual number of shares of New Common Stock into which Old THCR Common Stock is reclassified may vary depending on the disposition of fractional shares following the Reverse Stock Split.
**	Includes New THCR Holdings LP Interests exchangeable into New Common Stock and shares issuable upon exercise of the DJT Warrant.

C. Securities to be Issued by the Reorganized Debtors

(1) General

In connection with the restructuring of the debt securities of THCR’s subsidiaries, the Reorganized Debtors will issue (or reserve for issuance) or distribute (i) an aggregate of 41,334,460 shares of New Common Stock (including the Reserve Shares and shares reserved for issuance upon exercise of the New DJT Warrant or upon exchange of New THCR Holdings LP Interests beneficially owned by DJT, but excluding any shares reserved for issuance under the New THCR Stock Incentive Plan), (ii) $1,250 million aggregate principal amount of New Notes, (iii) approximately $23.6 million in Cash, (iv) the TAC Cash Distribution, TCH First Cash Distribution and the TCH Second Cash Distribution, (v) the New Class A Warrants, (vi) the New Class A Warrants Proceeds and (vii) the New DJT Warrant, as follows:

(a)	the TAC Noteholders will receive from the Reorganized Debtors, (i) the TAC Cash Distribution, (ii) approximately $777.3 million in aggregate principal face amount of New Notes and (iii) 26,325,562 shares of New Common Stock. Based on an assumed Effective Date of May 1, 2005 (which represents the date by which the Effective Date must occur before the TAC Noteholders and TCH Noteholders may terminate the Restructuring Support Agreement), the Debtors estimate that the TAC Cash Distribution would equal an aggregate of approximately $66.1 million. TAC Noteholders may elect a non-Pro Rata allocation of New Notes and New Common Stock on the applicable Election Form, pursuant to which such noteholders may elect to maximize the distribution of New Notes or New Common Stock to such noteholders. In addition, on or as soon as reasonably practicable after the first anniversary of the Effective Date, TAC Noteholders will receive, on a Pro Rata basis, the New Class A Warrants Proceeds, consisting of (a) Cash proceeds from the exercise of New Class A Warrants (plus any interest accrued thereon), and (b) if any of the New Class A Warrants are not exercised, any remaining Reserve Shares.

(b)	the TCH First Priority Noteholders will receive from the Reorganized Debtors (i) the TCH First Cash Distribution, (ii) $425.0 million aggregate principal face amount of New Notes, (iii) additional Cash in the amount of $21.25 million and (iv) 582,283 shares of New Common Stock. Based on an assumed Effective Date of May 1, 2005, the Debtors estimate that the TCH First Cash Distribution would equal an aggregate of approximately $6.9 million, which estimate excludes any scheduled interest payments to be made on December 15, 2004 and March 15, 2005 with respect to the TCH First Priority Notes during the pendency of the Chapter 11 Cases. TCH First Priority Noteholders may elect a non-Pro Rata allocation of Cash and New Common Stock on the applicable Election Form, pursuant to which such noteholders may elect to maximize the distribution of Cash or New Common Stock to such noteholders (such payments to be made on the regularly scheduled interest payment dates for the TCH First Priority Notes).

(c)	the TCH Second Priority Noteholders will receive from the Reorganized Debtors, on a Pro Rata basis, (i) approximately $47.7 million aggregate principal amount of New Notes, (ii) approximately $2.3 million in Cash, (iii) 145,116 shares of New Common Stock and (iv) the TCH Second Cash Distribution. Based on an assumed Effective Date of May 1, 2005, the Debtors estimate that the TCH Second Cash Distribution would equal an aggregate of approximately $5.2 million.

In addition, as of the Effective Date, and after giving effect to the 1000 for 1 Reverse Stock Split, holders of Old THCR Common Stock will be entitled to receive New Common Stock, on a one-to-one basis, subject to dilution upon the issuance of the New Common Stock. Furthermore, holders of Old THCR Common Stock shall be entitled to receive New THCR Class A Warrants on a Pro Rata basis, as described below.

The issuance of the New Notes, the New Common Stock, New Class A Warrants, New DJT Warrant and New THCR Holdings LP Interests under the Plan will be exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of the exemption from registration provided under section 1145 of the Bankruptcy Code and section 4(2) of the Securities Act.

(2) Issuance of the New Notes

The following summary description of the New Notes does not purport to be complete and is qualified in its entirety by reference to the New Notes Indenture, which will be set forth in the Plan Supplement.

a. General. Pursuant to the Plan, Reorganized THCR Holdings and Reorganized Trump Hotels & Casino Resorts Funding, Inc. (“Reorganized THCR Funding”) will issue the New Notes. Pursuant to the Plan, (1) the holders of the TAC Notes as of the Effective Date will receive approximately $777.3 million aggregate principal amount of New Notes, (2) the holders of the TCH First Priority Notes as of the Effective Date will receive $425.0 million aggregate principal amount of New Notes and (3) the holders of the TCH Second Priority Notes (other than DJT) as of the Effective Date will receive approximately $47.7 million aggregate principal amount of New Notes.

b. Description of the New Notes.

Issuer. The issuers of the New Notes will be Reorganized THCR Holdings and Reorganized THCR Funding.

Securities Offered. Reorganized THCR Holdings and Reorganized THCR Funding will issue the New Notes to the holders of the TAC Notes and the TCH Notes pursuant to the Plan. The New Notes will be nonrecourse to Reorganized THCR Holdings and Reorganized THCR Funding and to the partners of Reorganized THCR Holdings; provided, however, that an estimated amount of up to approximately $520 million aggregate principal amount of New Notes will be fully recourse to Reorganized THCR Holdings and Reorganized THCR Funding and to Reorganized THCR.

Guarantors. The guarantors of the New Notes will be the subsidiaries of Reorganized THCR Holdings immediately following the Effective Date, with the exception of Reorganized THCR Funding, the co-issuer of the New Notes, and Reorganized Trump Indiana, Inc. All such guarantors are not treated as corporations under federal income tax law. Guarantees by such subsidiaries will be nonrecourse and enforceable only against the collateral securing the New Notes. There will be an additional guarantee in the estimated amount of approximately $520 million by all of the subsidiaries of Reorganized THCR (except for Reorganized THCR Funding, the co-issuer of the New Notes), including Trump Indiana, Inc. that will be fully recourse and unsecured. To the extent permitted under the indenture governing the New Notes, if Reorganized THCR Holdings creates or acquires any new domestic subsidiary that is treated as a corporation under federal income tax law, such subsidiary will also guarantee, on an unsecured recourse basis, the estimated approximately $520 million portion of New Notes guaranteed by Trump Indiana, Inc. unless Reorganized THCR Holdings designates any such subsidiary as an “unrestricted subsidiary” under the New Notes Indenture or such subsidiary does not have significant assets. To the extent permitted under the indenture governing the New Notes, if Reorganized THCR Holdings creates or acquires any new domestic subsidiary that is not treated as a corporation under federal income tax law, such subsidiary will guarantee the New Notes on a nonrecourse basis enforceable only against the collateral securing the New Notes, if the assets of such subsidiary consist only of real property, property that is incidental to the holding of real property and, under certain circumstances, other assets the aggregate fair market value of which does not, in the aggregate, exceed 10% of the aggregate fair market value of all of the assets of such subsidiary, unless Reorganized THCR designates any such subsidiary as an “unrestricted subsidiary” under the New Notes Indenture or such subsidiary does not have significant assets. The existing and future subsidiaries that guarantee the New Notes are collectively referred to as the “Guarantors.”

Ranking. The New Notes will be senior obligations of Reorganized THCR Holdings and Reorganized THCR Funding and will rank senior in right of payment to all of the future subordinated indebtedness of Reorganized THCR Holdings and Reorganized THCR Funding. The obligations of Reorganized THCR Holdings and Reorganized THCR Funding under the New Notes will be guaranteed in the manner set forth above on a senior basis by each of the Guarantors and will rank senior in right of payment to any of the Guarantors’ future subordinated indebtedness. Notwithstanding the foregoing, the New Notes and the guarantees thereof will be effectively subordinated to the Exit Facility.

Collateral. Reorganized THCR Holdings’ obligations under the New Notes will be secured by a second priority security interest, subject to certain exceptions, on substantially all the non-corporate Guarantors’ now owned or, subject to certain exceptions, hereafter acquired real property and incidental personal property and certain other property of the Debtors (the “New Notes Collateral”). The DJT New Trademark License Agreement will be included in the collateral securing the New Notes if the conditions in this paragraph are satisfied. A third-party valuation expert shall conduct an appraisal of the DJT New Trademark License Agreement and New Notes Collateral prior to the Effective Date and annually thereafter. If, based on such appraisal, the fair market value of the DJT New Trademark License Agreement, together with the fair market value of the New Notes Collateral that is not comprised of real property and property incidental thereto, exceeds 10% of the fair market value of the aggregate value of the collateral securing the New Notes, then the DJT New Trademark License Agreement (in whole or in part) will not be included in the collateral securing the New Notes.

The Liens securing the New Notes and the guarantees of the New Notes will be subordinated to the Liens securing the Exit Facility and certain Liens that are permitted to be prior to the Liens securing the New Notes. From and after the time when the Exit Facility and other priority indebtedness and all refinancings of the Exit Facility and other priority indebtedness that are permitted under the New Notes Indenture are no longer outstanding, the Liens securing the New Notes and the guarantees thereof will no longer be subordinated to any other Liens, except for certain permitted Liens under the New Notes Indenture.

Term. The New Notes will mature ten (10) years from the Effective Date.

Interest Rate. The New Notes will bear interest at a rate of 8.5% per annum.

Optional Redemption. Except in connection with a public or private equity offering, the New Notes will not be redeemable until the fifth (5th) anniversary of the Effective Date. Until the third (3rd) anniversary of the Effective Date, Reorganized THCR Holdings and Reorganized THCR Funding may redeem up to 35.0% of the aggregate principal amount of the New Notes with the net proceeds of one or more public or private equity offerings. Commencing on the fifth (5th) anniversary of the Effective Date and for each twelve month period thereafter until the eighth (8th) anniversary of the Effective Date, the New Notes will be redeemable at certain percentages to be agreed upon among the Debtors, the TAC Noteholder Committee and the TCH Noteholder Committee. After the eighth (8th) anniversary of the Effective Date, the redemption price will be 100% of the outstanding principal amount.

Asset Sales. If the issuers or Guarantors of the New Notes engage in certain asset sales, the issuers of the New Notes will have the option, subject to certain exceptions, to invest the net cash proceeds from such sales in certain permitted businesses within a prescribed period of time or repay obligations under the Exit Facility or other indebtedness secured by Liens that are senior to the Liens securing the New Notes. In the event any net asset sale proceeds that are not invested or applied within such time period exceed a certain dollar amount to be agreed upon among the Debtors, the TAC Noteholder Committee and the TCH Noteholder Committee, Reorganized THCR Holdings and Reorganized THCR Funding will be required to offer to purchase the New Notes at a purchase price equal to a certain percentage (to be agreed upon among the Debtors, the TAC Noteholder Committee and the TCH Noteholder Committee) of the principal amount, plus accrued interest.

Gaming Redemption. The New Notes will be subject to redemption requirements imposed by gaming laws and regulations of gaming regulatory authorities in New Jersey and Indiana and other gaming regulatory authorities with jurisdiction over Reorganized THCR Holdings’ properties.

Change of Control. If a “change in control” of Reorganized THCR Holdings occurs, Reorganized THCR Holdings must give holders of the New Notes the opportunity to sell to Reorganized THCR Holdings their New Notes at 101% of their face amount, plus accrued interest. The Reorganized Debtors may not be able to pay the required price for the New Notes presented for repurchase upon a change of control, however, because the Reorganized Debtors may not have sufficient funds at that time or the terms of the Exit Facility and other debt might prevent the Reorganized Debtors from paying.

Covenants. The New Notes Indenture contains covenants limiting Reorganized THCR Holdings’ (and most or all of its subsidiaries’) ability to:

•	incur additional debt;

•	pay dividends or distributions on its capital stock or repurchase its capital stock;

•	issue stock of subsidiaries;

•	make certain investments;

•	create liens on its assets to secure debt;

•	enter into transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer and sell assets.

In addition, the New Notes Indenture will contain a covenant pursuant to which Reorganized THCR Holdings and the Guarantors agree not to incur any indebtedness or encumber the shares or assets of Reorganized Trump Indiana, Inc. in favor of any third party to secure payment of any indebtedness of Reorganized THCR Holdings or any of its subsidiaries, other than Liens securing payment of obligations under the Exit Facility, subject to certain exceptions.

These covenants are subject to a number of important limitations and exceptions as described in New Notes Indenture.

IF THE TERMS OF THE NEW NOTES ARE MATERIAL TO YOUR VOTE, PLEASE REVIEW THE WEBSITE BEFORE THE VOTING DEADLINE.

(3) Issuance of New Common Stock

The following summary description of the anticipated capital stock of Reorganized THCR as of the Effective Date does not purport to be complete and is qualified in its entirety by reference to Reorganized THCR’s Amended and Restated Certificate of Incorporation and Reorganized THCR’s Amended and Restated By-Laws, which are to be set forth in the Plan Supplement.

Upon the Effective Date, the authorized capital stock of Reorganized THCR will consist of (a) 50,000,000 shares of New Common Stock, par value $0.001 per share, 41,334,460 of which shall be issued and outstanding (or reserved for issuance, including the Reserve Shares and shares reserved for issuance upon exercise of the New DJT Warrant or upon exchange of the New THCR Holdings LP Interests beneficially owned by DJT, but excluding any shares reserved for issuance under the New THCR Stock Incentive Plan), (b) 1,000 shares of New Class B Common Stock, par value $0.001 per share, all of which will be issued and outstanding and (c) 1,000,000 shares of Old THCR Preferred Stock, par value $1.00 per share, none of which are issued and outstanding.

Pursuant to the terms of the Plan, as of the Effective Date, an aggregate of 41,334,460 shares of New Common Stock will be issued or reserved for issuance by Reorganized THCR, including (a) 26,325,562 shares of New Common Stock to be issued to the TAC Noteholders, (b) 582,283 shares of New Common Stock to be issued to the TCH First Priority Noteholders, (c) 145,116 shares of New Common Stock to be issued to the TCH Second Priority Noteholders, (d) 10,836,362 shares of New Common Stock (or shares issuable upon exchange of New THCR Holdings LP Interests beneficially owned by DJT) to be issued to DJT, including 3,767,713 shares of New Common Stock (or shares issuable upon exchange of New THCR Holdings LP Interests beneficially owned by DJT) in exchange for DJT’s $55 million equity investment, 1,043,867 shares of New Common Stock (or shares issuable upon exchange of New THCR Holdings LP Interests beneficially owned by DJT) in exchange for DJT’s contribution of the TCH Second Priority Notes beneficially owned by him (including interest accrued thereon), 4,554,197 shares of New Common Stock (or shares issuable upon exchange of New THCR Holdings LP Interests beneficially owned by DJT) in exchange for the modification of existing contractual arrangements between the Debtors and DJT, 1,446,706 shares of New Common Stock issuable upon the exercise of the New DJT Warrant, and 23,880 shares of New Common Stock representing shares of Old THCR Common Stock beneficially owned by DJT (or issuable upon exchange of the Old THCR Holdings LP Interests beneficially owned by DJT), and (e) 3,445,137 shares of New Common Stock to be issued to the public stockholders (excluding DJT) of Old THCR Common Stock, including 3,425,193 shares of New Common Stock issuable upon the exercise of the New Class A Warrants. In addition to the foregoing, Reorganized THCR will reserve shares of New Common Stock for issuance upon the exercise of options under the New THCR Stock Incentive Plan. Additional New Common Stock can only be authorized by the approval of holders of a majority of the issued and outstanding New Common Stock.

a. Description of the New Common Stock

Voting Rights. Holders of New Common Stock are entitled to one (1) vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of shares of New Common Stock are entitled to vote in any election of directors.

Dividends. Holders of New Common Stock are entitled to receive ratably such dividends, if any, as may be declared by Reorganized THCR’s board of directors out of funds legally available therefor. The Reorganized Debtors do not anticipate paying cash dividends on the New Common Stock in the foreseeable future. The terms of the New Notes Indenture and the Exit Facility will restrict the Reorganized Debtors’ ability to declare and pay dividends on the New Common Stock. The Reorganized Debtors currently intend to retain all future earnings, if any, for use in the operation of their business and to fund future growth.

Liquidation, Dissolution, Winding-Up. Upon the liquidation, dissolution or winding-up of Reorganized THCR, the holders of New Common Stock and New Class B Common Stock will share ratably, out of the assets of Reorganized THCR legally available for distribution to its stockholders, to the extent of their par value, $0.001 per share. After such payment is made, the holders of New Common Stock will be entitled to participate ratably in all of the remaining assets of Reorganized THCR available for distribution.

No Redemption or Other Rights. Holders of New Common Stock will have no redemption or conversion rights. Holders of New Common Stock will have no preemptive rights to subscribe to any additional securities that Reorganized THCR may issue, nor will the New Common Stock be subject to calls or assessments by Reorganized THCR.

Valid Issue. All the shares of New Common Stock to be issued in connection with the Plan, when issued and paid for, will be validly issued, fully paid and nonassessable.

Preferred Stock. The rights, preferences and privileges of holders of New Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that Reorganized THCR may designate and issue in the future.

Listing. The Debtors expect that the Old THCR Common Stock will continue to be listed for trading on the OTC Bulletin Board during the Chapter 11 Cases and, on or as soon as practicable after the Effective Date, Reorganized THCR will apply for the relisting of the New Common Stock on the NYSE or, if Reorganized THCR is unable to have the New Common Stock listed on the NYSE, will apply for such stock to be quoted in the national market system or small cap system of the National Association of Securities Dealers’ Automated Quotation System or other national securities exchange. The Debtors expect that following the Effective Date Reorganized THCR will continue to be, and Reorganized THCR Holdings will be, public companies that file reports under Section 13(a) or 15(d) of the Exchange Act.

State Gaming Laws. In accordance with the requirements of the New Jersey Casino Control Act and the Indiana Riverboat Gambling Act, Reorganized THCR’s Amended and Restated Certificate of Incorporation will provide that all securities of Reorganized THCR are held subject to the condition that, if a holder thereof is found to be disqualified, such holder shall: (a) dispose of his interest in Reorganized THCR; (b) not receive any dividends or interest upon any such securities; (c) not exercise, directly or indirectly or through any trustee or nominee, any right conferred by such securities; and (d) not receive any remuneration in any form from the casino licensee for services rendered or otherwise. Reorganized THCR’s Amended and Restated Certificate of Incorporation will further provide that Reorganized THCR may redeem any shares of Reorganized THCR’s capital stock held by any Person whose holding of shares may cause the loss or non-reinstatement of a governmental license held by Reorganized THCR. Such redemption shall be at the lesser of fair market value (as defined in Reorganized THCR’s Amended and Restated Certificate of Incorporation), the purchase price of such capital stock or such other redemption price as required by the pertinent state or federal law pursuant to which the redemption is required. Reorganized THCR’s Amended and Restated Certificate of Incorporation may also contain other provisions required by the gaming laws of other jurisdictions.

b. Description of the New Class B Common Stock

As of the Effective Date, DJT will be the beneficial owner of 900 outstanding shares of New Class B Common Stock, 850 shares of which will be held directly by DJT, and 50 shares of which will be held indirectly through TCI. The remaining 100 authorized shares of New Class B Common Stock will be held by a wholly owned subsidiary of Reorganized THCR. The New Class B Common Stock will vote together with the New Common Stock as a single class on all matters submitted to stockholders of Reorganized THCR for a vote or in respect of which consents are solicited (other than in connection with certain amendments of Reorganized THCR’s Amended and Restated Certificate of Incorporation described below). The number of votes represented by the New Class B Common Stock held by any holder equals the number of shares of New Common Stock issuable to the holder upon the exchange of such holder’s New THCR Holdings LP Interests into New Common Stock. Upon such exchange, the corresponding voting power of shares of New Class B Common Stock (equal in voting power to the number of shares of New Common Stock issued upon such exchange) will be proportionately diminished. The New Class B Common Stock will provide DJT with a voting interest in Reorganized THCR that is proportionate to his equity interest in Reorganized THCR Holdings’ assets represented by his New THCR Holdings LP Interests. Except for the right to receive par value upon liquidation, the New Class B Common Stock will have no right to receive any dividend or other distribution in respect of the equity of Reorganized THCR. In addition, Reorganized THCR’s Amended and Restated Certificate of Incorporation will provide that the New Class B Common Stock will not be entitled to a separate class vote on any matters submitted to the stockholders of Reorganized THCR for their approval, except for any amendment of the terms of the New Class B Common Stock, which requires (x) the affirmative vote of the New Class B Common Stock, voting as a separate class and (y) the affirmative vote of a majority of the shares of New Common Stock held by Persons who are not beneficial owners of New Class B Common Stock, voting as a separate class. Pursuant to applicable Delaware law, the 100 shares of New Class B Common Stock that will be held by a wholly owned subsidiary of Reorganized THCR will not be entitled to vote or otherwise counted for the purposes of determining whether a quorum is present at any meeting of the stockholders of Reorganized THCR.

(4) New Warrants

a. New Class A Warrants

Pursuant to the terms of the Plan, each of the holders of Old THCR Common Stock as of the New Class A Warrants Record Date, excluding DJT, will receive, proportionate to that holder’s existing ownership, New Class A Warrants.

The New Class A Warrants will, among other things, (i) entitle the holders thereof to purchase, in the aggregate, up to 3,425,193 shares of New Common Stock, (ii) be exercisable for the period beginning the day after the Effective Date and ending on the first (1st) anniversary of the Effective Date and (iii) have an exercise price per share equal to $14.60 per share of New Common Stock, subject to adjustment for dilution as provided in the New Class A Warrants.

Proceeds from the exercise of the New Class A Warrants, as well as any portion of the Reserve Shares remaining on the first (1st) anniversary of the Effective Date, shall be distributed to the TAC Noteholders on or as soon as reasonably practicable after the first (1st) anniversary of the Effective Date. Prior to distribution, Cash proceeds received upon exercise of the New Class A Warrants shall be held in a segregated account, and interest thereon shall be distributed equally and ratably to TAC Noteholders upon distribution of the New Class A Warrants Proceeds on or as soon as reasonably practicable after the first (1st) anniversary of the Effective Date.

b. New DJT Warrant

On the Effective Date, the Reorganized Debtors shall issue the New DJT Warrant to DJT. The New DJT Warrant will, among other things, (i) entitle the holder thereof to purchase up to 1,446,706 shares of New Common Stock, (ii) be exercisable for the period beginning the day after the Effective Date and ending on the tenth (10th) anniversary of the Effective Date and (iii) have an exercise price equal to $21.90 per share of New Common Stock, subject to dilution as provided in the New DJT Warrant.

c. Procedure and Exercise for Class A Warrants

The New Class A Warrants will each be evidenced by a warrant certificate and will be subject to the terms and conditions of the New Class A Warrants.

New Class A Warrants may be exercised at any time on or prior to 5:00 p.m., New York time, on the expiration date listed on the applicable warrant certificate. A holder of New Class A Warrants may exercise such warrants by surrendering the applicable warrant certificate, with the form of election to purchase properly completed and executed, together with payment of the applicable exercise price as specified in the New Class A Warrants, at the principal corporate trust office of an agent to be determined, as new warrant agent (the “New Warrant Agent”). In the event that upon any exercise of New Class A Warrants, the number of such warrants exercised shall be less than the total number of New Class A Warrants evidenced thereby, Reorganized THCR shall issue to the holder thereof or his assignee a new warrant certificate evidencing the number of New Class A Warrants not exercised.

The New Class A Warrants provide that upon the occurrence of certain events, the number of shares of New Common Stock issuable upon exercise of such warrants may be adjusted, subject to certain conditions. No fractions of a share of New Common Stock will be issued upon exercise of any New Class A Warrant, but Reorganized THCR will pay the cash value thereof as provided in the New Class A Warrants. No adjustment shall be made for any dividends on any New Common Stock issuable upon exercise of such warrants.

Warrant certificates, when surrendered at the principal corporate trust office of the New Warrant Agent (with respect to New Class A Warrants) by the registered holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged in the manner and subject to the limitations provided in the New Class A Warrants, but without payment of any service charge, for another certificate or certificates of like tenor evidencing in the aggregate a like number of New Class A Warrants.

Upon due presentation for registration of transfer of a warrant certificate at the office of the New Warrant Agent, a new warrant certificate or certificates shall be issued to the transferee(s) in exchange for such certificate(s), subject to the limitations provided in the New Class A Warrants, without charge except for any tax or governmental charge imposed in connection therewith.

The New Warrant Agent may deem and treat the registered holder(s) of New Class A Warrants as the absolute owner(s) of a warrant certificate (notwithstanding any notation of ownership or other writing thereon), for the purpose of any exercise thereof, of any distribution to the holder(s)

thereof or for any other purpose, and neither the New Warrant Agent nor Reorganized THCR shall be affected by any notice to the contrary. Neither the New Class A Warrants nor the New DJT Warrant nor the related warrant certificates entitle any holder thereof to any rights as a stockholder of Reorganized THCR.

(5) Resale of Securities

In connection with consummation of the Plan, the Debtors will rely on section 1145 of the Bankruptcy Code to the extent it is applicable, to exempt the issuance (with the exception of any issuance to DJT) of (i) the New Common Stock, (ii) the New Notes, (iii) the New Class A Warrants and (iv) the shares of New Common Stock issuable upon exercise of the New Class A Warrants, from the registration requirements of the Securities Act and of any state securities or “blue sky” laws. Section 1145 of the Bankruptcy Code exempts from registration the sale of a debtor’s securities under a chapter 11 plan if such securities are offered or sold in exchange, or primarily in exchange, for a claim against, or equity interest in, or a claim for an administrative expense in a case concerning, such debtor. In reliance upon this exemption, the New Common Stock, the New Notes and the New Class A Warrants generally should be exempt from the registration requirements of the Securities Act.

Accordingly, recipients will be able to resell the New Common Stock, the New Notes and the New Class A Warrants without registration under the Securities Act and state securities or “blue sky” laws, unless the recipient is an “underwriter” with respect to such securities, within the meaning of section 1145(b) of the Bankruptcy Code. Section 1145(b) of the Bankruptcy Code defines “underwriter” as one who (a) purchases a claim or interest with a view to distribution of any security to be received in exchange for the claim or interest, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from Persons receiving such securities, if the offer to buy is made with a view to distribution, or (d) is an “issuer” of the relevant security, as such term is used in section 2(11) of the Securities Act.

Under section 2(11) of the Securities Act, an “issuer” includes both the issuer of securities and any “affiliate” of the issuer, which means any Person directly or indirectly through one (1) or more intermediaries controlling, controlled by or under common control with the issuer. Whether any particular Person would be deemed to be an “issuer” and therefore an “underwriter” with respect to the New Common Stock, the New Notes and/or the New Class A Warrants would depend upon various facts and circumstances applicable to that Person, including, without limitation, the relative size of the Person’s Interest in the Debtors, the distribution and concentration of other Interests in the Debtors and whether the Person (acting alone or in concert with others) has a contractual or other relationship giving that Person power over management policies and decisions. Accordingly, the Debtors express no view as to whether any Person would be an “affiliate” or “underwriter” with respect to the New Common Stock, the New Notes, the New Class A Warrants or any other securities issued under the Plan.

Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act which, in effect, permits the resale of securities received by statutory underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Persons that believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own counsel as to the availability of the exemption provided by Rule 144 under the Securities Act.

BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, NONE OF THE DEBTORS OR THE REORGANIZED DEBTORS, THE OFFICIAL COMMITTEE OR THE INFORMAL NOTEHOLDER COMMITTEES MAKES ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THESE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN OR UPON ANY SUBSEQUENT EXERCISE THEREOF.

The securities described herein and any other securities issued under the Plan have not been registered with, recommended by or approved by the SEC or any other federal or state securities commission or regulatory authority, nor has the SEC or any such state securities commission or authority passed upon the accuracy or adequacy of the Plan or this Disclosure Statement. Any representation to the contrary is a criminal offense.

D. Use of Proceeds

Except as otherwise provided in the Plan or the Confirmation Order, the Debtors anticipate that all Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan will be obtained from the $55 million in Cash proceeds invested by DJT under the DJT Investment Agreement and approximately $150 million in Term Loan borrowings under the Exit Facility, as applicable. The Debtors intend to use such proceeds to:

•	Provide Cash recoveries to TAC Noteholders, TCH First Priority Noteholders and TCH Second Priority Noteholders under the Plan;

•	Repay amounts borrowed under the DIP Facility;

•	Provide Cash on the Debtors’ balance sheet for capital expenditures for necessary maintenance and future expansion; and

•	Pay fees and expenses associated with the Plan.

The following table sets forth the Debtors’ estimated sources and uses of funds. The table has been prepared based on the assumption that the Effective Date occurs on May 1, 2005, and that only $150 million of the Exit Facility will be utilized as of the Effective Date.

Sources of funds (in millions)
New Notes	$1,250.0
Term Loan	150.0
DJT Equity Investment	55.0

Total sources of funds	$1,455.0

Uses of funds (in millions)
Cash to Bondholders	$23.6
New Notes	1,250.0
Closing Expenses	23.6
DIP Balance	64.9
TAC Cash Distribution	66.1
TCH First Cash Distribution	6.9
TCH Second Cash Distribution	5.2
Net Cash to Balance Sheet	14.8

Total uses of funds	$1,455.0

The Debtors anticipate having approximately $74.8 million of Cash (or Cash equivalents) as of the Effective Date, after consummation of the Plan.

E. Certain Agreements of the Reorganized Debtors

The following summary of the New THCR Partnership Agreement, New THCR Exchange Rights Agreement, DJT Services Agreement, DJT Voting Agreement, DJT New Trademark License Agreement (and DJT New Trademark Security Agreement), DJT ROFO Agreement, Miss Universe Assignment Agreement and World’s Fair Assignment Agreement and the descriptions of certain provisions of such agreements set forth elsewhere in this Disclosure Statement are qualified in their entirety by reference to such agreements, which are Filed as Exhibits to this Disclosure Statement or will be filed as part of the Plan Supplement.

(1) New THCR Partnership Agreement

THCR Holdings was formed in 1995 under the Delaware Revised Uniform Limited Partnership Act, as amended (the “Delaware RULPA”). On the Effective Date, the Reorganized Debtors and DJT are each authorized to enter into the New THCR Partnership Agreement and New THCR Exchange Rights Agreement. With the exception of DJT, stockholders of THCR will be neither general nor limited partners of Reorganized THCR Holdings, and will influence or control Reorganized THCR Holdings solely through their ownership of New Common Stock. The New THCR Partnership Agreement amends and restates the Existing Partnership Agreement.

THCR Holdings is governed by the Existing Partnership Agreement. Pursuant to such agreement, THCR may not, without the consent of the limited partners (including DJT), (i) make a general assignment for the benefit of creditors or appoint a custodian, receiver or trustee for all or any part of the assets of THCR Holdings, (ii) institute any proceedings for bankruptcy on behalf of the partnership, (iii) dissolve THCR Holdings, (iv) withdraw from the partnership or (v) sell, assign, give, pledge, encumber, hypothecate, mortgage or grant a lien on THCR’s Old THCR Holdings GP Interests, among other restrictions. The Debtors believe that failure to obtain such consent from the limited partners, including DJT, could have resulted in the dissolution of THCR Holdings upon the Debtors’ bankruptcy filing and reorganization under chapter 11, or litigable and colorable contentions to that effect, resulting in a lesser recovery to the Debtors’ creditors, equity holders and other stakeholders than the recoveries to which such parties are entitled under the Plan. In addition, the Debtors believe that execution of the New THCR Partnership Agreement allows the parties to the Existing Partnership Agreement to avoid potential costly and protracted litigation in connection with the assumption and assignment of such agreement. In addition to the foregoing, the Existing Partnership Agreement allows THCR to enter into, effect and/or consummate, without the consent of the limited partners of THCR Holdings, any merger, consolidation, combination, sale of all or substantially all of the assets or stock of THCR, the sale of all of THCR’s interest in the partnership or any similar transaction that, if and only to the extent required by applicable law, has been approved by the stockholders of THCR (such provision, the “Change of Control Provision”).

The Official Committee contends that the Change of Control Provision allows THCR to assume the Existing Partnership Agreement without consent of the limited partners, and that the proposed modifications to the Existing Partnership Agreement (to be reflected in the New THCR Partnership Agreement) are solely for the direct economic benefit of DJT. The Debtors disagree with such contention, however, as regardless of whether the restructuring transactions contemplated under the

Plan constitute (i) the sale of THCR’s Old THCR Holdings GP Interests governed by the Change of Control Provision (which, if and only to the extent required by applicable law, requires the consent of the majority of Old THCR Common Stock, of which DJT has 56.3% beneficial ownership for voting purposes), or (ii) an assignment of Old THCR Holdings GP Interests governed by the other provisions described in the previous paragraph (which require DJT’s consent as a limited partner of THCR Holdings), the Debtors require DJT’s consent in connection with such transactions.

a. Management

As the sole general partner of Reorganized THCR Holdings, Reorganized THCR shall be responsible for the management of Reorganized THCR Holdings’ business and affairs. Except for certain major decisions and subject to certain limitations, Reorganized THCR shall have full and complete power, authority and discretion to take actions on behalf of Reorganized THCR Holdings that Reorganized THCR shall, in its sole and absolute discretion, deem necessary or appropriate to carry out the partnership’s business and the purposes for which the partnership was organized. The limited partners of Reorganized THCR Holdings shall have no authority to take part in the management of Reorganized THCR Holdings’ business, transact any business on Reorganized THCR Holdings’ behalf or otherwise bind the partnership.

The New THCR Partnership Agreement provides that Reorganized THCR shall not, without the written consent of a majority-in-interest of the limited partners, undertake actions relating to any of the following during such time as the limited partners own more than 10% of the outstanding partnership interests in Reorganized THCR Holdings: the dissolution of Reorganized THCR Holdings; the institution of any proceedings for bankruptcy on behalf of Reorganized THCR Holdings; or the making of a general assignment for the benefit of creditors or the appointment of a custodian, receiver or trustee for all or any part of the assets of Reorganized THCR Holdings. In addition, without the written consent of all of the limited partners, Reorganized THCR shall not conduct any business other than the management of the business of the partnership (and incidental activities) or the ownership, acquisition and disposition of partnership interests in Reorganized THCR Holdings.

Reorganized THCR shall not receive compensation for its services as general partner of Reorganized THCR Holdings. However, Reorganized THCR shall be reimbursed on a monthly basis for all organization, formation, administrative and operating costs and expenses incurred as general partner. Reorganized THCR Holdings may engage in transactions and enter into contracts with affiliates on terms that are no less favorable to Reorganized THCR Holdings than would be available in comparable transactions in arm’s-length dealings with unaffiliated third parties; provided that the foregoing shall not limit any of the transactions with DJT that are contemplated by the New THCR Partnership Agreement, the Plan or are otherwise in existence as of the Effective Date. Notwithstanding the foregoing, (i) no compensation shall be paid to DJT by Reorganized THCR Holdings or any of Reorganized THCR Holdings’ subsidiaries without the consent of a special committee of independent directors of Reorganized THCR, except pursuant to the DJT Services Agreement, DJT New Trademark License Agreement, DJT New Trademark Security Agreement, DJT ROFO Agreement and THCR Holdings’ lease for office space in Trump Tower in New York City, and (ii) Reorganized THCR Holdings and its subsidiaries will not enter into any management, services, consulting or similar agreements with DJT or any of his affiliates, except the DJT Services Agreement or employment agreements in the ordinary course of business, consistent with industry practice, that are approved by the compensation committee of Reorganized THCR’s board of directors.

Reorganized THCR Holdings may not sell or transfer the Trump Taj Mahal Casino, the Trump Plaza Casino, the Trump Marina Casino or the Trump Indiana Casino (each, a “Specified Property”) without the prior affirmative vote of DJT if gain is recognized on such sale or transfer for purposes of computing U.S. federal income tax. If Reorganized THCR Holdings desires to sell or transfer any of the aforementioned casinos in a transaction in which such gain will be realized, and DJT does not consent to such sale, Reorganized THCR Holdings may proceed with such sale; provided that Reorganized THCR Holdings indemnifies DJT and, so long as TCI is owned by DJT, TCI, for all or, in certain circumstances, up to $100 million of the income taxes associated with such sale or transfer.

b. Distributions and Allocations of Profits and Losses

THCR Holdings shall make quarterly distributions to the partners sufficient to cover federal, state and local taxes incident to their ownership of interests in Reorganized THCR Holdings. To the extent that such distributions made to a partner holding New THCR Holdings Class B Interests are made with respect to income allocated pursuant to certain special allocations, such distributions will offset future distributions (other than tax distributions) that would otherwise be made to such partner pursuant to the New THCR Partnership Agreement or otherwise would be adjusted upon a subsequent exchange of such interests for New Common Stock pursuant to the New THCR Exchange Rights Agreement. The New THCR Partnership Agreement further provides that after making the required tax distributions, additional distributions may be made from time to time, in the discretion of a majority of the board of directors of Reorganized THCR. Any such additional distributions shall generally be made pro rata in accordance with the partners’ percentage interests.

The New THCR Holdings Class B Interests issued to DJT will initially have a capital account balance equal to zero. The allocations of profits and losses in the New THCR Partnership Agreement (i) provide for certain special allocations to DJT and TCI of the gross income and gain attributable to third-party leases with respect to retail space at the Trump Taj Mahal Casino and net income of Reorganized THCR for certain periods, and (ii) are intended to produce, over time, capital account balances for all partners that are in accordance with their respective percentage interests. See “Tax Term Sheet” attached hereto as Exhibit X.

c. Transferability of Interests

The New THCR Partnership Agreement provides that Reorganized THCR may not withdraw as general partner of Reorganized THCR Holdings, or transfer any of its New THCR Holdings LP Interests without the consent of a majority-in-interest of the limited partners (other than Reorganized THCR), so long as the limited partners hold at least a ten (10)% interest in Reorganized THCR Holdings. However, such consent right shall not apply to a determination by the Reorganized THCR or Reorganized THCR Holdings to enter into a merger, consolidation, combination, sale of substantially all the assets or stock or similar transaction that has been approved by the stockholders of Reorganized THCR.

A limited partner may transfer all or any portion of its interests in Reorganized THCR Holdings, provided that (i) Reorganized THCR, including a majority of the special committee of independent directors of Reorganized THCR, consents to such transfer, which consent may not be unreasonably withheld or delayed, except no such consent is required for (a) a transfer of New THCR Holdings LP Interests described below under “Exchange and Registration Rights,” (b) a transfer to certain permitted holders (including the spouse and descendants of such limited partner (including any related trusts controlled by, and established and maintained for the sole benefit of, such limited partner or such spouse or descendant) and the estate of any of the foregoing, or other limited partners that are affiliates of DJT, with respect to each other), or (c) subjecting of an interest of a limited partner pursuant to certain permitted liens and subsequent foreclosure upon such liens and (ii) such transfer does not violate certain other restrictions on transfer contained in the New THCR Partnership Agreement. No transferee is admitted as a substitute limited partner of Reorganized THCR Holdings having the rights of a limited partner without the consent of the Reorganized THCR, including a majority of a special committee of independent directors of Reorganized THCR.

d. Additional Capital Contributions; Issuance of Additional Partnership Interests

No partner is required under the terms of the New THCR Partnership Agreement to make additional capital contributions to Reorganized THCR Holdings, except as described below in connection with the issuance of additional partnership interests.

Reorganized THCR is authorized to cause Reorganized THCR Holdings to issue to Reorganized THCR, as general partner, and the limited partners additional partnership interests on terms and conditions determined by Reorganized THCR for consideration of not less than fair market value thereof. Notwithstanding the foregoing, no additional partnership interests shall be issued to Reorganized THCR or any subsidiary or nominee of Reorganized THCR, unless either: (i) the additional partnership interests are issued in connection with the issuance of new securities, as described in the following paragraph, subject to certain other terms and conditions set forth in the New THCR Partnership Agreement; (ii) the additional partnership interests are issued to all partners in proportion to their respective percentage interests; (iii) additional partnership interests are issued in connection with any other contribution of value made by Reorganized THCR to Reorganized THCR Holdings under the New THCR Partnership Agreement; or (iv) the additional partnership interests are issued with the consent of all the limited partners.

The New THCR Partnership Agreement provides that Reorganized THCR will not issue additional debt or equity securities, other than pro rata to all holders of New Common Stock, unless the proceeds of such issuance are contributed to Reorganized THCR Holdings and that Reorganized THCR will not issue any additional shares of New Class B Common Stock, except to DJT or his permitted holders under the New THCR Partnership Agreement.

e. Term

The term of the New THCR Partnership Agreement continues until December 31, 2035, or until sooner dissolved upon (i) the dissolution, liquidation, termination, withdrawal or bankruptcy of Reorganized THCR or other event causing Reorganized THCR to cease to be a general partner of Reorganized THCR Holdings (a “Disabling Event”), unless Reorganized THCR Holdings is continued in accordance with the Delaware RULPA or the New THCR Partnership Agreement, (ii) the election of Reorganized THCR to dissolve the partnership with the consent of and a majority-in-interest of the limited partners, (iii) the sale or other disposition of all or substantially all the assets of Reorganized THCR Holdings, (iv) the entry of a decree of judicial dissolution of Reorganized THCR Holdings pursuant to the provisions of the Delaware RULPA, which decree is final and not subject to appeal, or (v) at any time there are no limited partners of Reorganized THCR Holdings, unless the business of Reorganized THCR Holdings is continued in accordance with the Delaware RULPA; provided, however, that upon the occurrence of any Disabling Event, Reorganized THCR Holdings shall not be dissolved and required to be wound up if (A) there is at least one (1) remaining general partner of Reorganized THCR Holdings who is authorized to and does carry on the business of the partnership, or (B) within ninety (90) days after the occurrence of such event, a majority of limited partners agree to continue the business of the partnership and to the appointment, if required, of one (1) or more additional general partners of Reorganized THCR Holdings. A general partner that has suffered a Disabling Event shall automatically be converted to a limited partner having none of the voting rights or privileges provided under the New THCR Partnership Agreement for the election to continue the partnership. Reorganized THCR Holdings shall also terminate when all of the assets of Reorganized THCR Holdings, after payment of or due provision for all debts, liabilities and obligations of Reorganized THCR Holdings, shall have been distributed to the partners in the manner provided for under the New THCR Partnership Agreement.

f. Exchange and Registration Rights

Under the New THCR Exchange Rights Agreement, (i) DJT, TCI and their permitted successors and assigns (an “Optionee”) may exchange all or any portion of their New THCR Holdings Class A Interests for New Common Stock, (ii) a majority of the special committee of independent directors of Reorganized THCR has the right to require any holder of a New THCR Holdings LP Interest (other than DJT, TCI and their permitted holders) to exchange their partnership interests for New THCR Common Stock and (iii) holders of New THCR Class B Interests may require Reorganized THCR to issue New Common Stock in exchange for New THCR Holdings Class B Interests upon the earliest of (a) the tenth (10th) anniversary of the Effective Date, (b) DJT’s death, or (c) a change of control of Reorganized THCR as defined in the New Notes Indenture, or sale of all or substantially all the assets of Reorganized THCR; provided, however, that Reorganized THCR may, at its option, pay holders of New THCR Class B Interests an amount of Cash equal to the fair market value of the New Common Stock otherwise exchangeable for New THCR Holdings Class B Interests. The number of shares of New Common Stock issuable upon exchange of New THCR Holdings Interests is adjusted from time to time to reflect stock dividends, stock splits, reverse stock splits, reclassifications and recapitalizations.

The exchange of New THCR Holdings LP Interests for shares of New Common Stock under the New THCR Exchange Rights Agreement may be subject to (i) the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (ii) the satisfaction of certain other conditions contained in the New THCR Exchange Rights Agreement.

The New THCR Exchange Rights Agreement is not assignable without the consent of the other parties thereto; provided that the rights granted to DJT, TCI and their permitted holders under the New THCR Exchange Rights Agreement shall be automatically assigned in connection with an assignment of New THCR Partnership Interests. The New THCR Exchange Rights Agreement also grants certain registration rights under the Securities Act in favor of the holders of the New Common Stock issuable upon the exchange of New THCR Holdings LP Interests.

g. Tax Matters Partner

Pursuant to the New THCR Partnership Agreement, Reorganized THCR is the tax matters partner of Reorganized THCR Holdings and, as such, has authority to make tax elections under the Internal Revenue Code on behalf of Reorganized THCR Holdings, subject to certain notice and consultation rights in favor of DJT.

(2) Other Agreements with DJT

On the Effective Date, the Reorganized Debtors are each authorized to enter into: (i) the DJT Services Agreement; (ii) the DJT Voting Agreement; (iii) the DJT New Trademark License Agreement (and related DJT New Trademark Security Agreement); (iv) the DJT ROFO Agreement; and (v) the Miss Universe Assignment Agreement and World’s Fair Assignment Agreement, each of which agreements are summarized below.

a. DJT Services Agreement

DJT, THCR, THCR Holdings and TAC are currently parties to that certain Amended and Restated Executive Agreement (the “DJT Executive Agreement”), dated as of January 1, 2003, which currently governs DJT’s role with the Debtors as Chief Executive Officer and Chairman of the board of directors of THCR. The DJT Executive Agreement runs through 2006 and provides that DJT is entitled to an annual base salary of $1.5 million per year, plus (i) $1.5 million each year in which the consolidated EBITDA of THCR is at least $270 million and (ii) 5% of the amount by which the consolidated EBITDA of THCR exceeds $270 million per year. The DJT Services Agreement would terminate the DJT Executive Agreement.

Chairman of the Board. Pursuant to the DJT Services Agreement, Reorganized THCR will recommend that DJT be nominated to serve as a member of Reorganized THCR’s board of directors during the term of the agreement, and if so elected, that DJT serve as Chairman of the Board during the term of the agreement. So long as DJT is the Chairman of Reorganized THCR’s board of directors, he will have reasonable and customary powers and duties generally associated with such position in a public company in addition to those powers and duties conferred by Reorganized THCR’s bylaws and the Reorganized THCR board of directors. DJT will also be required to serve as a director of subsidiaries of Reorganized THCR, upon terms and conditions agreed to by him and the Reorganized THCR board of directors. In addition, Reorganized THCR may request that DJT participate in promotional or marketing activities on behalf of Reorganized THCR, provided that DJT shall be obligated to participate in up to six (6) specified events within any one (1)-year period at Reorganized THCR’s expense, subject to the terms and conditions of the DJT Services Agreement. In addition, Reorganized THCR and DJT shall reasonably cooperate to arrange for DJT’s participation, at Reorganized THCR’s sole expense, in the production of advertisements on Reorganized THCR’s behalf; provided that the nature of DJT’s participation in any such advertisement shall be determined by DJT in his reasonable discretion, and that Reorganized THCR shall obtain DJT’s prior approval of the content of any such advertisement in which DJT appears (subject to DJT’s reasonable discretion). Although the Debtors have not obtained an independent valuation of the DJT Services Agreement, the Debtors estimate that DJT’s participation in promotional and marketing activities on behalf of the Reorganized Debtors would be valued at approximately $6 million per year.23

[23]	Based on an agreement reached in January 2005 between DJT and the Learning Annex to pay DJT an aggregate of $3 million for a series of three one-hour classes on real estate development.

DJT will use his reasonable efforts to maintain all applicable material casino gaming licenses and qualifications required for him to perform his obligations under the agreement. DJT will not be required to devote any fixed amount of time to the performance of his duties under the DJT Services Agreement, but shall devote sufficient time to discharge his duties and responsibilities in a professional manner and in the best interests of Reorganized THCR consistent with the standards generally applicable to directors of public companies. However, DJT is not required to serve or undertake duties customarily associated with the position of an officer or executive of a company.

Term. The initial term of the DJT Services Agreement will be three (3) years and, thereafter, will be automatically extended so that the remaining term on any date after the expiration of the initial three (3)-year term will always be three (3) years.

DJT’s Remuneration. Under the DJT Services Agreement, DJT’s annual base fee will be $2.0 million. In addition, DJT will be eligible to receive an annual bonus, if and as determined by the compensation committee of Reorganized THCR’s board of directors, in its sole discretion. DJT will also be entitled to reimbursement for reasonable and documented expenses incurred by him or his controlled affiliates in respect of his performance under the agreement or as Chairman of Reorganized THCR’s board of directors (including all travel expenses) and, subject to a budget approved by the compensation committee of Reorganized THCR’s board of directors, certain reasonably documented administrative and overhead expenses. For so long as he is serving as Chairman of the board of directors of Reorganized THCR, DJT will also be entitled to fringe benefits and perquisites in accordance with Reorganized THCR’s most favorable plans, practices, programs, policies and arrangements for other directors, office space and secretarial and support services consistent with his role as Chairman of Reorganized THCR’s board of directors.

Termination. The DJT Services Agreement may be terminated:

•	by DJT upon thirty (30)-days’ written notice to Reorganized THCR and Reorganized THCR Holdings for “Good Reason,” defined as: (1) the failure for any reason of the stockholders of Reorganized THCR to elect DJT as a director of Reorganized THCR; (2) if DJT is then serving as a director of Reorganized THCR, the failure for any reason of the board of directors of Reorganized THCR to elect DJT as Chairman thereof; (3) any material increase or diminution in his authority or responsibility as Chairman of the board of directors of Reorganized THCR; (4) the assignment of duties or responsibilities that are inconsistent in any material respect with DJT’s position or status as Chairman of the board of directors of Reorganized THCR; or (5) the failure (for any reason) by Reorganized THCR or Reorganized THCR Holdings to pay or provide DJT any material amount of compensation or benefit provided for under the DJT Services Agreement that has not been cured upon thirty (30)-days’ notice;

•

by Reorganized THCR and Reorganized THCR Holdings upon thirty (30)-days’ written notice to DJT for “Cause,” which shall arise if DJT: (1) is convicted of, or pleads guilty or no contest to any felony; (2) engages in conduct that constitutes (a) gross neglect or willful gross misconduct in carrying out his duties to Reorganized THCR resulting or reasonably likely to result in material economic harm to Reorganized THCR or Reorganized THCR Holdings, (b) intentional fraud by DJT in the performance of his duties, or (c) intentional misappropriation of Reorganized

THCR’s funds by DJT; (3) materially breaches his obligations under the agreement (except with respect to the specified marketing events and production of advertisements to be performed by DJT pursuant to the terms of the agreement); (4) fails to maintain any applicable material casino gaming license or qualification; or (5) materially and in a recurring manner breaches his obligations to perform specified marketing events and production of advertisements pursuant to the terms of the agreement; provided that with respect to (2), (3) and (5) above, DJT shall be given thirty (30)-days’ written notice to cure (to the extent capable of cure) any such action or omission alleged to give rise to Cause;

•	by reason of DJT’s permanent disability, upon thirty (30)-days’ written notice to DJT from Reorganized THCR and Reorganized THCR Holdings;

•	automatically in the event of DJT’s death;

•	by Reorganized THCR and Reorganized THCR Holdings, if the stockholders of Reorganized THCR fail to elect DJT to serve (or shall otherwise remove DJT from serving) as a member of Reorganized THCR’s board of directors;

•	by Reorganized THCR and Reorganized THCR Holdings upon not less than three (3) years notice to DJT, if DJT does not beneficially own at least five (5)% of the New Common Stock outstanding at such time; or

•	by Reorganized THCR and Reorganized THCR Holdings, with or without Cause, upon forty-five-(45) days written notice to DJT at any time after the third (3rd) anniversary of the execution date of the DJT Investment Agreement (such forty-five (45)-day period, the “Termination Notice Period”).

Upon termination of the DJT Services Agreement, DJT will be entitled to all accrued and unpaid salary and bonus as of the date of termination and reimbursement of all expenses due under the agreement plus, (a) if DJT terminates the agreement for Good Reason, if the stockholders of Reorganized THCR shall fail to elect DJT to serve (or shall otherwise remove DJT from serving) as a member of Reorganized THCR’s board or directors or upon DJT’s death or permanent disability, all fees and bonus that would otherwise be payable for a period of three (3) years following the date of such expiration or termination or (b) if Reorganized THCR and Reorganized THCR Holdings terminate the DJT Services Agreement at or prior to the expiration of the Termination Notice Period, a cash lump sum payment of $6 million.

Indemnification. DJT also has certain indemnification rights under the DJT Services Agreement (to the extent DJT is not entitled to full indemnification pursuant to Reorganized THCR’s Amended and Restated Certificate of Incorporation or Bylaws, or the New THCR Partnership Agreement), including with respect to the performance of his obligations under the agreement, his actions as a director, officer, employee or agent of Reorganized THCR or Reorganized THCR Holdings and his actions with respect to the business, transactions, disclosure or activities of Reorganized THCR or Reorganized THCR Holdings. DJT will have the right of advancement of reasonable costs and expenses in connection with such indemnification. THCR has agreed to maintain director and officer liability insurance for the benefit of DJT consistent with its current practices.

Terminated Agreements. The DJT Services Agreement terminates the DJT Executive Agreement and the Contribution Agreement, dated as of June 12, 1995, as amended, between DJT and THCR Holdings.

b. DJT Voting Agreement

Election of Directors. Pursuant to and in accordance with the DJT Voting Agreement, from and after the Effective Date, DJT shall vote all shares of New Common Stock beneficially owned by him, and Reorganized THCR shall take all necessary and desirable actions within its control (including, without limitation, calling and holding special meetings of Reorganized THCR’s board of directors and stockholders), so that: (a) (i) at any given time, the authorized number of directors of Reorganized THCR shall be not less than the number of directors entitled at such time to be nominated as Class A Directors, DJT designees and the Joint Director; (ii) during the Class A Nomination Period, the Class A Directors shall be elected to the board of directors of Reorganized THCR; (iii) during the DJT Nomination Period, the DJT Designees and Joint Director shall be elected to the board of directors of Reorganized THCR; (iv) during the Class A Nomination Period, each Class A Director then serving as a director of Reorganized THCR shall, prior to the expiration of such director’s term, be nominated to serve for a successive term as a Class A Director; (v) during the Class A Nomination Period, a majority of the directors serving on each committee of the board of directors of Reorganized THCR shall consist of Class A Directors; and (vi) during the DJT Nomination Period, DJT, so long as he is a director of Reorganized THCR, shall serve on each committee of the board of directors of Reorganized THCR other than the compensation committee and the audit committee thereof, and (b) during the Class A Nomination Period, DJT shall vote (in his capacity as director) to re-nominate each Class A Director for a further term as director on the board of Reorganized THCR prior to the expiration of each Class A Director’s current term as a director thereof.

In the event that, during the Class A Nomination Period any Class A Director is unable to serve, or once having commenced to serve, is removed or withdraws from the board, such director’s replacement shall be designated by a majority of the remaining Class A Directors at such time. In addition, during the Class A Nomination Period, DJT and his controlled affiliates beneficially owning shares of New Common Stock and Reorganized THCR agree to take all action within their respective power (including, with respect to DJT and such controlled affiliates, voting of all shares of New Common Stock and New Class B Common Stock beneficially owned by them) to cause the election of such substitute director promptly following his or her nomination to the board, or upon the written request of a majority of the Class A Directors serving as directors of Reorganized THCR at such time, to remove, with cause, any relevant Class A Director, in each case regardless of the amount of shares of New Common Stock owned by DJT. The foregoing actions are subject to applicable law, fiduciary duties and stock exchange and securities market rules.

DJT’s Power to Appoint Directors. If, during the DJT Nomination Period, DJT beneficially owns at least 7.5% of the New Common Stock, he may nominate three (3) directors, one (1) of whom will be DJT and one (1) of whom will be independent. If, during the DJT Nomination Period, DJT beneficially owns at least 5.0% but less than 7.5% of the New Common Stock, he may nominate two (2) directors, one (1) of whom will be DJT and one (1) of whom will be independent. If, during the DJT Nomination Period, DJT owns less than 5.0% of the New Common Stock, he may serve as a director as long as the DJT Services Agreement shall not have been terminated. During the DJT Nomination Period, DJT will select substitutes for (or remove, with cause) the directors appointed by him until DJT’s ownership of New Common Stock drops below the percentages specified above. In addition, if, during the DJT Nomination Period, DJT beneficially owns at least 5.0% of the New Common Stock, the Joint Director must be acceptable to him. If, during the Class A Nomination Period, DJT owns less than 5.0% of the New Common Stock, the Joint Director shall be acceptable to a majority of the Class A Directors. Reorganized THCR and, during the DJT Nomination Period, DJT, will mutually select substitutes for the Joint Director, provided that during the Class A Nomination Period, the substitute board member shall be acceptable to a majority of Class A Directors serving as directors of Reorganized THCR at such time. DJT and his controlled affiliates beneficially owning shares of New Common Stock and Reorganized THCR agree to take all action within their respective power (including, with respect to DJT and such controlled affiliates, voting of all shares of New Common Stock and New Class B Common Stock beneficially owned by them) to cause the election of such substitute director promptly following his or her nomination to the board, or during the DJT Nomination Period, upon the written request of DJT, to remove, with cause, such Joint Director; provided that during the Class A Nomination Period, such removal shall be acceptable to a majority of the Class A Directors serving as directors of Reorganized THCR at such time. The foregoing actions are subject to applicable law, fiduciary duties and stock exchange and securities market rules.

Termination. The DJT Voting Agreement shall terminate at such time that DJT and his affiliates and any Persons with whom they have formed a “group,” as described in the rules and regulations of the Exchange Act, shall own all of the outstanding shares of New Common Stock and New Class B Common Stock.

c. DJT New Trademark License Agreement

DJT and THCR are currently parties to that certain trademark license agreement (the “Existing Trademark License Agreement”), dated as of June 12, 1995, which agreement runs through June 12, 2015. The Existing Trademark License Agreement grants THCR the exclusive worldwide right to use DJT’s name and likeness and related intellectual property rights in connection with casino and gaming activities and related services and products. The DJT New Trademark License Agreement amends and restates the Existing Trademark License Agreement.

General. Pursuant to the DJT New Trademark License Agreement, and subject to certain restrictions, DJT will grant to Reorganized THCR Holdings a perpetual, exclusive, royalty-free (subject to certain conditions discussed below), worldwide license to use the names and marks of “DONALD J. TRUMP,” “DONALD TRUMP,” “D.J. TRUMP,” “D. TRUMP,” and “TRUMP” and certain related intellectual property rights (collectively the “Licensed Marks”) and use DJT’s likeness solely in connection with casino and gaming activities, and related activities, services and products conducted, provided, sold or distributed in connection with such casino and gaming activities solely within a Company Property (as defined below) or such other offsite locations specified in such agreement, and advertising and promotion of the foregoing (collectively, the “Casino Services and Products”). DJT will also grant Reorganized THCR and Reorganized THCR Holdings the right to use the Licensed Marks as Internet domain names for a website maintained by Reorganized THCR Holdings solely for the purposes of advertising and/or offering Casino Services and Products. Such license does not include a right to use the Licensed Marks or DJT’s likeness in connection with online or Internet gaming or any form of electronic gaming activities, which activities are expressly prohibited under the DJT New Trademark License Agreement; provided, however, that DJT and Reorganized THCR Holdings agree to negotiate in good faith an agreement pursuant to which DJT shall grant to Reorganized THCR Holdings the right to use the Licensed Marks in connection with online or Internet gaming activities, subject to the terms and conditions of the DJT New Trademark License Agreement.

Quality Control Provisions. In order to maintain the validity of the Licensed Marks and to protect the goodwill and integrity associated with the Licensed Marks and DJT’s likeness, DJT shall have the right to exercise quality control over the use of the Licensed Marks and DJT’s likeness as set forth in the DJT New Trademark License Agreement. Upon DJT’s request, Reorganized THCR Holdings shall submit for DJT’s approval samples of proposed uses (other than uses of the Licensed Marks and DJT’s likeness prior to the Effective Date (or uses of the Licensed Marks that are substantially similar to such prior uses), provided that the level of quality is consistent with such prior uses) of the Licensed Marks and DJT’s likeness. DJT may reject any sample if he reasonably believes the use thereof will harm the validity, goodwill and/or integrity of the Licensed Marks or DJT’s likeness. DJT shall advise Reorganized THCR Holdings in writing of his approval or rejection of such samples, and Reorganized THCR Holdings shall refrain, and cause its sublicensees to refrain, from any rejected use until such objections have been satisfied. Reorganized THCR Holdings shall cooperate with DJT to correct or cure any noncompliance within sixty (60) days after DJT provides such notice. If after sixty (60) days from the date of notice by DJT to Reorganized THCR Holdings, Reorganized THCR Holdings shall have failed to correct (or to have caused is such subsidiaries to correct) such non-conforming activities, DJT’s sole and exclusive remedy shall be to seek court action to compel Reorganized THCR Holdings to comply (or cause its subsidiaries to comply) with such quality control standards, as specified in the DJT New Trademark License Agreement. DJT shall not have the right to terminate the DJT New Trademark License Agreement for any breach (or alleged breach) of the quality control standards, unless a court determines that Reorganized THCR Holdings has failed to comply with a court order or injunction respecting quality standards obtained by DJT in a court proceeding.

Reorganized THCR Holdings shall also be required to obtain certain minimum comprehensive general liability insurance, worker’s compensation insurance and umbrella liability insurance in certain minimum amounts. Prior to the Effective Date, THCR shall assign to THCR Holdings all of THCR’s right, title and interest in the Existing Trademark License Agreement and the DJT New Trademark License Agreement shall amend and restate such agreement.

Effects of Termination of DJT Services Agreement. If the DJT Services Agreement is terminated by Reorganized THCR and/or Reorganized THCR Holdings other than for “Cause” or by DJT for “Good Reason,” or if Reorganized THCR and Reorganized THCR Holdings are not offering terms to DJT pursuant to a services agreement at least as favorable to DJT as the DJT Services Agreement, in either case other than as a result of DJT’s death or permanent disability (such event, a “License Termination Event”), then (1) at Reorganized THCR Holdings’ option, the license will convert to a royalty-bearing license or (2) if Reorganized THCR Holdings does not exercise this option within fifteen (15) days after the occurrence of a License Termination Event, the DJT New Trademark License Agreement will terminate, subject to certain exceptions.

The royalty-bearing license would have a term of ten (10) years from the date of the License Termination Event. For each Company Property that uses the Licensed Marks or DJT’s likeness, Reorganized THCR, Reorganized THCR Holdings, such Company Property and their respective subsidiaries will jointly and severally be obligated to pay to DJT an annual royalty, payable quarterly, in the amount of: (1) $500,000 for each Company Property with an annual EBITDA (as defined in the DJT New Trademark License Agreement) of at least $25 million or (2) $100,000 for each Company Property with an annual EBITDA of less than $25 million, provided that, the aggregate royalties will not exceed $5 million a year. Any payments that are not paid within thirty (30) days after such payments are due will bear interest from the end of such thirty (30) day period at the rate of ten (10)% per annum. If any Company Property ceases to use any Licensed Marks or DJT’s likeness in connection with such Company Property and all of the Casino Services and Products provided thereon, then DJT shall receive a pro rata royalty during any such twelve (12)-month period in which any Company Property used such Licensed Mark(s) or DJT’s likeness.

As defined in the DJT New Trademark License Agreement, a “Company Property” means the Trump Taj Mahal Casino, Trump Plaza Casino, Trump Marina Casino, Trump Indiana Casino, Trump 29 Casino, and any casino or other gaming facility, or lodging, restaurant, entertainment or other facility for casino and gaming activities at a casino or other gaming facility that Reorganized THCR, Reorganized THCR Holdings or any of their respective subsidiaries owns, operates, manages or develops, subject to certain terms and conditions.

Sublicensing. Reorganized THCR Holdings may sublicense its right to use the Licensed Marks under the DJT New Trademark License Agreement, in its sole discretion, to Reorganized THCR and/or any subsidiary of Reorganized THCR Holdings and Persons or entities providing Casino Services and Products on any Company Property, provided in each case that such sublicensee agrees in writing to be bound by the terms and conditions of the agreement. DJT is not restricted from using or further licensing the Licensed Marks and/or his likeness in connection with services, products and activities other than Casino Services and Products. In particular, DJT will have the right to use, register, license or otherwise exploit the “Trump” name and DJT’s likeness in connection with hotel, dockside, riverboat, cruise ship, transportation, entertainment, sports, resort, bar, restaurant and retail store activities and services and merchandise to the extent not provided or sold in connection with Casino Services and Products, including in connection with board games and similar games. DJT will also have the right to use the Licensed Marks and/or DJT’s likeness in connection with the operation of any Internet websites maintained by DJT or any of his affiliates (including providing a link to Reorganized THCR’s, Reorganized THCR Holdings’ or their respective subsidiaries’ Internet websites operated in connection with the Licensed Marks) to the extent not provided or sold in connection with Casino Services and Products, subject to certain terms and conditions set forth in the DJT New Trademark License Agreement.

Trademark Security Agreement. DJT’s obligations under the DJT New Trademark License Agreement will be secured by the DJT New Trademark Security Agreement, pursuant to which DJT will grant Reorganized THCR Holdings a first priority security interest in the Licensed Marks in connection with Casino Services and Products.

Valuation of DJT New Trademark Agreement. The DJT New Trademark License Agreement has been valued at approximately $124 million24 by an independent third-party appraiser, and the Debtors believe that such agreement is substantially more valuable than the Existing Trademark License Agreement, which has been valued at between approximately $50 and $82 million. The DJT New Trademark License Agreement adds a significant amount of value to the Debtors’ Estates because the agreement, among other things, grants Reorganized THCR Holdings a perpetual license to use DJT’s name and likeness (subject to certain conditions), whereas the pre-existing agreement permits THCR to

[24]	This valuation takes into account THCR's option to pay up to $5 million in annual royalties for continued use of DJT's name and likeness in the event that the DJT Services Agreement is terminated.

utilize DJT’s name and likeness for a finite period.25 In addition, the DJT New Trademark License Agreement provides value to the Debtors’ Estates by preventing likely protracted litigation relating to DJT’s authority to prevent use of his name and likeness in connection with casino and gaming activities by entities other than THCR Holdings and its affiliates.

d. DJT ROFO Agreement

General. Pursuant to the DJT ROFO Agreement, the Trump Organization LLC will have a right of first offer to perform certain construction management services, general contracting services and development management services, with respect to any future development, redevelopment, renovation, improvement, alteration, construction, restoration or rehabilitation of casinos, casino hotels, hotels and related hospitality lodging, in each case with an initial budget in excess of $35 million (excluding capital expenditures made in the ordinary course of business and in connection with good maintenance practice), by Reorganized THCR or its affiliates. If the Trump Organization LLC does not exercise its right of first offer within thirty (30) days after receiving a right of first offer notice from Reorganized THCR, then Reorganized THCR and Reorganized THCR Holdings may engage any party to perform such services upon any terms. However, if (i) Reorganized THCR or Reorganized THCR Holdings do not engage a party within nine (9) months of the right of first offer notice or (ii) if Reorganized THCR or Reorganized THCR Holdings desires to engage such other party on terms that are materially different from the terms contained in the right of first offer notice (including with respect to budget, scope or schedule), then it cannot engage another party without giving the Trump Organization LLC another right of first offer. The DJT ROFO Agreement further sets forth the terms, conditions and parameters for the negotiation of the terms of any services to be provided by the Trump Organization LLC pursuant to the agreement.

Termination. Subject to certain exceptions, the DJT ROFO Agreement will terminate upon the third (3rd) anniversary of the Effective Date. However, Reorganized THCR and Reorganized THCR Holdings will have the right to extend the agreement for an additional three (3) years with notice one hundred twenty (120) days prior to the original date of termination.

e. THCR Miss Universe Interests and Trump World’s Fair Site

On the Effective Date, as part of the consideration for the DJT New Trademark License Agreement, the Reorganized Debtors shall transfer to DJT (or his designee) THCR’s 25% beneficial interest in Miss Universe L.P., LLLP, pursuant to the Miss Universe Assignment Agreement, and the Debtors’ interest in the parcels of land constituting the site of the former Trump World’s Fair, together with any appurtenances, easements, lease and rights pursuant to the World’s Fair Assignment Agreement; provided that such land shall be subject to a perpetual negative covenant preventing DJT or any successor, assign, lessee or occupant from developing any casino or gaming activities on or associated with such property, as provided in the operative transaction documents under which such property is transferred to DJT.

[25]	The Existing Trademark License Agreement terminates upon the later of: (i) June 12, 2015, (ii) the date on which DJT ceases to beneficially own 15% or more of the voting power of the equity securities of THCR then outstanding and regularly entitled to vote in the election of THCR's Board of Directors, and (iii) the date on which DJT ceases to be employed or retained by THCR.

f. Valuation of Transactions with DJT

The Debtors have not undertaken an independent valuation of each component of consideration to be contributed or received by DJT under the Plan. The Debtors believe that such a valuation would not be appropriate, given that the terms of the Plan and the transactions contemplated thereby constitute a negotiated package reached over a period of several months by multiple parties (including the Debtors, the TAC Noteholder Committee, the TCH Noteholder Committee and DJT, and approved by the Special Committee). The Debtors believe that the proposed restructuring set forth in the Restructuring Support Agreement, the Plan and this Disclosure Statement would not be possible without the consent and participation of DJT, as a holder of debt and equity securities of the Debtors.

To the extent the Debtors have received appraisals performed by third-party professionals with respect to the consideration to be provided by or to DJT under the Plan, the Debtors estimate the fair market value of (i) THCR’s beneficial ownership interests in Miss Universe, L.P., LLLP, to be approximately $5 million, (ii) the parcels of land constituting the site of the former Trump World’s Fair (together with any appurtenances, easements, lease and rights, and subject to a perpetual negative covenant preventing DJT or any successor, assign, lessee or occupant from developing any casino or gaming activities on, or associated with, such property) to be approximately $7.5 million, (iii) the DJT New Trademark License Agreement to be approximately $124 million as of July 2004 (and the valuation of the Existing Trademark License Agreement that will be terminated under the Plan to be approximately $50 to $82 million), and (iv) the New DJT Warrant to be approximately $5 million to $10 million.

Such valuations were performed by third-party professionals and are subject to numerous uncertainties and contingencies. No assurance can be given that any of the assumptions on which the valuations were prepared are correct. The valuations were generally not prepared in compliance with published guidelines of the SEC, guidelines established by the American Institute of Certified Public Accountants or generally accepted accounting principles. The Debtors make no express or implied representation or warranty concerning such valuations or the accuracy or completeness of the assumptions from which the valuations were derived.

Notwithstanding the foregoing, in response to certain objections to the Disclosure Statement Filed by DLJMB and the legal advisors to the Official Committee, the Debtors have added the following disclosure regarding the transactions to be consummated between the Debtors and DJT:

DJT has provided the following items of value based on certain consent rights that he is foregoing as a result of the transactions contemplated herein:

•

The Debtors contend that any recovery by equity holders may be dependent upon the assumption by THCR of the Existing Partnership Agreement, which is a holding company through which all of THCR’s business activities are conducted. DJT and his controlled affiliates are limited partners in THCR Holdings, and THCR is the general partner of THCR Holdings. The Old THCR Common Stock was issued by THCR, which in turn only has an interest in TAC and TCH by virtue of its interests in THCR Holdings. Thus, the Debtors contend that any plan of reorganization that will realize value for the Old THCR Common Stock must contemplate assumption of the Existing Partnership Agreement – the only alternative is the dissolution of THCR Holdings, a process that could certainly dissolve into value-destroying litigation. Further, any rejection of the Existing Partnership Agreement could give rise to substantial damages, which would have to be satisfied in full before any distribution to holders of Interests. DJT could argue that THCR could not assume the Existing Partnership agreement without his consent as limited partner. The Debtors contend that the Existing Partnership Agreement is an executory contract, and section 365(c) of the Bankruptcy Code provides that an executory contract cannot be assumed if applicable law excuses a non-debtor party to such contract from accepting performance from another and the non-debtor party does not consent. In the Third Circuit, a contract cannot be assumed if non-bankruptcy law would prohibit the debtor’s assignment of the contract. See In re West Electronics Inc., 852 F.2d 79, 83 (3d Cir. 1988) (holding that if applicable law would prohibit the assignment of the contract, then the debtor may not assume the contract). Under applicable non-bankruptcy law, a general partner cannot assign a partnership agreement without the consent of the limited partner. See, e.g. Delaware RULPA §§ 17-301, 17-702, and 17-704. Thus, the Debtors contend that THCR may be precluded from assuming the Existing Partnership Agreement without the consent of DJT, as limited partner. However, DJT has not actually threatened to withhold his consent from the assignment of the Existing Partnership Agreement or any other agreement between the Debtors and DJT and DJT is providing his consent to the assumption of the Existing Partnership Agreement as part of the Plan.

•	The Debtors contend that any recovery by equity holders is substantially dependent upon the use of the Trump name on the operating assets of the Debtors. Pursuant to the Plan, DJT agrees (subject to certain conditions) to license his name and likeness to the Debtors under the DJT New Trademark License Agreement. The Debtors believe that, if the Debtors were to discontinue use of DJT’s name and likeness, the cost of re-branding the Company Properties would be substantial. However, the Debtors have not obtained an independent valuation of the potential costs of any such re-branding.

•	The Debtors contend that, as a holder of approximately $16.4 million of TCH Notes, DJT could have litigated the propriety of any value leaking to Interest holders absent the full reinstatement or payoff of his TCH Notes. Pursuant to the Plan, DJT has agreed to convert his TCH Notes into equity of the Reorganized Debtors.

•	The Debtors contend that, as a holder of TCH Notes, DJT could have objected to the priming nature of the DIP Facility that was critical to the Chapter 11 Cases. Pursuant to the Plan, DJT has consented to be primed by $100 million of financing.

•	The Debtors contend that, as a holder of TCH Notes, DJT could have objected to any subordination of the DJT Secured Notes Claim to the $500 million Exit Facility – financing the Debtors believe is critical to the future viability of the Reorganized Debtors. Pursuant to the Plan, DJT supports the Exit Facility and agreed to convert his TCH Notes into equity of the Reorganized Debtors.

DJT is also providing the following items of value to the Debtors pursuant to the DJT Investment Agreement and the Plan:

•	$55 million in Cash,

•	Approximately $16.4 million aggregate principal amount of TCH Second Priority Notes beneficially owned by him (including interest accrued thereon), to Reorganized THCR Holdings on the Effective Date, upon the terms and subject to the conditions set forth in the DJT Investment Agreement, a copy of which is attached hereto as Exhibit J,

•	The DJT New Trademark License Agreement, which will grant Reorganized THCR Holdings a perpetual, exclusive, royalty-free (subject to certain conditions) license to use DJT’s name and likeness in connection with the Debtors’ casino and gaming activities, valued at $124 million,

•	A perpetual negative covenant preventing DJT or any successor, assign, lessee or occupant from developing any casino or gaming activities on, or associated with, such property as provided in the World’s Fair Assignment Agreement and other operative transaction documents under which the property is transferred to DJT,[26]

•	If elected, DJT’s services as chairman of the board of directors of Reorganized THCR,

•	DJT’s appearance at least six promotional events annually.

DJT will receive the following benefits from the transactions contemplated under the Plan:

•	The DJT Voting Agreement permits DJT, subject to minimum ownership levels, the right to nominate up to three (3) directors and veto power over one (1) additional director. The Debtors have not independently valued this right, but assert that it is not an independent benefit obtained by DJT, but is rather a reflection of his approximately 26% ownership interest.

•	DJT shall also have certain indemnification rights and D&O coverage for a six year period and reimbursement of all reasonable out of pocket expenses. The value of these “benefits” is not quantifiable at this juncture and they are not appropriately valued independently of the rest of the package to be received by DJT, as they are not benefits uniquely retained by him. Indemnification rights and D&O coverage are typical benefits received by a company’s board members and officers and, in fact, are provided in THCR’s certificate of incorporation.

•	DJT is also entitled to receive (i) a three year right of first refusal on certain construction projects at the Debtors’ properties with an initial budget for more than

[26]	This negative covenant is extremely valuable to the Debtors. If the property were sold without restrictions, it would take value away from the Debtors' existing gaming facilities. Moreover, in further response to the Official Committee's assertion that TCH could be reorganized on a standalone basis, the World's Fair site is a TAC asset, so that its value would not be realized by the equity holders.

$35 million; (ii) with respect to the sale of any of the four primary casino assets, a right either to veto the sale(s) or to receive indemnification of up to $100 million for all income taxes associated with the sale; and (iii) a right to serve on all committees of the board of directors of Reorganized THCR except the audit and compensation committees. Each of these negotiated terms were part of the package deal negotiated with DJT and were not valued independently. The Debtors do not expect that any of these terms will necessitate unreasonable expenditures by the Debtors.

•	If Reorganized THCR Holdings desires to sell or transfer any Specified Property in a transaction in which such gain will be realized, and DJT does not consent to such sale, Reorganized THCR Holdings may proceed with such sale; provided that Reorganized THCR Holdings indemnifies DJT and, if TCI is owned by DJT, TCI, for up to an aggregate of $100 million of the income taxes associated with such sale or transfer. While this indemnity provision does not preclude the Debtors from selling the Specified Properties absent DJT’s consent, inasmuch as a sale of one or more of the Specified Properties could result in the Debtors’ having indemnification obligations of $100 million, such provision could serve as an impediment to a sale of a Specified Property absent DJT’s consent. Although it is possible that the full indemnification obligation could become payable upon a sale of certain of the Specified Properties, depending on the particular Specified Property that was sold and the structure of the disposition, it is possible that the Debtors’ indemnification obligation could be significantly less than the $100 million cap, which in turn would diminish the Debtors’ costs of pursuing a non-consensual sale. Regardless of whether the Debtors’ indemnification obligation would be $100 million or less, however, given the Debtors current business plan and projections, the Debtors do not view the tax indemnification provisions of the New THCR Partnership Agreement to be a significant detriment. Instead, as the Debtors have no current intention to sell any of the Specified Properties, the Debtors believe it is unlikely that they would seek DJT’s consent for such a sale or that they would be required to indemnify DJT (DJT is not entitled to such indemnification absent a sale) and TCI for associated tax liabilities. Moreover, notwithstanding any practical impediment to a sale that may exist, the Debtors believe that they are receiving fair and valuable consideration pursuant to the transaction set forth in the Plan and that the Restructuring Transactions will maximize the value of the estates.

•

The tax indemnification provision is included in partnership agreements to provide the partners with the funds to pay taxes on the income and gains of the partnership. Tax distribution provisions, or their equivalent, appear in virtually all commercial partnership arrangements and reflect the fact that no tax is imposed on the partnership and instead the partners are taxed on the income and gain of the entity. Thus, just as a corporate entity must pay corporate tax on its income and gain, a partnership makes distributions to its partners to provide the partners with funds to pay the taxes on their share of the partnership’s income and gain. As indicated, the instant tax indemnity functions in parallel to these common tax distribution provisions and provides DJT with the funds to pay his taxes that would arise from THCR Holding’s disposition of any Specified Property. The sale of any Company Property – with or without DJT’s consent – would likely trigger a requirement of tax distributions to all of the partners, including DJT. The incremental cost of the indemnity over the tax distribution that would be made if DJT’s consent were obtained represents the bargained-for price for sale of a Specified Property over DJT’s objection.

•	While the incremental costs of a tax indemnity obligation to the Reorganized Debtors could, at the margin, make a sale of a Specified Property less advantageous, there is no indication that such a burden will in fact arise. First, at the present time, the Debtors have no intention to sell any of the Specified Properties. Second, there is no particular reason to believe that DJT would disagree with management’s judgment that the sale of a Specified Property was in the Reorganized Debtors’ best interests, in which event DJT would presumably consent to the disposition. Third, a disposition could be on terms that trigger no tax liability, such as a “like-kind” exchange that is tax-free under IRC § 1031. Fourth, even if DJT declined to consent to a Specified Property disposition and an indemnity obligation were triggered, the indemnity obligation might be well less than $100 million. In any event, the burden on the Debtors is only the incremental cost of the indemnity over the tax distribution that would otherwise be required. Although the incremental cost of the indemnity could reduce somewhat the attractiveness of a disposition of a Specified Property in certain circumstances, the Debtors believe that they are receiving fair and valuable consideration pursuant to the Restructuring Transactions set forth in the Plan and that such transactions will maximize the value of the Estates.

F. Exit Facility

On December 17, 2004, THCR, TAC and TCH entered into a commitment letter (the “Exit Facility Commitment Letter”), a form of which is attached hereto as Exhibit S, with Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”) and UBS Loan Finance LLC and UBS Securities LLC (collectively, “UBS”), pursuant to which Morgan Stanley and UBS agreed to provide a financing commitment for, and act as joint lead arrangers and bookrunners, and Morgan Stanley agreed to act as administrative agent in connection with, the Exit Facility. The Exit Facility Commitment Letter is subject to certain terms and conditions set forth in the letter and the term sheet attached thereto and is subject to Bankruptcy Court approval. The Debtors expect that on the Effective Date, the Reorganized Debtors, Morgan Stanley and UBS will enter into the Exit Facility, which will incorporate the terms of the Exit Facility Commitment Letter.

General. The Exit Facility Commitment Letter contemplates an Exit Facility in the aggregate principal amount of up to $500 million in the form of (i) a single draw term loan facility in the amount of $150 million (the “Tranche B-1 Term Loan Facility”), (ii) a delayed draw term loan facility in the amount of $150 million (the “Tranche B-2 Term Loan Facility,” together with the Tranche B-1 Term Loan Facility, the “Term Loans”), and (iii) a revolving credit facility in the amount of $200 million (the “Revolving Credit Facility”).

Availability of Loans. Loans under the Tranche B-1 Loan Facility may only be borrowed on the Effective Date. Loans under the Tranche B-2 Loan Facility may be borrowed in multiple drawings during the period commencing on the Effective Date through the first (1st) anniversary of the Effective Date. Loans under the Revolving Loan Facility may be borrowed, repaid and reborrowed on and after the Effective Date through the fifth (5th) anniversary of the Effective Date.

Interest and Fees. Subject to certain exceptions, amounts borrowed under the Exit Facility will bear interest, as follows:

•	For the first six (6) months after the Effective Date, borrowings under the Revolving Credit Facility will bear interest, at the Reorganized Debtors’ election: (i) at a base rate plus 1.50% per annum or (ii) an adjusted Eurodollar rate plus 2.50% per annum. Thereafter, the interest rate for such borrowings will be the base rate or adjusted Eurodollar rate, at the Reorganized Debtors’ election, plus, in either case, a margin based on the Reorganized Debtors’ consolidated ratio of consolidated EBITDA to total indebtedness; and

•	Borrowings under each of the Term Loans will bear interest, at the Reorganized Debtors’ election, at a base rate plus 1.75% per annum or an adjusted Eurodollar rate plus 2.75% per annum.

The Reorganized Debtors will also pay the following fees for unused commitments under the Exit Facility:

•	For the Tranche B-2 Term Loan Facility, the Reorganized Debtors will pay, quarterly in arrears, 1.00% per annum on the daily average unborrowed available funds under such facility; and

•	For the Revolving Credit Facility, the Reorganized Debtors will pay, quarterly in arrears, 0.50% per annum on the daily average of unborrowed available funds under such facility.

Furthermore, the Reorganized Debtors will pay all reasonable out-of-pocket fees and expenses incurred by Morgan Stanley, UBS and their affiliates in connection with the Exit Facility Commitment Letter and Exit Facility.

Maturity and Amortization. The Term Loans will mature on the seventh (7th) anniversary of the Effective Date. The Term Loans will be repaid during the final year of such loans in equal quarterly amounts, subject to amortization of approximately one (1)% per year prior to such final year.

The Revolving Credit Facility shall mature on the fifth (5th) anniversary of the Effective Date and all loans thereunder shall be repaid on the maturity date.

Security. The Exit Facility shall be secured by a first priority security interest in:

•	Substantially all of the present and future property and assets of the Reorganized Debtors, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real estate, leaseholds, fixtures, bank accounts, general intangibles, license rights, patents, trademarks, trade names, copyrights, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash;

•	All shares of capital stock of (or other ownership interests in) and intercompany debt of the Reorganized Debtors and each present and future subsidiary of the Reorganized Debtors, subject to applicable regulatory approvals; and

•	All proceeds and products of the property and assets described in the two bullet points above.

Guarantees. The obligations under the Exit Facility shall be guaranteed by each of direct and indirect wholly-owned subsidiaries of Reorganized THCR, subject to customary exceptions, exclusions and release mechanics. Each guarantee of the obligations under the Exit Facility will be a senior secured obligation of each guarantor, and will rank pari passu in right of payment with any future senior indebtedness of the guarantors. The guarantees under the Exit Facility will rank effectively senior to the Guarantors’ obligations under the New Notes. In addition, each guarantee will rank senior in right of payment to all of the existing and future subordinated indebtedness of each guarantor.

Prepayments. The Reorganized Debtors will have the option to prepay any or all borrowings under the Exit Facility without premium or penalty, subject to certain terms and conditions. The Reorganized Debtors will be required to make mandatory prepayments of indebtedness under the Exit Facility from a percentage (with step-downs to zero, based on the Reorganized Debtors’ consolidated leverage ratio) of the net cash proceeds from all asset sales, tax refunds, indemnity payments, pension reversions, insurance proceeds and debt offerings subject to exceptions described in the Exit Facility. Commencing on the first (1st) anniversary of the Effective Date, the Reorganized Debtors will also be required to make mandatory payments of indebtedness under the Exit Facility from a percentage of the Reorganized Debtors’ cash flow, initially fifty (50)%, and decreasing to zero, based on the Debtors’ consolidated leverage ratio. In addition, the Reorganized Debtors will be required to make mandatory payments of indebtedness under the Exit Facility from a percentage of the Reorganized Debtors’ net cash proceeds from the issuance of equity, initially fifty (50)%, and decreasing to zero, based on the Reorganized Debtors’ consolidated leverage ratio.

Covenants. The Reorganized Debtors will be required to comply with negative and affirmative covenants, including limitations on liens, indebtedness, mergers and acquisitions, sales of assets, investments, dividends and distributions, becoming a general partner in any partnership, new subsidiaries, repurchasing shares of capital stock, prepaying, redeeming or repurchasing debt, capital expenditures, negative pledges, changing the nature of the Debtors’ business, amending organizational documents, debt documents or other material agreements, changing accounting policies or reporting practices, transactions with affiliates and customary financial and other reporting requirements, among other restrictions. In addition, the Debtors will be required to comply with certain financial ratios and other financial covenants, such as consolidated EBITDA to total indebtedness, consolidated EBITDA to first lien debt and consolidated EBITDA to cash interest expense, in each case calculated on a consolidated basis for each consecutive four (4) fiscal quarter period.

Events of Default. The Exit Facility will contain customary events of default, including failure to make payments when due, material breaches of representations and warranties, noncompliance with covenants, cross defaults, bankruptcy and insolvency defaults, material monetary judgment defaults, impairment of security interests in collateral, change of control and ERISA matters.

Use of Proceeds. The Term Loans and the Revolving Credit Facility shall be used solely to (i) refinance all amounts outstanding under the DIP Facility, (ii) fund the construction of a new tower at the Trump Taj Mahal Casino, (iii) pay the fees and expenses incurred in connection with the Chapter 11 Cases and (iv) provide for the ongoing working capital and general corporate needs of the Reorganized Debtors.

Conditions to Exit Facility. The commitment of Morgan Stanley and UBS will be subject to the negotiation, execution and delivery of definitive agreements in connection with the Exit Facility. The Exit Facility will also be subject to customary conditions, including Morgan Stanley’s and UBS’s reasonable satisfaction with the Plan, Disclosure Statement and Confirmation Order; effectiveness of the Plan; Morgan Stanley’s and UBS’s reasonable satisfaction with the corporate and legal structure and organizational documents of the Reorganized Debtors; ownership of the capital stock of the Reorganized Debtors free and clear of any Liens, charges or encumbrances, other than the collateral securing the Exit Facility, the Liens securing the New Notes and agreed upon additional Liens; absence of material adverse change; absence of pending or threatened material litigation; governmental and third-party consents; accuracy of information regarding the Debtors supplied to Morgan Stanley and UBS in all material respects; Morgan Stanley’s and UBS’s reasonable satisfaction with environmental matters; Morgan Stanley’s and UBS’s satisfaction with the Reorganized Debtors’ ability to meet material ERISA obligations; Morgan Stanley’s and UBS’s satisfaction with the Reorganized Debtors’ insurance policies; completion of relevant due diligence; receipt by Morgan Stanley and UBS of legal opinions with respect to the Reorganized Debtors; nonexistence of any event of default under the loan documentation; the representations and warranties of the Debtors being true in all material respects; payment of accrued fees and expenses of Morgan Stanley and UBS; and obtaining of ratings for the Exit Facility from Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services.

G. Gaming Authority Approval

For a discussion of certain restrictions upon the issuance, ownership and transfer of securities of a regulated company as set forth in the New Jersey Casino Control Act, the Indiana Riverboat Gambling Act, and Indiana Gaming Regulatory Act and certain other laws and regulations, please reference THCR’s Annual Report on Form 10-K for the year ended December 31, 2003, attached as Exhibit T hereto, and THCR’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, attached as Exhibit U hereto.

SECTION XI.

PROJECTIONS

A. General

The Debtors have developed financial projections to assess the feasibility of the Reorganized Debtors generally. These projections and valuations are based on a number of significant assumptions, including the successful reorganization of the Debtors, an assumed Effective Date of December 31, 2004, and no significant downturn in the specific markets in which the Debtors operate.

THE PROJECTIONS ARE BASED ON A NUMBER OF SIGNIFICANT ASSUMPTIONS. ACTUAL OPERATING RESULTS AND VALUES MAY VARY.

Annexed to this Disclosure Statement as Exhibit G are unaudited financial projections of the Reorganized Debtors prepared as of November 2, 2004, and include updates by the Debtors to reflect the declines in customers being experienced by the Debtors while in bankruptcy, their post-Petition financial performance and other factors. The Debtors believe that any Projections or valuation would be substantially lower if the Debtors were to attempt to reorganize without substantial new financing and a reduction in existing debt and interest expense. If necessary, the Debtors will be prepared to provide evidence at hearings on the confirmation of the Plan with respect to the foregoing.

UBS Securities LLC’s analysis of the estimated going concern enterprise value of Reorganized THCR as of the assumed Effective Date, requested by THCR’s board of directors, was completed on November 2, 2004 and assumed, at the direction of THCR, among other things, an Effective Date of December 31, 2004. UBS Securities LLC believes that if it had assumed an Effective Date of March 31, 2005 that such change alone, with all other information, assumptions and other matters being the same, would not have materially affected UBS Securities LLC’s range of estimated going concern enterprise value of Reorganized THCR as of the Effective Date. UBS Securities LLC has not undertaken to update its analysis since November 2, 2004 and the foregoing statement should not be construed as an update or reaffirmation of UBS Securities LLC’s estimated range.

The Projections are for the years 2005 through 2009. At the end of 2009, Reorganized THCR is projected to have a total leverage ratio of 3.9x down from 6.2x at assumed emergence from chapter 11 and an interest coverage ratio of 3.1x up from 1.9x at assumed emergence from chapter 11. The Debtors believe that execution of their business plan and the resulting de-leveraging should facilitate a refinancing of the Debtors’ projected indebtedness if the Reorganized Debtors choose to do so.

The Projections are dependent upon many factors over which the Debtors (and the Reorganized Debtors) have no control. No assurance can be given that any of the assumptions on which the Projections are based will prove to be correct. The Projections were not prepared in compliance with (i) published guidelines of the SEC, (ii) the guidelines established by the American Institute of Certified Public Accountants regarding projections or (iii) generally accepted accounting principles. While presented with numerical specificity, such projections are based upon a variety of assumptions that may not be realized relating to the future business and operations of the Reorganized Debtors and the integration of their operations. The Projections are subject to uncertainties and contingencies, all of which are difficult to predict, and many of which are beyond the control of the Reorganized Debtors. THE DEBTORS MAKE NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE ATTAINABILITY OF THE PROJECTED FINANCIAL INFORMATION SET FORTH IN THE PROJECTIONS, OR AS TO THE ACCURACY OR COMPLETENESS OF THE ASSUMPTIONS FROM WHICH THAT PROJECTED INFORMATION IS DERIVED. The Debtors reserve their right to update the Projections to take into account events which occurred after the date of the Projections. If the Debtors do so, the Debtors will post revised projections on their website. IF THE PROJECTIONS ARE MATERIAL TO YOUR VOTE, PLEASE REVIEW THE WEBSITE BEFORE THE VOTING DEADLINE.

The Debtors believe the Projections illustrate the feasibility of the Plan and of the Reorganized Debtors generally. The Projections reflect the positive effects of implementing the Plan. Please see the Projections attached hereto as Exhibit G for more detailed information about projected results.

B. TCH and TAC Standalone Projections

As of September 30, 2004, TAC and TCH had the following total assets, liabilities and stockholders’ equity on their respective balance sheets:

	TAC	TCH
(in thousands)
Total Assets	$1,397,316	$637,998
Total Liabilities	$1,542,084	$589,025
Total Stockholders’ Equity	$(144,768)	$48,973

The Debtors estimate that the net revenues and consolidated EBITDA of TCH and TAC on a standalone basis for the years 2005-2009, without giving effect to the restructuring transactions contemplated under the Plan, will be as follows:

	2005	2006	2007	2008	2009
(in millions)
Net Revenues
TAC	$725.1	$692.4	$681.1	$676.7	$673.9
TCH	$370.7	$355.3	$351.0	$350.4	$348.8

EBITDA
TAC	$146.1	$137.4	$134.4	$132.9	$131.9
TCH	$75.9	$68.1	$64.3	$63.1	$61.7

The Debtors believe that TCH would not be able to survive on its own without participating in the recapitalization transactions contemplated under the Plan. If TCH were reorganized on a stand-alone basis and its approximately $512.7 million debt (plus interest, fees and penalties) were reinstated, existing interest payments would continue as currently scheduled (including the payment due with respect to the TCH First Priority Notes in March 2005). Every quarter, TCH must pay approximately $13.4 million in interest (with respect to the TCH First Priority Notes). In addition, every six (6) months TCH must pay approximately an additional $4.5 million in interest (with respect to the TCH Second Priority Notes). However, TCH’s stand-alone cash flow is insufficient to service interest payments on the reinstated notes. As of March 2005, after giving effect to the March 2005 interest payment, TCH’s cash balance would fall to approximately negative $18.5 million. Moreover, the State of Indiana has asserted a Priority Tax Claim of approximately $20 million. After lengthy negotiations, TCH has reached an agreement to pay such tax in full over a twelve (12) month period; without the recapitalization contemplated by the Plan, TCH would not generate the cash flows sufficient to pay that tax or reach a deal satisfactory to the State of Indiana to pay the tax over time.

During the first three months of the Chapter 11 Cases, TCH has been a net borrower under the existing DIP Facility; absent the recapitalization contemplated by the Plan, TCH would default under the DIP Facility. Further, TCH would need to incur additional overhead and expenses in hiring a new management team and operating independently from TAC. Finally, the assets of TCH (principally consisting of the Trump Indiana Casino and the Trump Marina Casino) operate in highly competitive markets; to remain competitive, TCH needs to consistently dedicate approximately 5% of its current revenues to capital expenditures and an additional 2-3% to catch up with capital expenditures the Debtors have foregone over the past few years. As a result, the Debtors did not independently value TCH’s assets.

SECTION XII.

ALTERNATIVES TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

A. Liquidation Under Chapter 7

If no plan is confirmed, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Debtors’ assets for distribution in accordance with the priorities prescribed by the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Interests in the Debtors.

The Debtors believe that in a liquidation under chapter 7, before holders of Claims against and Interests in the Debtors receive any distribution, additional administrative expenses arising from the appointment of a trustee and attorneys, accountants and other professionals to assist such trustee would cause a substantial diminution in the value of the Debtors’ Estates. The assets available for distribution to holders of Claims against and Interests in the Debtors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors’ assets.

The Debtors could also be liquidated pursuant to the provisions of a chapter 11 plan of reorganization. In a liquidation under chapter 11, the Debtors’ assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7. Thus, a chapter 11 liquidation might result in larger recoveries than in a chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs.

Because a trustee is not required in a chapter 11 case, expenses for professional fees could be lower than in a chapter 7 case, in which a trustee must be appointed. Any distribution to the holders of Claims and Interests under a chapter 11 liquidation plan probably would be delayed substantially.

The Debtors believe that, although preferable to a chapter 7 liquidation, any alternative liquidation under chapter 11 is a much less attractive alternative than the Plan to holders of Claims against and Interests in the Debtors.

THE DEBTORS BELIEVE THAT THE PLAN AFFORDS SUBSTANTIALLY GREATER BENEFITS TO CREDITORS AND INTEREST HOLDERS THAN WOULD A LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11 OF THE BANKRUPTCY CODE.

The liquidation analysis prepared by the Debtors with the assistance of Deloitte & Touche LLP is premised upon a liquidation in a chapter 7 case. In such liquidation analysis, the Debtors have taken into account the nature, status, and underlying value of their assets, the ultimate realizable value of such assets, and the extent to which the assets are subject to Liens and security interests.

The likely form of any liquidation would be the sale of individual assets. Based on this analysis, it is likely that a liquidation of the Debtors’ assets would produce less value for distribution to creditors than that recoverable in each instance under the Plan. In the Debtors’ opinion, the recoveries projected to be available in liquidation are not likely to afford holders of Claims as great a realization potential as does the Plan.

B. Alternative Plans of Reorganization

If the Plan is not confirmed, the Debtors could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtors’ businesses or orderly liquidation of their assets. With respect to an alternative plan, the Debtors have explored various alternatives in connection with the formulation and development of the Plan. As described in Section V – “Key Events Leading to the Commencement of the Chapter 11 Cases,” prior to the Petition Date, the Debtors’ senior management contacted approximately twenty-five (25) potential strategic and financial investors that had either invested in the gaming industry or had the financial capability to make a substantial investment in the Debtors, either on their own or with one or more partners, including entering into substantive negotiations with DLJMB and entering into the Exclusivity Agreement and Second Exclusivity Agreement in connection with a possible DLJMB investment. The Debtors also consulted with several investment banks regarding the Debtors’ prospects for obtaining additional capital required to fund their businesses. In addition, the Debtors considered selling specific assets or properties to third parties as alternatives to undertaking a reorganization. However, the Debtors believe that the Plan, as described herein, enables parties-in-interest, including creditors, employees and other stakeholders to realize the most value under the circumstances, allowing the Debtors to retain the benefits of a combined entity and emerging from chapter 11 proceedings as efficiently as possible in a consensual manner with principal stakeholders. However, in a liquidation under chapter 11, the Debtors’ assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, possibly resulting in somewhat greater (but indeterminate) recoveries than would be obtained in chapter 7. Further, if a trustee were not appointed, because such appointment is not required in a chapter 11 case, the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case. Although a chapter 11 liquidation would be preferable to a chapter 7 liquidation, the Debtors believe that any alternative liquidation under chapter 11 is a much less attractive alternative to creditors and Interest holders than the Plan because of the greater return provided by the Plan.

C. Post-Confirmation Conversion/Dismissal

A creditor or party-in-interest may bring a motion to convert or dismiss the Chapter 11 Cases under section 1112(b) after the Plan is confirmed if there is a default in performance under the Plan. If the Bankruptcy Court orders the case converted to chapter 7 after the Plan is confirmed, then all property that had been property of the chapter 11 Estates, and that has not been disbursed pursuant to the Plan, will revest in the chapter 7 estates. The automatic stay will be reimposed upon the revested property, but only to the extent that relief from stay was not previously authorized by the Bankruptcy Court during these cases.

The Confirmation Order may also be revoked under very limited circumstances. The Bankruptcy Court may revoke the Confirmation Order if the Confirmation Order was procured by fraud and if a party-in-interest brings an adversary proceeding to revoke confirmation of the Plan by the Bankruptcy Court within 180 days after the entry of the Confirmation Order.

D. Final Decree

Once the Estates have been fully administered as referred to in Bankruptcy Rule 3019, the Reorganized Debtors, or such other party as the Bankruptcy Court shall designate in the Plan Confirmation Order, shall File a motion to obtain a final decree to close the Chapter 11 Cases.

SECTION XIII.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes certain material U.S. federal income tax consequences expected to result to (i) the Debtors and the Reorganized Debtors and (ii) TAC Noteholders, TCH Noteholders and holders of Old THCR Common Stock other than DJT, TCI and TCI 2 (collectively, the “Holders”) from the consummation of the Plan and the holding of New Notes, New Common Stock and New Class A Warrants. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Tax Code”), applicable Treasury Regulations, judicial authority and current administrative rulings and pronouncements of the Internal Revenue Service (the “Service”). There can be no assurance that the Service will not take a contrary view. No ruling from the Service has been or will be sought nor will any counsel provide a legal opinion as to any of the expected tax consequences set forth below.

Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to the Holders, the Debtors and the Reorganized Debtors. It cannot be predicted whether any tax legislation will be enacted or, if enacted, whether any tax law changes contained therein would affect the tax consequences to the Holders, the Debtors or the Reorganized Debtors.

The following discussion is for general information only, and does not address the tax consequences to holders of Claims who are not Holders (as defined above). The tax treatment of a Holder may vary depending upon such Holder’s particular situation. This discussion assumes that Holders have held their TAC Notes, TCH Notes or Old THCR Common Stock, as applicable, as “capital assets” within the meaning of Section 1221 of the Tax Code (generally, property held for investment) and will hold the New Notes, the New Common Stock and the New Class A Warrants, as applicable, as “capital assets.” This summary does not address all of the tax consequences that may be relevant to a Holder, such as the potential application of the alternative minimum tax, nor does it address the U.S. federal income tax consequences to DJT, TCI or TCI 2 or to Holders subject to special treatment under the U.S. federal income tax laws, such as brokers or dealers in securities or currencies, certain securities traders, tax-exempt entities, financial institutions, insurance companies, Holders that hold the TAC Notes, the TCH Notes, the Old THCR Common Stock, the New Notes, the New Common Stock or the New Class A Warrants (collectively, the “Securities”) as a position in a “straddle” or as part of a “synthetic security,” “hedging,” “conversion” or other integrated instrument, Holders that hold the Securities through a partnership or other entity treated as a partnership for U.S. federal income tax purposes, U.S. Holders that have a “functional currency” other than the U.S. dollar and Holders that have acquired the Securities in connection with the performance of services. The Debtors have not independently valued the potential tax benefits of the Plan with respect DJT or any other party-in interest in the Chapter 11 Cases. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS.

A. U.S. Federal Income Tax Consequences to the Debtors

(1) Cancellation of Indebtedness and Reduction of Tax Attributes

THCR Holdings generally will realize cancellation of indebtedness (“COI”) income with respect to the exchange of TAC Notes and TCH Notes for Cash, New Common Stock and New Notes pursuant to the Plan to the extent that the sum of the Cash, fair market value of the New Common Stock and the issue price of the New Notes received by Holders of TAC Notes and TCH Notes is less than the adjusted issue price, including accrued but unpaid interest, of such TAC Notes and TCH Notes discharged thereby. Under Section 108 of the Tax Code, COI income will not be recognized if the COI income occurs in a case brought under the Bankruptcy Code, provided the taxpayer is under the jurisdiction of a court in such case and the cancellation of indebtedness is granted by the court or is pursuant to a plan approved by the court (the “Bankruptcy Exception”). Generally, under Section 108(b) of the Tax Code, any COI income excluded from income under the Bankruptcy Exception must be applied against and reduce certain tax attributes of the taxpayer. Unless the taxpayer elects to have such reduction apply first against the basis of its depreciable property, such reduction is first applied against net operating losses (“NOLs”) of the taxpayer (including NOLs from the taxable year of discharge and any NOL carryover to such taxable year), and then to certain tax credits, capital loss and capital loss carryovers, and tax basis. Under Section 108(d)(6) of the Tax Code, when a partnership realizes COI income, the partners of such partnership are treated as receiving their allocable share of such COI income and the Bankruptcy Exception (and related attribute reduction) is applied at the partner level rather than at the partnership level. Accordingly, THCR will be treated as receiving its allocable share of the COI income realized by THCR Holdings. However, because the cancellation of indebtedness will occur in a case brought under the Bankruptcy Code, THCR will be under the jurisdiction of the Bankruptcy Court in such case and the cancellation of the TAC Notes and the TCH Notes will be pursuant to the Plan, THCR will not be required to recognize any COI income realized as a result of the implementation of the Plan.

Notwithstanding the foregoing, THCR will be required to reduce its tax attributes in an amount equal to the amount of COI income excluded from income under the Bankruptcy Exception. THCR anticipates that it will realize COI income as a result of the consummation of the Plan, and intends to reduce its NOLs by the amount of such COI income. THCR expects to have sufficient NOLs to offset its COI income, with a substantial amount of NOLs remaining thereafter, and accordingly does not expect to be required under Section 108(b) of the Tax Code to reduce any other tax attributes.

(2) Section 382 Limitations on NOLs

Under Section 382 of the Tax Code, if a corporation with NOLs (a “Loss Corporation”) undergoes an “ownership change,” the use of such NOLs (and certain other tax attributes) to offset subsequent income will generally be subject to an annual limitation as described below. In general, an “ownership change” occurs if the percentage of the value of the Loss Corporation’s stock owned by one or more direct or indirect “five percent stockholders” has increased by more than fifty (50) percentage points over the lowest percentage of that value owned by such five (5) percent stockholder or stockholders at any time during the applicable “testing period” (generally, the shorter of (i) the three (3)-year period preceding the testing date or (ii) the period of time since the most recent ownership change of the corporation).

A Loss Corporation’s use of NOLs (and certain other tax attributes) after an “ownership change” will generally be limited annually to the product of the “long-term tax-exempt rate” (determined based on interest rates published monthly by the Service) and the value of the Loss Corporation’s outstanding stock immediately before the ownership change (excluding certain capital contributions) (the “Section 382 Limitation”). However, the Section 382 Limitation for a taxable year any portion of which is within the five (5)-year period following the Effective Date will be increased by the amount of any “recognized built-in gains” for such taxable year. The increase in a year cannot exceed the “net unrealized built-in gain” (which is zero unless such gain exists immediately before the “ownership change” and exceeds a statutorily-defined threshold amount) reduced by recognized built-in gains from prior years ending during such five (5)-year period. THCR expects that it will have a “net unrealized built-in gain” which exceeds the statutorily-defined threshold amount at the Effective Date. The Service has issued guidance under Notice 2003-65 that permits a company to treat as a recognized built-in gain during such five (5)-year period certain amounts which in general represent depreciation or amortization that would have been allowed if the company’s assets had a basis equal to their fair market value on the date of the ownership change over the company’s actual depreciation or amortization (the “338 Approach”).

The Tax Code provides two alternative bankruptcy exceptions from the Section 382 Limitation for Loss Corporations undergoing an ownership change pursuant to a bankruptcy proceeding. The first exception, Section 382(l)(5) of the Tax Code, applies where qualified (so-called “old and cold”) creditors and existing stockholders of the debtor receive at least fifty (50)% of the vote and value of the stock of the reorganized debtor in a case under the Bankruptcy Code. Under this exception, a debtor’s pre-ownership change NOLs are not subject to the Section 382 Limitation but are instead reduced by the amount of any interest deductions allowed during the three taxable years preceding the taxable year in which the ownership change occurs, and during the part of the taxable year prior to and including the effective date of the bankruptcy reorganization, in respect of the debt converted into stock of the debtor in the reorganization. Moreover, if this exception applies, any further ownership change of the debtor within a two (2)-year period after the original ownership change to which this exception applied will preclude the debtor’s utilization of any pre-change losses at the time of the subsequent ownership change against future taxable income.

An “old and cold” creditor is a creditor that has held the debt of the debtor for at least eighteen (18) months prior to the date of the filing of the case or that has held “ordinary course indebtedness” at all times it has been outstanding. However, any debt owned immediately before an ownership change by a creditor that does not become a direct or indirect five (5) percent stockholder of the reorganized debtor generally will be treated as always having been owned by such creditor, except in the case of any creditor whose participation in formulating the plan of reorganization makes evident to the debtor that such creditor has not owned the debt for such period.

The second bankruptcy exception, Section 382(1)(6) of the Tax Code, provides relief in the form of a relaxed computation of the Section 382 Limitation. Treasury Regulations promulgated under Section 382(1)(6) of the Tax Code provide that the value of the Loss Corporation for purposes of computing the Section 382 Limitation will be the lesser of (i) the value of the stock of the Loss Corporation immediately after the ownership change, and (ii) the value of the Loss Corporation’s gross assets immediately before the ownership change, subject to certain adjustments. Section 382(l)(6) does not require, as does Section 382(l)(5), that the Section 382 Limitation be reduced by prior interest deductions taken in respect of the debt converted into stock of the debtor in the reorganization.

The Plan will trigger an ownership change of THCR on the Effective Date. It is unclear at the present time whether the Section 382(l)(5) exception will be applicable to the ownership change. Moreover, even if the Section 382(l)(5) exception is applicable, (i) the Section 382(l)(5) exception would require significant reductions in THCR’s NOLs in the amount of certain previous interest deductions, as described above and (ii) a subsequent ownership change within the two (2)-year period following the Effective Date would reduce the Section 382 Limitation for periods following the subsequent ownership change to zero. Therefore, THCR intends to apply Section 382(l)(6) to such ownership change. Accordingly, Reorganized THCR’s use of pre-ownership change NOLs, to the extent remaining after the reduction thereof as a result of the COI income allocated to THCR (as described above), will be limited and generally will not exceed each year the sum of (i) the product of the long-term tax-exempt rate and the value of Reorganized THCR and (ii) Reorganized THCR’s recognized built-in gains taken into account for such year (including amounts treated as recognized built-in gain under the 338 Approach set forth in Service Notice 2003-65, as described above). Based on the foregoing, the Debtors estimate that for 2005-2009, Reorganized THCR will have between $14 million and $30 million in NOLs available per year, subject to certain caps.

(3) Alternative Minimum Tax

In general, an alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income (“AMTI”) at a twenty (20)% rate to the extent that such tax exceeds the corporation’s regular U.S. federal income tax. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated. Thus, for tax periods after the Effective Date, Reorganized THCR may have to pay AMT regardless of whether it generates a NOL or has sufficient NOL carryforwards to offset regular taxable income for such periods. Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular U.S. federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

B. U.S. Federal Income Tax Consequences to U.S. Holders

For purposes of the following discussion, a U.S. Holder is a Holder who or that is or is treated for U.S. federal income tax purposes as (1) an individual that is a citizen or resident of the United States, (2) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or a political subdivision thereof, (3) an estate, the income of which is subject to U.S. federal income tax regardless of its source, or (4) a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, and it has elected to continue to be treated as a U.S. person.

(1) U.S. Holders of Class 5 Claims

In general, the treatment of a U.S. Holder of a Class 5 Claim will depend upon (i) the nature of the Allowed Other Secured Claim held by such U.S. Holder and (ii) the consideration received in satisfaction thereof. U.S. Holders, if any, whose Class 5 Claims are not Reinstated pursuant to the Plan should consult their tax advisors as to the tax consequences resulting to them as a consequence of the consummation of the Plan.

(2) U.S. Holders of TAC Notes and TCH Notes

Except as discussed below with respect to certain U.S. Holders of TAC Notes, a U.S. Holder of TAC Notes or TCH Notes generally will recognize gain or loss equal to the difference between (i) the amount received by the U.S. Holder in exchange for its TAC Notes or TCH Notes, as applicable, and (ii) the U.S. Holder’s adjusted tax basis in such TAC Notes or TCH Notes. The amount realized by a U.S. Holder of TCH Notes will equal the sum of the cash, the issue price of the New Notes and the fair market value of the New Common Stock received in exchange for such TCH Notes (excluding any amount attributable to accrued but unpaid interest on the TCH Notes, as discussed below). Although the matter is not free from doubt, the Debtors believe that the amount realized by a U.S. Holder of TAC Notes should equal the sum of (i) the sum of the Cash, the issue price of the New Notes and the fair market value of the New Common Stock received in exchange for such TAC Notes (excluding any amount attributable to accrued but unpaid interest on the TAC Notes, as discussed below) and (ii) the amount of the New Class A Warrants Proceeds to be received by such U.S. Holder in exchange for such TAC Notes. Any such gain or loss will generally be long-term capital gain or loss (subject to the market discount rules discussed below) if the TAC Notes or TCH Notes, as applicable, have been held for more than one (1) year. A U.S. Holder’s initial tax basis in the New Notes and the New Common Stock (other than New Common Stock received as part of the New Class A Warrants Proceeds) received will be equal to their respective fair market values on the Effective Date, and the holding period for the New Notes and the New Common Stock will begin on the day immediately after the Effective Date. Treatment of the New Class A Warrants Proceeds is unclear. Holders of TAC Notes should consult their tax advisor regarding the tax consequences of the receipt of the New Class A Warrants Proceeds, including the possible recognition of taxable gain or loss upon such receipt, the character of any such gain or loss, and the basis and holding period of any New Common Stock received as part of the New Class A Warrants Proceeds. In addition, Holders of TAC Notes who would otherwise recognize gain on the exchange of their TAC Notes for consideration pursuant to the Plan should consult their tax advisor regarding the possible applicability of the installment sale method to their receipt of New Class A Warrants Proceeds. In general, the installment method will not be available if, among other circumstances, the TAC Notes were treated as traded on an established securities market within the meaning of the Tax Code and applicable Treasury Regulations.

An exception to the capital gain treatment described above may apply to a U.S. Holder who purchased TAC Notes or TCH Notes with “market discount.” Subject to a statutory de minimis exception, securities have market discount if they were purchased at an amount less than the stated redemption price at maturity of the securities. In general, unless the U.S. Holder previously elected to include market discount in income currently as it accrued, any gain realized by a U.S. Holder on the exchange of TAC Notes or TCH Notes having market discount will be treated as ordinary income to the extent of the lesser of (a) the gain recognized or (b) the portion of the market discount that has accrued (on a straight-line basis or, at the election of the U.S. Holder, on a constant-yield basis) while such TAC Notes or TCH Notes, as applicable, were held by the U.S. Holder.

A U.S. Holder will be treated as receiving a payment of interest (includible in income in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes) to the extent that any property received pursuant to the Plan is attributable to accrued but unpaid interest, if any, with respect to the TAC Notes or the TCH Notes, as the case may be. A U.S. Holder will recognize ordinary income to the extent the value of such property exceeds the amount of interest previously taken into income by the U.S. Holder, and a U.S. Holder’s basis in such property should be equal to the amount of interest income treated as satisfied by the receipt of such property. The holding period in such property should begin on the day immediately after the Effective Date. A U.S. Holder generally will be entitled to recognize a loss to the extent any accrued interest was previously included in its gross income and is not paid in full. EACH U.S. HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE DETERMINATION OF THE AMOUNT OF CONSIDERATION RECEIVED UNDER THE PLAN THAT IS ATTRIBUTABLE TO INTEREST.

(3) U.S. Holders of New Notes

Original Issue Discount. The New Notes may be issued with original issue discount (“OID”) for U.S. federal income tax purposes. If the New Notes are treated as issued with OID, a U.S. Holder of New Notes will be required to include OID in gross income on an annual basis under a constant yield accrual method, regardless of its regular method of tax accounting.

In general, the amount of OID on a debt instrument is equal to the excess of (i) the sum of the debt instrument’s stated redemption price at maturity over (ii) the issue price of the debt instrument. The stated redemption price at maturity of a New Note will include all payments on the note other than payments of “qualified stated interest.” Stated interest on the New Notes will be treated as qualified stated interest. The “issue price” of the New Notes will depend on whether either (x) the New Notes or (y) the TAC Notes or TCH Notes (as applicable) exchanged therefor are “publicly traded” under applicable Treasury Regulations. If neither (a) the New Notes nor (b) the TAC Notes or TCH Notes (as applicable) exchanged therefor is so traded, the issue price of a New Note will be equal to its stated principal amount. In such event, the New Notes will not be treated as issued with OID.

If the New Notes are “traded on an established securities market,” then the issue price of the New Notes will be the fair market value of the New Notes. If the TAC Notes or the TCH Notes, as applicable, are “traded on an established securities market” (but the New Notes received in exchange therefor are not), the issue price of the New Notes will generally be equal to the fair market value of the TAC Notes or the TCH Notes, as applicable, exchanged therefor at the time of the exchange (less the fair market value of the portion of such TAC Notes or TCH Notes, as applicable, allocable to any other property received in addition to the new debt instrument, such as Cash or New Common Stock).

If the New Notes are issued with OID, then, in general, a U.S. Holder of a New Note must include OID in gross income for U.S. federal income tax purposes on an annual basis under a constant yield accrual method regardless of its regular method of tax accounting. As a result, a U.S. Holder will include OID in income in advance of the receipt of cash attributable to such income. The amount of OID includible in income by an initial U.S. Holder of a New Note is the sum of the “daily portions” of OID with respect to the New Note for each day during the taxable year or portion thereof in which such U.S. Holder holds such New Note (“Accrued OID”). A daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID that accrued in such period. The “accrual period” of a New Note may be of any length and may vary in length over the term of the New Note, provided that each accrual period is no longer than one (1) year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The amount of OID that accrues with respect to any accrual period is the excess of (i) the product of the New Note’s “adjusted issue price” at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of such period, over (ii) the amount of qualified stated interest allocable to such accrual period. The adjusted issue price of a New Note at the start of any accrual period is equal to its issue price, increased by the Accrued OID for each prior accrual period and reduced by any prior payments made on such New Note (other than payments of qualified stated interest).

AHYDO. Although not expected, if the New Notes have “significant OID,” as defined in Section 163(i)(2) of the Tax Code, and the yield on the New Notes exceeds a certain threshold, as described in Section 163(i)(1)(B) of the Tax Code, the New Notes will be “applicable high yield discount obligations” (“AHYDO”). In such an event, THCR generally would not be able to deduct its distributive share of the OID on the New Notes until such time as such OID was actually paid in cash or other property (other than stock or debt of Holdings, THCR or a related party), and a portion of the OID on the New Notes might not be deductible by THCR at any time, regardless of whether such interest is actually paid in cash or other property.

Sale or Other Taxable Disposition. A U.S. Holder of a New Note will recognize gain or loss on the sale or other taxable disposition of a New Note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as interest) and the U.S. Holder’s adjusted tax basis in the New Note. A U.S. Holder’s adjusted basis in a New Note generally will be the U.S. Holder’s cost therefor, increased by any OID taken into account with respect to the New Note and reduced by any principal payments received by such U.S. Holder. This gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the New Note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. The deductibility of capital losses is subject to limitations.

(4) U.S. Holders of New Common Stock

Dividends. A U.S. Holder generally will be required to include in gross income as ordinary dividend income the amount of any distributions paid on the New Common Stock to the extent that such distributions are paid out of Reorganized THCR’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Distributions in excess of such earnings and profits will reduce the U.S. Holder’s tax basis in its New Common Stock and, to the extent such excess distributions exceed such tax basis, will be treated as gain from a sale or exchange of such New Common Stock. U.S. Holders that are treated as corporations for U.S. federal income tax purposes may be entitled to dividends received deduction with respect to distributions out of earnings and profits and are urged to consult their tax advisor regarding the rules relating to the dividends received deduction.

Sale or Other Taxable Disposition. Upon the sale or other taxable disposition of New Common Stock, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount of cash and fair market value of any property received and such U.S. Holder’s adjusted tax basis in such New Common Stock (determined as described above). Subject to the market discount rules discussed above under “U.S. Holders of TAC Notes and TCH Notes,” this gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the New Common Stock for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. The deductibility of capital losses is subject to limitations.

(5) U.S. Holders of Old THCR Common Stock

The Reverse Stock Split will not be a taxable event and consequently U.S. Holders of Old THCR Common Stock will not recognize any gain or loss upon the Reverse Stock Split. The receipt of New Class A Warrants by U.S. Holders of Old THCR Common Stock should not be taxable. Under

Treasury Regulations promulgated under Section 307 of the Tax Code, assuming that the fair market value of the New Class A Warrants received by a U.S. Holder on the Effective Date is less than fifteen (15)% of the fair market value of the Old THCR Common Stock held by such U.S. Holder on the Effective Date, a U.S. Holder’s basis in such New Class A Warrants should be zero. If the fair market value of the New Class A Warrants exceeds fifteen (15)% of the fair market value of the Old THCR Common Stock, or if the U.S. Holder makes a special election, the U.S. Holder’s basis in its Old THCR Common Stock will be allocated among the New Class A Warrants and the Old THCR Common Stock in proportion to their fair market values on the Effective Date. If the U.S. Holder allows a New Class A Warrant to lapse unexercised, no basis will be allocable to such New Class A Warrant. If a U.S. Holder exercises a New Class A Warrant, the tax basis of the Old THCR Common Stock acquired thereby will be equal to the basis of the New Class A Warrant (if any), increased by the exercise price, and the holding period of the Old THCR Common Stock will include the period during which the U.S. Holder held the New Class A Warrant. The applicability of the above referenced Treasury Regulations is not entirely clear in this circumstance. Holders are urged to consult their tax advisor regarding the determination of their tax basis in New Class A Warrants received.

(6) Backup Withholding and Information Reporting

A U.S. Holder may be subject to backup withholding at the applicable tax rate (currently 28%) with respect to (i) the receipt of consideration (including Cash, New Notes, New Common Stock, New Class A Warrants and/or New Class A Warrants Proceeds) pursuant to the Plan, (ii) the payment of interest (or OID) on the New Notes, (iii) the payment of dividends on the New Common Stock, and (iv) the proceeds received upon the sale or other taxable disposition of the New Notes or the New Common Stock, unless such U.S. Holder (x) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (y) provides a correct taxpayer identification number (“TIN”) on Service Form W-9 (or a suitable substitute form), certifies as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules. An otherwise exempt U.S. Holder may be subject to backup withholding if, among other things, the U.S. Holder (i) fails to properly report payments of interest and dividends or (ii) in certain circumstances, has failed to certify, under penalty of perjury, that such U.S. Holder has furnished a correct TIN. U.S. Holders that do not provide a correct TIN may also be subject to penalties imposed by the Service.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of U.S. federal income taxes, a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Service.

The Reorganized Debtors (or their paying agent) may be obligated to provide information statements to the Service and to U.S. Holders who receive consideration pursuant to the Plan, receive interest (or OID) on the New Notes or receive dividends on the New Common Stock, reporting such payments (except with respect to U.S. Holders that are exempt from the information reporting rules, such as corporations).

C. U.S. Federal Income Tax Consequences to Non-U.S. Holders

For purposes of the following discussion, a Non-U.S. Holder is a Holder who or that is neither a U.S. Holder nor a partnership or other entity treated as a partnership for U.S. federal income tax purposes.

(1) Non-U.S. Holders of TAC Notes and TCH Notes

A Non-U.S. Holder will generally not be subject to U.S. federal income tax or withholding tax on any gain recognized on the disposition of its TAC Notes or TCH Notes, as applicable, unless such gain is effectively connected with a United States trade or business of the Non-U.S. Holder (as described below under “United States Trade or Business”). However, a Non-U.S. Holder may be subject to tax on such gain if such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such Non-U.S. Holder may have to pay a U.S. federal income tax of thirty (30)% (or, if applicable, a lower treaty rate) on such gain. Amounts received by a Non-U.S. Holder that are attributable to accrued but unpaid interest will be subject to the rules discussed below under Section XIII.C(2) – “Certain Federal Income Tax Consequences of the Plan – U.S. Federal Income Tax Consequences to Non-U.S. Holders – Non-U.S. Holders of New Notes.”

(2) Non-U.S. Holders of New Notes

Interest. Interest (including OID, if any) paid to a Non-U.S. Holder will not be subject to U.S. federal withholding tax of thirty (30)% (or, if applicable, a lower treaty rate), provided that such payments are not effectively connected with a United States trade or business and (1) such Non-U.S. Holder does not directly or indirectly, actually or constructively, own ten (10)% or more of the capital or profits interest in Reorganized THCR Holdings; (2) such Non-U.S. Holder is not a controlled foreign corporation that is related to Reorganized THCR Holdings through actual or constructive stock ownership and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and (3) either (x) the Non-U.S. Holder certifies in a statement provided to the payor, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address, (y) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-U.S. Holder certifies to the payor under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement, under penalties of perjury, that such Holder is not a “United States person” and provides the payor with a copy of such statement or (z) the Non-U.S. Holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied. The required certification may be made by submitting a properly executed IRS Form – W-8 BEN prior to payment.

Even if the above conditions are not met, a Non-U.S. Holder may be entitled to a reduction in or an exemption from withholding tax on interest under a tax treaty between the United States and the Non-U.S. Holder’s country of residence. To claim such a reduction or exemption, a Non-U.S. Holder must generally complete Service Form W-8 BEN and claim this exemption on the form.

Disposition. A Non-U.S. Holder will generally not be subject to U.S. federal income tax or withholding tax on any gain recognized on the disposition of its New Notes unless such gain is effectively connected with a United States trade or business of the Non-U.S. Holder (as described below in Section XIII.C(5) – “Certain Federal Income Tax Consequences of the Plan – U.S. Federal Income Tax Consequences to Non-U.S. Holders – United States Trade or Business”). However, a Non-U.S. Holder may be subject to tax on such gain if such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such Non-U.S. Holder may have to pay a U.S. federal income tax of thirty (30)% (or, if applicable, a lower treaty rate) on such gain.

(3) Non-U.S. Holders of New Common Stock

Dividends. Subject to the discussion below under “United States Trade or Business,” amounts treated as dividends paid to a Non-U.S. Holder generally will be subject to U.S. withholding tax either at a rate of thirty (30)% of the gross amount of the dividends (or, if applicable, a lower treaty rate).

Disposition. THCR believes that it is a “United States Real Property Holding Corporation” (or “USRPHC”) for U.S. federal income tax purposes. Accordingly, under the Foreign Investment in Real Property Tax Act (“FIRPTA“) rules, a Non-U.S. Holder of New Common Stock will generally be subject to a ten (10)% withholding tax on the gross proceeds of a sale or other taxable disposition and to U.S. federal income tax on a net income basis as if it were a U.S. Holder on any gain realized on the sale or other taxable disposition. For purposes of the FIRPTA rules, certain dispositions that would otherwise be treated as non-recognition transactions will be treated as taxable dispositions. However, if and for so long as New Common Stock is regularly traded on an established securities market, a Non-U.S. Holder of New Common Stock will not be subject to the ten (10)% withholding tax, but will be subject to U.S. federal income tax on a net basis on gain recognized as a disposition of New Common Stock if the Non-U.S. Holder actually or constructively held more than five (5)% of such regularly traded New Common Stock.

(4) Non-U.S. Holders of Old THCR Common Stock

The Reverse Stock Split will not be a taxable event and consequently Non-U.S. Holders of Old THCR Common Stock will not recognize any gain or loss upon the Reverse Stock Split. The receipt of New Class A Warrants by Non-U.S. Holders of Old THCR Common Stock should not be taxable. A Non-U.S. Holder’s basis in the New Class A Warrants received and any New Common Stock received upon the exercise of a New Class A Warrant should generally be as described above under “U.S. Federal Income Tax Consequences to U.S. Holders – U.S. Holders of Old THCR Common Stock.”

(5) United States Trade or Business

If interest on TAC Notes, TCH Notes or New Notes, dividends received on the New Common Stock or gain from a disposition of TAC Notes, TCH Notes, New Notes or New Common Stock is effectively connected with a Non-U.S. Holder’s conduct of a United States trade or business, and, if so provided by an applicable income tax treaty, the Non-U.S. Holder maintains a United States “permanent establishment” to which the interest or gain is attributable, the Non-U.S. Holder generally will be subject to U.S. federal income tax on the interest, dividends or gain on a net basis in the same manner as if it were a U.S. Holder. If interest income received with respect to the TAC Notes, the TCH Notes or the New Notes, as applicable, or dividends received on the New Common Stock, is taxable on a net basis, the thirty (30)% withholding tax described above will not apply (assuming an appropriate certification, generally on Service Form W-8ECI, is provided). A corporate Non-U.S. Holder may also be subject to a branch profits tax equal to thirty (30)% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty.

(6) Backup Withholding and Information Reporting

Backup withholding will not apply to the receipt of consideration pursuant to the Plan, payments of interest on the TAC Notes, the TCH Notes or the New Notes, or to payments of dividends on New Common Stock, to a Non-U.S. Holder if the Holder meets the identification and certification requirements discussed above in Section XIII.C(2) – “Certain Federal Income Tax Consequences of the Plan – U.S. Federal Income Tax Consequences to Non-U.S. Holders – Non-U.S. Holders of New Notes” for exemption from United States federal withholding tax or otherwise establishes an exemption. However, information reporting may still apply. Payments of the proceeds from a disposition by a Non-U.S. Holder of a New Note or New Common Stock made to or through the United States office of a broker is generally subject to information reporting and backup withholding unless the Non-U.S. Holder establishes an exemption from information reporting and backup withholding. Payments of the proceeds from a disposition by a Non-U.S. Holder of a New Note or New Common Stock made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker has certain U.S. connections.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of U.S. federal income taxes, a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the Service.

THE FOREGOING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE PLAN DESCRIBED HEREIN AND THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

Dated:	February 14, 2005	Trump Hotels & Casino Resorts, Inc.

/s/ Scott C. Butera
		By:	Scott C. Butera
		Its:	President and Chief Operating Officer

/s/ John P. Burke
		By:	John P. Burke
		Its:	Executive Vice President and
Corporate Treasurer